     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 18, 2001

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                   ADVANCEPCS
             (Exact name of registrant as specified in its charter)
                             ---------------------

            DELAWARE                             8099                            75-2493381
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)            Identification No.)

                  ADDITIONAL SUBSIDIARY GUARANTOR REGISTRANTS
                            LISTED ON FOLLOWING PAGE

                   5215 NORTH O'CONNOR BOULEVARD, SUITE 1600
                              IRVING, TEXAS 75039
                                 (469) 420-6000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                DAVID D. HALBERT
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                   5215 NORTH O'CONNOR BOULEVARD, SUITE 1600
                              IRVING, TEXAS 75039
                                 (469) 420-6000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------

                                   Copies to:

                          J. KENNETH MENGES, JR., P.C.
                                  ALAN M. UTAY
                              AKIN, GUMP, STRAUSS,
                              HAUER & FELD, L.L.P.
                        1700 PACIFIC AVENUE, SUITE 4100
                            DALLAS, TEXAS 75201-4675

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the registration statement becomes effective.
                             ---------------------
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                               AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF                 TO BE            OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
     SECURITIES TO BE REGISTERED             REGISTERED            PER UNIT              PRICE         REGISTRATION FEE(1)
---------------------------------------------------------------------------------------------------------------------------
8 1/2% Senior Notes due 2008..........      $200,000,000             100%             $200,000,000          $50,000(2)
---------------------------------------------------------------------------------------------------------------------------
Guarantees of Senior Notes............           --                   --                   --                None(3)
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457 under the Securities Act of 1933.

(2) Pursuant to Rule 457(p) of the Securities Act of 1933, the registration fee in the amount of $56,920 previously paid in connection with registration statement number 333-52010 filed by the registrant, AdvancePCS, on December 15, 2000 is offset against the currently due registration fee of $50,000. As a result of this registration fee offset, all of the securities registered under registration statement number 333-52010 are deemed to be de-registered.

(3) Pursuant to Rule 457(n) of the Securities Act of 1933, no separate fee for the guarantees is payable.
                             ---------------------
    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  ADDITIONAL SUBSIDIARY GUARANTOR REGISTRANTS

                                                               STATE OR OTHER
                                                              JURISDICTION OF    I.R.S. EMPLOYER
                                                              INCORPORATION OR   IDENTIFICATION
NAME                                                            ORGANIZATION         NUMBER
----                                                          ----------------   ---------------
AdvancePCS, L.P.............................................    Delaware           75-2882129
AdvancePCS Research, L.L.C..................................    Delaware           06-1610413
AdvanceRx.com, L.P..........................................    Delaware           75-2882135
ADVP Consolidation, L.L.C...................................    Delaware           75-2882133
ADVP Management, L.P........................................    Delaware           75-2882131
Ambulatory Care Review Services, Inc. ......................      Ohio             34-1754130
Baumel-Eisner Neuromedical Institute, Inc. .................     Florida           59-1931184
FFI RX Managed Care, Inc. ..................................     Florida           59-3236503
First Florida International Holdings, Inc. .................     Florida           59-3308648
HMN Health Services, Inc. ..................................      Ohio             34-1885276
PCS Health Systems, Inc. ...................................    Delaware           86-0217882
PCS Holding Corporation.....................................    Delaware           94-3040479
PCS Mail Services, Inc. ....................................     Arizona           86-0946910
PCS Mail Services of Birmingham, Inc. ......................     Alabama           63-1222539
PCS Mail Services of Ft. Worth, Inc. .......................    Delaware           75-2653427
PCS Mail Services of Scottsdale, Inc. ......................     Arizona           86-0945941
PCS Services, Inc. .........................................    Delaware           94-3075526

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 18, 2001

PROSPECTUS

                               [ADVANCEPCS LOGO]

                               OFFER TO EXCHANGE

                  ALL OUTSTANDING 8 1/2% SENIOR NOTES DUE 2008

                        ($200,000,000 PRINCIPAL AMOUNT)

                                      FOR

                          8 1/2% SENIOR NOTES DUE 2008

                        ($200,000,000 PRINCIPAL AMOUNT),

          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

      THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                            , 2001, UNLESS WE EXTEND THE OFFER.

                             ---------------------

     - We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the closing of the exchange offer for an equal principal amount of new notes that have been registered.

     - You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

     - The terms of the new notes to be issued are substantially identical to the outstanding notes, except for being registered under the Securities Act of 1933 and not having any transfer restrictions, registration rights or rights to liquidated damages.

     - The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

     - We will not receive any proceeds from the exchange offer.

     - No public market exists for the outstanding notes. We do not intend to list the new notes on any securities exchange and, therefore, no active public market is anticipated.

                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE TENDERING YOUR OLD NOTES.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                The date of this prospectus is           , 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Special Note Regarding Forward-Looking Statements...........  iii
Where You Can Find More Information.........................   iv
Prospectus Summary..........................................    1
Risk Factors................................................   13
The Exchange Offer..........................................   24
Use of Proceeds.............................................   33
Capitalization..............................................   34
Selected Historical Financial and Operating Data............   36
Management's Discussion and Analysis of Financial Condition
  and Results of Operations Business........................   39
Management..................................................   73
Certain Transactions........................................   76
Description of Certain Other Indebtedness...................   77
Description of Exchange Notes...............................   78
U.S. Federal Income Tax Considerations......................  124
Plan of Distribution........................................  127
Legal Matters...............................................  127
Independent Auditors........................................  127
Index to Consolidated Financial Statements..................  F-1

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "thinks," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, among other things, those matters discussed under the caption "Risk Factors," as well as the following:

     - general economic and business conditions;

     - demographic changes;

     - new governmental regulations and changes in, or the failure to comply with existing, governmental regulations;

     - legislative proposals that impact our industry or the way we do business;

     - changes in our industry;

     - changes in Medicare and Medicaid payment levels;

     - liability and other claims asserted against us;

     - integration of PCS and realization of synergies;

     - competition; and

     - our ability to attract and retain qualified personnel.

     Although we believe that these statements are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of this prospectus. We assume no obligation to update or revise them or provide reasons why actual results may differ.

                      WHERE YOU CAN FIND MORE INFORMATION

     Government filings. We file proxy statements and annual, quarterly and special reports with the Securities and Exchange Commission. You may read and copy any document that we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The Securities and Exchange Commission's Washington, D.C. public reference room is located at 450 Fifth Street N.W., Washington, D.C. 20549. You may also call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to you free of charge at the Securities and Exchange Commission's web site at www.sec.gov or our web site at www.AdvancePCSrx.com.

     Information incorporated by reference. We filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the securities to be offered hereby. As allowed by the rules of the Securities and Exchange Commission, this prospectus does not contain all of the information you can find in a registration statement or the exhibits to the registration statement. The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede previously filed information, including information contained in this document.

     We are incorporating by reference the documents listed below, all filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date we file with the Securities and Exchange Commission the Registration Statement on Form S-4 of which this prospectus is a part, which such date was April 18, 2001, and before the date such registration statement is declared effective by the Securities and Exchange Commission, and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date and time the Securities and Exchange Commission declares such registration statement effective until this offering has been completed:

     - our Current Report on Form 8-K as filed with the Securities and Exchange Commission on February 28, 2001;

     - our Current Report on Form 8-K as filed with the Securities and Exchange Commission on February 23, 2001;

     - our Current Report on Form 8-K as filed with the Securities and Exchange Commission on February 16, 2001;

     - our Quarterly Report on Form 10-Q for the quarter ended December 31, 2000 as filed with the Securities and Exchange Commission on February 14, 2001;

     - our Current Report on Form 8-K as filed with the Securities and Exchange Commission on December 14, 2000 and as amended February 16, 2001;

     - our Current Report on Form 8-K as filed with the Securities and Exchange Commission on December 11, 2000;

     - our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission on November 14, 2000;

     - our Definitive Proxy Statement on Schedule 14A as filed with the Securities and Exchange Commission on November 6, 2000;

     - our Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 16, 2000 and as amended on October 26, 2000, December 15, 2000 and February 16, 2001;

     - our Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 19, 2000 and as amended on September 18, 2000 and October 26, 2000;

     - our Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 31, 2000;

     - our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 as filed with the Securities and Exchange Commission on August 14, 2000;

     - our Annual Report on Form 10-K for the fiscal year ended March 31, 2000 as filed with the Securities and Exchange Commission on June 29, 2000 and as amended on July 28, 2000; and

     - the description of our Class A common stock, which is contained in our Registration Statement on Form 8-A/A as filed with the Securities and Exchange Commission on December 14, 2000.

     You may request free copies of these filings by writing or telephoning us at the following address:

     AdvancePCS
     Attn.: Legal Department
     5215 North O'Connor Boulevard
     Suite 1600
     Irving, Texas 75039
     (469) 420-6000

     To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than five business days before the expiration date of the exchange offer. The exchange offer will expire
at 5:00 p.m., New York City time on             , 2001. The exchange offer can
be extended by us in our sole discretion. See the caption "The Exchange Offer" for more detailed information.

                               PROSPECTUS SUMMARY

     We acquired PCS Holding Corporation, or PCS, on October 2, 2000 and changed our name from Advance Paradigm, Inc. to AdvancePCS on December 8, 2000. Therefore, references to "AdvancePCS," "we," "our" or "us" refer to AdvancePCS as the combined company unless the context is referring to historical information prior to October 2, 2000, in which case such references refer to Advance Paradigm, Inc. prior to our acquisition of PCS.

     We report our financial results on a fiscal year rather than a calendar year basis. When we refer to a particular fiscal year in this prospectus, we mean the twelve months ended March 31 of that year. For example, fiscal year 2000 refers to the twelve months ended March 31, 2000.

     Unless the context otherwise requires, the term "old notes" refers to the 8 1/2% senior notes due 2008 issued on March 13, 2001, the term "exchange notes" refers to the 8 1/2% senior notes due 2008 issued pursuant to the registration statement of which this prospectus is a part and the term "notes" refers to the old notes and the exchange notes, collectively.

                               ABOUT OUR COMPANY

WHO WE ARE

     We are a leading provider of health improvement services in the United States. As the largest pharmacy benefit management company, or PBM, based on number of lives covered, we currently serve more than 75 million health plan members and manage more than $20 billion in prescription drug spending on behalf of our health plan sponsors on an annualized basis. In addition, we offer a wide range of other health improvement products and services, such as prescription discount cards for the uninsured and under-insured, web-based programs, disease management, clinical trials and outcomes studies. Our mission is to improve the quality of care delivered to health plan members while helping health plan sponsors reduce overall costs.

     We generate revenues by providing our health improvement services to two primary customer groups: health plan sponsors and pharmaceutical manufacturers. We serve a broad range of health plan sponsors, including BlueCross BlueShield plans and other managed care organizations, employer groups, third party administrators of health plans, insurance companies, government agencies and labor union-based trusts. We work closely with pharmaceutical manufacturers to negotiate lower drug costs for our health plan sponsors. We also provide pharmaceutical manufacturers with clinical trial, research and information management services.

     In October 2000, we became the largest PBM through the acquisition of PCS. As the industry leader based on number of lives covered, we intend to position ourselves as the first choice of health plan sponsors who need a PBM with scale and scope to help effectively manage their growing prescription drug costs. We have generated and anticipate being able to generate additional synergies as a result of the PCS acquisition by:

     - consolidating and renegotiating existing contracts with pharmaceutical manufacturers;

     - re-contracting with our retail pharmacy network;

     - rationalizing and gaining economies of scale in our mail service operations;

     - generating corporate overhead and information technology efficiencies;
       and

     - pursuing cross-selling opportunities with pharmaceutical manufacturers and health plan sponsors.

     In addition, in July 2000, we acquired First Florida International Holdings, Inc. and its affiliated companies, collectively known as FFI, which provide prescription discount programs, or consumer cards, to the uninsured and under-insured. We believe our acquisitions of PCS and FFI significantly enhance our competitive position in the industry and provide substantial opportunities to generate operational efficiencies and continued growth.

     In the third quarter ended December 31, 2000, we reported revenues of $2.9 billion and EBITDA of $58.6 million. On a pro forma basis for the twelve months ended December 31, 2000, giving effect to our acquisition of PCS as if it had taken place as of January 1, 2000, we would have recognized revenues of $10.8 billion and EBITDA of $194.3 million.

INDUSTRY BACKGROUND

     The U.S. Healthcare Financing Administration, or HCFA, estimates that total prescription drug spending in the United States was approximately $100 billion in 1999 and projects this spending to remain the fastest growing component of health care costs, increasing by between nine and twelve percent annually from 2000 through 2008. We believe factors contributing to this trend include higher drug utilization, an expected increase in new drug introductions and high costs for newly-developed, more effective drug therapies.

     PBMs were first formed to provide health plan sponsors with a more efficient and less costly means of managing their members' prescription drug benefit, particularly the processing of pharmaceutical claims. While PBMs continue to process hundreds of millions of pharmaceutical claims per year, PBMs have also developed additional services, including mail-order pharmacies, point-of-sale claims processing, formulary development and other clinical services. By designing and implementing effective pharmacy benefit plans and formularies, PBMs gained the ability to influence the choice of pharmaceuticals used by a health plan's members. PBMs use their formulary influence and increased purchasing power to negotiate both rebates from pharmaceutical manufacturers and discounts from retail pharmacies, in order to generate savings for health plan sponsors.

     Over the past few years, the PBM industry has undergone significant consolidation. We believe such consolidation has principally been driven by the significant benefits of size and scale, including:

     - cost-saving opportunities to leverage a fixed-cost infrastructure over greater prescription claim volume, resulting in greater pricing flexibility; and

     - increased negotiating leverage with pharmaceutical manufacturers and retail pharmacies, resulting in greater ability to obtain lower drug costs for health plan sponsors.

We believe PBMs that effectively capture these benefits will be better positioned to strengthen their relationships with plan members, physicians and health plan sponsors and improve their competitive position.

OUR COMPETITIVE ADVANTAGES

     We believe we are well positioned to compete effectively in the PBM industry due to several key advantages:

     - We are the largest PBM in the industry based on number of lives covered.

     - We maintain an independent status, as we are not controlled by a pharmaceutical manufacturer, retail pharmacy or health plan sponsor.

     - We offer a wide range of health improvement products and services.

     - We have a diverse client base with substantial penetration across all key client segments.

     - We have a focused and experienced management team with an established track record in growing our business and integrating acquisitions.

OUR STRATEGY

     Our mission is to improve the quality of care delivered to health plan members while helping health plan sponsors reduce overall costs. In order to accomplish this mission, we plan to:

     CONTINUE TO GAIN EFFICIENCIES FROM OUR ACQUISITION OF PCS. Through the acquisition of PCS, we have created significant cost savings opportunities and increased negotiating leverage with pharmaceutical manufacturers and retail pharmacies. During the two-year period following the acquisition of PCS, we expect to realize significant synergies from the integration of PCS.

     INCREASE SALES PENETRATION TO EXISTING CUSTOMERS. One of our primary growth strategies is to increase sales penetration of our health management services within our existing customer base. With the addition of the complementary product lines and customer groups of PCS, we now offer more comprehensive product solutions, which we intend to cross-sell into our respective customer bases. Beyond combining existing services, we also plan to increase sales to our existing customers by expanding our disease management services and developing additional clinical research capabilities.

     INCREASE OUR MAIL SERVICE PENETRATION. We believe that our mail services reduce costs to health plan sponsors through volume purchasing, increased generic dispensing and higher rebates through greater formulary compliance. Through our combination with PCS, we believe that our mail service pharmacies are of sufficient scale and capacity to effectively compete. We plan to increase the percentage of the prescriptions filled by our mail pharmacies by aggressively promoting our mail services to the members of our health plan sponsors.

     INCREASE OUR CORE HEALTH PLAN SPONSOR CUSTOMER BASE. We plan to continue to grow our customer base by marketing our scale and comprehensive service offerings to a broader range of health plan sponsors. We believe that our increased size and ability to negotiate higher rebates and discounts make us more attractive to large accounts. As part of our strategy to expand our customer base, we have reorganized our sales force into teams focused on each customer segment.

     FURTHER DEVELOP WEB-BASED CAPABILITIES AND PURSUE NEW TECHNOLOGY INITIATIVES. Our health plan sponsor customers are increasingly interested in the convenience of web-enabled, pharmacy-related products and services for their members. We provide our clients with comprehensive web-based solutions, which include web-enabled PBM functions such as online refills and online prescription drug history, web-based content and web site development services for health plan sponsors. We plan to expand our current web-based product offerings, as well as continue to explore and implement new technologies to enable us to more effectively deliver our products and services.

     PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES. We plan to continue our strategy of selectively pursuing acquisitions and alliances that are consistent with our corporate mission. In particular, we seek opportunities to:

     - increase the size of our core PBM business;

     - expand our product offerings for pharmaceutical manufacturers and health plan sponsors; and

     - enhance our current health improvement programs.

RECENT DEVELOPMENTS

     On February 22, 2001, we announced the signing of an agreement with Express Scripts, Inc. and Merck-Medco Managed Care, L.L.C. to form a new venture called RxHub LLC. RxHub LLC plans to develop an electronic exchange to enable physicians who use electronic prescribing technology to link to participating retail pharmacies, PBMs and health plan sponsors that their patients use.

PRINCIPAL EXECUTIVE OFFICES

     We are incorporated under the laws of the State of Delaware. Our principal executive office is located at 5215 North O'Connor Boulevard, Suite 1600, Irving, Texas 75039. Our telephone number is (469) 420-6000 and our web site can be found at www.AdvancePCSrx.com.

FAILURE TO EXCHANGE YOUR OLD NOTES

     The old notes that you do not tender or that we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act of 1933 and applicable state securities laws. We will issue the exchange notes in exchange for the old notes under the exchange offer only following the satisfaction of the procedures and conditions discussed under the caption "The Exchange Offer."

     Because we anticipate that most holders of the old notes will elect to exchange their old notes, we expect that the liquidity of the market, if any, for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the old notes.

                               THE EXCHANGE OFFER

     On March 13, 2001, we completed the private offering of our unregistered
8 1/2% Senior Notes due 2008, which we refer to in this prospectus as the old notes. In this exchange offer, we are offering to exchange, for your old notes, exchange notes that are identical in all material respects to the old notes except that the exchange notes have been registered under the Securities Act of 1933.

Registration Rights Agreement.......     We sold the old notes on March 13, 2001
                                         to the initial purchasers -- Banc of
                                         America Securities LLC, Merrill Lynch,
                                         Pierce, Fenner & Smith, Incorporated,
                                         Banc One Capital Markets, Inc., Chase
                                         Securities Inc., CIBC World Markets
                                         Corp. and Scotia Capital (USA) Inc.
                                         Simultaneously with the sale of the old
                                         notes, we entered into a registration
                                         rights agreement that provides for the
                                         exchange offer.

                                         You may exchange your old notes for
                                         exchange notes, which have
                                         substantially identical terms. The
                                         exchange offer satisfies your rights
                                         under the registration rights
                                         agreement. After the exchange offer is
                                         over, you will not be entitled to any
                                         exchange or registration rights with
                                         respect to your old notes, except under
                                         limited circumstances.

The Exchange Offer..................     We are offering to exchange up to
                                         $200.0 million aggregate principal
                                         amount of old notes for up to $200.0
                                         million aggregate principal amount of
                                         exchange notes. You may exchange your
                                         old notes by following the procedures
                                         described under the heading "The
                                         Exchange Offer."

Expiration Date; Withdrawal of
Tender..............................     The exchange offer will expire at 5:00
                                         p.m., New York City time, on
                                                     , 2001, unless we extend
                                         it. You may withdraw your tender of old
                                         notes pursuant to the exchange offer at
                                         any time prior to the expiration date
                                         of the exchange offer. See "The

                                         Exchange Offer" for a more complete
                                         description of the tender and
                                         withdrawal provisions.

Resale..............................     We believe that the exchange notes
                                         issued pursuant to the exchange offer
                                         in exchange for old notes may be
                                         offered for resale, resold and
                                         otherwise transferred by you (unless
                                         you are an "affiliate" of ours within
                                         the meaning of Rule 405 under the
                                         Securities Act) without compliance with
                                         the registration and prospectus
                                         delivery provisions of the Securities
                                         Act of 1933, so long as you are
                                         acquiring the exchange notes in the
                                         ordinary course of your business and
                                         you have not engaged in, do not intend
                                         to engage in, and have no arrangement
                                         or understanding with any person to
                                         participate in, a distribution of the
                                         exchange notes.

                                         Each participating broker-dealer that
                                         receives exchange notes for its own
                                         account under the exchange offer in
                                         exchange for old notes that were
                                         acquired by the broker-dealer as a
                                         result of market-making or other
                                         trading activity must acknowledge that
                                         it will deliver a prospectus in
                                         connection with any resale of the
                                         exchange notes. See the caption "Plan
                                         of Distribution."

                                         Any holder of old notes who:

                                         - is our affiliate;

                                         - does not acquire exchange notes in
                                           the ordinary course of its business;
                                           or

                                         - exchanges old notes in the exchange
                                           offer with the intention to
                                           participate, or for the purpose of
                                           participating, in a distribution of
                                           exchange notes

                                         must, in the absence of an exemption,
                                         comply with the registration and
                                         prospectus delivery requirements of the
                                         Securities Act in connection with the
                                         resale of the exchange notes.

Conditions to the Exchange Offer....     The exchange offer is subject to
                                         customary conditions, which we may
                                         waive. We currently anticipate that
                                         each of the conditions will be
                                         satisfied and that we will not need to
                                         waive any conditions. We reserve the
                                         right to terminate or amend the
                                         exchange offer at any time before the
                                         expiration date if any such condition
                                         occurs. For additional information
                                         regarding the conditions to the
                                         exchange offer, see "The Exchange
                                         Offer."

Procedures for Tendering Old
Notes...............................     If you are a holder of old notes who
                                         wishes to accept the exchange offer,
                                         you must:

                                         - complete, sign and date the
                                           accompanying letter of transmittal,
                                           or a facsimile of the letter of
                                           transmittal, and mail or otherwise
                                           deliver the letter of transmittal,
                                           together with your old notes, to the
                                           exchange agent at the address set
                                           forth under "The Exchange Offer;" or

                                         - arrange for The Depository Trust
                                           Company to transmit certain required
                                           information, including an agent's
                                           message forming part of a book-entry
                                           transfer in which you agree to be
                                           bound by the terms of the letter of
                                           transmittal, to the exchange agent in
                                           connection with a book-entry
                                           transfer.

                                         By tendering your old notes in either
                                         manner, you will be representing among
                                         other things, that:

                                         - the exchange notes you receive
                                           pursuant to the exchange offer are
                                           being acquired in the ordinary course
                                           of your business;

                                         - you are not participating, do not
                                           intend to participate and have no
                                           arrangement or understanding with any
                                           person to participate, in the
                                           distribution of the exchange notes
                                           issued to you in the exchange offer;
                                           and

                                         - you are not an "affiliate" of ours,
                                           or if you are an affiliate of ours
                                           you will comply with the applicable
                                           registration and prospectus delivery
                                           requirements of the Securities Act.

United States Federal Income Tax
Consequences........................     Your exchange of old notes for exchange
                                         notes in the exchange offer will not
                                         result in any gain or loss to you for
                                         U.S. federal income tax purposes. See
                                         "U.S. Federal Income Tax Consequences"
                                         for a more detailed description of the
                                         tax consequences of the exchange offer
                                         associated with the exchange of old
                                         notes for the exchange notes to be
                                         issued in the exchange offer and the
                                         ownership and disposition of those
                                         exchange notes.

Use of Proceeds.....................     We will not receive any cash proceeds
                                         from the issuance of exchange notes
                                         pursuant to the exchange offer.

Exchange Agent......................     U.S. Trust Company of Texas, N.A.

Consequences of Failure to Exchange
Your Old Notes......................     Old notes not exchanged in the exchange
                                         offer will continue to be subject to
                                         the restrictions on transfer that are
                                         described in the legend on the old
                                         notes. In general, you may offer or
                                         sell your old notes only if they are
                                         registered under, or offered or sold
                                         under an exemption from, the Securities
                                         Act of 1933 and applicable state
                                         securities laws. We do not currently
                                         intend to register the old notes under
                                         the Securities Act. If your old notes
                                         are not tendered and accepted in the
                                         exchange offer, it may become more
                                         difficult for you to sell or transfer
                                         your old notes.

                               THE EXCHANGE NOTES

     The terms of the exchange notes are identical in all material respects to those of the old notes, except for transfer restrictions, registration rights and rights to additional interest that do not apply to the exchange notes. The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Exchange Notes" section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer..............................     AdvancePCS

Securities..........................     $200.0 million aggregate principal
                                         amount of 8 1/2% senior exchange notes
                                         due 2008 registered under the
                                         Securities Act of 1933.

Maturity............................     April 1, 2008.

Interest............................     In cash semi-annually in arrears on
                                         April 1 and October 1, commencing on
                                         October 1, 2001.

Ranking.............................     The exchange notes are senior unsecured
                                         debt. Accordingly, they will rank:

                                         - behind all our existing and future
                                           senior secured debt;

                                         - equally with all our existing and
                                           future senior unsecured debt;

                                         - ahead of any of our existing and
                                           future subordinated debt; and

                                         - structurally behind the liabilities
                                           of our subsidiaries that do not
                                           guarantee the notes, if any.

                                         As of December 31, 2000, after giving
                                         effect to the offering of the old notes
                                         and the application of the proceeds
                                         from the offering of the old notes to
                                         repay our senior subordinated notes due
                                         2011, the exchange notes would have
                                         been effectively subordinated to
                                         approximately $610 million of our
                                         outstanding senior secured debt.

Guarantees..........................     With limited exceptions, the exchange
                                         notes will be unconditionally
                                         guaranteed on a senior basis by each of
                                         our existing and future domestic
                                         subsidiaries, other than subsidiaries
                                         treated as unrestricted subsidiaries.
                                         If we cannot make payments on the
                                         exchange notes when they are due, the
                                         guarantor subsidiaries must make them
                                         instead.

Optional Redemption.................     On or after April 1, 2005, we may
                                         redeem some or all of the exchange
                                         notes at any time at the redemption
                                         prices described in the section
                                         "Description of Exchange
                                         Notes -- Optional Redemption."

                                         We may redeem the exchange notes at any
                                         time prior to maturity, in whole at any
                                         time or in part from time to time, at a
                                         redemption price equal to the greater
                                         of

                                         - 100% of the principal amount of the
                                           exchange notes to be redeemed, or

                                         - the sum of the present values of the
                                           remaining scheduled payments of
                                           principal and interest discounted to
                                           the redemption date, at the Treasury
                                           Rate (as defined herein) plus 50
                                           basis points,

                                         plus, in each case, accrued interest
                                         and liquidated damages, if any, to the
                                         date of redemption.

                                         Prior to April 1, 2004, we may redeem
                                         up to 35% of the exchange notes with
                                         the proceeds of certain qualified sales
                                         of our equity at the price listed in
                                         the section "Description of Exchange
                                         Notes -- Optional Redemption."

Mandatory Offer to Repurchase.......     If we sell certain assets or experience
                                         specific kinds of changes of control,
                                         we must offer to repurchase the
                                         exchange notes at the prices listed in
                                         the section "Description of Exchange
                                         Notes -- Repurchase at the Option of
                                         Holders."

Basic Covenants of the Indenture....     We will issue the exchange notes under
                                         an indenture which will, among other
                                         things, restrict our ability to:

                                         - borrow money;

                                         - pay dividends on or redeem or
                                           repurchase our stock;

                                         - make investments;

                                         - create liens;

                                         - sell assets, including stock in our
                                           subsidiaries, or merge with or into
                                           other companies;

                                         - enter into certain transactions with
                                           affiliates; and

                                         - restrict dividends, distributions or
                                           other payments from our subsidiaries
                                           to us.

                                         For more detailed information on
                                         covenants contained in the indenture,
                                         see "Description of Exchange
                                         Notes -- Certain Covenants."

     YOU SHOULD REFER TO THE SECTION ENTITLED "RISK FACTORS" FOR AN EXPLANATION OF CERTAIN RISKS ASSOCIATED WITH THE EXCHANGE NOTES.

          SUMMARY CONSOLIDATED HISTORICAL FINANCIAL AND OPERATING DATA

     The following tables present summary consolidated statement of operations, balance sheet and supplemental data of AdvancePCS for the periods and dates indicated. The summary statement of operations data for each of the years in the three-year period ended March 31, 2000, and the balance sheet data as of March 31, 1998, 1999 and 2000 presented below are derived from our consolidated financial statements and accompanying notes, which have been audited by Arthur Andersen LLP, independent public accountants and are included elsewhere in this prospectus. The summary statement of operations data and supplemental data of AdvancePCS for the three- and nine-month periods ended December 31, 1999 and 2000, and the summary balance sheet data as of December 31, 1999 and 2000 are derived from the unaudited interim consolidated financial statements and accompanying notes of AdvancePCS, which are included elsewhere in this prospectus. The unaudited interim consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) which, in the opinion of our management, are necessary for a fair presentation of our financial position and results of operations for these periods. Historical operating results for the three- and nine-month periods ended December 31, 1999 and 2000 are not necessarily indicative of the results that may be expected for a full fiscal year.

     The following tables also present summary historical statement of operations and supplemental data of PCS for the periods and dates indicated. The summary statement of operations data of PCS are derived from the consolidated financial statements and accompanying notes of PCS, which have been audited by Ernst & Young LLP. Prior to January 23, 1999, PCS was a wholly-owned subsidiary of Eli Lilly and Company, or Eli Lilly, and its financial results for 1997 and 1998 were consolidated with those of Eli Lilly using a fiscal year ending December 31. On January 23, 1999, PCS was acquired by Rite Aid Corporation, or Rite Aid, and its financial results for 1999 were consolidated with those of Rite Aid using a fiscal year ending February 26, 2000.

     The results of operations of PCS for the period commencing October 2, 2000, the date of our acquisition of PCS, are reflected in the financial statements of AdvancePCS after that date. The results of operations of PCS for the nine months ended December 31, 1999 and 2000 are included in the AdvancePCS pro forma financial data. Historical revenues and cost of revenues for AdvancePCS and PCS have been reclassified to reflect adoption of consistent revenue recognition policies. In connection with our recent acquisitions and the issuance of recent accounting pronouncements, we are evaluating certain aspects of Staff Accounting Bulletin 101 and Emerging Issues Task Force, or EITF, 99-19 "Reporting Gross Revenue as a Principal vs. Net as an Agent" as described in "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Changes in Revenue Recognition."

     You should read the information set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical consolidated financial statements and related notes of each of AdvancePCS and PCS and the unaudited pro forma condensed consolidated financial information in this prospectus and in the annual reports and other information, including five-year selected financial data, that AdvancePCS has filed with the Securities and Exchange Commission and incorporated into this prospectus by reference.

ADVANCEPCS

                                                                           NINE MONTHS ENDED       THREE MONTHS ENDED
                                           YEAR ENDED MARCH 31,              DECEMBER 31,             DECEMBER 31,
                                     --------------------------------   -----------------------   ---------------------
                                       1998       1999        2000         1999       2000(1)       1999      2000(1)
                                     --------   --------   ----------   ----------   ----------   --------   ----------
                                                                              (UNAUDITED)              (UNAUDITED)
                                                             (IN THOUSANDS, EXCEPT RATIO DATA)
STATEMENT OF OPERATIONS DATA:
Revenues(2)........................  $473,761   $757,259   $1,833,888   $1,312,881   $4,032,904   $519,858   $2,916,471
Gross profit.......................    29,806     40,959       75,502       55,017      135,074     19,941       91,842
Selling, general, and
  administrative expenses..........    18,955     21,006       38,793       28,593       75,568     10,362       55,072
Operating income(3)................    10,851     19,953       36,709       26,424       58,826      9,579       36,090
Net income(3)......................     8,088     14,144       20,876       15,111       19,264      5,484        6,978
BALANCE SHEET DATA (AS OF END OF
  PERIOD):
Cash and cash equivalents..........  $ 63,018   $ 45,895   $   55,243   $   54,515   $  141,350   $ 54,515   $  141,350
Working capital....................    27,657        201       12,108        8,339     (345,292)     8,339     (345,292)
Total assets.......................   178,639    304,016      406,738      398,357    3,142,595    398,357    3,142,595
Total debt.........................     1,285     50,000       50,000       50,000      810,000     50,000      810,000
Stockholders' equity...............    50,342     68,773       98,044       86,295      393,906     86,295      393,906
SUPPLEMENTAL DATA(4):
EBITDA(5)..........................  $ 13,320   $ 23,789   $   45,819   $   32,952   $   87,864   $ 12,204   $   58,572
Capital expenditures...............     6,795      7,860       22,807       14,601       23,232      6,396        8,963
Ratio of EBITDA to interest
  expense..........................     198.8x        --(6)       11.6x       11.5x         3.6x      12.5x         2.6x
Ratio of total debt to annualized
  EBITDA...........................                                                                                 3.5x(7)
Pharmacy network claims
  processed........................    38,319     50,588       81,225       60,022      155,611     22,301      108,155
Mail pharmacy prescriptions
  filled...........................       839      1,289        1,674        1,225        3,189        446        2,249
Estimated members (as of end of
  period end)......................    12,500     15,000       27,500             (8)     75,000          (8)     75,000
Ratio of earnings to fixed
  charges(9).......................      20.6x      31.3x         7.7x         6.5x         2.3x       6.9x         1.6x

---------------

(1) Includes PCS data since the acquisition on October 2, 2000.

(2) Historical revenues for AdvancePCS have been reclassified to reflect adoption of consistent revenue recognition policies with PCS.

(3) Excluding merger costs and non-recurring charges, operating income would have been $36,770 and $59,506, respectively, net income would have been $7,393 and $20,605, respectively, and diluted net income per share would have been $0.17 and $0.62, respectively, for the three- and nine-month periods ended December 31, 2000.

(4) This data has not been audited.

(5) EBITDA consists of operating income plus depreciation and amortization. EBITDA does not represent funds available for our discretionary use and is not intended to represent cash flow from operations as measured under generally accepted accounting principles. EBITDA should not be considered as an alternative to net income or net cash used in operating activities, but may be useful to investors as an indication of operating performance. Our calculations of EBITDA may not be consistent with calculations of EBITDA used by other companies. EBITDA excludes merger costs, asset impairment and other non-recurring charges.

(6) The ratio is not measurable because there was no interest expense in fiscal year 1999.

(7) This is a ratio of total debt at December 31, 2000 to four times the EBITDA for the three months ended December 31, 2000.

(8) Estimated members were not calculated for the three- and nine-month periods ending December 31, 1999.

(9) Earnings consist of income before income taxes, plus fixed charges. Fixed charges consists of interest charges and amortization of debt issuance costs and the portion of rent expense under operating leases representing interest (estimated to be one-third of such expenses).

PCS HOLDING CORPORATION

                                                          YEAR ENDED DECEMBER 31,     YEAR ENDED
                                                          ------------------------   FEBRUARY 26,
                                                             1997          1998          2000
                                                          -----------   ----------   ------------
                                                             (IN THOUSANDS, EXCEPT RATIO DATA)
STATEMENT OF OPERATIONS DATA:
Revenues(1).............................................  $ 5,960,131   $7,117,702    $8,126,231
Gross profit............................................      118,720      180,399       207,281
Selling, general, and administrative Expenses(2)........      163,982      134,226       154,116
Operating income (loss).................................   (2,390,506)(3)     46,173      53,165
SUPPLEMENTAL DATA(4):
EBITDA(5)...............................................  $    37,432   $  101,524    $  125,382
Capital expenditures....................................       15,490       28,224        28,581
Pharmacy network claims processed.......................      248,800      287,700       315,979
Mail pharmacy prescriptions filled......................        2,500        4,700         6,768

---------------

(1) Historical revenues for PCS have been reclassified to reflect adoption of consistent revenue recognition policies with AdvancePCS. Prior to giving effect to this reclassification, PCS's historical revenues were $547,425, $840,704 and $1,264,694 in the years ended December 31, 1997 and 1998 and February 26, 2000.

(2) Includes goodwill amortization.

(3) Includes asset impairment charge of $2.3 billion recognized by Eli Lilly and Company subsequent to its acquisition of PCS.

(4) This data has not been audited.

(5) EBITDA consists of operating income plus depreciation and amortization. EBITDA does not represent funds available for our discretionary use and is not intended to represent cash flow from operations as measured under generally accepted accounting principles. EBITDA should not be considered as an alternative to net income or net cash used in operating activities, but may be useful to investors as an indication of operating performance. Our calculations of EBITDA may not be consistent with calculations of EBITDA used by other companies. EBITDA excludes asset impairment and other non-recurring charges.

            SUMMARY UNAUDITED PRO FORMA FINANCIAL AND OPERATING DATA

     The following tables present summary unaudited pro forma consolidated statement of operations and supplemental data of AdvancePCS for the periods and dates indicated. The pro forma statement of operations and supplemental data give effect to our acquisition of PCS as if it had been consummated at the beginning of the periods presented. The summary unaudited pro forma financial data set forth below is presented for illustrative purposes only and is not necessarily indicative of what our actual results of operations would have been had the acquisition been consummated at the beginning of such periods. The summary unaudited pro forma financial data does not purport to be indicative of our results of operations for any future period. Historical revenues and cost of revenues for AdvancePCS and PCS have been reclassified to reflect adoption of consistent revenue recognition policies. In connection with our recent acquisitions and the issuance of recent accounting pronouncements, we are evaluating certain aspects of Staff Accounting Bulletin 101 and EITF 99-19 "Reporting Gross Revenue as a Principal vs. Net as an Agent" as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Changes in Revenue Recognition."

     You should read the information set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the historical consolidated financial statements and related notes of each of AdvancePCS and PCS and the unaudited pro forma condensed consolidated financial information in this prospectus and in the annual reports and other information, including five-year selected financial data, that AdvancePCS has filed with the Securities and Exchange Commission and incorporated into this prospectus by reference.

                                      FISCAL YEAR      NINE MONTHS ENDED        THREE MONTHS ENDED
                                         ENDED           DECEMBER 31,              DECEMBER 31,
                                       MARCH 31,    -----------------------   -----------------------
                                         2000          1999         2000         1999         2000
                                      -----------   ----------   ----------   ----------   ----------
                                                              (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues(1).........................  $9,960,119    $7,439,269   $8,320,548   $2,633,168   $2,916,471
Gross profit........................     282,783       210,663      245,372       68,193       91,842
Selling, general, and administrative
  expenses..........................     191,521       150,550      168,937       53,257       55,072
Non-recurring charges...............          --            --          680           --          680
Operating income....................      91,262        60,113       75,755       14,936       36,090
SUPPLEMENTAL DATA:
EBITDA(2)...........................  $  167,001    $  116,748   $  144,044   $   35,507   $   58,572
Ratio of EBITDA to interest
  expense...........................                                                              2.8x(3)
Ratio of total debt to annualized
  EBITDA............................                                                              3.5x(4)
Pharmacy network claims processed...     397,204       295,748      322,586      103,627      108,155
Mail pharmacy prescriptions
  filled............................       8,442         6,318        6,830        2,165        2,249

---------------

(1) Historical revenues for AdvancePCS have been reclassified to reflect adoption of consistent revenue recognition policies.

(2) EBITDA consists of operating income plus depreciation and amortization. EBITDA does not represent funds available for our discretionary use and is not intended to represent cash flow from operations as measured under generally accepted accounting principles. EBITDA should not be considered as an alternative to net income or net cash used in operating activities, but may be useful to investors as an indication of operating performance. Our calculations of EBITDA may not be consistent with calculations of EBITDA used by other companies. EBITDA excludes merger costs, asset impairment and other non-recurring charges.

(3) The interest expense used to calculate this ratio also gives effect to the offering of the notes and the use of proceeds therefrom as if it had been consummated at the beginning of the period presented.

(4) This is a ratio of total debt at December 31, 2000 to four times the EBITDA for the three months ended December 31, 2000 all on a pro forma basis.

                                  RISK FACTORS

     You should carefully consider the following factors, as well as the other information contained in this prospectus, before deciding to exchange your old notes for exchange notes. An investment in the notes represents a high degree of risk. There are a number of factors, including those specified below, which may adversely affect our ability to make payments on the notes. You could therefore lose a substantial portion or all of your investment in the notes. Consequently, an investment in the notes should only be considered by persons who can assume such risk. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the notes and our company. Before making your investment decision, you should also read the other information included in this prospectus or incorporated herein by reference, including our financial statements and the related notes.

RISKS RELATED TO OUR BUSINESS

WE MAY NOT REALIZE THE BENEFITS OF INTEGRATING WITH PCS OR BE SUCCESSFUL IN MANAGING OUR COMBINED COMPANY.

     We acquired PCS on October 2, 2000, which dramatically increased the size of our company. Unless our management is successful in integrating and managing the employees and assets acquired in the transaction in a cost-efficient manner we will not be able to realize the operating efficiencies and other benefits sought from the transaction. If we fail to successfully integrate our operations with those of PCS and successfully manage the combined company, our business, profitability and growth prospects will suffer.

WE HAVE SUBSTANTIAL DEBT OBLIGATIONS THAT COULD RESTRICT OUR OPERATIONS.

     We have substantial indebtedness. To finance our acquisition of PCS, we entered into an $825 million senior secured credit facility and issued $200 million of senior subordinated notes to the seller, Rite Aid. We repaid the senior subordinated notes with the proceeds from our offering of the old notes and other available funds. As of December 31, 2000, our outstanding debt was approximately $810 million and our ratio of debt to total stockholders' equity was approximately 2.1 to 1. We and our subsidiaries may also be able to incur substantial additional indebtedness in the future.

     Our substantial indebtedness could have adverse consequences, including:

     - increasing our vulnerability to adverse economic and industry conditions;

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

     - limiting our ability to borrow additional funds.

     In addition, approximately $610 million of our outstanding debt bears interest at a variable rate. While we have entered into interest rate protection agreements with respect to $400 million of this debt, we remain exposed to interest rate risk with respect to the remaining $210 million of this debt. Economic conditions could result in higher interest rates, which could increase debt service requirements on variable rate debt.

     Our debt service requirements will require the use of a substantial portion of our operating cash flow to pay interest on our debt instead of other corporate purposes. If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. We cannot assure you that our cash flow and capital resources will be sufficient for payment of interest on and principal of our debt in the future, or that any such alternative measures would be successful or would permit us to meet scheduled debt service obligations. Any failure to meet our debt obligations could harm our business, profitability and growth prospects.

ANY FAILURE TO MEET OUR DEBT OBLIGATIONS COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. We cannot assure you that our cash flow and capital resources will be sufficient for payment of interest on and principal of our debt in the future, including payments on the notes, or that any such alternative measures would be successful or would permit us to meet scheduled debt service obligations.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

     Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, for example, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

     - received less than reasonably equivalent value or fair compensation for the guarantee;

     - was insolvent or rendered insolvent by making the guarantee;

     - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay them as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. The factors for any proceeding will include whether:

     - the sum of the party's debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

     - the present fair saleable value of the party's assets was less than the amount that would be required to pay its liability on existing debts, including contingent liabilities, as they become absolute and mature; or

     - the party could not pay its debts as they become due.

A FINANCIAL FAILURE BY US OR ANY SUBSIDIARY GUARANTOR MAY HINDER THE RECEIPT OF PAYMENT ON THE NOTES, AS WELL AS THE ENFORCEMENT OF REMEDIES UNDER THE SUBSIDIARY GUARANTEES.

     An investment in the notes, as in any type of security, involves insolvency and bankruptcy considerations that investors should carefully consider. If we or any of our subsidiary guarantors become a debtor subject to insolvency proceedings under the bankruptcy code, it is likely to result in delays in the payment of the notes and may delay enforcement remedies under the notes or the subsidiary guarantees securing the notes. Provisions under the bankruptcy code or general principles of equity that could result in the impairment of your rights include the automatic stay, avoidance of preferential transfers by a trustee or a debtor-in-possession, substantive consolidation, limitations of collectability of unmatured interest or attorneys' fees and forced restructuring of the notes.

A FINANCIAL FAILURE BY US MAY RESULT IN YOUR HAVING TO RETURN A PAYMENT RECEIVED ON THE NOTES.

     Under the bankruptcy code, a trustee or debtor-in-possession may generally recover payments or transfers of property of a debtor if such payment or transfer was:

     - to or for the benefit of a creditor;

     - in payment of a prior debt owed before the transfer was made;

     - made while the debtor was insolvent;

     - made within 90 days, or one year if the payment was to an "insider" of the debtor, before the filing of the bankruptcy case; and

     - enabled the creditor to receive more than it would have received in a liquidation under Chapter 7 of the bankruptcy code if the transfer had not been made and the creditor had received payment of the debt as provided in the bankruptcy code.

By way of example, if payments were made on the notes prior to the filing of a bankruptcy case and a court subsequently determined that the value of the collateral pledged by the entity making the payment was less than the debt owed, such payments could be subject to avoidance as a preferential transfer.

A FINANCIAL FAILURE BY US MAY RESULT IN THE ASSETS OF ANY OR ALL SUBSIDIARIES BECOMING SUBJECT TO THE CLAIMS OF OUR CREDITORS.

     A financial failure by us could affect payment of the notes if a bankruptcy court were to "substantively consolidate" us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all entities. This would expose you not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the "cram-down" provision of the bankruptcy code. Under this provision, the notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL LEVERAGE.

     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. Our credit facility permits additional borrowing of at least $215 million and all of those borrowings would effectively be senior to the notes and the subsidiary guarantees. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

     Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our credit facility will not allow such repurchases.

RESTRICTIVE FINANCING COVENANTS LIMIT THE DISCRETION OF OUR MANAGEMENT.

     Our credit facility and certain agreements governing our debt contain a number of covenants that limit the discretion of our management with respect to certain business matters. Our credit facility covenants, among other things, restrict our ability to:

     - incur additional indebtedness;

     - issue preferred stock;

     - declare or pay dividends and other distributions;

     - create liens;

     - make capital expenditures;

     - make certain investments or acquisitions;

     - enter into mergers or consolidations;

     - make sales of assets; and

     - engage in certain transactions with affiliates.

The old note indenture contains, and the exchange note indenture will contain, similar restrictive covenants. In addition, under our credit facility, we are required to satisfy a minimum fixed charge coverage ratio, a maximum total leverage ratio and a minimum interest coverage ratio. A breach of any agreements governing our debt would permit the acceleration of the related debt, which could harm our business, profitability and growth prospects. These restrictions may place us at a disadvantage compared to our competitors that have fewer restrictive covenants and are not required to operate under such restrictions.

COMPETITION IN OUR INDUSTRY IS INTENSE AND COULD REDUCE OR ELIMINATE OUR PROFITABILITY.

     The PBM industry is very competitive. If we do not compete effectively, our business, profitability and growth prospects could suffer. Our competitors include profitable and well-established companies that have significant financial, marketing and other resources. Some of our competitors in the PBM business are owned by profitable and well-established pharmaceutical manufacturers or national retail pharmacy chains, which may give them purchasing power and other advantages over us by virtue of their ownership structure, and enable them to succeed in taking away some of our customers.

     Over the last several years, competitive pressures have caused our margins to decrease. Our gross margins may continue to decline as we attract larger customers who typically have greater bargaining power than smaller customers and may require us to sell our services at decreased prices. We cannot be sure that we will continue to remain competitive, nor can we be sure that we will be able to successfully market our PBM services to customers at our current levels of profitability.

IF WE LOSE KEY HEALTH PLAN SPONSORS, OUR BUSINESS, PROFITABILITY AND GROWTH PROSPECTS COULD SUFFER.

     We depend on a limited number of large health plan sponsors for a significant portion of our consolidated revenues. Five customers generated approximately 68% of the claims we processed in fiscal year 2000 and approximately 14% on a pro forma basis giving effect to our acquisition of PCS. During this period, Foundation Health Systems, Inc., now known as Healthnet, generated approximately 31% of the claims we processed and approximately 6% on a pro forma basis. Our business, profitability and growth prospects could suffer if we were to lose one or more of our significant health plan sponsors.

     Our contracts with health plan sponsors typically provide for multi-year terms, with automatic 12-month renewals unless either party terminates the contract by giving written notice before the automatic renewal date. Most of these contracts are also terminable by either party without cause with 30 to 180 days notice. Many of our health plan sponsors put their contracts out for competitive bidding prior
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

to expiration. We could lose health plan sponsors if they cancel their agreements with us, if we fail to win a competitive bid at the time of contract renewal, if the financial condition of any of our health plan sponsors deteriorates or if our health plan sponsors are acquired by, or acquire, companies with which we do not have contracts. Over the past several years, insurance companies, health maintenance organizations, or HMOs, and managed care companies have experienced significant consolidation. Our health plan sponsors have been, and may continue to be, subject to consolidation pressures.

IF WE LOSE RELATIONSHIPS WITH ONE OR MORE KEY PHARMACEUTICAL MANUFACTURERS OR IF THE PAYMENTS WE RECEIVE FROM PHARMACEUTICAL MANUFACTURERS DECLINE, OUR BUSINESS, PROFITABILITY AND GROWTH PROSPECTS COULD SUFFER.

     We have contractual relationships with numerous pharmaceutical manufacturers that pay us rebate payments based on use of selected drugs by health plan members, as well as fees for other programs and services. We believe our business, profitability and growth prospects could suffer if:

     - we lose relationships with one or more key pharmaceutical manufacturers;

     - rebates decline due to our failure to meet market share or other thresholds;

     - legal restrictions are imposed on the ability of pharmaceutical manufacturers to offer formulary rebates or purchase our programs or services; or

     - pharmaceutical manufacturers choose not to offer formulary rebates or purchase our programs or services.

Over the next few years, as patents expire covering many brand name drugs that currently have substantial market share, generic products will be introduced that may substantially reduce the market share of the brand name drugs. Historically, manufacturers of generic drugs have not offered formulary rebates on their drugs. If the use of newly-approved, brand name drugs added to our formulary, which is the list of preferred prescription drugs covered by a health plan, does not offset any decline in use of brand name drugs whose patents expire, our profitability could be reduced.

IF WE ARE UNABLE TO SUCCESSFULLY CONSOLIDATE OUR MAIL SERVICE PHARMACIES, OUR MAIL PHARMACY OPERATIONS COULD BE DISRUPTED, WHICH WOULD CAUSE OUR BUSINESS, PROFITABILITY AND GROWTH PROSPECTS TO SUFFER.

     We are in the process of consolidating our Richardson, Texas mail pharmacy operations into our larger facilities in Fort Worth, Texas and Birmingham, Alabama. Our failure to successfully consolidate these facilities could disrupt our mail pharmacy operations and adversely affect our ability to meet the needs of our customers. If we experience any type of disruption in our mail pharmacy operations or if we are unable to handle the volume of mail order prescriptions, our business, profitability and growth prospects would suffer.

IF WE LOSE PHARMACY NETWORK AFFILIATIONS, OUR BUSINESS, PROFITABILITY AND GROWTH PROSPECTS COULD SUFFER.

     Our contracts with retail pharmacies, which are non-exclusive, are generally terminable by either party on short notice. If one or more of the top pharmacy chains elects to terminate its relationship with us or if we are only able to continue our relationship on terms less favorable to us, our members' access to retail pharmacies and our business could suffer. In addition, some large retail pharmacy chains either own or have strategic alliances with PBMs or could attempt to acquire or enter into these kinds of relationships with PBMs in the future. Ownership of, or alliances with, PBMs by retail pharmacy chains could have material adverse effects on our relationships with these retail pharmacy chains and on our business, profitability and growth prospects.

FAILURE TO CONTINUE TO DEVELOP OR ACQUIRE NEW PRODUCTS, SERVICES AND TECHNOLOGIES COULD ADVERSELY AFFECT OUR BUSINESS, PROFITABILITY AND GROWTH PROSPECTS.

     We and our competitors continually develop new products and services to assist our customers in managing their pharmacy benefit. If we are unsuccessful in continuing to develop innovative products and services, our ability to attract new customers and retain existing customers may suffer. If our product development strategies are not successful, our business, profitability and growth prospects could suffer. Historically, we have experienced expense increases when developing new products. We anticipate that we will need to expend significant resources to develop or acquire new products and services in the future, which may adversely impact our profitability.

IF WE ARE UNABLE TO MANAGE POTENTIAL PROBLEMS AND RISKS RELATED TO FUTURE ACQUISITIONS AND ALLIANCES, OUR BUSINESS, PROFITABILITY AND GROWTH PROSPECTS COULD SUFFER.

     Part of our growth strategy includes acquisitions and alliances involving complementary products, services, technologies and businesses. If we are unable to overcome the potential problems and inherent risks related to acquisitions and alliances, our business, profitability and growth prospects could suffer. Our ability to continue to expand successfully through acquisitions and alliances depends on many factors, including our ability to identify acquisition or alliance prospects and negotiate and close transactions. Even if we complete future acquisitions or alliances:

     - we could fail to successfully integrate the operations, services and products of any acquired company;

     - we could fail to select the best alliance partners or fail to effectively plan and manage any alliance strategy;

     - our management's attention could be diverted from other business concerns; and

     - we could lose key employees of the acquired company.

Many companies compete for acquisition and alliance opportunities in the PBM industry. Some of our competitors are companies that have significantly greater financial and management resources than we do. This may reduce the likelihood that we will be successful in completing acquisitions and alliances necessary to the future success of our business.

IF OUR BUSINESS CONTINUES TO GROW RAPIDLY AND WE ARE UNABLE TO MANAGE THIS GROWTH, OUR BUSINESS, PROFITABILITY AND GROWTH PROSPECTS COULD SUFFER.

     Our business has grown rapidly in the last five years due to our acquisitions, with total revenues increasing from approximately $64.4 million in fiscal year 1995 to $1.8 billion in fiscal year 2000. In the fiscal quarter ended December 31, 2000, which includes the results of operations of PCS, we generated $2.9 billion in total revenues. If we continue to grow rapidly, we will need to hire additional senior and line management, increase our investment in employee recruitment, training and retention, and expand our information processing and financing control systems. Our future operating results will depend in part on the ability of our officers and other key employees to continue to recruit, train, retain and effectively manage our employees as well as to improve our operations, customer support and financial control systems. Our future growth will also depend on our ability to access capital. If we are unable to finance continued growth, manage future expansion successfully or hire and retain the personnel needed to manage our business successfully, then our business, profitability and growth prospects could suffer.

IF WE LOSE KEY EMPLOYEES ON WHOM WE DEPEND, IN PARTICULAR OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, DAVID D. HALBERT, OUR BUSINESS COULD SUFFER.

     We believe that our continued success will depend to a significant extent upon retaining the services of our senior management. Our business could be materially and adversely affected if we lose the services of Mr. David D. Halbert, our chairman of the board and chief executive officer, or other persons in senior management. Any of our senior management could seek other employment at any time. We do not currently have "key-person" life insurance policies on any of our employees. If we cannot recruit, train, retain and effectively manage key employees, our business, profitability and growth prospects could suffer.

IF WE BECOME SUBJECT TO LIABILITY CLAIMS THAT ARE NOT COVERED BY OUR INSURANCE POLICIES, WE MAY BE LIABLE FOR DAMAGES AND OTHER EXPENSES THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, PROFITABILITY AND GROWTH PROSPECTS.

     A successful product or professional liability claim in excess of our insurance coverage could have a material adverse effect on our business, profitability and growth prospects. While we intend to maintain professional and general liability insurance coverage at all times, we cannot assure you that we will be able to maintain insurance in the future, that insurance will be available on acceptable terms or that insurance will be adequate to cover any or all potential product or professional liability claims.

     Various aspects of our business may subject us to litigation and liability for damages, including:

     - the dispensing of pharmaceutical products;

     - the performance of clinical trials, PBM services and health improvement services; and

     - the operation of our call centers and web sites.

For example, our clinical research services involve the risk of liability for personal injury or death from unforeseen adverse side effects or improper administration of a new drug. We could be materially and adversely affected if we were required to pay damages, incur defense costs or face negative publicity in connection with a claim that is outside the scope of our contractual indemnity or insurance coverage.

NEW INVESTORS OWN A SIGNIFICANT AMOUNT OF OUR STOCK, GIVING THEM INFLUENCE OVER CORPORATE TRANSACTIONS AND OTHER MATTERS.

     As a result of our acquisition of PCS, Joseph Littlejohn & Levy Fund III, L.P. and certain other investors, collectively referred to as JLL, and Rite Aid received Series A preferred stock. The Series A preferred stock is convertible into Class B common stock, which is convertible into our Class A common stock on a one-for-one basis. Rite Aid sold substantially all of its shares of Class A common stock pursuant to our secondary public offering that was completed in March 2001. Assuming the conversion of all of the remaining outstanding preferred stock and Class B common stock into Class A common stock, JLL would beneficially own approximately 19.0% of our Class A common stock. Accordingly, JLL may be able to substantially influence the outcome of stockholder votes and otherwise have influence over our business. In addition, JLL and Rite Aid under our second amended and restated certificate of incorporation have the right to designate four of our 11 directors, and we cannot take certain actions without their consent. The interests of these investors may differ from interests of the holders of the notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of JLL and Rite Aid might conflict with those of the holders of the notes. In addition, JLL may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investment in us, even though such transactions might involve risks to the holders of the notes.

RISKS RELATED TO OUR INDUSTRY

PRIOR TO OUR ACQUISITION OF PCS, PCS RECEIVED A SUBPOENA FROM THE DEPARTMENT OF HEALTH AND HUMAN SERVICES OFFICE OF INSPECTOR GENERAL IN CONNECTION WITH AN INDUSTRY-WIDE INVESTIGATION, AND ALTHOUGH THERE HAS BEEN NO ALLEGATION OF WRONGDOING ON OUR PART, WE COULD BE SUBJECT TO SCRUTINY, INVESTIGATION OR CHALLENGE UNDER FEDERAL OR STATE ANTI-KICKBACK OR OTHER LAWS, WHICH COULD CAUSE OUR BUSINESS, PROFITABILITY AND GROWTH PROSPECTS TO SUFFER.

     Federal anti-kickback laws generally prohibit the receipt or solicitation of payment in return for purchasing or ordering, or arranging for or recommending the purchasing or ordering of, items and services reimbursable by federal health care programs. Some states have similar laws that apply across all payors. To date, these laws have not been applied to prohibit the types of business arrangements we have with pharmaceutical manufacturers, health plan sponsors or retail pharmacies. However, courts and enforcement authorities that administer the anti-kickback laws have historically interpreted these laws broadly.

     In November 1999, PCS received a subpoena by the Department of Health and Human Services Office of Inspector General, or OIG, requesting PCS to produce certain documents about its programs and how they operate in connection with an industry-wide investigation. The investigation was instigated and is being pursued by the United States Attorney's Office for the Eastern District of Pennsylvania, which indicated an intention to review PBMs' programs in light of anti-kickback and other laws and regulations. Specifically, the focus of this investigation appears to be PBMs' relationships with pharmaceutical manufacturers and retail pharmacies and PBMs' programs relating to drug formulary compliance, including rebate and other payments made by pharmaceutical manufacturers to PBMs and payments made by PBMs to retail pharmacies or others. The United States Attorney's Office has also contacted some of the pharmaceutical manufacturers with which we have agreements, and has asked these manufacturers to provide copies of documents relating to their agreements with us. There has been no allegation of any wrongdoing on our part. At this time, we are unable to predict whether the government will commence any action challenging any of our programs and practices. We believe that our programs, and those of PCS prior to the acquisition, are in compliance with the requirements imposed by anti-kickback laws and other applicable laws and regulations. Nevertheless, we could be subject to scrutiny, investigation or challenge under these laws and regulations as a result of the OIG investigation or otherwise, which could have a material adverse effect on our business, profitability and growth prospects.

IF LEGISLATIVE OR REGULATORY INITIATIVES RESTRICT OUR ABILITY TO USE PATIENT IDENTIFIABLE MEDICAL INFORMATION, OUR CLINICAL PROGRAMS AND OUR BUSINESS GROWTH STRATEGY BASED ON THESE SERVICES COULD SUFFER.

     Through our health improvement programs, we help our health plan sponsor customers identify individuals who will most benefit from the programs. Governmental restrictions on the use of patient identifiable information may adversely affect our ability to conduct health improvement programs and medical outcome studies and could adversely affect our growth strategy based on these programs. Federal and state legislation has been proposed, and some state laws have been enacted, to restrict the use and disclosure of patient identifiable medical information. Legislation could be enacted in the future that severely restricts or prohibits our use of patient identifiable information, which could harm our business, profitability and growth prospects.

     In December 2000, the Department of Health and Human Services, or HHS, issued final regulations regarding the privacy of individually-identifiable health information pursuant to the Health Insurance Portability and Accountability Act of 1996, or HIPAA. This final rule on privacy applies to both electronic and paper records and imposes extensive requirements on the way in which health care providers, health plan sponsors and their business associates use and disclose protected information. The final rule gives patients significant rights to understand and control how their protected health information is used and disclosed. Direct providers, such as pharmacies, are required to obtain patient consents for treatment, payment and health care operations. For all uses or disclosures of protected information that do not involve treatment, payment or health care operations, the rule requires that all covered entities obtain a valid patient authorization. In most cases, use or disclosure of protected health information must be limited to the minimum amount necessary to achieve the purpose of the use or disclosure. Organizations subject to the rule will have approximately two years to comply with its provisions. In addition, HHS has proposed, but not yet finalized, regulations pursuant to HIPAA that govern the security of individually-identifiable health information. Sanctions for failing to comply with standards issued pursuant to HIPAA include criminal penalties and civil sanctions. Due to the complex and controversial nature of the privacy regulations, they may be subject to court challenge, as well as further legislative and regulatory actions that could alter their effect. We cannot at this time predict with specificity what impact the recently adopted final rule on the privacy of individually-identifiable health information, or the proposed rule on security of individually-identifiable health information may have on us. However, they will likely increase our burden of regulatory compliance with respect to our health improvement programs and other information-based products, and may reduce the amount of information we may use if patients do not consent to such use. There can be no assurance that the restrictions and duties imposed by the recently adopted final rule on the privacy of individually-identifiable health information, or the proposed rule on security of individually-identifiable health information, will not have a material adverse effect on our business, profitability and growth prospects.

     Even without new legislation and beyond the final federal regulations, individual health plan sponsor customers could prohibit us from including their patients' medical information in our various databases of medical data. They could also prohibit us from offering services that involve the compilation of such information.

IF WE ARE EVER DEEMED TO BE A FIDUCIARY OF A HEALTH BENEFIT PLAN GOVERNED BY ERISA, WE COULD BE SUBJECT TO CLAIMS FOR BENEFIT DENIALS.

     We have agreements to provide PBM services to a number of self-funded corporate health plans. These plans are subject to the Employee Retirement Income Security Act of 1974, or ERISA, which regulates employee pension and health benefit plans. We believe that our activities are sufficiently limited that we do not assume any of the plan fiduciary responsibilities that would subject us to regulation under ERISA. Our agreements with our self-funded corporate plan customers state that we are not the fiduciary of the plan. However, the U.S. Department of Labor, which is the agency that enforces ERISA, could assert that the fiduciary obligations imposed by the statute apply to certain aspects of our operations. If we were deemed to be a fiduciary, we could potentially be subject to claims relating to benefit denials. In addition, we could also be subject to claims for breaching fiduciary duties in connection with the services we provide to the plan.

     In March 1998, Mulder v. PCS Health Systems, Inc. was filed as an alleged class action lawsuit in the United States District Court for the District of New Jersey. The plaintiff alleges that we are an ERISA fiduciary and that we have breached our fiduciary obligations under ERISA in connection with our development and implementation of formularies, preferred drug listings and intervention programs. The class of plaintiffs has not yet been certified, and we intend to oppose such certification. We have denied all allegations of wrongdoing and are vigorously defending this lawsuit. Although the ultimate outcome is uncertain, an adverse determination could materially harm our business, profitability and growth prospects.

     ERISA also prohibits a "party in interest" to a plan from engaging in certain types of transactions with the plan, including purchases, sales and loans. Violations are subject to civil and criminal liability. By providing services to these plans, we are subject to the restrictions on a party in interest. We believe that we are in compliance with these provisions of ERISA. However, there is no guarantee that the government would not challenge our practices.

IF THERE ARE CHANGES IN FEDERAL OR STATE FINANCING AND REGULATION OF THE HEALTH CARE INDUSTRY, OUR CUSTOMERS MAY DELAY OR REDUCE THE PURCHASE OF OUR SERVICES.

     During the past several years, the United States health care industry has been subject to an increase in governmental regulation, on both the federal and state level. We cannot predict what effect, if any, these proposals might have on our business, profitability and growth prospects. Congress is expected to consider proposals to change Medicare drug coverage and reimbursement policies, and many states are considering proposals to provide or expand drug assistance programs. Both Congress and the states are expected to consider legislation to increase governmental regulation of managed care plans. Some of these initiatives would, among other things, require that health plan members have greater access to drugs not included on a plan's formulary and give health plan members the right to sue their health plans for malpractice when they have been denied care. The scope of the managed care reform proposals under consideration by Congress and state legislatures and enacted by states to date vary greatly, and the extent to which future legislation may be enacted is uncertain. However, these initiatives could greatly impact the managed care and pharmaceutical industries and, therefore, could have a material adverse impact on our business, profitability and growth prospects.

     In addition, several legislative proposals are under consideration in Congress to provide Medicare recipients with outpatient drug benefits through the use of PBMs. While we believe that a Medicare prescription drug benefit could provide us with new business opportunities, the structure of such a program could have a material adverse impact on our business, profitability and growth prospects.

     Several states, including California, New Jersey and New York, have introduced legislation that would directly regulate PBMs, but to our knowledge, no state has passed such legislation. Several regulatory and quasi-regulatory bodies, such as the National Association of Insurance Commissioners, the National Association of Boards of Pharmacy and the National Committee on Quality Assurance, are also considering proposals to regulate PBMs and proposals to increase the regulation of certain PBM activities, such as formulary and utilization management, and downstream risk assumption. While the outcome of these initiatives is uncertain, any resulting legislation could materially harm our business, both directly as a PBM, and indirectly through the impact on the pharmacy benefit services we are able to deliver on behalf of our health plan sponsors.

     There is great attention being paid to the pricing of prescription drug products and how they are reimbursed by government programs. Changes have been put forward that would alter the calculation of drug prices for Federal programs and likely reduce expenditures. These proposals may increase governmental involvement in health care and health benefit management services and otherwise change the way our customers do business. Health care organizations may react to these proposals and the uncertainty surrounding them by cutting back or delaying the purchase of our health benefit management services, and manufacturers may react by reducing rebates or reducing supplies of certain products, which would materially harm our business, profitability and growth prospects.

IF GOVERNMENT LAWS OR REGULATIONS RELATING TO THE FINANCIAL RELATIONSHIPS BETWEEN PBMS AND PHARMACEUTICAL MANUFACTURERS ARE INTERPRETED AND ENFORCED IN A MANNER ADVERSE TO OUR PBM AND HEALTH IMPROVEMENT PROGRAMS, WE MAY BE SUBJECT TO ENFORCEMENT ACTIONS AND OUR BUSINESS OPERATIONS COULD BE MATERIALLY LIMITED.

     In January 1998, the United States Food and Drug Administration, or FDA, issued a Draft Guidance for Industry regarding the regulation of activities of PBMs that are directly or indirectly controlled by pharmaceutical manufacturers. To date, the FDA has not taken any further action. Although it appears that the FDA has changed its position regarding regulation of communications by PBMs, there is no assurance that it will not re-examine the issue and seek to assert the authority to regulate the communications of such PBMs.

     Since 1993, retail pharmacies have filed numerous separate lawsuits against pharmaceutical manufacturers, wholesalers and other PBMs. These lawsuits challenge brand name drug pricing practices under various state and federal anti-trust laws. These suits also allege in part that the pharmaceutical manufacturers offered, and some PBMs accepted, rebates and discounts on brand name prescription drugs that violate the federal Robinson-Patman Act and the federal Sherman Antitrust Act. Some pharmaceutical manufacturers have settled certain of these actions. We are not a party to any of these proceedings. However, at this time we cannot assess whether we will be made a party to this type of lawsuit. Court decisions or terms of any settlements relating to these lawsuits could materially and adversely affect us in the future.

IF GOVERNMENT LAWS OR REGULATIONS ARE ENACTED, INTERPRETED OR ENFORCED IN A MANNER ADVERSE TO OUR CLINICAL RESEARCH PROGRAMS, WE MAY BE SUBJECT TO ADMINISTRATIVE ENFORCEMENT ACTIONS, AS WELL AS CIVIL AND CRIMINAL LIABILITY.

     We assist pharmaceutical manufacturers in conducting clinical trials for new drugs, or new uses for existing drugs. The conduct of clinical trials is regulated by the FDA under the authority of the Federal Food, Drug and Cosmetic Act and the related regulations. If government laws or regulations are interpreted and enforced in a manner adverse to our clinical research programs, we may be subject to administrative enforcement actions, as well as civil and criminal liability. In general, the sponsor of the drug product that is being studied, or the manufacturer that will have the right to market the drug product if it is approved by the FDA, has the responsibility to comply with the laws and regulations that apply to the conduct of the clinical trials. However, in providing services related to the conduct of clinical trials, we may assume some or all of the sponsor's or clinical investigator's obligations related to the study of the drug. In October 1998, the FDA announced that the agency would give Institutional Review Boards, which are independent bodies that oversee the conduct of clinical investigations, increased access to information pointing to violative or potentially violative conduct on the part of clinical investigators, for example the physicians who conduct the clinical trials.

     Because the interpretation and enforcement of these laws and regulations relating to the conduct of clinical trials is uncertain, the FDA may consider our compliance efforts to be inadequate and initiate administrative enforcement actions against us. If we fail to successfully defend against an administrative enforcement action, it could result in an administrative order suspending, restricting or eliminating our ability to participate in the clinical trial process, which would materially limit our business operations. Moreover, some violations of the Federal Food, Drug and Cosmetic Act are punishable by civil and criminal penalties against both the violating company and responsible individuals. If warranted by the facts, we and our employees involved in the trials could face civil and criminal penalties, which include fines and imprisonment.

     As a consequence of the severe penalties we and our employees potentially could face, we must devote significant operational and managerial resources to comply with these laws and regulations. Although we believe that we substantially comply with all existing statutes and regulations material to the operation of our business, regulatory authorities may disagree and initiate enforcement or other actions against us. In addition, we cannot predict the impact of future legislation and regulatory changes on our business or assure you that we will be able to obtain or maintain the regulatory approvals required to operate our business.

RISKS RELATED TO THE EXCHANGE OFFER

THERE IS NO ESTABLISHED TRADING MARKET FOR THE EXCHANGE NOTES, THE VALUE OF THE EXCHANGE NOTES MAY FLUCTUATE SIGNIFICANTLY AND ANY MARKET FOR THE EXCHANGE NOTES MAY BE ILLIQUID.

     The exchange notes are a new issue of securities with no established trading market. We cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices you will receive when you sell will be favorable. Moreover, we do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. The trading prices of the exchange notes could be subject to significant fluctuations in response to government regulations, variations in quarterly operating results, demand for our products and services, our success in expanding our products and services, general economic conditions and various other factors. In addition, the liquidity of the trading market in these exchange notes and the market price quoted for the exchange notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. This offer to exchange the exchange notes for the old notes does not depend on any minimum amount of old notes being tendered for exchange.

IF YOU DO NOT EXCHANGE YOUR OLD NOTES, THEY MAY BE DIFFICULT TO RESELL.

     It may be difficult for you to sell old notes that are not exchanged in the exchange offer, since any old notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act. These restrictions on transfer of your old notes exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such old notes may be resold only

     - to us (upon redemption of the exchange notes or otherwise),

     - pursuant to an effective registration statement under the Securities Act,

     - so long as the old notes are eligible for resale pursuant to Rule 144A under the Securities Act to a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A,

     - outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act,

     - pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), or

     - pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. Other than in this exchange offer, we do not intend to register the old notes under the Securities Act.

     To the extent any old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

     Each of the risks described in this section with respect to the exchange notes are equally applicable to the old notes.

                               THE EXCHANGE OFFER

     This section of the prospectus describes the proposed exchange offer. While we believe that the description covers the material terms of the exchange offer, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the exchange offer.

GENERAL

     In connection with the issuance of the old notes we entered into a registration rights agreement, which provides for the exchange offer. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

     Under the registration rights agreement, we agreed to use our reasonable best efforts to:

     - file and cause to become effective within 150 days after the initial issuance of the old notes, a registration statement with respect to an offer to exchange the old notes for the exchange notes; or

     - in certain circumstances, file and cause to become effective a shelf registration statement with respect to the resale of the old notes.

     The exchange offer being made hereby, if completed within 30 days of the effective date of the registration statement, will satisfy those requirements under the registration rights agreements. If the exchange offer is not completed within 30 days of the effective date of the registration statement and a shelf registration statement has not been declared effective, then the interest rates on the old notes will increase by 0.5% per annum during the 90-day period immediately following the expiration of the 30-day period and will increase by 0.25% per annum at the end of each subsequent 90-day period until the exchange offer is completed or a shelf registration statement is declared effective. In no event shall the additional interest exceed 2.00% per annum.

BACKGROUND OF THE EXCHANGE OFFER

     An aggregate of $200,000,000 principal amount of 8 1/2% senior notes due 2008 are currently issued and outstanding. The maximum principal amount of exchange notes that will be issued in exchange for old notes is $200,000,000. The terms of the exchange notes and the old notes are substantially the same in all material respects, except that the exchange notes will be registered under the Securities Act and not have any transfer restrictions, registration rights or rights to additional interest.

     The exchange notes will bear interest at a rate of 8 1/2% per year, payable semiannually on April 1 and October 1 of each year, beginning on October 1, 2001. Holders of exchange notes will receive interest from the date of the original issuance of the old notes or from the date of the last payment of interest on the old notes, whichever is later. Holders of exchange notes will not receive any interest on old notes tendered and accepted for exchange. In order to exchange your old notes for transferable exchange notes in the exchange offer, you will be required to make the following representations:

     - the exchange notes will be acquired in the ordinary course of your business;

     - you have no arrangements with any person to participate in the distribution of the exchange notes; and

     - you are not an "affiliate" as defined in Rule 405 of the Securities Act, or if you are an affiliate of ours, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered in the exchange offer, and the exchange agent will deliver the exchange notes promptly after the expiration date of the exchange offer. We expressly reserve the right to delay acceptance of any of the tendered old notes or terminate the exchange offer and not accept for exchange any tendered old notes not already accepted if any conditions set forth under "-- Conditions of the Exchange Offer" have not been satisfied or waived by us or do not comply, in whole or in part, with any applicable law.

     If you tender your old notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than certain taxes described below under "-- Transfer Taxes."

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on
            , 2001, unless we extend it. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release to the Dow Jones News Service prior to 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date. During any extension of the exchange offer, all old notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.

     To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, to:

     - waive any condition of the exchange offer; and

     - amend any terms of the exchange offer.

     Any waiver or amendment to the exchange offer will apply to all old notes tendered, regardless of when or in what order the old notes were tendered. If we make a material change in the terms of the exchange offer or if we waive a material condition of the exchange offer, we will disseminate additional exchange offer materials, and we will extend the exchange offer to the extent required by law.

     We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth under the caption
"-- Conditions of the Exchange Offer" exist. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all old notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

     In the event that the exchange offer is withdrawn or otherwise not completed, exchange notes will not be given to holders of old notes who have validly tendered their old notes.

RESALE OF EXCHANGE NOTES

     Based on interpretations of the Securities and Exchange Commission set forth in no-action letters issued to third parties, we believe that exchange notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - you are not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

     - you are acquiring exchange notes in the ordinary course of your business; and

     - you do not intend to participate in the distribution of the exchange notes.

     If you tender old notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

     - you cannot rely on those interpretations of the Securities and Exchange Commission; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and the secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

     Unless an exemption from registration is otherwise available, any security holder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act containing the selling security holder's information required by Item 507 of Regulation S-K. This prospectus may be used for an offer to resell, a resale or other re-transfer of exchange notes only as specifically set forth in this prospectus. Only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives old notes for its own account in exchange for exchange notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE

     We will accept for exchange old notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, after the later of:

     - the expiration date of the exchange offer; and

     - the satisfaction or waiver of the conditions specified below under "-- Conditions of the Exchange Offer."

We will not accept old notes for exchange subsequent to the expiration date of the exchange offer. Tenders of old notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

     We expressly reserve the right, in our sole discretion, to:

     - delay acceptance for exchange of old notes tendered under the exchange offer, subject to Rule 14e-1 under the Securities Exchange Act of 1934, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer; or

     - terminate the exchange offer and not accept for exchange any old notes not accepted for exchange, if any of the conditions set forth below under "-- Conditions of the Exchange Offer" have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law.

     In all cases, exchange notes will be issued only after timely receipt by the exchange agent of certificates representing old notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered old notes, or defectively tendered old notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the exchange notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the exchange notes and transmitting them to the holders. The exchange agent will deliver the exchange notes to holders of old notes accepted for exchange after the exchange agent receives the exchange notes.

     If, for any reason, we delay acceptance for exchange of validly tendered old notes or we are unable to accept for exchange validly tendered old notes, then the exchange agent may, nevertheless, on its behalf, retain tendered old notes, without prejudice to our rights described in this prospectus under the captions "-- Expiration Date; Extensions; Termination; Amendments,"
"-- Conditions of the Exchange Offer" and "-- Withdrawal of Tenders," subject to Rule 14e-1 under the Securities Exchange Act of 1934, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

     If any tendered old notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more old notes than those that are tendered, certificates evidencing old notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "-- Procedures for Tendering Old Notes-Book-Entry Transfer," such old notes will be credited to the account maintained at such book-entry transfer facility from which such old notes were delivered, unless otherwise requested by such holder under "-- Special Delivery Instructions" in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

     Tendering holders of old notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their old notes other than as described under the caption
"-- Transfer Taxes" or as set forth in the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

PROCEDURES FOR TENDERING OLD NOTES

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender old notes should contact such registered holder promptly and instruct such registered holder to tender old notes on such beneficial owner's behalf.

     Tender of Old Notes Held Through The Depository Trust Company. The exchange agent and The Depository Trust Company, or DTC, have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC's automated tender offer program procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC and received by the exchange agent that forms part of the book-entry confirmation. The agent's message states that DTC has received an express acknowledgment from the participant in DTC tendering old notes that are the subject of that book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering old notes that they have received and agree to be bound by the notice of guaranteed delivery.

     Tender of Old Notes Held in Physical Form. For a holder to validly tender old notes held in physical form:

     - the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

     - the exchange agent must receive certificates for tendered old notes at such address, or such old notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender old notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose old notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

     LETTERS OF TRANSMITTAL AND OLD NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT, AND NOT TO ADVANCEPCS OR TO ANY BOOK-ENTRY TRANSFER FACILITY.

     THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING OLD NOTES. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE SUGGEST THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE OF THE EXCHANGE OFFER TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL BE ACCEPTED.

     Signature Guarantees. A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution. Eligible institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible institution if the old notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

     Book-Entry Transfer. The exchange agent will seek to establish a new account or utilize an existing account with respect to the old notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the old notes may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account. HOWEVER, ALTHOUGH DELIVERY OF OLD NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT A BOOK-ENTRY TRANSFER FACILITY, A PROPERLY COMPLETED AND VALIDLY EXECUTED LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED FACSIMILE THEREOF, MUST BE RECEIVED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH IN THIS PROSPECTUS ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER, OR ELSE THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH. The confirmation of a book-entry transfer of old notes into the exchange agent's account at a book-entry transfer facility is referred to in this prospectus as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility's procedures does not constitute delivery to the exchange agent.

     Guaranteed Delivery.  If you wish to tender your old notes and:

     - certificates representing your old notes are not lost but are not immediately available;

     - time will not permit your letter of transmittal, certificates representing your old notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer; or

     - the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer;

you may tender your old notes if:

     - your tender is made by or through an eligible institution; and

     - on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus:

      - setting forth your name and address, the registered number(s) of your old notes and the principal amount of old notes tendered;

      - stating that the tender is being made by guaranteed delivery; and

      - guaranteeing that, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery, the letter of transmittal or facsimile thereof, properly completed and validly executed, together with certificates representing the old notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all old notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery.

     Other Matters. Exchange notes will be issued in exchange for old notes accepted for exchange only after timely receipt by the exchange agent of:

     - certificates for, or a timely book-entry confirmation with respect to, your old notes;

     - a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message; and

     - any other documents required by the letter of transmittal.

     All questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of old notes will be determined by us, in our sole discretion, the determination of which shall be final and binding. ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL NOT BE CONSIDERED VALID. We reserve the absolute right to reject any or all tenders of old notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Unless waived by us, any defect or irregularity in connection with tenders of old notes must be cured within the time that we determine. Tenders of old notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither us, the exchange agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of old notes, or will incur any liability to holders for failure to give any such notice.

     By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

     - any exchange notes that you receive will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

     - if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the exchange notes;

     - if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes; and

     - you are not an "affiliate" of ours, as defined in Rule 405 of the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to the expiration date of the exchange offer.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at the address set forth below under "-- Exchange Agent"; or

     - you must comply with the appropriate procedures of DTC's automated tender offer program system.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the old notes to be withdrawn; and

     - identify the old notes to be withdrawn, including the principal amount of the old notes to be withdrawn.

     If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

     - the serial numbers of the particular certificates to be withdrawn; and

     - a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

     If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, according to the procedures described above, those old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn old notes by following one of the procedures described under "-- Procedures for Tendering Old Notes" at any time on or prior to the expiration date of the exchange offer.

CONDITIONS OF THE EXCHANGE OFFER

     Despite any other term of the exchange offer, we will not be required to accept for exchange any old notes and we may terminate or amend the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

     - the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

     - the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission; or

     - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer.

     We will not be obligated to accept for exchange the old notes of any holder that has not made to us:

     - the representations described under the captions "-- Procedures for Tendering" and "Plan of Distribution"; and

     - any other representations that may be reasonably necessary under applicable Securities and Exchange Commission rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of an extension to their holders. During an extension, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we amend the exchange offer in a manner that we consider material, we will disclose the amendment in the manner required by applicable law.

     These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

     We will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any old notes, if at any time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indentures under the Trust Indenture Act of 1939.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the transfer and exchange of old notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the record holder or any other person, if:

     - delivery of the exchange notes, or certificates for old notes for principal amounts not exchanged, are to be made to any person other than the record holder of the old notes tendered;

     - tendered certificates for old notes are recorded in the name of any person other than the person signing any letter of transmittal; or

     - a transfer tax is imposed for any reason other than the transfer and exchange of old notes under the exchange offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange your old notes for exchange notes in the exchange offer, you will remain subject to restrictions on transfer of the old notes:

     - as set forth in the legend printed on the old notes as a consequence of the issuance of the exchange notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     - otherwise set forth in the offering memorandum distributed in connection with the private offering of the old notes.

     In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the Securities and Exchange Commission, you may offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

     - you are not an "affiliate" within the meaning of Rule 405 under the Securities Act;

     - you acquired the exchange notes in the ordinary course of your business; and

     - you have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer.

     If you tender old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes:

     - you cannot rely on the applicable interpretations of the Securities and Exchange Commission; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

EXCHANGE AGENT

     U.S. Trust Company of Texas, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for old notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

                 BY HAND                                    BY MAIL
    U.S. Trust Company of Texas, N.A.          U.S. Trust Company of Texas, N.A.
        30 Broad Street, B-Level                          P.O. Box 84
      New York, New York 10004-2304                  Bowling Green Station
(800) 548-6565 (customer service number)         New York, New York 10274-0112
       (646) 458-8111 (facsimile)

     Delivery of the letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise, on terms that may differ from the terms of the exchange offer. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales or any untendered old notes.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes under the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive the old notes in like principal amount, the terms of which are identical in all material respects to the exchange notes. The old notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness or capital stock.

                                 CAPITALIZATION

     The following table sets forth as of December 31, 2000:

     - the unaudited capitalization of our company;

     - the unaudited capitalization of our company as adjusted to reflect the sale of 6,249,900 shares of Class A common stock by Rite Aid in a registered offering completed on March 14, 2001 and the exercise of the over-allotment option in connection with the offering completed on March 19, 2001 and the offering of $200.0 million of the old notes and the application of the proceeds therefrom on March 13, 2001.

     To better understand this table, you should review "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the accompanying notes, included in this offering memorandum.

                                                              AS OF DECEMBER 31, 2000
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................  $  141,350   $  124,350(1)
                                                              ==========   ==========
Long-term debt:
  Revolving credit line.....................................  $   60,000   $   60,000
  Term debt, including current portion......................     550,000      550,000
  Senior notes..............................................          --      200,000
  Senior subordinated notes.................................     200,000           --
                                                              ----------   ----------
          Total long-term debt..............................     810,000      810,000
Stockholders' Equity:
  Preferred stock, $.01 par value; 5,000,000 shares
     authorized:
       Series A-1 convertible preferred stock, $.01 par
          value; authorized: 65,854 shares actual and as
          adjusted; issued and outstanding: 65,854 shares
          actual and as adjusted(2).........................           1            1
       Series A-2 convertible preferred stock, $.01 par
          value; authorized: 125,000 shares actual and as
          adjusted; issued and outstanding: 125,000 shares
          actual and none as adjusted(3)....................           1           --
  Common stock, $.01 par value; 100,000,000 shares
     authorized, actual and as adjusted
     Class A common stock, $.01 par value; authorized:
       86,250,000 shares actual and as adjusted; issued and
       outstanding: 25,705,723 shares actual and 31,955,623
       shares as adjusted...................................         257          320
     Class B-1 common stock, $.01 par value; authorized:
       7,500,000 shares actual and as adjusted; issued and
       outstanding: 4,207,300 shares actual and as
       adjusted(4)..........................................          42           42
     Class B-2 common stock, $.01 par value; authorized:
       6,250,000 shares actual and as adjusted; issued and
       outstanding: none actual and 100 as adjusted(4)(5)...          --           --
Additional paid-in capital..................................     339,444      339,382
Accumulated earnings........................................      54,161       53,481(6)
                                                              ----------   ----------
          Total stockholders' equity........................     393,906      393,226
                                                              ----------   ----------
          Total capitalization (excluding cash).............  $1,203,906   $1,203,226
                                                              ==========   ==========

---------------

(1) Reflects payment of accrued interest on the senior subordinated notes, estimated fees and expenses associated with the offering of the old notes and the initial purchasers' commissions.

(2) Shares of Series A-1 preferred stock are convertible into an aggregate of 3,292,700 shares of Class B-1 common stock, which shares are convertible into an aggregate of 3,292,700 shares of Class A common stock.

(3) Shares of Series A-2 preferred stock are convertible into an aggregate of 6,250,000 shares of Class B-2 common stock, which shares are convertible into an aggregate of 6,250,000 shares of Class A common stock. In connection with the sale of Class A common stock by Rite Aid, all of the Series A-2 preferred stock was converted into Class B-2 common stock.

(4) Shares of Class B-1 and Class B-2 common stock are convertible into Class A common stock on a one-for-one basis.

(5) In connection with the sale of Class A common stock by Rite Aid, 6,249,900 shares of Class B-2 common stock were converted into 6,249,900 shares of Class A common stock.

(6) The expenses in connection with the issuance and distribution of the shares offered in our equity offering, other than underwriting discounts and commissions, were paid by us.

     The table above excludes:

     - 8,233,878 shares of Class A common stock issuable upon exercise of options outstanding as of December 31, 2000 at a weighted average exercise price of $17.18 per share, of which 2,578,850 are fully vested at a weighted average exercise price of $7.50 per share;

     - 1,076,610 shares of Class A common stock issuable upon exercise of warrants outstanding as of December 31, 2000 at a weighted average exercise price of $20.40 per share, including 780,000 shares of Class A common stock issuable upon exercise of warrants issued to Rite Aid in connection with our acquisition of PCS; the warrants issued to Rite Aid were terminated upon redemption of the senior subordinated notes in full; and

     - 527,966 shares of Class A common stock reserved as of December 31, 2000 for issuance under our equity-based compensation plans.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

     The following tables present selected consolidated statement of operations, balance sheet and supplemental data of AdvancePCS for the periods and dates indicated. The selected statement of operations for each of the years in the three-year period ended March 31, 2000, and the balance sheet data as of March 31, 1998, 1999 and 2000 presented below are derived from our consolidated financial statements and accompanying notes, which have been audited by Arthur Andersen LLP, independent public accountants and the selected statement of operations data and supplemental data of AdvancePCS for the three- and nine-month periods ended December 31, 1999 and 2000, and the selected balance sheet data at December 31, 1999 and 2000 are derived from the unaudited interim consolidated financial statements and accompanying notes of AdvancePCS, which are included elsewhere in this prospectus. The unaudited interim consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) which, in the opinion of our management, are necessary for a fair presentation of our financial position and results of operations for these periods. Historical operating results for the three-and nine-month periods ended December 31, 1999 and 2000 are not necessarily indicative of the results that may be expected for a full fiscal year.

     The following tables also present selected historical statement of operations and supplemental data of PCS for the periods and dates indicated. The selected statement of operations data of PCS are derived from the consolidated financial statements and accompanying notes of PCS, which have been audited by Ernst & Young LLP. Prior to January 23, 1999, PCS was a wholly-owned subsidiary of Eli Lilly and its financial results for 1997 and 1998 were consolidated with those of Eli Lilly using a fiscal year ending December 31. On January 23, 1999, PCS was acquired by Rite Aid and its financial results for 1999 were consolidated with those of Rite Aid using a fiscal year ending February 26, 2000.

     The results of operations of PCS for the period commencing October 2, 2000, the date of our acquisition of PCS, are reflected in the financial statements of AdvancePCS after that date. The results of operations of PCS for the nine months ended December 31, 1999 and 2000 are included in the AdvancePCS pro forma financial data. Historical revenues and cost of revenues for AdvancePCS and PCS have been reclassified to reflect adoption of consistent revenue recognition policies. In connection with our recent acquisitions and the issuance of recent accounting pronouncements, we are evaluating certain aspects of Staff Accounting Bulletin 101 and EITF 99-19 "Reporting Gross Revenue as a Principal vs. Net as an Agent" as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Changes in Revenue Recognition."

     You should read the information contained in this section in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the historical consolidated financial statements and related notes of each of AdvancePCS and PCS, and the unaudited pro forma condensed consolidated financial information in this prospectus and in the annual reports and other information, including five-year selected financial data, that AdvancePCS has filed with the Securities and Exchange Commission and incorporated into this prospectus by reference.

ADVANCEPCS

                                                                            NINE MONTHS ENDED       THREE MONTHS ENDED
                                            YEAR ENDED MARCH 31,              DECEMBER 31,             DECEMBER 31,
                                      --------------------------------   -----------------------   ---------------------
                                        1998       1999        2000         1999       2000(1)       1999      2000(1)
                                      --------   --------   ----------   ----------   ----------   --------   ----------
                                                                               (UNAUDITED)              (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
STATEMENT OF OPERATIONS DATA:
Revenues(2).........................  $473,761   $757,259   $1,833,888   $1,312,881   $4,032,904   $519,858   $2,916,471
Gross profit........................    29,806     40,959       75,502       55,017      135,074     19,941       91,842
Selling, general, and administrative
  expenses..........................    18,955     21,006       38,793       28,593       75,568     10,362       55,072
Non-recurring charges...............        --         --           --           --          680         --          680
                                      --------   --------   ----------   ----------   ----------   --------   ----------
Operating income....................    10,851     19,953       36,709       26,424       58,826      9,579       36,090
Interest income.....................     2,950      2,860        1,064          801        2,297        240        1,587
Interest expense....................       (67)        --       (3,943)      (2,853)     (24,250)      (974)     (22,114)
Merger costs and asset disposal.....      (689)        --         (160)          --       (1,200)        --           --
                                      --------   --------   ----------   ----------   ----------   --------   ----------
Income before income taxes..........    13,045     22,813       33,670       24,372       35,673      8,845       15,563
Provision for income taxes..........    (4,957)    (8,669)     (12,794)      (9,261)     (16,409)    (3,361)      (8,585)
                                      --------   --------   ----------   ----------   ----------   --------   ----------
Net income..........................  $  8,088   $ 14,144   $   20,876   $   15,111   $   19,264   $  5,484   $    6,978
                                      ========   ========   ==========   ==========   ==========   ========   ==========
Basic:
  Net income per share..............  $   0.38   $   0.59   $     0.84   $     0.61   $     0.72   $   0.22   $     0.23
  Weighted average shares
    outstanding.....................    21,011     24,004       24,760       24,674       26,697     24,714       29,913
Diluted:
  Net income (loss) per share.......  $   0.31   $   0.53   $     0.75   $     0.54   $     0.58   $   0.20   $     0.16
  Weighted average shares
    outstanding.....................    26,202     26,876       27,737       27,868       33,305     27,657       44,507
BALANCE SHEET DATA (AS OF END OF
  PERIOD):
Cash and cash equivalents...........  $ 63,018   $ 45,895   $   55,243   $   54,515   $  141,350   $ 54,515   $  141,350
Working capital.....................    27,657        201       12,108        8,339     (345,292)     8,339     (345,292)
Total assets........................   178,639    304,016      406,738      398,357    3,142,595    398,357    3,142,595
Total debt..........................     1,285     50,000       50,000       50,000      810,000     50,000      810,000
Stockholders' equity................    50,342     68,773       98,044       86,295      393,906     86,295      393,906
SUPPLEMENTAL DATA(3):
EBITDA(4)...........................  $ 13,320   $ 23,789   $   45,819   $   32,952   $   87,864   $ 12,204   $   58,572
Capital expenditures................     6,795      7,860       22,807       14,601       23,232      6,396        8,963
Depreciation and amortization.......     2,469      3,836        9,110        6,528       28,358      2,625       21,802
Goodwill amortization(5)............       347        588        3,354        2,514       11,892        838       10,215
Pharmacy network claims processed...    38,319     50,588       81,225       60,022      155,611     22,301      108,155
Mail pharmacy prescriptions
  filled............................       839      1,289        1,674        1,225        3,189        446        2,249
Estimated members (as of end of
  period end).......................    12,500     15,000       27,500             (6)     75,000          (6)     75,000
Ratio of earnings to fixed
  charges(7)........................      20.6x      31.3x         7.7x         6.5x         2.3x       6.9x         1.6x

---------------

(1) Includes PCS data since the acquisition on October 2, 2000.

(2) Historical revenues for AdvancePCS have been reclassified to reflect adoption of consistent revenue recognition policies with PCS.

(3) This data has not been audited.

(4) EBITDA consists of operating income plus depreciation and amortization. EBITDA does not represent funds available for our discretionary use and is not intended to represent cash flow from operations as measured under generally accepted accounting principles. EBITDA should not be considered as an alternative to net income or net cash used in operating activities, but may be useful to investors as an indication of operating performance. Our calculations of EBITDA may not be consistent with calculations of EBITDA used by other companies. EBITDA excludes merger costs, asset impairment and other non-recurring charges.

(5) Represents amortization of goodwill recorded in connection with our acquisition of PCS. Such goodwill represents the excess of the purchase price we paid in the acquisition over the net identifiable assets and liabilities we acquired less amounts allocated to intangible assets. The purchase price allocated to such assets and liabilities, and thus the amount of goodwill, is preliminary and is subject to revision following the results of an appraisal and further identification of intangible assets. We expect that this revision will be reflected in our financial results for the quarter ended March 31, 2000.

(6) Estimated members were not calculated for the three- and nine-month periods ending December 31, 1999.

(7) Earnings consist of income before income taxes, plus fixed charges. Fixed charges consists of interest charges and amortization of debt issuance costs and the portion of rent expense under operating leases representing interest (estimated to be one-third of such expenses).

PCS HOLDING CORPORATION

                                                  YEAR ENDED DECEMBER 31,     YEAR ENDED
                                                  ------------------------   FEBRUARY 26,
                                                     1997          1998          2000
                                                  -----------   ----------   ------------
                                                     (IN THOUSANDS, EXCEPT RATIO DATA)
STATEMENT OF OPERATIONS DATA:
Revenues(1).....................................  $ 5,960,131   $7,117,702    $8,126,231
Gross profit....................................      118,720      180,399       207,281
Selling, general and administrative
  expenses(2)...................................      163,982      134,226       154,116
Asset impairment(3).............................   (2,345,244)          --            --
                                                  -----------   ----------    ----------
Operating income (loss).........................   (2,390,506)      46,173        53,165
Interest (expense) income, net..................        1,202        2,417         5,867
                                                  -----------   ----------    ----------
Income (loss) before income taxes...............   (2,389,304)      48,590        59,032
Provision for income taxes......................       (6,264)     (31,956)      (37,536)
                                                  -----------   ----------    ----------
Net income (loss)...............................  $(2,395,568)  $   16,634    $   21,496
                                                  ===========   ==========    ==========
SUPPLEMENTAL DATA(4):
EBITDA(5).......................................  $    37,432   $  101,524    $  125,382
Pharmacy network claims processed...............      248,800      287,700       315,979
Mail pharmacy prescriptions filled..............        2,500        4,700         6,768
Ratio of earnings to fixed charges(6)...........          0.6x         8.7x          9.1x

---------------

(1) Historical revenues for PCS have been reclassified to reflect adoption of consistent revenue recognition policies with AdvancePCS. Prior to giving effect to this reclassification, PCS's historical revenues were $547,425, $840,704 and $1,264,694 in the years ended December 31, 1997 and 1998 and February 26, 2000.

(2) Includes goodwill amortization.

(3) Includes asset impairment charge of $2.3 billion recognized by Eli Lilly and Company subsequent to its acquisition of PCS.

(4) This data has not been audited.

(5) EBITDA consists of operating income plus depreciation and amortization. EBITDA does not represent funds available for our discretionary use and is not intended to represent cash flow from operations as measured under generally accepted accounting principles. EBITDA should not be considered as an alternative to net income or net cash used in operating activities, but may be useful to investors as an indication of operating performance. Our calculations of EBITDA may not be consistent with calculations of EBITDA used by other companies. EBITDA excludes asset impairment and other non-recurring charges.

(6) Earnings consist of income before income taxes, plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs and the portion of rent expense under operating leases representing interest (estimated to be one-third of such expenses).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     We are a leading provider of health improvement services in the United States. As the largest PBM based on number of lives covered, we currently serve more than 75 million health plan members and manage more than $20 billion in prescription drug spending on behalf of our health plan sponsors on an annualized basis. In addition, we offer a wide range of other health improvement products and services, such as prescription discount cards for the uninsured and under-insured, web-based programs, disease management, clinical trials and outcomes studies. Our mission is to improve the quality of care delivered to health plan members while helping health plan sponsors reduce overall costs.

     Over the past few years, the PBM industry has undergone significant consolidation. We believe such consolidation has principally been driven by the significant benefits of size and scale, including:

     - cost-saving opportunities to leverage a fixed-cost infrastructure over greater prescription claim volume, resulting in greater pricing flexibility; and

     - increased negotiating leverage with pharmaceutical manufacturers and retail pharmacies, resulting in greater ability to obtain lower drug costs for health plan sponsors.

We believe PBMs that effectively capture these benefits will be positioned to strengthen their relationships with plan members, physicians and health plan sponsors and improve their competitive position.

ACQUISITIONS

     Effective October 2, 2000, we completed the acquisition of PCS for an aggregate purchase price of $1.0 billion, of which we paid Rite Aid, the seller, $675 million in cash, and issued to Rite Aid $200 million in senior subordinated notes and $125 million in our convertible preferred stock. The cash portion of the purchase price was financed with the proceeds of an $825 million senior secured credit facility and $150 million in equity financing committed by JLL. In connection with the equity financing, we issued to JLL 65,854 shares of Series A-1 preferred stock for an aggregate purchase price of $65,854,000 and six shares of Series B preferred stock and 4,207,000 shares of our Class A common stock for an aggregate purchase price of $84,146,000. On December 8, 2000, the six shares of Series B preferred stock and the 4,207,000 shares of Class A common stock automatically converted into 4,207,300 shares of Class B-1 common stock. In connection with the senior subordinated notes, we issued to Rite Aid warrants to purchase 780,000 shares of Class A common stock. The warrants are not exercisable until October 2, 2002 and will terminate if we repay the senior subordinated notes prior to October 2, 2002. The acquisition of PCS was accounted for using the purchase method of accounting. The excess of the purchase price paid over the net identifiable assets and liabilities of PCS was recorded as goodwill.

     Effective July 5, 2000, we completed the acquisition of FFI. We issued 3.5 million shares of our Class A common stock in exchange for all of the outstanding shares of FFI. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests under APB No. 16.

     Effective March 31, 1999, we completed the acquisition of Foundation Health Pharmaceutical Services for $70 million in cash and warrants to purchase 400,000 shares of our Class A common stock. We valued such warrants at fair market value based upon the Black-Scholes valuation model. The acquisition of Foundation Health Pharmaceutical Services was accounted for using the purchase method of accounting. The purchase price was allocated to goodwill, certain customer contracts and other intangible assets.

     Effective December 1, 1998, we completed the acquisition of Baumel-Eisner Neuromedical Institute, Inc., a privately-held clinical trial firm, for $25 million in cash. The acquisition was accounted for using the purchase method of accounting.

     Effective February 9, 1998, we completed a merger with Innovative Medical Research, Inc., a privately-held clinical trial and survey research firm based in Towson, Maryland. We issued 1,752,156 shares and options to purchase 47,844 shares of our common stock in exchange for all the outstanding shares and options of Innovative Medical Research, Inc. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests under APB No. 16.

ANTICIPATED SYNERGIES RELATED TO PCS ACQUISITION

     We anticipate being able to generate synergies as a result of the PCS acquisition by:

     - Consolidating and renegotiating existing contracts with pharmaceutical manufacturers. A significant portion of our and PCS's contracts with manufacturers allow for increasingly favorable terms as volume increases. We have reviewed overlapping contracts and plan to migrate combined volume to the contract with the best terms. PBM contracts with manufacturers are generally not long-term in nature, and we expect to be able to negotiate more favorable terms that reflect our increased purchasing power.

     - Re-contracting with our retail pharmacy network. Historically, PCS had not aggressively negotiated its contracts with retail pharmacies due to its ownership history, as discussed in "Results of Operations -- PCS." We believe we can increase profitability by renegotiating our contract terms with retailers in our network that reflect the independence, as well as the increased scale of our combined company.

     - Rationalizing and gaining economies of scale in our mail service operations. Volume is an important component of profitability in the mail service business from both a fixed cost and purchasing power perspective. We plan to consolidate the operations of our Richardson, Texas mail service pharmacy into our larger facilities in Fort Worth, Texas and Birmingham, Alabama. Through this consolidation and resulting increased capacity utilization, we expect to realize significant cost savings. In addition, we recently entered into a new contract with a wholesale pharmaceutical supplier for our mail facilities with more favorable terms that reflect our increased purchasing power.

     - Generating corporate overhead and information technology efficiencies. Our combination with PCS puts us in a position to realize significant cost savings by generating corporate overhead and information technology efficiencies. We expect cost savings to result from consolidation of corporate fixed costs and the utilization of best practices from both companies. For example, we intend to relocate selected information systems to PCS's facilities in an effort to consolidate overhead and maximize efficiencies in this area.

     - Pursuing cross-selling opportunities with pharmaceutical manufacturers and health plan sponsors. Our acquisition of PCS provides us with a wider range of complementary products and services to sell to a larger customer base. For example, we have historically offered outcomes research to our customers, which we will now be able to cross-sell to traditional PCS customers. Likewise, PCS offers certain clinical programs and services that we have not previously provided to our customers.

INTEGRATION RELATED TO PCS ACQUISITION

     We have successfully completed most of the steps in integrating PCS that are necessary for us to operate as a single, combined company. Our combined organizational and management reporting structure has been rolled out and implemented at all levels of the organization. We have completed the integration of the operational components of the call centers and mail pharmacies. We have successfully completed an interface to all of our call centers and our mail service pharmacies so clients can be supported by any combination of these facilities. In addition, we have completed the evaluation of vendor contracts and are reviewing and finalizing improved terms with our pharmaceutical wholesalers, technology vendors and others. By the end of the quarter ending September 30, 2001, we expect to have completed the remaining steps in integrating PCS's operations, including the consolidation of our mail service operations, the relocation of selected information systems to PCS facilities, the rollout of an interface between our data processing platforms, and a combination of other technology systems.

SOURCES OF REVENUE

     We group the revenues from all of our health improvement service offerings into three categories: data, clinical and mail services.

  Data services

     Through our data services operations we process prescription claims on behalf of our health plan sponsor customers. When a member of one of our health plan sponsors presents a prescription or health plan identification card to a retail pharmacist in our network, the pharmacist accesses our online system to receive information regarding eligibility, patient history, health plan formulary listings, and negotiated price. The member generally pays a co-pay to the retail pharmacy and the pharmacist fills the prescription. On behalf of our health plan sponsors, during each billing cycle, our systems electronically aggregate pharmacy benefit claims, which include prescription costs plus our claims processing fees. Once we receive payments from health plan sponsors, we remit the amounts owed by those health plan sponsors to the retail pharmacies and keep the claims processing fees.

     We have established a nationwide network of over 56,000 retail pharmacies, each of which pay an access fee to be included in our network. Our contracts with most of our health plan sponsors provide for member access to our retail pharmacy network. Under these contracts, we have an independent obligation to pay network retail pharmacies for the drugs dispensed, meaning we have assumed this risk. In addition, we are a principal in the transaction; therefore, we record the aggregate pharmacy benefit claim payments from our health plan sponsors as revenues, and include prescription costs to be paid to retail pharmacies in cost of revenues.

     Some of our other customers have established their own pharmacy networks. Under contracts with these customers, we are not at risk for retail pharmacy payment obligations. Thus, we record only our claims processing fees as revenues and do not include prescription costs in revenues or cost of revenues.

     As a result, customers that use our network will generate higher revenues than customers that use their own networks. Similarly, while a customer who uses our network may contribute the same gross profit in terms of dollars as a customer that uses its own network, gross profit as a percentage of revenue will be significantly lower for the customer using our network because of the higher level of revenue and cost of revenue we recognize.

  Mail services

     We derive mail services revenues from the sale of pharmaceuticals to members of our customers' health plans. These revenues include the cost of the pharmaceuticals plus a dispensing fee. Our cost of revenues includes product costs and other direct costs associated with the dispensing of prescription drugs.

  Clinical and other services

     We have historically derived our clinical revenues primarily from formulary rebates and volume discounts from pharmaceutical manufacturers relating to the administration of our PBM and consumer card operations. We record revenues in the amount of the administration fees we charge for our services and include the cost of such services in cost of revenues. Some of these revenues are based on estimates of rebates generated for our clients that are subject to final settlement with the manufacturer. In addition, we generate clinical revenues on a fee-for-service basis on the sale of our comprehensive health improvement products and services, including disease management, clinical trials and outcomes studies.

CHANGES IN REVENUE RECOGNITION

     We purchased PCS on October 2, 2000 and have included this business in our consolidated results of operations since that time. We made changes in our revenue recognition policies to conform the different policies used by us and PCS and we have revised historical revenues to be comparable in all periods presented in this prospectus, with the exception of the audited consolidated financial statements of PCS beginning on page F-1 of this offering memorandum.

     The historical PCS amounts have been reclassified to reflect the change in presentation of data services revenues. In cases in which we have an independent obligation to pay our network pharmacy providers, we include payments from our plan sponsors for these benefits as revenues and payments to our pharmacy providers as cost of revenues. Historically, PCS recorded only claims processing fees as revenues. The change results in higher revenues and an equal increase in cost of revenues. This change had no effect on gross profit or operating income.

     The table below illustrates the effects of the reclassification on PCS's unaudited financial statement data.

                                                             HISTORICAL
                                    -------------------------------------------------------------
                                                                                     SIX MONTHS
                                       YEAR ENDED DECEMBER 31,       YEAR ENDED         ENDED
                                    -----------------------------   FEBRUARY 26,    SEPTEMBER 23,
                                        1997            1998            2000            2000
                                    -------------   -------------   -------------   -------------
                                                           (IN THOUSANDS)
Total revenues....................     $547,425        $840,704      $1,264,694        $651,205
Cost of revenues..................      428,705         660,305       1,057,413         540,907
Gross profit......................      118,720         180,399         207,281         110,298

                                                            RECLASSIFIED
                                    -------------------------------------------------------------
                                                                                     SIX MONTHS
                                       YEAR ENDED DECEMBER 31,       YEAR ENDED         ENDED
                                    -----------------------------   FEBRUARY 26,    SEPTEMBER 23,
                                        1997            1998            2000            2000
                                    -------------   -------------   -------------   -------------
                                                           (IN THOUSANDS)
Total revenues....................   $5,960,131      $7,117,702      $8,126,231      $4,287,644
Cost of revenues..................    5,841,411       6,937,303       7,918,950       4,177,346
Gross profit......................      118,720         180,399         207,281         110,298

     In addition, the historical financial statements of AdvancePCS have been revised to reflect a change in recognition of clinical and other services revenues. We receive funds from pharmaceutical manufacturers for formulary rebate programs that we administer on behalf of our health plan sponsors. We record revenues in the amount of the administration fees we charge for our services and include the cost of such services in cost of revenues. Previously, we recognized the entire amount of the rebate, including our administration fee, in revenues and the portion paid to our client in cost of revenues. The revision resulted in lower revenues and an equal decrease in cost of revenues. This change had no effect on gross profit or operating income.

     In December 1999, the Commission staff issued SAB 101 "Revenue Recognition in Financial Statements." SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. In addition, the EITF issued a consensus in EITF 99-19 "Reporting Gross Revenue as a Principal vs. Net as an Agent." SAB 101 and the EITF are effective in our fourth fiscal quarter of 2001. In connection with our recent acquisitions and the issuance of these pronouncements, we are evaluating certain aspects of SAB 101 and the EITF, including gross versus net reporting of data and clinical revenues. We can provide no assurance that we may not need to report on a net basis in future periods. Net reporting of these revenues would have no effect on gross profit or operating income. If we had reported our data services revenue using net reporting, revenues and cost of revenues would have decreased by $304,876,000, $503,247,000 and $1,516,621,000, respectively, for the years ended March 31, 1998, 1999 and 2000.

     The EITF also has issued EITF 00-22 "Accounting for . . . Other Volume Based Sales Incentive Offers." This pronouncement provides accounting guidance for certain volume rebate programs. We are currently evaluating the impact, if any, of this EITF. This pronouncement is expected to be effective in our fourth quarter of 2001.

RESULTS OF OPERATIONS -- ADVANCEPCS

     The following table sets forth certain consolidated historical financial data of AdvancePCS. Historical revenues for AdvancePCS and PCS have been revised to reflect adoption of consistent revenue recognition policies as described above.

                                                                            NINE MONTHS ENDED        THREE MONTHS ENDED
                                          YEAR ENDED MARCH 31,                DECEMBER 31,              DECEMBER 31,
                                  ------------------------------------   -----------------------   -----------------------
                                     1998         1999         2000         1999       2000(1)        1999       2000(1)
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                               (UNAUDITED)               (UNAUDITED)
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Data services.................   $338,720     $554,716    $1,558,113   $1,120,040   $3,462,486    $446,235    $2,520,225
  Mail services.................     78,528      127,297       184,103      132,666      397,013      49,087       285,244
  Clinical and other services...     56,513       75,246        91,672       60,175      173,405      24,536       111,002
                                   --------     --------    ----------   ----------   ----------    --------    ----------
        Total revenues..........    473,761      757,259     1,833,888    1,312,881    4,032,904     519,858     2,916,471
Gross profit....................     29,806       40,959        75,502       55,017      135,074      19,941        91,842
Selling, general, and
  administrative expenses.......     18,955       21,006        38,793       28,593       75,568      10,362        55,072
Operating income................     10,851       19,953        36,709       26,424       58,826       9,579        36,090
Net income......................      8,088       14,144        20,876       15,111       19,264       5,484         6,978
Basic net income per share......   $   0.38     $   0.59    $     0.84   $     0.61   $     0.72    $   0.22    $     0.23
Diluted net income per share....   $   0.31     $   0.53    $     0.75   $     0.54   $     0.58    $   0.20    $     0.16

---------------

(1) Includes PCS data since the acquisition on October 2, 2000.

UNAUDITED PRO FORMA RESULTS OF OPERATIONS FOR PCS ACQUISITION

     The following table sets forth certain unaudited pro forma financial data for the PCS acquisition. Historical revenues for AdvancePCS and PCS have been revised to reflect adoption of consistent revenue recognition policies as described in "-- Changes in Revenue Recognition."

                                   FISCAL YEAR       NINE MONTHS ENDED          THREE MONTHS ENDED
                                      ENDED            DECEMBER 31,                DECEMBER 31,
                                    MARCH 31,    -------------------------   -------------------------
                                      2000          1999         2000(1)        1999         2000(1)
                                   -----------   -----------   -----------   -----------   -----------
                                                             (IN THOUSANDS)
Revenues
  Data services..................  $8,619,596    $6,450,867    $7,162,903    $2,287,556    $2,520,225
  Mail services..................     937,228       695,395       825,799       244,127       285,244
  Clinical and other services....     403,295       293,007       331,846       101,485       111,002
                                   ----------    ----------    ----------    ----------    ----------
          Total revenues.........   9,960,119     7,439,269     8,320,548     2,633,168     2,916,471
Gross profit.....................     282,783       210,663       245,372        68,193        91,842
Selling, general, and
  administrative expenses........     191,521       150,550       168,937        53,257        55,072
Operating income.................      91,262        60,113        75,755        14,936        36,090

---------------

(1) Includes PCS data since the acquisition on October 2, 2000.

HISTORICAL ADVANCEPCS:

  Three Months Ended December 31, 2000 Compared to Three Months Ended December 31, 1999

     Revenues. Our revenues for the three months ended December 31, 2000 increased by $2.4 billion, or 461%, compared to revenues for the three months ended December 31, 1999. The increase in revenues was primarily the result of our acquisition of PCS on October 2, 2000. Approximately $2.1 billion, or 87%, of the increase in revenues was attributable to data services and a 385% increase in the number of pharmacy claims processed during the period. Claims processed increased from 22 million in the three months ended December 31, 1999 to 108 million for the three months ended December 31, 2000. The addition of PCS added approximately 81 million claims for the quarter. Approximately 10% of the increase was attributable to additional sales of our mail pharmacy services, resulting from a 404% increase in the number of mail prescriptions dispensed. Mail pharmacy prescriptions dispensed increased from 446,000 in the three months ended December 31, 1999 to 2.2 million for the three months ended December 31, 2000. The addition of PCS's two mail pharmacies added approximately 97% of the increase of the mail prescriptions dispensed. The remaining 3% of the increase in revenues resulted from an increase in clinical and other services revenues derived from formulary and disease management services, as well as clinical trials.

     Gross profit. Our gross profit for the three months ended December 31, 2000 increased by $71.9 million, or 361%, compared to the same period in 1999. This increase was attributable primarily to the additional revenue and gross profit associated with the PCS acquisition. As a percentage of revenues, gross profit was approximately 3.1% in the three months ended December 31, 2000 and 3.8% in the same period in 1999. The decrease was primarily due to an increase in data services revenues from the PCS acquisition, which have lower percentage margins than other services.

     Selling, general and administrative expenses. Our selling, general and administrative expenses for the three months ended December 31, 2000 increased by $44.7 million, or 431% compared to the same period in 1999. This increase is due largely to the acquisition of PCS. In addition, approximately $14.5 million of the increase is due to additional goodwill and other intangibles amortization. Selling, general and administrative expenses as a percentage of revenues decreased from 2.0% for the three months ended December 31, 1999 to 1.9% in the same period in 2000.

     Non-recurring charges. The non-recurring charge of $680,000 ($415,000 after taxes, or $0.01 per share) represents severance costs for certain management employees that were terminated or resigned following and as a result of the acquisition with PCS. All of these severance costs were paid prior to December 31, 2000. We expect to consolidate certain operations in connection with the integration of PCS, which will result in additional non-recurring charges consisting primarily of facility closure costs and severance costs in the three months ended March 31, 2001.

     Interest income and interest expense. Interest expense, net of interest income, for the three months ended December 31, 2000 increased $19.8 million compared to the same period in 1999. The increase resulted from the acquisition of PCS, which was partially funded by approximately $800 million in debt.

     Income taxes. For the three months ended December 31, 2000 our effective tax rate was approximately 55%. For the three months ended December 31, 1999 our recorded income tax expense approximated an effective tax rate of 38%. The effective rate for the three months ended December 31, 2000 was higher due to the non-deductible nature of the goodwill acquired in the PCS acquisition.

     Diluted net income per share. We reported diluted net income per share of $0.16 per share for the three months ended December 31, 2000 compared to $0.20 per share for the same period in 1999. The weighted average shares outstanding were 27.7 million and 44.5 million for the three months ended December 31, 1999 and 2000, respectively. The decrease in diluted net income per share resulted from additional interest expense and goodwill and other intangibles amortization in connection with the PCS acquisition. In addition, we issued securities convertible into common stock in connection with the PCS acquisition, resulting in an increase in weighted average shares outstanding.

PRO FORMA ADVANCEPCS:

  Actual Three Months Ended December 31, 2000 Compared to Pro Forma Three Months Ended December 31, 1999

     Revenues. Our revenues for the three months ended December 31, 2000 increased by $283.3 million, or 11%, compared to the pro forma revenues for the three months ended December 31, 1999. Approximately $232.7 million or 82% of the increase in revenues was attributable to data services and a 4.4% increase in the number of pharmacy claims processed during the period. Claims processed increased from 104 million in the pro forma three months ended December 31, 1999 to 108 million for the three months ended December 31, 2000. Approximately 15% of the increase was attributable to additional sales of our mail pharmacy services, resulting from a 4% increase in the number of mail prescriptions dispensed. The remaining 3% of the increase in revenues resulted from an increase in clinical and other services revenues derived from formulary and disease management services.

     Gross profit. Our gross profit for the three months ended December 31, 2000 increased by $23.6 million, or 35%, compared to the same period in 1999 on a pro forma basis. This increase was attributable primarily to the additional revenue and gross profit generated by the improvement in operations at the two PCS mail facilities. The improvement resulted from an overall decrease in headcount in the mail facilities and the call centers despite a 4% growth in prescriptions filled. As a percentage of revenues, gross profit was approximately 3.1% in the three months ended December 31, 2000, compared to 2.6% in the same period in 1999 on a pro forma basis.

     Selling, general and administrative expenses. Our selling, general and administrative expenses for the three months ended December 31, 2000 increased by $1.8 million, or 3%, compared to the same period in 1999 on a pro forma basis. Selling, general and administrative expenses as a percentage of revenues decreased from 2.0% for the three months ended December 31, 1999 on a pro forma basis to 1.9% in the same period in 2000.

     Non-recurring charges. The non-recurring charge of $680,000 ($415,000 after taxes, or $0.01 per share) represents severance costs for certain management employees that were terminated or resigned following and as a result of the acquisition with PCS. All of these severance costs were paid prior to December 31, 2000. We expect to consolidate certain operations in connection with the integration of PCS, which will result in additional non-recurring charges consisting primarily of facility closure costs and severance costs in the three months ended March 31, 2001.

     Operating income. Our operating income increased by $21.2 million, or 142% for the three months ended December 31, 2000 compared to the same period in 1999 on a pro forma basis. The increase resulted from the factors mentioned above as revenues improved and PCS's headcount and costs as a percentage of revenues declined.

HISTORICAL ADVANCEPCS:

  Nine Months Ended December 31, 2000 Compared to Nine Months Ended December 31, 1999

     Revenues. Our revenues for the nine months ended December 31, 2000 increased by $2.7 billion, or 207%, compared to revenues for the nine months ended December 31, 1999. The increase in revenues was primarily the result of our acquisition of PCS on October 2, 2000. Approximately $2.3 billion, or 86%, of the increase in revenues was attributable to data services and a 159% increase in the number of pharmacy claims processed during the period. Claims processed increased from 60 million in the nine months ended December 31, 1999 to 156 million for the nine months ended December 31, 2000. The addition of PCS added approximately 81 million claims for the period. Approximately 10% of the increase was attributable to additional sales of our mail pharmacy services, resulting from a 160% increase in the number of mail prescriptions dispensed. Mail pharmacy prescriptions dispensed increased from 1.2 million in the nine months ended December 31, 1999 to 3.2 million for the nine months ended December 31, 2000. The addition of PCS's two mail pharmacies added approximately 89% of the increase. The remaining 4% of the increase in revenues resulted from an increase in clinical and other services revenues derived from formulary and disease management services as well as clinical trials.

     Gross profit. Our gross profit for the nine months ended December 31, 2000 increased by $80.1 million, or 145%, compared to the same period in 1999. This increase was attributable primarily to the additional revenue and gross profit associated with the PCS acquisition. As a percentage of revenues, gross profit was approximately 3.3% in the nine months ended December 31, 2000 compared to 4.2% in the same period in 1999. The decrease was primarily due to an increase in data services revenues from the PCS acquisition, which have lower margins than other services.

     Selling, general and administrative expenses. Our selling, general and administrative expenses for the nine months ended December 31, 2000 increased by $47.0 million, or 164%, compared to the same period in 1999. This increase is due to the acquisition of PCS. In addition, approximately $15 million of the increase is due to additional goodwill and other intangibles amortization. Selling, general and administrative expenses as a percentage of revenues was approximately 1.9% in the nine months ended December 31, 2000 compared to 2.2% in the same period in 1999.

     Non-recurring charges. The non-recurring charge of $680,000 ($415,000 after taxes, or $0.01 per share) represents severance costs for certain management employees that were terminated or resigned following and as a result of the acquisition with PCS. All of these severance costs were paid prior to December 31, 2000. We expect to consolidate certain operations in connection with the integration of PCS, which will result in additional non-recurring charges consisting primarily of facility closure costs and severance costs in the three months ended March 31, 2001.

     Interest income and interest expense. Interest expense, net of interest income, for the nine months ended December 31, 2000 increased $19.9 million compared to the same period in 1999. The increase resulted from the acquisition of PCS which was partially funded by approximately $800 million in debt.

     Merger costs. Net income for the nine months ended December 31, 2000 reflected a pre-tax charge of $1.2 million ($926,000 after taxes, or $0.03 per share) relating to merger costs incurred in connection with FFI.

     Income taxes. For the nine months ended December 31, 2000 our effective tax rate was approximately 46%. For the nine months ended December 31, 1999 our recorded income tax expense approximated an effective tax rate of 38%. The effective rate for the nine months ended December 31, 2000 was higher due to the non-deductible nature of the goodwill and other intangible assets acquired in the PCS acquisition.

     Diluted net income per share. We reported diluted net income per share of $0.58 per share for the nine months ended December 31, 2000 compared to $0.54 per share for the same period in 1999. The weighted average shares outstanding were 27.9 million and 33.3 million for the nine months ended December 31, 1999 and 2000, respectively. The decrease in diluted net income per share resulted from additional interest expense and goodwill and other intangibles amortization in connection with the PCS acquisition. In addition, securities convertible into common stock were issued in connection with the PCS acquisition resulting in an increase in weighted average shares outstanding.

PRO FORMA ADVANCEPCS:

  Pro Forma Nine Months Ended December 31, 2000 Compared to Pro Forma Nine Months Ended December 31, 1999

     Revenues. Our pro forma revenues for the nine months ended December 31, 2000 increased by $881 million, or 12%, compared to the pro forma revenues for the nine months ended December 31, 1999. Approximately $712.0 million, or 81%, of the increase in revenues was attributable to data services and a 9.1% increase in the number of pharmacy claims processed during the period. Pro forma claims processed increased from 295.7 million in the nine months ended December 31, 1999 to 322.6 million for the nine months ended December 31, 2000. Approximately 15% of the increase was attributable to additional sales of our mail pharmacy services, resulting from an 8% increase in the number of mail prescriptions dispensed. The remaining 4% of the increase in revenues resulted from an increase in clinical and other services revenues derived from formulary and disease management services.

     Gross profit. Our gross profit for the nine months ended December 31, 2000 increased by $34.7 million, or 16%, compared to the same period in 1999 on a pro forma basis. This increase was attributable primarily to the additional revenue and gross profit generated by the improvement in operations at the two PCS mail facilities. The improvement resulted from an overall decrease in headcount in the mail facilities and the call centers despite an 8% growth in prescriptions filled. As a percentage of revenues, gross profit was approximately 2.9% in the nine months ended December 31, 2000, compared to 2.8% in the same period in 1999.

     Selling, general and administrative expenses. Our selling, general and administrative expenses for the pro forma nine months ended December 31, 2000 increased by $18.4 million, or 12%, compared to the same period in 1999 on a pro forma basis. This increase resulted from losses of approximately $7 million incurred in connection with performance-based contracts in the nine months ended December 31, 2000. In addition, we incurred expenses for severance and retention costs related to executive employment agreements in the nine months ended December 31, 2000.

     Non-recurring charges. The non-recurring charge of $680,000 ($415,000 after taxes, or $0.01 per share) represents severance costs for certain management employees that were terminated or resigned following and as a result of the acquisition with PCS. All of these severance costs were paid prior to December 31, 2000. We expect to consolidate certain operations in connection with the integration of PCS, which will result in additional non-recurring charges consisting primarily of facility closure costs and severance costs in the three months ended March 31, 2001.

     Operating income. Our operating income increased by $15.6 million, or 26%, for the pro forma nine months ended December 31, 2000 compared to the same period in 1999 on a pro forma basis. The increase resulted from the factors mentioned above as revenues improved and PCS's headcount and costs declined.

HISTORICAL ADVANCEPCS:

  Fiscal Year 2000 Compared To Fiscal Year 1999

     Revenues. Our revenues for fiscal year 2000 increased by $1.1 billion, or 142.2%, compared to revenues for fiscal year 1999. The number of individuals we managed continued to increase in fiscal year 2000 as we obtained new customers including our largest customer at that time, Foundation Health Systems, Inc., or FHS, whose service agreement began April 1, 1999. In addition, our current customers continued to increase their membership and utilization levels. New customer contracts resulted from increased marketing efforts and the expansion of our sales and marketing department. Contracts with new customers in fiscal year 2000 generally included all pharmacy benefit management products we offer, including claims processing, mail and clinical and other services.

     Our revenues from data services increased $1.0 billion, or 180.9%, compared to the prior year. The increase resulted from the addition of new contracts including the service agreement with FHS and an increase in the use of our services by existing customers. The increase in new members resulted in an increase in pharmacy claims processed from 50.6 million in fiscal year 1999 to
81.2 million in fiscal year 2000, a 60.5% increase. Virtually all of the new fiscal year 2000 customer contracts, including FHS, use our pharmacy network, which has shifted a larger percentage of our total revenues to data services. Revenues from mail services increased $56.8 million, or 44.6%, compared to the prior year. This increase resulted primarily from the new members added during fiscal year 2000. The increase in new members resulted in an increase in mail prescriptions dispensed from 1.3 million in fiscal year 1999 to 1.7 million in fiscal year 2000, a 29.9% increase. Revenues from clinical and other services increased $16.4 million, or 21.8%, compared to the prior year. The increase resulted primarily from the new members added and the additional claims processed during fiscal year 2000 compared to the prior year.

     Gross profit. Our gross profit for fiscal year 2000 increased by $34.5 million, or 84.3%, compared to the prior fiscal year. This increase primarily resulted from the additional costs associated with our claims processing growth and the new customers, including FHS, that are using our retail pharmacy network. As a percentage of revenues, gross profit was 4.1% in fiscal year 2000 compared to 5.4% in fiscal year 1999.

     Selling, general, and administrative expenses. Our selling, general, and administrative expense for fiscal year 2000 increased by $17.8 million, or 84.7%, compared to fiscal year 1999. This increase was primarily the result of our acquisition of Foundation Health Pharmaceutical Services, Inc. in March 1999 and the related amortization expense associated with the intangible assets acquired. In addition, further expansion in management, sales and marketing contributed to the increase. In spite of the increase, selling, general and administrative expenses as a percentage of revenues decreased from 2.8% in fiscal year 1999 to 2.1% in fiscal year 2000 as the result of greater economies of scale and due to the increase in revenues associated with our claims processing services. Additional revenues generated by customers using our network pharmacy providers typically do not result in an increase in selling, general, and administrative expenses.

  Fiscal Year 1999 Compared To Fiscal Year 1998

     Revenues. Our revenues for fiscal year 1999 increased by $283.5 million, or 59.8%, compared to revenues for fiscal year 1998. The number of individuals we managed continued to increase in fiscal year 1999 as we obtained new customers and our current customers continued to increase their membership and utilization levels. New customer contracts resulted from increased marketing efforts and the expansion of our sales and marketing department. Contracts with new customers in fiscal year 1999 generally included all pharmacy benefit management products we offer, including claims processing, mail and clinical and other services.

     Our revenues from data services increased $216.0 million, or 63.8%, compared to the prior year. The increase resulted from the addition of new members and an increase in use of our services by existing customers. The increase in new members resulted in an increase in pharmacy claims processed from 38.3 million in fiscal year 1998 to 50.6 million in fiscal year 1999, a 32.0% increase. Virtually all of the new fiscal year 1999 customer contracts use our pharmacy network, which has shifted a larger percentage of our total revenues to claims processing. Revenues from mail services increased $48.8 million, or 62.1%, compared to the prior year. The increase resulted primarily from the new members added during fiscal year 1999. The increase in new members resulted in an increase in mail prescriptions dispensed from 839,000 in fiscal year 1998 to 1.3 million in fiscal year 1999, a 53.6% increase. Revenues from clinical and other services increased $18.7 million, or 33.1%, compared to the prior year. The increase resulted primarily from the new members added and the additional claims processed during fiscal year 1999 compared to the prior year.

     Gross profit. Our gross profit for fiscal year 1999 increased by $11.2 million, or 37.4%, compared to the prior fiscal year. This increase primarily resulted from the additional costs associated with our claims processing growth and the new customers that are using our retail pharmacy network. As a percentage of revenues, gross profit was 5.4% in fiscal year 1999 compared to 6.3% in fiscal year 1998.

     Selling, general and administrative expenses. Our selling, general and administrative expense for fiscal year 1999 increased by $2.1 million, or 10.8%, compared to fiscal year 1998. This increase was the result of our expansion of our sales and marketing activities, as well as increases in administrative and support staff levels and salaries and benefits in response to volume growth in all programs. In spite of the increase, selling, general and administrative expenses as a percentage of revenues decreased from 4.0% in fiscal year 1998 to 2.8% in fiscal year 1999 as the result of greater economies of scale and due to the increase in revenues associated with our claims processing services. Additional revenues generated by customers using our network pharmacy providers typically do not result in an increase in selling, general and administrative expenses.

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

RESULTS OF OPERATIONS -- PCS

     The following table sets forth certain consolidated financial data of PCS. Historical revenues for AdvancePCS and PCS have been revised to reflect adoption of consistent revenue recognition policies as described in "-- Changes in Revenue Recognition." A discussion of PCS's results of operations for the periods after February 26, 2000 is included in "-- Pro Forma AdvancePCS -- Pro Forma Nine Months Ended December 31, 2000 Compared to Pro Forma Nine Months Ended December 31, 1999."

                                                           YEAR ENDED DECEMBER 31,      YEAR ENDED
                                                          --------------------------   FEBRUARY 26,
                                                             1997            1998          2000
                                                          -----------     ----------   ------------
                                                                       (IN THOUSANDS)
Revenues
  Data services.........................................  $ 5,584,077     $6,418,094    $7,061,483
  Mail services.........................................      224,094        467,202       753,125
  Clinical and other services...........................      151,960        232,406       311,623
                                                          -----------     ----------    ----------
          Total revenues................................    5,960,131      7,117,702     8,126,231
Gross Profit............................................      118,720        180,399       207,281
Selling, general, and administrative expenses...........      163,982        134,226       154,116
Operating income (loss).................................   (2,390,506)(1)     46,173        53,165

---------------

(1) Includes asset impairment charges of $2.3 billion recognized by Eli Lilly and Company subsequent to its acquisition of PCS.

     PCS was originally founded in 1969 as Pharmaceutical Card System Inc., the nation's first pharmacy benefit management company, with McKesson Corporation, now known as McKesson HBOC, as its major investor owning 49%. In 1972, McKesson purchased the remaining 51 percent of PCS. In 1986, McKesson spun off approximately 14% of PCS in a public offering and operated PCS that way until 1990 when it reacquired all the shares. In 1994, PCS was sold to Eli Lilly and Company and was subsequently acquired by Rite Aid in 1999. On October 2, 2000, we acquired PCS.

  Year Ended February 26, 2000 as Compared to Year Ended December 31, 1998

     Revenues. Revenues for the year ended February 26, 2000, increased by $1.0 billion, or 14%, compared to revenues for the year ended December 31, 1998. Data services revenues increased as a result of an increase in pharmacy claims processed from 287.7 million in calendar year 1998 to 316.0 million in fiscal year 2000, a 9.8% increase. Revenues from mail services the year ended February 26, 2000, increased by $285.9 million, or 61%, compared to the year ended December 31, 1998. This increase resulted primarily from new members added during the year ended February 26, 2000, and increased utilization. In addition, mail order program growth was facilitated by the opening of a mail order pharmacy in Birmingham, Alabama in fiscal year 2000. The increase in new members and overall utilization resulted in an increase in mail prescriptions dispensed to 6.8 million for the year ended February 26, 2000, from 4.7 million for the year ended December 31, 1998, a 44% increase. Revenue per claim increased 11% for the same period. Revenues from clinical and other services for the year ended February 26, 2000, increased by $79 million, or 34%, compared to the year ended December 31, 1998. The increase was due primarily to growth in formulary service fees.

     Gross profit. Gross profit for the year ended February 26, 2000, increased by $26.9 million, or 14.9%, compared to the year ended December 31, 1998. Cost of drugs from mail order programs for the year ended February 26, 2000, increased by $263.6 million, or 61%, compared to the year ended December 31, 1998, consistent with the increased revenues of mail order programs. Increased mail utilization also resulted in increased operating costs, both at the facility and the mail call centers. During the year ended February 26, 2000, PCS experienced a service interruption in its mail facility resulting in non-recurring incremental charges of $6 million. However, as a percentage of revenues, gross profit was 2.6% in the year ended February 26, 2000 and 2.5% for the year ended December 31, 1998.

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

     Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended February 26, 2000, increased by $19.9 million, or 15%, compared to the year ended December 31, 1998, attributable primarily to PCS's continued expansion of programs and services. This increase was largely related to growth in revenue, including growth in mail order programs. Further, PCS incurred a non-recurring charge in fiscal year 2000 for the transition from Eli Lilly to Rite Aid of $2.3 million and a non-recurring charge for Year 2000 readiness of $2.8 million. As a percentage of revenues, selling, general and administrative expenses was 2% for the year ended February 26, 2000 and the year ended December 31, 1998.

  Year Ended December 31, 1998 as Compared to Year Ended December 31, 1997

     Revenues. Revenues for the year ended December 31, 1998, increased by $1.2 billion, or 19%, compared to revenues for the year ended December 31, 1997.

     Revenues from data services increased by $834 million, or 15%, compared to the prior year due to an increase in claims from 249 million to 288 million, or 16%. Revenues from mail services increased by $243.1 million, or 108%, compared to the prior year. Mail members increased to over 14 million in 1998 from under 7 million in 1997. The increase in new members and overall utilization resulted in an increase in mail prescriptions dispensed to 4.7 million for 1998 from 2.5 million for 1997, an 88% increase. Revenue per claim increased 10% for the same period. Revenues from clinical and other services increased by $80.4 million, or 53%, compared to the prior year due to an increase in formulary service fees as well as growth in other programs targeted specifically to doctors.

     Gross profit. Gross profit for the year ended December 31, 1998, increased by $61.7 million, or 52%, compared to the same period in 1997. Cost of revenues from mail order programs for the year ended December 31, 1998, increased by $212.4 million, or 99%, compared to the year ended December 31, 1997. This increase is consistent with the increased revenues of mail order programs. As a percentage of revenues, gross profit was 2.5% in the 1998, and 2.0% in 1997.

     Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 1998, decreased by $29.8 million, or 18%, compared to the same period in 1997. As a percentage of revenues, selling, general and administrative expenses decreased to 2% for the year ended December 31, 1998, from 3% for the same period in 1997. This decrease is attributable primarily to a reduction in goodwill amortization. Goodwill amortization decreased $26 million in 1998 compared to 1997, due to a reduction in carrying value of goodwill in connection with an impairment recognized in 1997.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 2000, we had a working capital deficit of $345.3 million. The majority of our current obligations are not due until cash is collected from our customers. We use our excess cash balances to reduce debt under our revolving credit facility, which results in a net deficit in working capital. Our net cash provided by operating activities was $119.8 million for the nine months ended December 31, 2000 resulting primarily from net income and also due to the timing of receivables and payables resulting from our continued growth. During the nine months ended December 31, 2000, we used cash of $23.2 million, or $26.5 million on a pro forma basis, for purchases of property, plant and equipment associated with the growth and expansion of our systems and facilities.

     Historically, we have been able to fund our operations and continued growth through cash flow from operations. In fiscal years 1998, 1999 and 2000, and for the nine months ended December 31, 1999 and 2000, our operating cash flow funded our capital expenditures and our short-term excess cash was used to reduce our debt or invested in money market funds.

     In conjunction with our acquisition of PCS, we obtained an $825 million senior secured credit facility that includes a $175.0 million revolving credit facility, $100 million interim revolving credit facility and two term notes totaling $550.0 million. Our $150 million Term A note accrues interest at LIBOR plus 3%,

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

with escalating quarterly principal payments, and is due on September 30, 2005. Our $400 million Term B note accrues interest at LIBOR plus 3.5%, with quarterly principal payments of $1 million until December 31, 2006 and payments of $94.5 million thereafter on each of December 31, 2006, March 31, 2007, June 30, 2007 and September 30, 2007. Our $175 million revolving credit facility accrues interest at LIBOR plus 3%. These percentages may be lower based upon our total leverage. The revolving credit facility expires on October 2, 2005. As of December 31, 2000, $60 million was outstanding under this facility. We intend to refinance the $100 million interim revolving credit facility with a collateralized accounts receivable facility by June 2001. The senior secured credit facility contains covenants that are typical for this type of document. In addition, we issued to Rite Aid $200 million in senior subordinated notes that accrue interest at 11% until April 2002, 12% from April 2002 to October 2002 and 13% thereafter. The senior secured credit facility and the senior subordinated notes have been unconditionally guaranteed, jointly or severally, by all of our subsidiaries. In addition, the senior secured credit facility is secured by a first priority lien on the stock of our subsidiaries and substantially all of our assets and the assets of our subsidiaries. Each subsidiary is 100% owned. There are no restrictions on the ability of the subsidiary guarantors to pay dividends or make loans or advances to the parent. In connection with the senior subordinated notes, we issued to Rite Aid warrants to purchase 780,000 shares of our Class A common stock. The warrants are not exercisable until October 2, 2002 and will terminate if we repay the senior subordinated notes prior to October 2, 2002. We intend to repay all of the outstanding senior subordinated notes with the proceeds from this offering, together with available funds. We also issued to Rite Aid $125 million in convertible preferred stock that is convertible into Class B common stock. In addition, we issued $150 million in common stock and preferred stock to JLL. For further description of the securities issued, see "-- Acquisitions."

     We anticipate that cash flow from operations, combined with our current cash balances and amounts available under our credit facility, will be sufficient to meet our internal operating requirements and expansion programs, including capital expenditures, for at least the next 18 months. However, if we successfully continue our expansion, acquisition and alliance plans, we may be required to seek additional debt or equity financing in order to achieve these plans.

RECENT ACCOUNTING PRONOUNCEMENTS

     We adopted Statement of Financial Accounting Standards, or SFAS, 131, "Disclosure about Segments of an Enterprise and Related Information," effective April 1, 1998. This pronouncement changes the requirements under which public businesses must report segment information. The objective of the pronouncement is to provide information about a company's different types of business activities and different economic environments. SFAS 131 requires companies to select segments based on their internal reporting system. We provide integrated health benefit management services to our customers, and these services account for substantially all of our net revenues. Such services are typically negotiated under one contract with the customer. Therefore, our operations will continue to be reported in one segment.

     In June 1998, Financial Accounting Standards Board Statement 133 "Accounting for Derivative Instruments and Hedging Activities" was issued. SFAS 133 requires all derivatives to be recognized as either assets or liabilities in the statement of financial position and measured at fair value. In addition, SFAS 133 specifies the accounting for changes in the fair value of a derivative based on the intended use of the derivative and the resulting designation. SFAS 133, as amended by SFAS 137 and SFAS 138, is effective beginning in fiscal year March 31, 2002. We have entered into interest rate protection agreements that have fixed the LIBOR rate as of November 7, 2000 at 6.60% for $400 million of our variable rate debt under our credit facility. The notional amount drops to $300 million in October 2001 and to $200 million in October 2002. We will declare these agreements hedges in accordance with SFAS 133, as amended, and will recognize the fair value of these financial instruments on the balance sheet effective April 1, 2001 upon adoption of SFAS 133. These instruments will be marked to market at each reporting date with the adjustment recognized as a component of other comprehensive income (loss) in stockholders' equity.

     In December 1999, the Securities and Exchange Commission staff issued SAB 101 "Revenue Recognition in Financial Statements." SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. In addition, the EITF issued a consensus in EITF 99-19 "Reporting Gross Revenue as a Principal vs. Net as an Agent." SAB 101 and the EITF are effective in our fourth fiscal quarter of 2001. In connection with our recent acquisitions and the issuance of these pronouncements, we are evaluating certain aspects of SAB 101 and the EITF, including gross versus net reporting of data and clinical revenues. Net reporting of these revenues would have no effect on gross profit or operating income. For additional information please see
"-- Changes in Revenue Recognition."

IMPACT OF INFLATION

     Changes in prices charged by manufacturers and wholesalers for pharmaceuticals we dispense affect our cost of revenues. Historically, we have been able to pass the effect of such price changes to our customers under the terms of our agreements. As a result, changes in pharmaceutical prices due to inflation have not adversely affected us.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our primary market risk is that of interest rate risk. A change in LIBOR or the Prime Rate as set by Bank of America, N.A. would affect the rate at which we could borrow funds under our credit facilities.

     We have entered into interest rate protection agreements that have fixed the interest rate as of November 7, 2000 at 6.60% for $400 million of our variable rate debt under our credit facility. The notional amount drops to $300 million in October 2001 and to $200 million in October 2002.

                                    BUSINESS

     The following description of our business should be read in conjunction with the information included elsewhere in this prospectus. This description contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements as a result of the factors set forth in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We are a leading provider of health improvement services in the United States. As the largest PBM based on number of lives covered, we currently serve more than 75 million health plan members and manage more than $20 billion in prescription drug spending on behalf of our health plan sponsors on an annualized basis. In addition, we offer a wide range of other health improvement products and services, such as prescription discount cards for the uninsured and under-insured, web-based programs, disease management, clinical trials and outcomes studies. Our mission is to improve the quality of care delivered to health plan members while helping health plan sponsors reduce overall costs.

     We generate revenues by providing our health improvement services to two primary customer groups: health plan sponsors and pharmaceutical manufacturers. We serve a broad range of health plan sponsors, including BlueCross BlueShield plans and other managed care organizations, employer groups, third-party administrators of health plans, insurance companies, government agencies and labor union-based trusts. We work closely with pharmaceutical manufacturers to negotiate lower drug costs for our health plan sponsors. We also provide pharmaceutical manufacturers with clinical trial, research and information management services.

     In October 2000, we became the largest PBM through our acquisition of PCS. In addition, in July 2000, we acquired FFI, which provides prescription discount programs, or consumer cards, to the uninsured and under-insured. We believe these acquisitions significantly enhance our competitive position in the industry and provide substantial opportunities to generate operational efficiencies and continued growth.

INDUSTRY BACKGROUND

     HCFA estimates that total U.S. health care expenditures were $1.2 trillion in 1999 and projects this spending to grow by 6.5 percent annually from 2000 through 2008, or an average of 1.6 percentage points above the growth rate of gross domestic product during the same period. Based on these projections, HCFA estimates that U.S. health care expenditures will total $2.2 trillion and reach
16.2 percent of gross domestic product by 2008.

     HCFA estimates that total prescription drug spending in the United States was approximately $100 billion in 1999 and projects this spending to remain the fastest growing component of health care costs, increasing by between nine and twelve percent annually from 2000 through 2008. We believe factors contributing to this trend include:

     - higher drug utilization due to the growing use of pharmaceuticals as a first line of attack in disease treatment, increasing availability of pharmacy benefits to health plan members, an aging population and increasing direct-to-consumer advertising by pharmaceutical manufacturers;

     - an expected increase in new drug introductions, primarily due to increases in research and development spending by pharmaceutical companies, as well as more rapid drug approval by the FDA; and

     - high costs for newly-developed, more effective drug therapies.

     PBMs were first formed during the 1970s to provide health plan sponsors with a more efficient and less costly means of managing their members' prescription drug benefit, particularly the processing of pharmaceutical claims. In recent years, managed care has evolved from a short-term, cost-driven model to

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

a long-term, medical outcomes-based model, where the overall cost and quality of patient care are both key considerations of the health plan sponsor. While PBMs continue to process hundreds of millions of pharmaceutical claims per year, PBMs have also developed additional services, including mail-order pharmacies in the 1980s and point-of-sale claims processing, formulary development and other clinical services in the 1990s. By designing and implementing effective pharmacy benefit plans and formularies, PBMs gained the ability to influence the choice of pharmaceuticals used by a health plan's members. PBMs use their formulary influence and increased purchasing power to negotiate both rebates from pharmaceutical manufacturers and discounts from retail pharmacies in order to generate savings for health plan sponsors.

     Over the past few years, the PBM industry has undergone significant consolidation. We believe such consolidation has principally been driven by the significant benefits of size and scale, including:

     - cost-saving opportunities to leverage a fixed-cost infrastructure over greater prescription claim volume, resulting in greater pricing flexibility; and

     - increased negotiating leverage with pharmaceutical manufacturers and retail pharmacies, resulting in greater ability to obtain lower drug costs for health plan sponsors.

We believe PBMs that effectively capture these benefits will be better positioned to strengthen their relationships with plan members, physicians and health plan sponsors and improve their competitive position.

     Several legislative proposals are under consideration in Congress to provide Medicare recipients with outpatient drug benefits through the use of PBMs. Medicare, the primary health insurer for more than 35 million Americans over the age of 65, does not currently offer an outpatient prescription drug benefit. The terms of the current proposals vary, and there can be no assurance of actual implementation of such a benefit. Depending on the approval and final design of a Medicare drug benefit, PBMs could play a significant role in its administration.

OUR COMPETITIVE ADVANTAGES

  WE ARE THE LARGEST PBM IN THE INDUSTRY

     As the largest PBM based on number of lives covered, we currently serve more than 75 million members enrolled with our health plan sponsors. We operate through a network of approximately 56,000 retail pharmacies and, on an annualized basis, we estimate that we manage more than 500 million pharmacy claims representing more than $20 billion in prescription drug spending. Our large member base gives us significant leverage when negotiating rebates and discounts from pharmaceutical companies and retail pharmacies. In addition, we believe that our mail service pharmacies are of sufficient scale and capacity to effectively compete on large contracts. As the industry leader based on number of lives covered, we intend to position ourselves as the first choice of health plan sponsors who need a PBM with scale and scope to help effectively manage their growing prescription drug costs.

  WE MAINTAIN AN INDEPENDENT STATUS

     We also benefit from our independent status, as we are not controlled by a pharmaceutical manufacturer, retail pharmacy or health plan sponsor. We believe this independence is valued by health plan sponsors for the inherent choice and impartiality we are able to provide.

  WE OFFER A WIDE RANGE OF HEALTH IMPROVEMENT PRODUCTS AND SERVICES

     We believe we have one of the widest ranges of health improvement products and services in the industry. We provide a broad range of PBM products and services complemented by consumer and information products and technology solutions. Our PBM products and services include data, clinical and mail order services. Our data service operations process prescription claims through our retail pharmacy network. Our clinical services perform formulary design and compliance services as well as provide proprietary decision support tools, and our mail order services process prescription orders through our mail pharmacies.

     We also offer consumer cards for uninsured and under-insured consumers, as well as web-based products and services such as online pharmacy services and web site development services for health plan sponsors. In addition, we offer a wide range of other health improvement products and services that utilize our data management and predictive modeling capabilities, such as disease management, clinical trials and outcomes studies. Our acquisition of PCS has given us the opportunity to combine these products and services with our PBM services for a comprehensive health improvement product offering.

  WE HAVE A DIVERSE CLIENT BASE WITH SUBSTANTIAL PENETRATION ACROSS ALL KEY CLIENT SEGMENTS

     Historically, we have had strong client relationships with BlueCross BlueShield companies and other managed care organizations. While PCS has served managed care plans, it has traditionally focused on and developed expertise in serving self-insured employers, insurance carriers and government plans. As a result of our combination, we now have a diverse client base and substantial market penetration among each of these major target client groups.

  WE HAVE A FOCUSED AND EXPERIENCED MANAGEMENT TEAM WITH AN ESTABLISHED TRACK RECORD IN GROWING OUR BUSINESS AND INTEGRATING ACQUISITIONS

     Our management team, including our founder and chief executive officer, David D. Halbert, has consistently delivered strong operating and financial results through internal growth and the acquisition and successful integration of several companies. During the last five fiscal years, we have grown significantly, with total revenues increasing from approximately $64.4 million in fiscal year 1995 to approximately $1.8 billion in fiscal year 2000 and EBITDA increasing from approximately $1.8 million in fiscal year 1995 to approximately $45.8 million in fiscal year 2000.

     With the addition of the PCS management, our combined senior management team of 11 officers has an aggregate of 161 years of experience in the health care industry. We have successfully completed most of the steps in integrating PCS that are necessary for us to operate as a single, combined company. In addition, we have successfully integrated the following four acquisitions in the past three years:

     - Innovative Medical Research, Inc., which conducts clinical trials and survey research for the pharmaceutical and managed care industries, in 1998;

     - Baumel-Eisner Neuromedical Institute, Inc., which conducts neurological and psychiatric clinical trials of investigational new drugs on behalf of the pharmaceutical industry, in 1998;

     - Foundation Health Pharmaceutical Services, the pharmacy benefit operations of Foundation Health Systems, Inc., now known as Healthnet, in 1999; and

     - FFI in 2000.

In connection with our acquisition of Foundation Health Pharmaceutical Services, we added more than 12 million covered lives to our base of 15 million covered lives.

STRATEGY

     Our mission is to improve the quality of care delivered to health plan members while helping health plan sponsors reduce overall costs. In order to accomplish this mission, we plan to:

  CONTINUE TO GAIN EFFICIENCIES FROM OUR ACQUISITION OF PCS

     Through the acquisition of PCS, we have created significant cost saving opportunities and increased negotiating leverage with pharmaceutical manufacturers and retail pharmacies. During the two-year period following the acquisition of PCS, we expect to realize significant synergies from the integration of PCS. This integration involves the renegotiation of existing contracts with pharmaceutical manufacturers and retail pharmacy chains and the consolidation of some operations to maximize the efficiency of our combined infrastructure. In particular, we plan to consolidate our Richardson, Texas mail pharmacy, call center operations, internet/e-business efforts, enterprise infrastructure, data warehouse efforts and duplicative information systems.

  INCREASE SALES PENETRATION TO EXISTING CUSTOMERS

     One of our primary growth strategies is to increase sales penetration of our health improvement services within our existing customer base. While we and PCS have each historically offered traditional PBM services, we developed a different array of disease management, clinical and research products. With the addition of the complementary product lines and customer groups of PCS, we now offer more comprehensive product solutions, which we intend to cross-sell into our respective customer bases. For example, the customers in the employer group segment, where PCS has traditionally had a strong presence, are increasingly interested in our disease management programs. Similarly, PCS offered certain clinical programs and services that we had not previously provided to our customers.

     Beyond combining existing services, we also plan to increase sales to our existing customers by expanding our disease management services and developing additional clinical research capabilities. For example, we currently offer six disease management programs, and during the past 12 months have performed 50 outcomes research programs covering a broad range of disease states. We are also developing a physician education program for osteoporosis. We expect to develop additional disease management, outcomes research and physician education programs tailored to our customers' requests.

  INCREASE OUR MAIL SERVICE PENETRATION

     We believe that our mail services reduce costs to health plan sponsors through volume purchasing, increased generic dispensing and higher rebates through greater formulary compliance. Historically, neither we nor PCS promoted our mail pharmacies aggressively. We did not have the scale to operate mail pharmacy services efficiently. PCS did not begin offering mail service until late 1996, and, due to a change in ownership, PCS was not able to expand its capacity to meet demand. However, with our combination, we see a significant opportunity to profitably expand penetration of our mail order business, which provides lower costs for our health plan sponsors.

     We plan to increase the percentage of the prescriptions filled by our mail pharmacies by aggressively promoting our mail services to the members of our health plan sponsors. We estimate that we manage more than 500 million pharmacy claims on an annualized basis, and of these less than 10% of the prescriptions for these claims are filled by our mail pharmacies. We believe that our primary competitors are filling a significantly greater proportion of their members' prescriptions through mail service.

  INCREASE OUR CORE HEALTH PLAN SPONSOR CUSTOMER BASE

     The number of members served by our programs has increased from an estimated 5.2 million at March 31, 1995 to more than 75 million at December 31, 2000. We plan to continue to grow our customer base by marketing our scale and comprehensive service offerings to a broader range of health plan sponsors. We believe that our increased size and ability to negotiate higher rebates and discounts make us more attractive to large accounts. Since the announcement of the PCS transaction, we have entered into multi-year contracts with three new large accounts representing an aggregate of approximately two million members and have signed multi-year contract renewals with several existing customers, including Humana, Inc. and Tufts Health Plan, which together represent approximately 5.8 million members.

     As part of our strategy to expand our customer base, we have reorganized our sales force into teams focused on each customer segment. Through this reorganization, our sales force will be able to focus on the specific characteristics and needs of our current and prospective customers in each segment.

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

  FURTHER DEVELOP WEB-BASED CAPABILITIES AND PURSUE NEW TECHNOLOGY INITIATIVES

     Our health plan sponsors are increasingly interested in the convenience of technology-enabled, pharmacy-related products and services for their members. We provide our clients with comprehensive web-based solutions, which include web-enabled PBM functions, such as online refills and online prescription drug history, web-based content, and web site development services for health plan sponsors. We plan to expand our current web-based product offerings, which would include developing new initiatives to offer broader medical content to health plan sponsors and to empower consumers by involving them more directly in their medical care. We are also currently working with health plan sponsors to develop web-enabled pharmacy services on their respective web sites for members.

     In addition, we intend to continue to explore and implement new technologies to enable us to more effectively deliver our products and services. For example, we are currently participating in pilot programs that support the development of emerging technology solutions using handheld devices that provide enhanced point-of-care prescribing capabilities to physicians. These devices provide timely information, such as patient histories, formulary checks and drug utilization reviews, to physicians at the point-of-care to allow for electronic transmittal of prescriptions. Further, we recently entered into a new venture that will develop an electronic exchange to enable physicians who use electronic prescribing technology to link to pharmacies, PBMs and health plan sponsors that their patients use. As a result, we expect improved formulary compliance, better outcomes and lower costs for us and our health plan sponsors.

  PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES

     We plan to continue our strategy of selectively pursuing acquisitions and alliances that are consistent with our corporate mission. In particular, we seek opportunities to:

     - increase the size of our core PBM business;

     - expand our product offerings for health plan sponsors and pharmaceutical manufacturers; and

     - enhance our current health improvement programs.

HEALTH IMPROVEMENT PRODUCTS AND SERVICES

  PBM SERVICES

     We offer a broad range of data, clinical and mail services to our customers through our PBM operations. We provide value by improving the level of care and lowering the costs associated with a pharmacy benefit plan.

     Data Services. Through our data services operations, we processed more than 424 million prescription claims for health plan sponsors on a pro forma basis in the last 12 months. We administer a network of more than 56,000 retail pharmacies that have agreed to provide prescription drugs to individual members of our health plan sponsors at pre-negotiated prices. The retail pharmacies in our network are linked to us through our online, real-time claims processing systems that are designed to significantly reduce the cost of processing prescriptions for those pharmacies linked to these systems. When a member of one of our health plan sponsors presents a prescription or health plan identification card to a retail pharmacist in our network, our online system provides the pharmacist with the following information:

     - verification of whether the individual is eligible for benefits;

     - the prescription benefits the individual's health plan has selected, including whether the drug to be dispensed is included on the health plan's formulary, and the individual's co-payment obligation;

     - the amount the pharmacy can expect to receive as payment for its services; and

     - an alert message to warn the pharmacist of possible interactions, including drug-drug, drug-food, drug-age and drug-pregnancy interactions.

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On behalf of health plan sponsors, we aggregate all pharmacy benefit claims on a system-wide basis and facilitate payments to retail pharmacies.

     Mail Services. We believe that our mail pharmacies reduce costs to health plan sponsors through volume purchasing, increased generic dispensing and higher rebates through greater formulary compliance. Mail service is ideal for maintenance medications because of the convenience of home delivery and improved patient compliance through methods such as refill reminders. Our mail pharmacies currently dispense more than nine million prescriptions on an annualized basis, typically in the form of a three-month supply of medications for chronic conditions. Our mail service operations are highly automated, featuring bar code and scanning technology to route and track orders, computerized dispensing of many medications and computer-generated mailing labels and invoices. To enhance accurate dispensing of prescriptions, our mail service system is equipped with automated quality control features, and each prescription is inspected by a registered pharmacist.

     Our mail pharmacy operations are located in Richardson and Fort Worth, Texas and Birmingham, Alabama. We are in the process of consolidating our Richardson, Texas mail pharmacy operations into our larger facilities in Fort Worth, Texas and Birmingham, Alabama. We believe that this consolidation will enhance the operating efficiencies of our mail pharmacy business.

     While the vast majority of our prescriptions are currently submitted through the mail, we will continue to promote our web-based capabilities to further reduce the costs associated with prescription refills. For additional information on our web-based capabilities, see "-- Web-based Health Improvement Products and Services" below.

     Clinical and Other Services. Our clinical services professionals work closely with health plan sponsors to design and administer pharmacy benefit plans that, through the use of formularies and other techniques, promote clinically appropriate drug usage while reducing drug costs. Our formulary development process begins with a panel of independent physicians and pharmacists who perform a clinical review of available drugs for inclusion in the formulary based on safety and efficacy. After the clinical review has been performed, we negotiate rebates and discounts with pharmaceutical manufacturers to obtain the most cost effective formulary for our health plan sponsors.

     We encourage formulary compliance through programs that operate at the patient, prescribing physician and pharmacist levels. We help design tiered co-payment plans, which require a health plan member to pay higher amounts for non-preferred drugs. We attempt to influence physician prescribing patterns by analyzing physicians' prescribing behavior relative to physician peer groups and notifying them when their practices differ from peer group norms and medical best practices. We provide face-to-face consultations between our clinical pharmacists and high-prescribing physicians in an effort to align prescribing practices in targeted categories and diseases that are in the best interests of health plan sponsors and members. We also provide our own educational materials to physicians, pharmacists and health plan sponsors. Through the retail pharmacies, we offer a voluntary therapeutic interchange program that encourages pharmacists to consult with patients and physicians regarding therapeutically equivalent, cost-effective drug alternatives. Our programs support cost effective, clinically appropriate drug management and help to ensure that members receive appropriate drug therapies.

     In addition, we have developed consulting products and services to assist health plan sponsors in designing programs that manage prescription drug costs effectively while maintaining high physician and member satisfaction. Such programs include restrictive formularies, three-tiered co-payments and prior authorization features. We have developed a proprietary decision support system that offers virtually unlimited querying capability of pharmacy, medical and laboratory data, sophisticated outcomes analyses, detailed physician and pharmacy provider profiling, utilization trending and formulary and rebate analysis. This system allows health plan sponsors to study the effectiveness of specific drugs, identify and address areas for improvement and develop new programs.

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  CONSUMER CARD SERVICES

     According to the U.S. Census Bureau, in 1999 approximately 43 million Americans had no health insurance coverage. We estimate that approximately 17 million additional Americans do not have outpatient prescription drug coverage included with their health insurance. We provide services to make prescription drugs more affordable for groups and individuals who have limited or no prescription drug insurance coverage. Through our consumer card services, participants receive a discount on covered prescription drugs at the point of sale, thereby reducing their prescription drug costs. We are able to achieve our goal of providing prescription drugs to consumers at reduced prices by negotiating rebates on prescription drugs from pharmaceutical manufacturers and discounts from retail pharmacies based on our size and ability to influence market share. In order to maximize the cost savings to participants, we also provide messages to pharmacies participating in the programs to inform them of clinically appropriate alternative drugs that may have a lower, out-of-pocket cost for the patient. We also intend to expand a patient letter program informing participants of preferred drugs available at discounts through the program and encouraging them to bring the preferred drug to the attention of their physician to determine whether or not they are a candidate for the more cost effective treatment option. In addition to cost savings, patients benefit by participating in our drug program by allowing us to capture the patients' drug history and to identify and alert the dispensing pharmacist to any potential drug interactions.

     We currently have five consumer card programs and have more than 40,000 retail pharmacies participating in these programs nationwide. Four of our programs include a mail service option to provide additional savings to participants. Currently, we market our programs under MatureRx(R), MatureRx Plus(TM), femScript(R) and AvidaRx(TM), which we acquired through our acquisition of FFI, as well as provide private label consumer card programs for customers like the American Association of Retired Persons, or AARP. MatureRx and MatureRx Plus are designed to meet the needs of senior citizens who are beneficiaries of Medicare, which does not currently cover the cost of prescription drugs, by reducing their costs for prescription drugs. femScript is designed to help women obtain prescription coverage for oral contraceptives and estrogen replacement therapies. AvidaRx and the AdvancePCS private label consumer card program are broad based programs offering savings on preferred products to participants.

  WEB-BASED HEALTH IMPROVEMENT PRODUCTS AND SERVICES

     We believe that our web-based offerings are the most comprehensive in the industry. Through these offerings we intend to both increase member satisfaction with our PBM services and enhance our operating efficiency. We also aim to facilitate the member retention and growth goals of our health plan sponsors by providing such plans with leading e-health web site development services and access to our e-health portals.

     PBM Services. Our online pharmacy services allow us to both reduce costs and improve service. When visiting our web sites, members of our health plan sponsors can place orders for prescriptions, check order status, locate network pharmacies, review formulary information and save processing and customer service costs. We believe a key differentiating characteristic of our online PBM services is the ability of patients to access online a confidential and complete history of all prescriptions dispensed to them. In addition, we continue to work with our health plan sponsors to develop interfaces that enable them to seamlessly link into our PBM services through their own web sites.

     Client Services. In response to client demand for their own e-health solutions, we provide web development services for health plan sponsors, an e-health portal and an online drugstore. We develop e-health web portals for our clients by either co-branding our own e-health portal or creating a completely customized, private-label web site on their behalf. Our web development services are provided in conjunction with Consumer Health Interactive, Inc., or CHI, of which we currently own approximately 19 percent. CHI assisted us in the development of our own e-health portal, BuildingBetterHealth.com, which provides consumers a comprehensive source of health, wellness and medical information, including access to medical and drug encyclopedias, an extensive medical library, medication guides, diet and nutritional resources, information about diseases, pregnancy, child and elder care, current news articles

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about health care developments, and related content. In addition, our online drugstore, AdvanceRx.com offers consumers the further convenience of shopping for other drugstore products while filling their prescriptions online or visiting BuildingBetterHealth.com or one of the other web sites that we developed for health plan sponsors. AdvanceRx.com offers over-the-counter products, health and beauty products, vitamins and nutritional supplements, medical supplies and similar products, covering over 11,000 different SKUs.

  DISEASE MANAGEMENT AND OTHER HEALTH IMPROVEMENT PROGRAMS

     Disease Management. We help health plan sponsors manage the cost and treatment of specific chronic diseases by improving medical outcomes and lowering the cost of health care delivery. Our programs are designed to support the quality initiatives and third-party accreditation requirements, such as those of the National Committee on Quality Assurance, of our health plan sponsors. These programs monitor the contracted population and intervene when individuals demonstrate symptoms of a specific disease or high risk indications.

     Our disease management programs are executed by a dedicated team of clinicians and managed care professionals and typically have five principal elements:

     - Data integration. We compile and analyze medical, laboratory, pharmacy and other relevant data for a particular group of health plan members.

     - Case finding. We identify patients from the group who have the specific disease and stratify them for targeted interventions.

     - Treatment assessment. We compare treatment received by identified patients with nationally accepted treatment guidelines. We also assess physician knowledge of clinical guidelines for targeted interventions.

     - Targeted interventions. We intervene with identified patients by educating them about their disease and providing self-management tools. We also provide physicians with treatment guidelines, patient profiles and patient management tools.

     - Outcomes analysis. We measure the results of the intervention by tracking the identified patients' medical outcomes and monitoring ongoing compliance with their treatment programs.

     We have designed disease management programs for cardiovascular secondary risk reduction, asthma, diabetes, heart failure, depression and hypertension. We have approximately 15 million eligible members who are enrolled in health plans currently under contract for one or more of our programs. We believe our disease management programs are supported by our ability to assess quality of life, quality of care and overall satisfaction with the disease management programs. We also assess the economic benefit of the programs to our health plan sponsors.

     The Center for Work and Health. In June 2000, we developed the Center for Work and Health to focus specifically on employer group clients and the impact that illnesses have on losses in productive hours of work. In this regard, the Center for Work and Health views health care dollars as an investment in human capital that needs to be effectively managed to improve the quality of life of employees and to reduce lost productive hours and absenteeism due to illness. The Center for Work and Health focuses on health problems that both have a substantial impact on productivity and can be improved, such as arthritis pain, back pain, musculoskeletal pain, depression, diabetes, gastrointestinal disorders, allergic rhinitis, migraines and numerous other conditions. Many of these conditions are common in working populations and are under-diagnosed, not adequately managed and under-treated. Strategies that facilitate effective care are likely to improve outcomes and, as a result, reduce lost hours of productivity. We believe these results are particularly valuable to our employer group clients, who are responsible for the cost of medical care and benefit economically from a reduction in lost productivity.

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     The Center for Healthier Aging and Patient Safety.  In the third quarter of fiscal year 2000, we developed the Center for Healthier Aging and Patient Safety to encourage better health for elderly and the chronically ill through preventative and interventional programs designed to promote the appropriate use of pharmacy therapy and reduce overall health care costs for these patients. Through focused data analysis, we work to assure that medications provide their intended advantages with minimal unintended adverse effects. We also work with pharmaceutical manufacturers to evaluate appropriate medications and medication information for elderly patients and their physicians. As a result, we believe that our emphasis on effective care for the elderly will increase our visibility in the marketplace and position us to take advantage of any future Medicare drug benefit opportunities.

 CLINICAL TRIALS

     Through our clinical research operations, we assist pharmaceutical manufacturers in conducting clinical trials for both new drugs and new uses for existing drugs. Our current clinical trial initiatives are focused on Alzheimer's disease and other neurological disorders, psychological conditions and pain relief. We provide key functions in the clinical trials process, including:

     - recruiting patients and physicians to participate in trials;

     - administering the trials as designed by the pharmaceutical manufacturers; and

     - measuring the patients' results.

     The large size and breadth of our PBM population enhances our clinical trial recruitment and execution capabilities. Our patient enrollment methods are designed to reduce drug development time, which permits sponsors of clinical trials to introduce their products into the market faster and to maximize the economic return for such products. We use a call center and medically appropriate surveys to identify patients eligible to participate in our clinical trials. We believe that the combination of our clinical trials expertise with the largest PBM membership base allows us to more thoroughly and accurately evaluate the clinical benefits and predict the impact of new pharmaceutical products and services on health care expenditures and patient care management.

 OUTCOMES STUDIES

     We provide pharmaceutical manufacturers an established vehicle for conducting studies that can document a drug's economic and clinical benefits in a real world environment. In addition, our surveying capabilities permit us to evaluate the effectiveness of disease management strategies. We perform outcomes studies on a broad range of conditions including chronic pain, dementia, asthma and diabetes.

     Our outcomes studies services include conducting studies to further the understanding of the characteristics of diseases and to develop simple-to-use tools, such as questionnaires and decision trees, for diagnosing diseases. In addition, we develop measurements for monitoring patient medical outcomes and determine how to best influence the health status of individuals. We also evaluate the direct and indirect costs of health care, as well as conduct surveys to evaluate physician knowledge and behavior in order to develop individualized educational materials for each physician.

CLIENTS

     We generate a significant portion of our revenues from contracts with health plan sponsors. One of our clients, Foundation Health Systems, Inc., now known as Healthnet, accounted for approximately 41 percent of our revenues in fiscal year 2000. However, on a pro forma basis giving effect to our acquisition of PCS, Foundation Health Systems accounted for approximately eight percent of revenues in fiscal year 2000. On a pro forma basis giving effect to our acquisition of PCS, government contracts, including state and federal, represent approximately 12 percent of our client base. These arrangements are typically acquired through a competitive bidding process and may be terminated on short notice by the government. No other client accounted for more than 10 percent of our revenues in this period.

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     Historically, we have had strong client relationships with BlueCross
BlueShield companies and other managed care organizations. While PCS has served managed care plans, it has traditionally focused on and developed expertise in serving self-insured employers, insurance carriers and government plans. As a result of our combination, we now have a diverse client base and substantial market penetration among all major target client groups.

SALES, MARKETING AND SERVICE

     As of December 31, 2000, we had a staff of more than 450 sales and support people. Our sales force is supplemented by client service representatives in more than 30 offices throughout the United States. As part of our strategy to expand our client base, we have reorganized our sales force into teams focused on each client segment. Through this reorganization, our sales force will be able to focus on the specific characteristics and needs of our current and prospective clients in each segment.

     The sales process for health plan sponsors usually lasts a minimum of six to nine months and sometimes can extend for a year or longer. We initiate the sales process with large health plan sponsors at our most senior levels. A staff of sales representatives uses a team approach to work with a number of senior level individuals within a health plan sponsor. In this manner, we are able to work with health plan sponsors at multiple levels within their organizations, and our health plan sponsors have multiple contacts within our organization.

     Once we have contracted with a health plan sponsor for our services, we commit to provide it with the highest level of support. For example, our benefits design group works with our health plan sponsors to design the pharmacy benefits that they will provide to the individuals in their plans. Each client is supported by a multi-functional team led by a senior-level account manager who coordinates with designated resources across our company. The account management teams are organized by market segment to enhance their understanding of the needs and complexities of our clients.

     In addition, we commit to our health plan sponsors that the individuals enrolled in their plans will receive high quality member service. To fulfill this promise, we manage three advanced call centers staffed with almost 1,000 member service representatives who are available to answer incoming calls 24 hours a day, seven days a week. For the 12 month-period ended December 31, 2000, our call centers received approximately 275,000 calls per week.

SUPPLIERS

     We currently purchase products for our mail pharmacies from two primary wholesale distributors. In an effort to continue to gain efficiencies from our acquisition of PCS we recently entered into a three-year agreement with a wholesale distributor to be our primary supplier of pharmaceuticals to our mail pharmacies. We believe our supplier arrangements are more than adequate, and we maintain strong relationships with back-up wholesalers and suppliers. In addition, we believe alternative suppliers can be utilized without any disruptions. We believe it would be relatively easy to switch from one supplier to another. Other than with respect to our mail pharmacies, we do not purchase products for retail pharmacies or otherwise supply products to them. Retail pharmacies typically have their own arrangements with wholesale distributors or pharmaceutical manufacturers.

INFORMATION SYSTEMS

     Information technology systems are a critical part of our business. We maintain a number of separate, proprietary systems that are designed to efficiently support our specific departments, yet are compatible for electronic data interchange. Our information technology systems are highly scalable and run on a variety of platforms. We have an experienced systems staff of more than 800 employees. We maintain extensive preventative measures to protect against disaster, including redundancy in all aspects of processing, telecommunications and power sources.

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     As part of our integration efforts with PCS, we are moving our Richardson,
Texas data center into our Scottsdale, Arizona data center. Although we are combining physical locations, we will maintain our separate data processing platforms in order to avoid client disruptions associated with conversion. The Scottsdale, Arizona data center has received ISO 9002 certification from the International Organization for Standardization, the world's foremost quality standards organization, and has also received an exceptional audit grade from registrars with the professional services firm, Deloitte & Touche LLP.

     We are continuing to make significant progress in efforts to integrate other technology that we acquired in connection with the PCS acquisition. We have successfully integrated many of our administrative technologies such as voice-mail, e-mail and telephony systems. We are making significant progress in our efforts to integrate our accounting and payroll/benefit systems. We have successfully created an interface to all of our call centers and our mail service pharmacies so clients can be supported by any combination of these facilities. By combining our technologies, we expect to achieve significant synergies in our various operations to eliminate many redundant systems and to redeploy key personnel to focus on our most critical needs.

COMPETITION

     We compete with a number of national companies, including Merck-Medco Managed Care, LLC, a subsidiary of Merck & Co., Inc., a pharmaceutical manufacturer, Express Scripts, Inc. and Caremark Rx, Inc. In addition, we compete with a number of local and regional PBMs, some of which may be owned by health plans or retail pharmacy chains. These competitors may possess purchasing and other advantages over us that could allow them to price competing services more aggressively than we can because of their market position, affiliations and other aspects of their businesses.

     We believe that the primary competitive factors in the PBM industry include:

     - the size and financial strength of the company;

     - independence from pharmaceutical manufacturers, retail pharmacies and health plan sponsors;

     - the ability to reduce health plan sponsor costs by negotiating favorable rebates and volume discounts from pharmaceutical manufacturers;

     - the quality, scope and costs of programs offered; and

     - the ability to use clinical strategies to improve patient outcomes and reduce costs.

GOVERNMENT REGULATION

     Various aspects of our business are governed by federal and state laws and regulations and compliance is a significant operational requirement for us. We believe that we are in substantial compliance with all existing legal requirements material to the operation of our business. However, the application of complex standards to the detailed operation of our business always creates areas of uncertainty. Moreover, regulation of the field is in a state of flux. Numerous health care laws and regulations have been proposed at the state and federal level, many of which could affect our business. We cannot predict what additional federal or state legislation or regulatory initiatives may be enacted in the future regarding health care or the business of PBMs, or how existing laws may be interpreted. It is possible that federal or state governments might impose additional restrictions or adopt interpretations of existing laws that could have a material adverse affect on our business, profitability or growth prospects.

     Among the federal and state laws and regulations that affect aspects of the PBM business are the following:

     FDA Regulation. The U.S. Food and Drug Administration, or FDA, generally has authority under the Federal Food, Drug and Cosmetic Act, or FDCA, to regulate drug promotional materials that are disseminated "by or on behalf" of a pharmaceutical manufacturer. In January 1998, the FDA issued a Draft Guidance for Industry regarding the regulation of activities of pharmacy benefit managers that are

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directly or indirectly controlled by pharmaceutical manufacturers. In that draft guidance, the FDA purported to have the authority to hold pharmaceutical manufacturers responsible for the promotional activities of PBMs, depending upon the nature and extent of the relationship between the pharmaceutical manufacturer and the PBM. We and many other companies and associations commented to the FDA in writing regarding its authority to regulate the communications of PBMs that are not owned by pharmaceutical manufacturers. In the fall of 1998, the FDA withdrew the guidance and stated that it would reconsider the basis for its issuance. To date, the FDA has not taken any further action on the issue. Although it appears that the FDA has changed its position regarding regulation of communications by PBMs, there is no assurance that it will not re-examine the issue and seek to assert the authority to regulate the communications of such PBMs.

     The FDA also regulates the conduct of clinical trials for drugs. In general, the sponsor of the drug product that is being studied, or the manufacturer that will have the right to market the drug product if it is approved by the FDA, has the responsibility to comply with the laws and regulations that apply to the conduct of the clinical trials. However, in providing services related to the conduct of clinical trials, we may assume some or all of the sponsor's or clinical investigator's obligations related to the study of the drug. In October 1998, the FDA announced that the agency would give Institutional Review Boards, the independent bodies that oversee the conduct of clinical investigations, increased access to information pointing to violative or potentially violative conduct on the part of the physicians conducting the clinical trials, or clinical investigators.

     We believe that we meet all of our regulatory responsibilities with regard to our involvement in clinical trials. However, the interpretation of the laws and regulations relating to the conduct of clinical trials is complex and sometimes subjective. We cannot assure you that the FDA will not at some point consider our compliance efforts to be inadequate and initiate administrative enforcement actions against us. If we fail to successfully defend against an administrative enforcement action, it could result in an administrative order suspending, restricting or eliminating our ability to participate in the clinical trial process, which would materially limit our business operations. Moreover, some violations of the FDCA are punishable by civil and criminal penalties against both the violating company and responsible individuals. If warranted by the facts, we and our employees involved in the trials could face civil and criminal penalties, which include fines and imprisonment.

     Regulation of Confidentiality of Patient Identifiable
Information. Government regulation of the use of patient identifiable information has grown substantially over the past several years, and is likely to increase further in the future. Many states have recently passed laws dealing with the use and disclosure of health information, and this is expected to be an area of significant activity in many states this year again. The proposals vary widely, some relating to only certain types of information, others to only certain uses, and yet others to only certain types of entities. Texas, California and New York are some of the larger states expected to focus on several proposals dealing with health information privacy this year. Numerous proposals have been circulated at the state and federal level and there is no assurance that these proposals, if adopted, will not have a material adverse effect on our business, profitability and growth prospects. The programs that we offer our health plan customers are information-based, utilizing aggregated and anonymous data, as well as patient-specific information, depending upon the needs of the customer. Government restrictions on the use of patient identifiable information could adversely affect our ability to promote formulary compliance and to conduct health improvement programs and outcomes studies, as well as our business growth strategy based on these programs.

     In the absence of comprehensive federal privacy legislation, in December 2000, the Department of Health and Human Services, or HHS, issued final regulations regarding the privacy of individually identifiable health information pursuant to the Health Insurance Portability and Accountability Act of 1996, or HIPAA. This final privacy rule applies to both electronic and paper records and imposes extensive requirements on the way in which health care providers, health plans and their business associates use and disclose protected information. This final rule gives patients significant rights to understand and control how their protected health information is used and disclosed. Direct providers, such as pharmacies, are required to obtain patient consents for treatment, payment and health care operations.
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For all uses or disclosures of protected information that do not involve treatment, payment or health care operations, the rule requires that all covered entities obtain a valid patient authorization. In most cases, use or disclosure of protected health information must be limited to the minimum amount necessary to achieve the purpose of the use or disclosure. Organizations subject to the rule will have approximately two years to comply with these provisions. Sanctions for failing to comply with standards issued pursuant to HIPAA include criminal penalties and civil sanctions.

     In addition, in August 1998, HHS issued proposed regulations pursuant to HIPAA that govern the security of individually-identifiable health information. A final security rule has not yet been published but, once issued, it is likely to impose additional administrative burdens on health care providers, health plans and their business associates, relating to the storage, utilization and transmission of health information.

     Due to the complex and controversial nature of the HIPAA regulations, they may be subject to court challenge, as well as further legislative and regulatory actions that could alter their effect. We cannot at this time predict with specificity what impact the recently adopted final rule on the privacy of individually-identifiable health information, or the proposed rule on security of individually-identifiable health information may have on us. However, they will likely increase our burden of regulatory compliance with respect to our health improvement programs and other information-based products, and may reduce the amount of information we may use if patients do not consent to its use. There can be no assurance that the restrictions and duties imposed will not have a material adverse effect on our business, profitability or growth prospects.

     Even without new legislation and beyond the final federal regulations, individual health plan sponsors could prohibit us from including their patients' medical information in our various databases of medical data. They could also prohibit us from offering services that involve the compilation of such information.

     Anti-Kickback Laws. Subject to certain exceptions, federal law prohibits the payment, offer, receipt or solicitation of any remuneration that is knowingly and willfully intended to induce the referral of Medicare, Medicaid or other federal health care program beneficiaries for the purchase, lease, ordering or recommendation of the purchase, lease or ordering of items or services reimbursable under federal health care programs. Several states also have similar laws, known as "all payor" statutes, which apply anti-kickback prohibitions beyond services for which federal health care program payments may be made. Sanctions for violating these federal and state anti-kickback laws may include criminal and civil sanctions and exclusion from participation in federal health care programs. State anti-kickback laws vary, and have rarely been interpreted by courts. However, in several cases, courts have ruled that contracts that violate anti-kickback laws are void as a matter of public policy.

     The federal anti-kickback statute has been interpreted broadly by courts, by the Office of Inspector General, or OIG, and within administrative tribunals. Courts have ruled that a violation of the statute may occur even if only one of the purposes of a payment arrangement is to induce patient referrals or purchases. Among the practices that have been identified by the OIG as potentially improper under the statute are "product conversion programs" in which benefits are given by pharmaceutical manufacturers to pharmacists or physicians for changing a prescription, or recommending or requesting such a change, from one drug to another. These laws have been cited as a partial basis, along with the state consumer protection laws discussed below, for investigations and multi-state settlements relating to financial incentives provided by pharmaceutical manufacturers to physicians or pharmacists in connection with such programs.

     Because of the federal statute's broad scope, federal regulations establish some "safe harbors" from liability. Safe harbors exist for, among other things, certain properly reported discounts received from vendors, certain investment interests, certain properly disclosed payments made by vendors to group purchasing organizations and certain managed care risk-sharing arrangements. A practice that does not fall within a safe harbor is not necessarily unlawful, but may be subject to scrutiny and challenge.

     We believe that we are in compliance with the legal requirements imposed by these laws and regulations, and we believe that there are material differences between the drug-switching programs about

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which the OIG has raised concerns and the programs we offer to our customers. To date, the government has not commenced enforcement actions under the anti-kickback statutes against PBMs with regard to their negotiation of discounts, rebates and administrative fees from drug manufacturers in connection with drug purchasing and formulary management programs, or their contractual agreements with pharmacies that participate in their networks, or their relationships with their health plan customers. However, in June 1998, the United States Attorney's Office for the Eastern District of Pennsylvania began an investigation into whether rebates and other payments made by pharmaceutical manufacturers to PBMs, or payments made by PBMs to retail pharmacies or others, may violate the anti-kickback laws or other federal laws. To date, no specific prosecutions or settlements have been made public, but we believe subpoenas have been issued to another PBM and a pharmaceutical manufacturer. As part of this investigation, prior to our acquisition of PCS, PCS received a subpoena from the OIG requesting general information about PCS's programs. The United States Attorney's Office has also contacted some of the pharmaceutical manufacturers with which we have agreements, and has asked these manufacturers to provide copies of documents relating to their agreements with us. At this time, we are unable to predict whether the government will commence any action challenging any of our programs and practices. We believe that our programs, and those programs of PCS prior to the acquisition are in compliance with the requirements imposed by the anti-kickback laws and other applicable laws and regulations. Nevertheless, we could be subject to scrutiny, investigation or challenge under these laws and regulations as a result of the OIG investigation or otherwise, which could have a material adverse effect on our business, profitability and growth prospects. For more information regarding the OIG investigation, see
"-- Legal Proceedings and Government Investigations" below.

     OIG Study. The OIG Office of Evaluation and Inspections, which seeks to improve the effectiveness and efficiency of the HHS's programs, issued a report on PBM arrangements on April 15, 1997. The report was based primarily on a nationwide survey of HMOs that use PBMs, and examined the benefits of, and concerns raised by, the HMOs' relationships with PBMs.

     The report identified concerns about the potential for bias resulting from alliances of PBMs and pharmaceutical manufacturers and the lack of oversight by HMOs regarding the performance of PBMs in delivering quality services to health plan members. The report recommended that HCFA and state Medicaid programs should include stronger oversight provisions in their risk contracts with HMOs by requiring HMOs to review the performance of the PBMs with which they contract. The report also recommended that HCFA, the FDA and the Health Resources and Services Administration, working with outside organizations, should develop quality measures for pharmacy practices that can be used in managed care settings. We intend to closely monitor these agency actions and whether these actions would have any impact on our business.

     Managed Care Reform. Legislation is being debated on both the federal and state level, and has been enacted in several states, aimed primarily at improving the quality of care provided to individuals enrolled in managed care plans. Some of these initiatives would, among other things, require that health plan members have greater access to drugs not included on a plan's formulary and give health plan members the right to sue their health plans for malpractice when they have been denied care, and mandate the content of the appeals or grievance process when a health plan member is denied coverage. The scope of the managed care reform proposals under consideration by Congress and state legislatures, and enacted by states, to date vary greatly, and the extent to which future legislation may be enacted is uncertain. However, these initiatives could greatly impact the managed care and pharmaceutical industries and, therefore, could have a material impact on our business.

     Direct Regulation of PBMs. Several states, including California, New Jersey and New York, have introduced legislation that would directly regulate PBMs, but to our knowledge, no state has passed such legislation. Several regulatory and quasi-regulatory bodies, such as the National Association of Insurance Commissioners, the National Association of Boards of Pharmacy and the National Committee on Quality Assurance, are also considering proposals to regulate PBMs and proposals to increase the regulation of certain PBM activities, such as formulary and utilization management, and downstream risk assumption. As discussed below under "-- Licensure Laws," state licensure of certain activities, such as utilization
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

review and third party administration, also may adversely impact our business and operations. While the outcome of these initiatives is uncertain, any resulting legislation could significantly impact our business, both directly as a PBM, and indirectly through the impact on the pharmacy benefit services we are able to deliver on behalf of our health plan sponsors.

     ERISA Regulation. We have agreements to provide PBM services to a number of self-funded corporate health plans. These plans are subject to the Employee Retirement Income Security Act of 1974, or ERISA, which regulates employee pension and health benefit plans. We believe that our activities are sufficiently limited that we do not assume any of the plan fiduciary responsibilities that would subject us to regulation under ERISA. Our agreements with our self-funded corporate plan customers state that we are not the fiduciary of the plan. However, the U.S. Department of Labor, which is the agency that enforces ERISA, could assert that the fiduciary obligations imposed by the statute apply to certain aspects of our operations. In recent decisions, the United States Supreme Court and other federal courts have declined to extend fiduciary status to managed care organizations that contract with ERISA plans. However, future cases involving PBMs could be decided differently, and if we were deemed to be a fiduciary, we could potentially be subject to claims over benefit denials. In addition, we could also be subject to claims for breaching fiduciary duties in connection with the services we provide to the plan.

     In March 1998, Mulder v. PCS Health Systems, Inc. was filed as an alleged class action lawsuit, contending that we are an ERISA fiduciary and that we have breached our fiduciary obligations under ERISA in connection with our development and implementation of formularies, preferred drug listings and intervention programs. We have denied all allegations of wrongdoing and are vigorously defending this lawsuit. For information regarding this action, see "-- Legal Proceedings and Government Investigations" below.

     ERISA prohibits a "party in interest" to a plan from engaging in certain types of transactions with the plan, including purchases, sales, and loans. Violations are subject to civil and criminal liability. By providing services to these plans, we are subject to the restrictions on a party in interest. We believe that we are in compliance with these provisions of ERISA. However, we can provide no assurance that the government would not challenge our practices.

     Consumer Protection Laws. Most states have consumer protection laws, which have been the basis for investigations and multi-state settlements relating to financial incentives provided by pharmaceutical manufacturers to retail pharmacies in connection with drug switching programs. In addition, under a settlement agreement entered into with 17 states on October 25, 1995, Merck-Medco Managed Care, the PBM subsidiary of pharmaceutical manufacturer Merck & Co., agreed to require pharmacists affiliated with Merck-Medco Managed Care mail service pharmacies to disclose to physicians and patients the financial relationships between Merck & Co., Merck-Medco Managed Care and the mail service pharmacy when such pharmacists contact physicians seeking to change a prescription from one drug to another. We believe that our contractual relationships with pharmaceutical manufacturers and retail pharmacies do not include the features that were viewed by enforcement authorities as problematic in these settlement agreements, and that our business practices are otherwise compliant with consumer protection laws. However, we could be subject to scrutiny or challenge under one or more of these laws. Additionally, most states have enacted consumer protection laws relating to a wide range of managed health care activities, including provider contracting, member appeals, and access to services and supplies.

     Network Access Legislation. A significant number of states have adopted some form of legislation affecting our ability to limit access to retail pharmacy provider networks or from removing retail pharmacies from a network. Such legislation may require us, directly or through our health plan customers, to admit any retail pharmacy willing to meet the plan's price and other terms for network participation; this legislation is sometimes referred to as "any willing provider" legislation. To date, we have not been materially affected by these statutes because we administer a large network of over 56,000 retail pharmacies and will admit any licensed pharmacy that meets our credentialing criteria, involving such matters as adequate insurance coverage, minimum hours of operation, and the absence of disciplinary actions by the relevant state agencies.

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

     Formulary Restrictions. A number of states have begun to actively regulate the management of prescription drug benefits. Texas, California, New York and New Jersey have taken the lead proposing legislation on a wide range of issues affecting the delivery of pharmacy benefits. Many smaller states have followed, although often focusing on particular aspects, such as formularies or pharmacy network issues. For example, some states have passed laws mandating coverage for certain categories of drug products, such as off-label uses of chemotherapeutic agents where those uses are recognized in peer-reviewed medical journals or reference compendia. Other states have begun to enact laws that regulate the establishment of formularies by insurers, HMOs and other third party payors. These laws have included requirements on the development, review and update of formularies, the role and composition of pharmacy and therapeutics committees, availability of formulary listings, and disclosure of formulary information to health plan members; and a process for allowing members to obtain non-preferred drugs without additional cost-sharing where they are medically necessary and the formulary drugs are determined to be inappropriate. Additionally, the National Association of Insurance Commissioners is developing a model drug formulary statute, known as the Health Carrier Prescription Benefit Management Model Act, that, if ultimately enacted throughout the country, may provide more uniformity for health plans and PBMs. Among other things, the model act would address the disclosure of formulary information to health plan members, members' access to non-preferred drugs, and the appeals process available to members when coverage of a non-preferred drug is denied by the health plan or pharmacy benefit manager. Increasing regulation of formularies by states could significantly affect our ability to develop and administer formularies on behalf of our insurer, HMO and other health plan customers.

     Legislation Imposing Plan Design Restrictions. Some states have legislation that prohibits a health plan sponsor from implementing certain restrictive design features. For example, some states provide that members of the plan may not be required to use network providers, but must also be provided with benefits even if they choose to use non-network providers. This legislation is sometimes referred to as "freedom of choice" legislation, and some states are implementing rules restricting the ability to make formulary changes. Among the most aggressive in this regard are Texas and New Jersey, both of which have recently issued far-reaching regulations limiting formulary flexibility. In Texas, the new regulations prevent plans from changing their formularies during the plan year, and in New Jersey, the regulations mandate coverage of at least two drugs per therapeutic class and limit the difference in co-payments to 30% for different tiers on a formulary. Other states mandate coverage of certain benefits or conditions. This legislation does not generally apply to us, but it may apply to some of our customers such as HMOs and insurers. If similar legislation were to become widespread and broad in scope, it could have the effect of limiting the ability of PBMs to achieve economic benefits through health benefit management services.

     Licensure Laws. Many states have licensure or registration laws governing certain types of ancillary health care organizations, including preferred provider organizations, third party administrators, and companies that provide utilization review and related services. The scope of these laws differs significantly from state to state, and the application of these laws to the activities of pharmacy benefit managers is often unclear. We have registered under these laws in those states in which we have concluded, after discussion with the appropriate state agency, that such registration is required. As noted above under "-- Direct Regulation of PBMs," some states have introduced legislation that, if enacted, would subject PBMs to comprehensive regulation. Such enactments could adversely affect our business and operations.

     Legislation and Regulation Affecting Drug Prices. Some states have adopted legislation or regulations providing that a pharmacy participating in the state's Medicaid program must give program patients the best price that the pharmacy makes available to any third party plan. These requirements are sometimes referred to as "most favored nation" payment systems. Other states have enacted "unitary pricing" legislation, which mandates that all wholesale purchasers of drugs within the state be given access to the same discounts and incentives. Any such legislation, if enacted in any state, may adversely affect our ability to negotiate discounts from network pharmacies or manufacturers. Some manufacturers may view these Medicaid rebate provisions as a disincentive to provide discounts, which could adversely affect our ability to control costs. A number of states have also recently introduced broad drug price control bills that would extend price controls beyond the Medicaid program. Many of these bills impose maximum drug prices based on the Federal Supply Schedule and require that manufacturers and/or pharmacies extend this pricing to one or more segments of the state's population, such as to all Medicare beneficiaries. If enacted, these bills could adversely affect our mail-order pharmacy's reimbursement rates, or otherwise discourage the use of the full range of our services by current or future clients.

     In 2000, Congress passed the Medicine Equity and Drug Safety Act of 2000, directing the FDA to promulgate regulations allowing pharmacists and drug wholesalers to reimport approved drugs, originally manufactured in the United States, back into the United States from other countries where the drugs were sold at a lower price. The purpose of the law was to enable United States citizens to purchase drugs at prices comparable to lower prices charged for such medicines in other countries. In December 2000, the Secretary of HHS notified President Clinton that HHS would not seek the necessary funding to implement the law, since she believed it was too flawed as written to be effective. The Secretary of HHS in the Bush Administration has not indicated whether he will reverse this decision. Thus, whether and how the law will actually be implemented through regulations is unclear. It may offer PBMs opportunities to reduce costs, but faces substantial opposition from the prescription drug industry. The ultimate effect of the legislation on our business is not known at this point.

     Recently, the government has increased its attention to how drug manufacturers develop pricing information, which in turn is used in setting payments under the Medicare and Medicaid programs. One element common to many payment formulas, Average Wholesale Price, or AWP, has come under criticism as not accurately reflecting prices actually charged and paid at the wholesale or retail level. The Department of Justice is currently conducting, and the House Commerce Committee has conducted, an investigation into the use of AWP for federal program reimbursement, and whether it has inflated drug expenditures by the Medicare and Medicaid programs. In addition, the Clinton administration, along with many states, proposed changing the basis for calculating reimbursement of certain drugs by the Medicare and Medicaid programs. Instead of AWP as historically reported by First DataBank, a company that specializes in the compilation of drug pricing information, the federal and state governments proposed to use a different set of pricing data, also compiled by First DataBank, which generally yielded lower prices for certain drugs. As part of the 2000 Consolidated Appropriations Act, P.L. 106-554, however, Congress enjoined reductions in Medicare drugs reimbursed based on the revised data pending a study by the General Accounting Office, and the U.S. Healthcare Financing Administration has suspended the implementation of this data with respect to Medicare pending this study. These changes and other legislative or regulatory adjustments that may be made to the program for reimbursement of drugs by Medicare and Medicaid, if implemented, could affect our ability to negotiate discounts with pharmaceutical manufacturers. In addition, it may affect our relations with pharmacies and health plans. In some circumstances, they might also impact the reimbursement that our mail-order pharmacy receives from managed care organizations that contract with government health programs to provide prescription drug benefits or otherwise elect to rely on the revised First DataBank pricing information. Furthermore, private payors may choose to follow the government's example, and adopt different drug pricing bases. This could affect our ability to negotiate with plans, manufacturers and pharmacies regarding discounts.

     Medicare Prescription Drug Benefit. Medicare reimbursement and coverage of prescription drugs may change significantly in the near future. Medicare does not currently offer an outpatient prescription drug benefit. Proposals have been made to reduce Medicare drug reimbursement amounts, although the prospects for legislation are uncertain. Several legislative proposals are under consideration in Congress to provide Medicare recipients with outpatient drug benefits through the use of PBMs. Many states are also considering establishing or expanding state drug assistance programs which would increase access to drugs by those currently without coverage. We cannot assess at this stage whether such proposals will be enacted or how they would address drug costs.

     Regulation of Financial Risk Plans. The administration of fee-for-service prescription drug plans by PBMs generally is not subject to insurance regulation by the states. However, if a pharmacy benefit manager offers to provide prescription drug coverage on a capitated basis or otherwise accepts financial or insurance type risk in providing the benefit, laws in various states may regulate the plan. These laws may require that the party at risk establish reserves or otherwise demonstrate financial responsibility. Laws that may apply in such cases include laws governing the business of insurance, HMOs, limited prepaid health service plans, preferred provider organizations and organized delivery systems. Many of these state laws may be preempted in whole or in part by ERISA, which provides for comprehensive federal regulation of employee benefit plans. However, the scope of ERISA preemption is uncertain and is subject to conflicting court rulings. Other state laws may be invalid in whole or in part as an unconstitutional attempt by a state to regulate interstate commerce, but the outcome of challenges to these laws on this basis is uncertain. This issue has received a great deal of attention recently. For example, the National Community Pharmacists Association has asked the National Association of Insurance Commissioners to examine whether PBMs should be subject to state insurance laws. Accordingly, compliance with state laws and regulations is a significant operational requirement for us, and could limit our flexibility to adopt alternative and novel fee arrangements with our customers.

     Mail Pharmacy Regulation. Our mail pharmacy operation distributes drugs throughout the United States. Our fulfillment centers are presently located in Richardson and Fort Worth, Texas and Birmingham, Alabama. We are in the process of consolidating our Richardson, Texas mail pharmacy operations into our larger facilities in Fort Worth, Texas and Birmingham, Alabama. We are licensed by United States, Texas and Alabama authorities to do business as a pharmacy and to deliver controlled substances. Many of the states into which we deliver pharmaceuticals and controlled substances have laws and regulations that require out-of-state mail service pharmacies to register with that state's board of pharmacy, or similar regulatory body, in order to mail drugs into the state. We have registered in every state that, to our knowledge, requires such registration. In addition, some states require out-of-state mail service pharmacies to have a pharmacist at the mail order location who is licensed in the state to which the drugs are shipped, as well as meeting other standards. To the extent that such laws or regulations are applicable to us, we believe that we are in compliance with them.

     Other Statutes and Regulations Affecting our Mail Pharmacy
Operations. HCFA requires mail order pharmacies to provide toll-free numbers for patient counseling of Medicaid recipients residing out of state. However, we do not currently receive reimbursement from any state Medicaid programs. Congressional directives to provide useful information on prescription drugs to consumers may involve participation by mail order pharmacies in disseminating such information. Federal statutes and regulations govern the labeling, packaging, advertising and adulteration of prescription drugs and the dispensing of controlled substances. The Federal Trade Commission requires mail order sellers of goods generally to engage in truthful advertising, to stock a reasonable supply of the product to be sold, to fill mail orders within thirty days, and to provide customers with refunds when appropriate. The United States Postal Service has statutory authority to restrict the transmission of drugs and medicines through the mail to a degree that could have an adverse effect on our mail service operations. The United States Postal Service historically has exercised this statutory authority only with respect to controlled substances. Alternative means of delivery are available to us.

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

FACILITIES

     Our existing facilities consist of approximately 1,100,000 square feet, of which we own 150,400 square feet and lease the remainder. The following table sets forth information with respect to our principal facilities.

                                                                  APPROXIMATE
                                                                    SQUARE
FACILITY                    LOCATION                                FOOTAGE     LEASE/OWN
--------                    --------                              -----------   ---------
Corporate Headquarters      Irving, Texas......................      24,500     Lease
Corporate Office            Scottsdale, Arizona................     375,300     Lease
Call Center                 Scottsdale, Arizona................      53,800     Lease
Call Center                 Richardson, Texas..................      52,000     Lease
Call Center                 Gold River, California.............      20,700     Lease
Clinical Services           Bloomington, Minnesota.............      45,300     Lease
Clinical Services           Hunt Valley, Maryland..............      23,200     Lease
Mail Service Pharmacy       Birmingham, Alabama................     112,000     Own
Mail Service Pharmacy       Fort Worth, Texas..................      93,800     Lease
Mail Service Pharmacy       Richardson, Texas..................      38,400     Own
e-Solutions                 Richardson, Texas..................      38,300     Lease

In addition, we have several other facilities throughout the United States that we use for sales offices, clinics, data services and other corporate purposes. We believe our facilities are adequate to meet our requirements for the foreseeable future.

EMPLOYEES

     On December 31, 2000, we had 4,378 employees, including 16 medical doctors and 459 pharmacists. None of our employees is represented by a labor union. In the opinion of management, we have good relationships with our employees.

INSURANCE

     Our PBM operations, including the dispensing of pharmaceutical products by our mail service pharmacies, and the services rendered in connection with our health improvement services, and our non-PBM operations, such as the products and services provided in connection with our clinical trial services, may subject us to litigation and liability for damages. We believe that our insurance protection is adequate for our present business operations, but there can be no assurance that we will be able to maintain our professional and general liability insurance coverage in the future or that such insurance coverage will be available on acceptable terms or be adequate to cover any or all potential product or professional liability claims. A successful product or professional liability claim in excess of our insurance coverage, or one for which an exclusion from coverage applies, could have a material adverse effect upon our financial position or results of operations.

LEGAL PROCEEDINGS AND GOVERNMENT INVESTIGATIONS

     In November 1999, PCS received a subpoena by the Department of Health and Human Services Office of Inspector General, or OIG, requesting PCS to produce certain documents about its programs and how they operate in connection with an industry-wide investigation. The investigation was instigated and is being pursued by the United States Attorney's Office for the Eastern District of Pennsylvania, which indicated an intention to review PBMs' programs in light of anti-kickback and other laws and regulations. Specifically, the focus of this investigation appears to be PBMs' relationships with pharmaceutical manufacturers and retail pharmacies and PBMs' programs relating to drug formulary compliance, including rebate and other payments made by pharmaceutical manufacturers to PBMs and payments made by PBMs to retail pharmacies or others. The United States Attorney's Office has also contacted some of the pharmaceutical manufacturers with which we have agreements, and has asked these manufacturers to provide copies of documents relating to their agreements with us. There has been no allegation of any wrongdoing on our part. At this time, we are unable to predict whether the government will commence any action challenging any of our programs and practices. AdvancePCS believes that its programs, and those of PCS prior to the acquisition, are in compliance with the requirements imposed by anti-kickback laws and other applicable laws and regulations. AdvancePCS plans to continue to cooperate with the OIG with respect to this investigation. Nevertheless, we could be subject to scrutiny, investigation or challenge under these laws and regulations as a result of the OIG investigation or otherwise, which could have a material adverse effect on our business, profitability and growth prospects.

     In March 1998, a class action lawsuit captioned Mulder v. PCS Health Systems, Inc., case number 98-1003, was filed in the United States District Court of the District of New Jersey. This action alleges that AdvancePCS is an ERISA fiduciary and that we have breached our fiduciary obligations under ERISA in connection with our development and implementation of formularies, preferred drug listings and intervention programs for our sponsors of ERISA health plans. In particular, plaintiffs allege that our therapeutic interchange programs and negotiation of formulary rebates and discounts from pharmaceutical manufacturers violate fiduciary obligations. AdvancePCS believes that it does not assume any of the plan fiduciary responsibilities that would subject it to regulations under ERISA. Although the ultimate outcome is uncertain, an adverse determination could materially harm our business, profitability and growth prospects. A class of plaintiffs has not yet been certified, and we intend to oppose such certification. AdvancePCS has denied all allegations of wrongdoing and is vigorously defending this suit.

     In addition, we are a defendant in lawsuits from time to time arising in the ordinary course of business, the outcome of which we believe will not have a material adverse effect on our business, profitability and growth prospects.

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                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the name, age and positions of our executive officers and directors as of April 1, 2001:

NAME                                    AGE                  POSITION
----                                    ---                  --------
David D. Halbert......................  45    Chairman of the Board and Chief
                                              Executive Officer
Jon S. Halbert........................  41    Vice Chairman, e-Business and
                                              Technology and Director
David A. George.......................  45    President and Director
T. Danny Phillips.....................  41    Chief Financial Officer and Executive
                                              Vice President
Joseph J. Filipek, Jr., P.D...........  45    Executive Vice President, Client
                                                Management
Susan S. de Mars......................  40    Senior Vice President and General
                                              Counsel
Jeffrey G. Sanders....................  42    Senior Vice President, Strategic
                                              Initiatives
Laura I. Johansen.....................  35    Senior Vice President, Corporate
                                              Affairs and Secretary
Andrew C. Garling, M.D................  55    Senior Vice President, Clinical
                                              Operations
Rudy Mladenovic.......................  42    Senior Vice President, Pharma
                                              Relations
John H. Sattler, R.Ph.................  48    Senior Vice President, Sales
Ramsey A. Frank.......................  40    Director
Stephen L. Green......................  50    Director
David R. Jessick......................  47    Director
Paul S. Levy..........................  53    Director
Robert G. Miller......................  56    Director
Jean-Pierre Millon....................  50    Director
Michael D. Ware.......................  55    Director

     David D. Halbert founded AdvancePCS in 1986 and has continuously served as our Chairman of the Board and Chief Executive Officer. Prior to founding AdvancePCS, Mr. Halbert served as an executive officer for several organizations engaged in various health care, as well as non-health care, related industries. David D. Halbert is the brother of Jon S. Halbert.

     Jon S. Halbert joined AdvancePCS in January 1988 and has continuously served as a director and as an executive officer of AdvancePCS since that date. Mr. Halbert currently serves as our Vice Chairman, e-Business and Technology. Before joining AdvancePCS, Mr. Halbert served as an executive officer and/or director for several organizations engaged in various health care, as well as non-health care, related industries. Mr. Halbert also worked as a registered representative of the National Association of Securities Dealers for Bear, Stearns & Co. Jon S. Halbert is the brother of David D. Halbert.

     David A. George has served as a director of AdvancePCS since November 1998 and has served as an executive officer of AdvancePCS since March 1999. Mr. George currently serves as our President. From October 1995 to November 1998, Mr. George served as Executive Vice President of United HealthCare Corporation. Before United HealthCare, Mr. George was Executive Vice President of MetraHealth Corporation, also known as MetraHealth, from December 1994 to October 1995. MetraHealth merged with United HealthCare Corporation in October 1995. Prior to joining MetraHealth, Mr. George was president of Southern Group Operations for The Prudential Healthcare System.

     T. Danny Phillips joined AdvancePCS in February 1992 and currently serves as our Chief Financial Officer and Executive Vice President. Prior to joining AdvancePCS, Mr. Phillips served as chief financial officer of Aloha Petroleum, Ltd., a retail gasoline company, from April 1991 to February 1992.

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

     Joseph J. Filipek, Jr., P.D. joined AdvancePCS in December 1993 and currently serves as our Executive Vice President, Client Management. Prior to joining AdvancePCS, Dr. Filipek founded Advance Paradigm Clinical Services, Inc., which was acquired by us in 1993 from BlueCross BlueShield of Maryland, Inc.

     Susan S. de Mars joined AdvancePCS in October 2000 upon our acquisition of PCS and currently serves as our Senior Vice President and General Counsel. Ms. de Mars joined PCS in 1995 as assistant general counsel and served as its general counsel from January 1999 to October 2000.

     Jeffrey G. Sanders joined AdvancePCS in October 2000 upon our acquisition of PCS and currently serves as our Senior Vice President, Strategic Initiatives. Before joining PCS in 1993, Mr. Sanders served three years as director of the Office of Legislation and Policy of the Health Care Financing Administration in Washington, D.C. Mr. Sanders also held positions with the United States Budget Committee and the Office of Management and Budget.

     Laura I. Johansen joined AdvancePCS in February 1995 and currently serves as our Senior Vice President, Corporate Affairs and Secretary. Ms. Johansen served as our Senior Vice President, General Counsel from February 1995 until August 1999 and as our Senior Vice President, Office of the CEO from August 1999 until October 2000. Prior to joining AdvancePCS, Ms. Johansen served as an attorney in the corporate/securities section of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

     Andrew C. Garling, M.D. joined AdvancePCS in August 1999 and currently serves as our Senior Vice President, Clinical Operations. Prior to joining AdvancePCS, from 1997 to 1999, Dr. Garling served as chief medical officer and senior vice president of the Payor Solutions Group at McKesson HBOC. From 1995 to 1997, Dr. Garling served as vice president and chief medical officer of Advanced Health Inc., a physician practice management company. Prior to 1995, Dr. Garling served as chief information officer of the Southern Group Operations of Prudential Healthcare Systems Inc.

     Rudy Mladenovic joined AdvancePCS in December 1999 and currently serves as our Senior Vice President, Pharma Relations. Prior to joining AdvancePCS, Mr. Mladenovic served as the executive director of Anthem BlueCross BlueShield Midwest, a four million member division of Anthem, Inc. Prior to joining Anthem BlueCross BlueShield Midwest, he was the vice president and executive director of Anthem Prescription Management, Inc., a wholly owned subsidiary of Anthem, Inc. From 1993 to 1995, he served as vice president, sales for Athena of North America, Inc., and Acordia Health Industry Services, Inc., each a wholly-owned subsidiary of Anthem, Inc.

     John H. Sattler, R.Ph. joined AdvancePCS in 1994 and currently serves as our Senior Vice President, Sales. Prior to joining AdvancePCS, Mr. Sattler served as vice president, sales and marketing for Health Care Pharmacy Providers, Inc. from September 1992 to November 1994. Prior to 1992, he served as manager of Third Party Marketing for American Drug Stores, Inc.

     Ramsey A. Frank has served as a director of AdvancePCS since October 2000. Mr. Frank is a senior managing director of Joseph Littlejohn & Levy, Inc., which he joined in 1999. From 1993 to 1999, Mr. Frank was a managing director of Donaldson, Lufkin & Jenrette, where he headed the restructuring group and was a senior member of the leveraged finance group. Mr. Frank also serves as a director of IASIS Healthcare Corporation.

     Stephen L. Green has served as a director of AdvancePCS since August 1993. Mr. Green currently serves as a general partner of Canaan Partners, a venture capital firm. Prior to joining Canaan Partners in November 1991, Mr. Green served as managing director in General Electric Capital's Corporate Finance Group for more than five years. Mr. Green currently serves on the board of directors of Suiza Foods Corporation.

     David R. Jessick has served as a director of AdvancePCS since October 2000. Mr. Jessick has been senior executive vice president and chief administrative officer of Rite Aid since December 5, 1999. From 1997 to July 1999, Mr. Jessick served as executive vice president of finance and investor relations of Fred Meyer, Inc. From 1979 to 1997, Mr. Jessick held several senior management positions at Thrifty PayLess

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

Holdings, Inc., a west coast-based drugstore chain which had annual sales of $5.0 billion before being acquired by Rite Aid in 1996. Mr. Jessick was executive vice president and chief financial officer of Thrifty PayLess Holdings, Inc. before Thrifty PayLess was acquired by Rite Aid.

     Paul S. Levy has served as a director of AdvancePCS since October 2000. Mr. Levy is a senior managing director of Joseph Littlejohn & Levy, Inc., which he founded in 1988. Mr. Levy serves as a director of several companies, including IASIS Healthcare Corporation, Motor Coach Industries International Inc., Hayes Lemmerz International Inc., Builders FirstSource, Inc., Fairfield Manufacturing Company, Inc. and New World Pasta Company.

     Robert G. Miller has served as a director of AdvancePCS since October 2000. Mr. Miller has been chairman and chief executive officer and a director of Rite Aid since December 5, 1999. Previously, Mr. Miller served as vice chairman and chief operating officer of The Kroger Company, a retail food company. Mr. Miller joined Kroger in May 1999. From 1991 until May 1999, he served as chief executive officer of Fred Meyer, Inc. Mr. Miller is a director of Pathmark Stores, Inc., Scottish Power plc and Harrah's Entertainment, Inc.

     Jean-Pierre Millon has served as a director of AdvancePCS since October 2000. Since October 2, 2000, Mr. Millon has served as a consultant to AdvancePCS. Mr. Millon joined PCS Health Systems Inc. in 1995, where he served as its president and chief executive officer from June 1996 to September 2000. Prior to joining PCS Health Systems, Mr. Millon served as an executive and held several leadership positions with Eli Lilly and Company, the former parent company of PCS Health Systems, Inc.

     Michael D. Ware has served as a director of AdvancePCS since July 1993. Mr. Ware is a co-founder of Advance Capital Markets, Inc., a private investment firm, and has served as its managing director since January 1989. Prior to founding Advance Capital Markets, Inc., Mr. Ware was the president of Reliance Energy Services, Inc.

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

                              CERTAIN TRANSACTIONS

AGREEMENTS IN CONNECTION WITH OUR ACQUISITION OF PCS

     Consulting Agreement. In connection with our acquisition of PCS and in consideration for the commitment of Jean-Pierre Millon to assist us during the transitional period, we entered into a consulting agreement with Mr. Millon effective October 2, 2000. The consulting agreement is for a six-month term and entitles Mr. Millon to compensation in the amount of $490,000 in addition to benefits received by our other non-employee directors. In addition, we paid Mr. Millon an amount of $7,155,894 in order to fulfill the requirements under his former employment agreement with PCS. Mr. Millon and his family are entitled to benefits under our employee benefit plans through January 22, 2002. The consulting agreement contains non-competition provisions effective for the term of the consulting agreement and for a period of one year thereafter.

     Retention Payments. In connection with our acquisition of PCS we also paid a retention and change in control payment of $1,488,094 to Tom J. Garrity, our executive vice president, financial operations, a retention payment of $1,280,034 to Jeffrey G. Sanders, our senior vice president, strategic initiatives, and a retention payment of $256,007 to Ken Zadoorian, our senior vice president, chief human resources, under their employment agreements with PCS.

     Stockholders' Agreement. On October 2, 2000, we entered into a Stockholders' Agreement with Rite Aid and JLL, which, among other things, contains certain registration rights, "standstill" provisions and agreements relating to our corporate governance. Under this agreement, Rite Aid and JLL have piggyback registration rights with respect to the Class A common stock issuable upon conversion of the Class B-1 and Class B-2 common stock they own. In addition to piggyback rights, each of the holders of the Class B-1 and Class B-2 common stock have two demand registration rights that may only be used after April 2, 2001.

     Registration Rights Agreement. On October 2, 2000, we entered into a registration rights agreement with Rite Aid in connection with the senior subordinated notes and warrants issued to Rite Aid. The registration rights agreement provides for piggyback rights and requires us to use our reasonable best efforts to file a shelf registration statement. Pursuant to this agreement, we filed a registration statement registering the resale of the senior subordinated notes, warrants and shares of Class A common stock issuable upon exercise of the warrants. Upon completion of the offering of the old notes, we repaid all of our outstanding senior subordinated notes and the warrants issued to Rite Aid were cancelled. Upon the filing of the registration statement of which this prospectus is a part, we deregistered the senior subordinated notes, warrants and shares of Class A common stock issuable upon exercise of the warrants.

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

                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

SENIOR SECURED CREDIT FACILITY

     The following summary of the provisions of our senior secured credit facility does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the credit facility, a copy of which can be obtained from us upon request. Defined terms that are used but not defined in this section have the meanings given to such terms in our credit facility.

     In conjunction with our acquisition of PCS, we obtained an $825 million senior secured credit facility that includes a $175.0 million revolving credit facility, $100 million interim revolving credit facility and two term notes totaling $550.0 million. Our $150 million Term A note accrues interest at LIBOR plus 3%, with escalating quarterly principal payments, and is due on September 30, 2005. Our $400 million Term B note accrues interest at LIBOR plus 3.5%, with quarterly principal payments of $1 million until December 31, 2006 and payments of $94.5 million thereafter on each of December 31, 2006, March 31, 2007, June 30, 2007 and September 30, 2007. Our $175 million revolving credit facility accrues interest at LIBOR plus 3%. These percentages may be lower based upon our total leverage. The revolving credit facility expires on October 2, 2005. As of December 31, 2000, $60 million was outstanding under this facility. We intend to refinance the $100 million interim revolving credit facility with a collateralized accounts receivable facility by June 2001. The senior secured credit facility has been unconditionally guaranteed, jointly or severally, by all of our subsidiaries and secured by a first priority lien on the stock of our subsidiaries and substantially all of our assets and the assets of our subsidiaries. Each subsidiary is 100% owned. There are no restrictions on the ability of the subsidiary guarantors to pay dividends or make loans or advances to the parent.

     Our credit facility covenants, among other things, restrict our ability to:

     - incur additional indebtedness;

     - issue preferred stock;

     - declare or pay dividends and other distributions;

     - create liens;

     - make capital expenditures;

     - make certain investments or acquisitions;

     - enter into mergers or consolidations;

     - make sales of assets; and

     - engage in certain transactions with affiliates.

In addition, under our credit facilities, we are required to satisfy a minimum fixed charge coverage ratio, a maximum total leverage ratio and a minimum interest coverage ratio.

     Failure to satisfy any of the covenants would constitute an event of default under our senior secured credit facility, notwithstanding our ability to meet our debt service obligations. The senior secured credit facility also includes other customary events of default, including, without limitation, a cross-default to other indebtedness, undischarged judgments, bankruptcy and a change of control.

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

                         DESCRIPTION OF EXCHANGE NOTES

     You can find the definitions of some of the terms used in this description under the subheading "Certain Definitions." Certain other terms are used in this description as defined in the indenture referred to below. For purposes of this section, references to "AdvancePCS," "we," "us," "our" or "ours" refers only to AdvancePCS and not to any of its Subsidiaries.

     The old notes were, and the exchange notes will be, issued under the indenture dated March 13, 2001, among AdvancePCS, U.S. Trust Company of Texas, N.A., as trustee, and the Guarantors. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The following summary of the principal terms and provisions of the indenture and the exchange notes does not purport to be complete and is subject in all respects to, and qualified in its entirety by reference to, the indenture and the exchange notes, copies of which are available from us upon request. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference in this prospectus. In this description we refer to the old notes and the exchange notes collectively as the notes.

BRIEF DESCRIPTION OF THE EXCHANGE NOTES AND THE SUBSIDIARY GUARANTEES

  The Exchange Notes

     The exchange notes:

     - will be general unsecured obligations of AdvancePCS;

     - will rank behind all our existing and future senior secured debt;

     - will rank equally with all our existing and future senior unsecured debt;

     - will rank ahead of any of our existing and future subordinated debt;

     - will rank structurally behind the liabilities of any of our Subsidiaries that do not guarantee the notes; and

     - will be unconditionally guaranteed by the Guarantors.

  The Subsidiary Guarantees

     The exchange notes will be unconditionally guaranteed on a senior basis by each of our existing and future domestic Subsidiaries, with certain exceptions specified below.

     The guarantees of the exchange notes:

     - will be general unsecured obligations of each Guarantor;

     - will rank behind existing and future senior secured debt of each Guarantor;

     - will rank equally with all existing and future senior unsecured debt of each Guarantor; and

     - will rank ahead of any existing and future subordinated debt of each Guarantor.

PRINCIPAL, MATURITY AND INTEREST

     We will issue up to $200 million of the exchange notes under the indenture in this exchange offer. The indenture provides for the issuance of up to an additional $100 million of notes (the "Additional Notes"). The exchange notes, together with any old notes not exchanged in the exchange offer, and any Additional Notes, will be treated as a single class for all purposes under the indenture. The notes will mature on April 1, 2008.

     Interest on the notes will accrue at the rate of 8 1/2% per annum. The interest on the notes will be payable semiannually in arrears on each April 1 and October 1, commencing October 1, 2001. We will

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

make each interest payment to the holders of record on the immediately preceding March 15 and September 15.

     Interest on the notes accrues from the date of issuance for the first interest payment and from the most recent interest payment date thereafter. Interest will be computed on the basis of a 360-day year, comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder of at least $1 million in aggregate principal amount of notes has given wire transfer instructions to us prior to the record date for such payment, we will make all payments of principal, interest and Liquidated Damages, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar for the notes within the City and State of New York unless we elect to make interest and Liquidated Damages payments by check mailed to the holders at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     The registered holder of a note will be treated as the owner of it for all purposes, including receiving notices of, and rights to, registration or exchange as described under "-- Registration Rights; Liquidated Damages."

SUBSIDIARY GUARANTEES

     Each Guarantor will unconditionally guarantee, jointly and severally, all of our obligations and each other Guarantor under the notes. The indenture does not require all of our Subsidiaries to be Guarantors. The obligation of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent transfer or conveyance under applicable law. See "Risk Factors -- Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors."

     In the event of a sale or any other disposition of all or substantially all of the assets of any Guarantor or all of the Capital Stock of any Guarantor, then that Guarantor, along with any Person acquiring the assets of that Guarantor, will be released as a Guarantor under the indenture, provided that the Net Proceeds of the sale or disposition are applied in accordance with applicable provisions of the indenture. At our option, we may use the Net Proceeds of any such sale to:

     - repay Indebtedness (other than Subordinated Indebtedness) of ours or of any Guarantor or Indebtedness of a Restricted Subsidiary that is not a Guarantor and, if the Indebtedness repaid is revolving credit Indebtedness, with a corresponding permanent reduction in commitments with respect to that Indebtedness;

     - acquire all or substantially all of the assets of, or the Voting Stock of, any Person or any division of any Person that is engaged in any Permitted Business;

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

     - make capital expenditures; or

     - acquire other assets that are used or useful in a Permitted Business.

OPTIONAL REDEMPTION

     On or after April 1, 2005, we may redeem the notes, in whole or in part, at the redemption prices set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, to the applicable date of redemption. If we elect to redeem all or part of the notes, we will give at least 30, but no more than 60 days' notice, to the holders. The redemption price, expressed as a percentage of principal amount, is as follows for the twelve-month periods beginning on April 1 of the following years:

YEAR                                                   REDEMPTION PRICE
----                                                   ----------------
2005.................................................      104.250%
2006.................................................      102.125%
2007 and thereafter..................................      100.000%

     Furthermore, at any time prior to April 1, 2004, we may use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the notes at 108 1/2% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, on the redeemed notes to the date of redemption, if, after any such redemption at least 65% of the aggregate principal amount of the notes remains outstanding and the redemption is made within 90 days of the closing of the Equity Offering.

     The notes will also be redeemable, at our option, in whole at any time or in part from time to time, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of notes, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30 day months), at the Treasury Rate (as defined below) plus 50 basis points, plus, in the case of each of clause (i) and
(ii) above, accrued interest and Liquidated Damages, if any, to the date of redemption. For purposes of this provision, the following definitions apply:

          "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

          "Comparable Treasury Issue" means the fixed rate United States Treasury security selected by an Independent Investment Banker as having a maturity most comparable to the remaining term of the notes (and which are not callable prior to maturity) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practices, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

          "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury

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

     Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time on the third business day preceding such redemption date.

          "Reference Treasury Dealer" means each of Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease (either directly or through an affiliate) to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we may substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

          "Remaining Scheduled Payments" means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not so listed, on a pro rata basis, by lot or in accordance with such other method the trustee considers fair and appropriate.

     No notes of $1,000 or less shall be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

MANDATORY REDEMPTION

     We will not be required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     If a Change of Control occurs, we will be required to make an offer to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of each holder's notes at a purchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased to the date of purchase. Within 30 days following any Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase the notes on the date specified in the notice, pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

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

     On the Change of Control repurchase date, we will, to the extent lawful:

     - accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control offer;

     - deposit with the paying agent the amount specified above in respect of all notes or portions of notes properly tendered; and

     - deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes we are purchasing.

     The paying agent will promptly mail to each holder of notes tendered the specified payment for those notes, and the trustee will promptly authenticate and mail (or instruct the registrar to transfer by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     Prior to complying with any of the provisions of the "Change of Control" covenant, but in any event within 90 days following a Change of Control, we either will obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness to permit the repurchase of notes required by the "Change of Control" covenant, or will repay such Indebtedness. We will publicly announce the results of the Change of Control offer on or as soon as practicable after the Change of Control repurchase date. We will first comply with the covenant described in the first sentence of this paragraph before we will be required to repurchase notes pursuant to the provisions described above. Our failure to comply with such covenant may constitute an Event of Default.

     The provisions described above that require us to make a Change of Control offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     We will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control offer.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of us and our Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

     Generally, we may not and may not permit any of our Restricted Subsidiaries to consummate an Asset Sale unless:

     - we, or the Restricted Subsidiary, as the case may be, receive consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests sold;

     - if the fair market value of the assets or Equity Interests is more than $5 million, the value is determined by our board of directors and evidenced by a resolution from our board of directors; and

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

     - at least 75% of the consideration received is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

      - any liabilities (as shown on our or such Restricted Subsidiary's most recent balance sheet), of ours or any Restricted Subsidiary that are assumed by the transferee of any such assets or that otherwise cease to be liabilities of ours or any Restricted Subsidiary pursuant to a novation or other agreement that releases us or such Restricted Subsidiary from further liability or such agreement discharges or satisfies such liability; and

      - any securities, notes or other obligations received by us or any Restricted Subsidiary in connection with such disposition that are converted by us or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the applicable Asset Sale.

The aforementioned 75% limitation does not apply to any Asset Sale in which the cash or Cash Equivalent portion of the consideration received is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the 75% limitation.

     Within 365 days after we receive the Net Proceeds from an Asset Sale, we have the option to apply the Net Proceeds to:

          (1) repay Indebtedness (other than Subordinated Indebtedness) of ours or of any Guarantor or Indebtedness of a Restricted Subsidiary that is not a Guarantor and, if the Indebtedness repaid is revolving credit Indebtedness, with a corresponding permanent reduction in commitments with respect to that Indebtedness;

          (2) acquire all or substantially all of the assets of, or the Voting Stock of, any Person or any division of any Person that is engaged in any Permitted Business;

          (3) make capital expenditures; or

          (4) acquire other assets that are used or useful in a Permitted Business.

The requirements set forth in provisions (2) through (4) shall be deemed to be satisfied if an agreement committing to make the acquisitions or expenditures referred to therein is entered into by us or our Restricted Subsidiary within 365 days after the receipt of such Net Proceeds and such Net Proceeds are subsequently applied in accordance with such agreement.

If we, or any Restricted Subsidiary, are only entitled to a pro rata share of any Asset Sale proceeds, then we, or the selling Restricted Subsidiary, need only apply such party's pro rata share of the sale proceeds. Pending the final application of the Net Proceeds of any sale, we, and the Restricted Subsidiaries, may use the funds in any manner not prohibited by the indenture, including the temporary reduction of revolving credit borrowings.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided above will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15 million, we must, within 365 days after receipt of the net proceeds giving rise to such Excess Proceeds, make an Asset Sale offer to all holders of the notes and all holders of other Indebtedness that ranks pari passu with the notes containing similar provisions to those set forth in the indenture with respect to offers to purchase or required redemptions with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds; provided, that we may, at our option, make such Asset Sale offer prior to such 365th day. The offer price in any Asset Sale offer will be equal to 100% of the principal amount of notes plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale offer, we may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata
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

basis based on the principal amount of notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale offer, the amount of Excess Proceeds will be reset at zero.

     We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale offer. To the extent the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

CERTAIN COVENANTS

  Restricted Payments

     We and our Restricted Subsidiaries will not be permitted to take the following actions, which are classified as "Restricted Payments" under the indenture:

     - declare or pay any dividend or make any other payment or distribution on account of our or any of our Restricted Subsidiaries' Equity Interests (including any payment in connection with any merger or consolidation involving us or any of our Restricted Subsidiaries), or to the direct or indirect holders of our Equity Interests or our Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of us or payable to us or a Restricted Subsidiary of ours);

     - purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving us) any of our Equity Interests or any direct or indirect parent of ours other than Equity Interests owned by us or a Restricted Subsidiary of ours;

     - make any payment on or with respect to the purchase, redemption, defeasance or other acquisition or retirement for value, except a payment of interest or principal at or after the Stated Maturity thereof, of any Subordinated Indebtedness; or

     - make any Restricted Investment,

unless at the time of and after giving effect to the Restricted Payment:

     - no Default or Event of Default has occurred or would occur as a consequence of the Restricted Payment;

     - we would, at the time of the Restricted Payment and after giving pro forma effect to the Restricted Payment as if the Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described below in the summary of the covenant regarding "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

     - the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us and our Restricted Subsidiaries after the Issue Date (other than the Permitted Restricted Payments referred to below) is less than the sum of:

      - 50% of our Consolidated Net Income for the period from the beginning of our first fiscal quarter ending after October 2, 2000 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of the deficit), plus

      - 100% of the aggregate net cash proceeds received by us since the Issue Date as a contribution to our equity capital or from the issue or sale of our Equity Interests other than Disqualified Stock and Designated Preferred Stock, or from the issue or sale of convertible or exchangeable Disqualified Stock or our convertible or exchangeable debt securities that have been converted

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        into or exchanged for such Equity Interests (other than Equity Interests
        (or Disqualified Stock or debt securities) sold to a Subsidiary), plus

      - the lesser of (a) all cash returns (including dividends, interest, distributions, returns of principal and profits on sale) on Restricted Investments that were made after the Issue Date (less the cost of dispositions, if any) (provided that the amount of cash returns on the Restricted Investment shall be excluded from Consolidated Net Income for purposes of this calculation), and (b) the initial amount of the Restricted Investment, plus

      - upon the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary not in violation of the indenture, the fair market value of the net assets of such Subsidiary.

Notwithstanding the above provisions, the preceding provisions do not prohibit the following payments (all of which, other than payments pursuant to the first subparagraph below, being called "Permitted Restricted Payments"):

     - the payment of any dividend within 60 days after the date of declaration, if on the date of declaration, the payment would have complied with the provisions of the indenture;

     - any principal payment on or with respect to the redemption, purchase, retirement, defeasance or other acquisition or retirement of any Subordinated Indebtedness, any purchase, redemption or other acquisition or retirement for value of any of our Equity Interests or any direct or indirect parent of ours or to the direct or indirect holders of our or any Restricted Subsidiary's Equity Interests, in their capacity as such, by conversion into or by exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of ours) of our Equity Interests (other than Disqualified Stock); provided, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from the calculation of 100% of the aggregate net cash proceeds discussed above;

     - any payment on or with respect to or the defeasance, redemption, purchase or other acquisition or retirement of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

     - the declaration and payment of any dividend or distribution by a Restricted Subsidiary of ours to the holders of any class of its Equity Interests on a pro rata basis;

     - the declaration and payment of dividends and distributions to holders of any class or series of our Disqualified Stock issued after the Issue Date in accordance with the covenant described below under the caption
       "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

     - the declaration and payment of regularly accruing dividends to holders of any class or series of our Designated Preferred Stock issued on or after the Issue Date; provided that at the time of the designation of such Preferred Stock as Designated Preferred Stock, and after giving effect to such designation on a pro forma basis (for purposes of making determinations on a pro forma basis pursuant to this clause, treating all dividends which will accrue on such Designated Preferred Stock during the four full fiscal quarters immediately following such issuance, as well as all other Designated Preferred Stock then outstanding, as if the same will in fact be, or have in fact been, paid in cash), we would have been able to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) in accordance with the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

     - the purchase, redemption or other acquisition or retirement of any shares of our Disqualified Stock by conversion into, or by exchange for, shares of our Refinancing Disqualified Stock, or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of ours) of our Refinancing Disqualified Stock;

     - the purchase, redemption or other acquisition or retirement for value of any Equity Interests of ours or of any Restricted Subsidiary of ours held by any then current or former member of our (or any
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       of our Restricted Subsidiaries') management or board of directors (or the estate, heirs or legatees of any such individual) pursuant to any management or directors' equity subscription agreement or stock option agreement; provided that the aggregate price paid (excluding the cancellation of debt owing by such management member or other individual) for all such purchased, redeemed, acquired or retired Equity Interests, net of proceeds received from or as a capital contribution from the issuance or sale to management investors of our Capital Stock (including any options, warrants or other rights in respect thereof), shall not exceed $2.0 million in any twelve-month period or $15.0 million in the aggregate;

     - payment or performance under the terms of our Series A Preferred Stock or our Series B Preferred Stock or any agreement or instrument related thereto;

     - the purchase, redemption or other acquisition or retirement for value of the Old Notes out of the proceeds of, and substantially concurrently with the consummation of, the offering of the notes, and the cancellation of Warrants in connection therewith;

     - payment to any Principal or its Related Party under any tax sharing or tax indemnification arrangement;

     - any payment, purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness if:

      - such payment or other action is required by an indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued as the result of a Change of Control or similar event;

      - such Change of Control or similar event requires us to make a Change of Control offer under the indenture or we have voluntarily made an offer to purchase all notes then outstanding on terms at least as favorable to the holders as would be required for a Change of Control offer to purchase notes in connection with a Change of Control; and

      - we have purchased all notes, if any, properly tendered pursuant to any Change of Control offer that resulted from such event or any such offer;

     - any Restricted Investment made with the net cash proceeds from a substantially concurrent sale of our Equity Interests (other than Disqualified Stock), provided, that the amount of any such net cash proceeds shall be excluded from the calculation of 100% of the aggregate net cash proceeds discussed above;

     - payments to JLL or any of its Related Parties, to the extent considered a Restricted Payment, in an annual amount not to exceed $500,000 to pay or reimburse its administrative expenses;

     - payments to Rite Aid or any of its Affiliates in the ordinary course of business;

     - payments to JLL, to the extent considered a Restricted Payment, in an annual amount not to exceed $1,000,000, for payment of management consulting or financial advisory services provided to us or any of our Subsidiaries; and

     - other Restricted Payments not to exceed $5.0 million at any one time outstanding.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued to or by us or such Restricted Subsidiary, as the case may be, in accordance with the Restricted Payment. If the fair market value of any assets or securities that are required to be valued by this covenant is in excess of $5.0 million, such value shall be determined by our board of directors.

     For purposes of determining compliance with this "Restricted Payments" covenant, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, we, in our sole discretion, may order and classify, and from time to time may reorder

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and reclassify, a Restricted Payment if it would have been permitted at the time the Restricted Payment was made and at the time of the reclassification.

  Incurrence of Indebtedness and Issuance of Preferred Stock

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and we will not issue any Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that we may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Guarantor may incur Indebtedness or issue Preferred Stock, if the Fixed Charge Coverage Ratio for its most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the Net Proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock or Disqualified Stock had been issued, as the case may be, and the proceeds therefrom had been applied, at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit any of the following (collectively, "Permitted Debt"):

          (1) the incurrence by us and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (with letters of credit being deemed to have a principal amount equal to the face amount thereof) not to exceed $875.0 million;

          (2) the Existing Indebtedness;

          (3) the notes and the exchange notes (excluding any Additional Notes);

          (4) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations or the issuance of Preferred Stock or Disqualified Stock, in each case, incurred or issued for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant, equipment, inventory or other tangible assets used in our business and our Restricted Subsidiaries and related financing costs, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refinance any Indebtedness incurred pursuant to this clause, not to exceed the greater of $65.0 million and 6% of Tangible Assets;

          (5) the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the Net Proceeds of which are used to refinance, Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (14), (15),
     (17) or (19) of this "Permitted Debt" definition;

          (6) the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness between or among us and any of our Restricted Subsidiaries; provided, however, that:

        - if we or any Guarantor is the obligor on such Indebtedness, unless such Indebtedness is owing to us or another Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of us, or the Subsidiary Guarantee of such Guarantor, in the case of such Guarantor; and

        - any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than us or a Restricted Subsidiary thereof and (b) any sale or other transfer of any such Indebtedness to a Person that is not either us or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such

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          Indebtedness by us or such Restricted Subsidiary, as the case may be, that was not permitted by this clause;

          (7) the issuance by any Restricted Subsidiary of Preferred Stock to us or any of our Restricted Subsidiaries; provided, however, that:

        - any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than us or a Restricted Subsidiary thereof; and

        - any sale or other transfer of any such Preferred Stock to a Person that is not either AdvancePCS or a Restricted Subsidiary thereof,

     shall be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause;

          (8) the issuance of Refinancing Disqualified Stock and Refinancing Subsidiary Preferred Stock;

          (9) the incurrence by us or any of our Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging:

        - interest rate risk with respect to any floating or fixed rate obligation that is permitted by the terms of the indenture to be outstanding; or

        - fluctuations in foreign currency exchange rates or commodity prices, with respect to currencies or commodities used by us or our Restricted Subsidiaries in the ordinary course of business;

          (10) the Guarantee by us or any of the Guarantors of Indebtedness of us or any of our Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

          (11) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or Preferred Stock of Restricted Subsidiaries in the form of additional shares of the same class of Disqualified Stock or Preferred Stock of Restricted Subsidiaries shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock of Restricted Subsidiaries for purposes of this covenant; provided, that the amount of Disqualified Stock is included in our Fixed Charges as accrued;

          (12) Indebtedness of us or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within five business days of incurrence;

          (13) Indebtedness of us or any Restricted Subsidiary represented by letters of credit for our account or the account of such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims or payment obligations in connection with self-insurance and other Indebtedness with respect to workers' compensation claims, self-insurance and similar obligations of ours or any Restricted Subsidiary;

          (14) the incurrence by us or any Restricted Subsidiary of additional Indebtedness, or the issuance of Disqualified Stock or, in the case of a Restricted Subsidiary, Preferred Stock, in an aggregate principal amount (or accreted value, redemption price or liquidation preference, as applicable) (which amount may, but need not be, incurred in whole or in part under the Credit Facilities) at any time outstanding, including all Permitted Refinancing Indebtedness and Refinancing Disqualified Stock incurred to refinance any Indebtedness or Disqualified Stock or Preferred Stock incurred pursuant to this clause, not to exceed $65.0 million, provided, that no more than $30.0 million of which may be incurred or issued by Restricted Subsidiaries that are not Guarantors;

          (15) Indebtedness arising from any agreement entered into by us or any of our Restricted Subsidiaries providing for indemnification, purchase price adjustment, holdback, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other
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     than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets permitted by the indenture;

          (16) trade letters of credit, performance and surety bonds, completion guarantees or similar arrangements of ours or any of our Restricted Subsidiaries in the ordinary course of business;

          (17) Acquired Debt acquired or assumed by us or any of our Restricted Subsidiaries, or resulting from the merger or consolidation of one or more Persons into or with AdvancePCS or one or more of its Restricted Subsidiaries; provided, that:

        - such Acquired Debt is not incurred in contemplation of the respective acquisition, merger or consolidation; and

        - after giving effect to any acquisition related to the Acquired Debt acquired or assumed pursuant to this clause, either (a) we would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, or (b) the Fixed Charge Coverage Ratio is greater than it was immediately prior to giving effect to such acquisition;

          (18) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction; and

          (19) Indebtedness not to exceed $50.0 million for the last event listed on Schedule 4.01(f) to the Credit Agreement, as in effect on the Issue Date (net of amounts covered by insurance or indemnity agreements provided by a reputable and credit worthy insurance company or other Person).

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness or stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred or issued pursuant to the first paragraph of this covenant, we are permitted to classify that item of Indebtedness or stock on the date of its incurrence, or from time to time reclassify all or a portion of such item of Indebtedness or stock, in any manner that complies with this covenant.

  Liens

     We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer or permit to exist any Lien (other than Permitted Liens) on any of such Person's property or assets (including Capital Stock of any other Person), whether owned on the Issue Date or thereafter acquired, securing any Indebtedness or trade payables (the "Initial Lien"), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the indenture and the notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any guarantee of the notes by such Restricted Subsidiary, equally and ratably with such obligation (or, if such obligation is subordinated in right of payment to the notes or any Subsidiary Guarantee, prior to such obligation) for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the notes or any such guarantee will be automatically and unconditionally released and discharged upon (a) the release and discharge of the Initial Lien to which it relates, or (b) any sale, exchange or transfer to any Person not an Affiliate of ours of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by us or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien.

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  Dividend and Other Payment Restrictions Affecting Subsidiaries

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     - pay dividends or make any other distributions on its Capital Stock to us or any of our Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to us or any of our Restricted Subsidiaries;

     - make loans or advances to us or any of our Restricted Subsidiaries; or

     - transfer any of its properties or assets to us or any of our Restricted Subsidiaries.

     However, the preceding restrictions shall not apply to encumbrances or restrictions existing under or by reason of:

     - existing Indebtedness, Equity Interests or other agreements or instruments as in effect on the Issue Date and any one or more amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, extensions or refinancings thereof, from time to time, in whole or in part, provided that any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, extension or refinancing is not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in such Existing Indebtedness, Equity Interest or other agreement or instrument as in effect on the Issue Date;

     - the indenture, the notes and the Subsidiary Guarantees;

     - applicable law;

     - any contract or Equity Interest of a Person acquired (whether by merger or otherwise) by us or any of our Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such contract was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any such Person, or the properties or assets of any Person, other than such Person and its Subsidiaries, or the property or assets of such Person and its Subsidiaries, so acquired, provided that, in the case of any such contract evidencing Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

     - customary non-assignment provisions in leases, licenses and other agreements entered into in the ordinary course of business and consistent with past practices;

     - customary restrictions in agreements governing Liens securing our obligations or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such Liens;

     - any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

     - Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (regardless of whether any Indebtedness remains outstanding and un-refinanced under such agreements);

     - Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

     - customary supermajority voting provisions and customary provisions with respect to the disposition or distribution of assets or property, each contained in corporate charters, bylaws, stockholders' agreements, limited liability company agreements, partnership agreements, joint venture agreements,

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       asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

     - restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

     - contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of our property or assets or the property or assets of any Restricted Subsidiary in any manner material to us or any Restricted Subsidiary;

     - customary provisions restricting dispositions of real property interests set forth in any of our reciprocal easement agreements or the reciprocal easement agreements of any Restricted Subsidiary;

     - Equity Interests, Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary;

     - restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over us or any Restricted Subsidiary or any of their businesses;

     - restrictions on the transfer of assets contained in any contract assumed by us or any of our Restricted Subsidiaries as in effect at the time of the acquisition of such assets (except to the extent such contract was entered into in connection with or in contemplation of such acquisition), which restrictions are not applicable to any assets other than the assets so acquired;

     - agreements or instruments governing Indebtedness, Disqualified Stock or Preferred Stock incurred or issued in compliance with the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" if such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in the indenture; and

     - any agreement, instrument or Equity Interest that amends, modifies, restates, renews, increases, supplements, refunds, replaces, extends or refinances any of the items described in the preceding clauses of this provision, provided that the encumbrances or restrictions set forth therein are not materially more restrictive, taken as a whole, than those contained in the predecessor agreement, instrument or Equity Interest.

  Transactions with Affiliates

     We may not, and may not permit any of our Restricted Subsidiaries to, make any payment to, sell, lease, transfer or otherwise dispose of any of our properties or assets to, purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

     - the Affiliate Transaction is on terms no less favorable to us or the relevant Restricted Subsidiary than those terms that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated entity; and

     - We deliver to the trustee:

      - with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the board of directors set forth in an officers' certificate certifying that the Affiliate Transaction complies with this covenant, and that the Affiliate Transaction has been approved by a majority of the Disinterested Directors, which shall have determined that the Affiliate Transaction is fair to us or our Restricted Subsidiary, as the case may be, from a financial point of view; and

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      - with respect to any Affiliate Transaction or series of related Affiliate
        Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to us of the Affiliate
        Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items shall not be deemed to be Affiliate Transactions and will not be subject to the provisions of the prior paragraph:

     - reasonable fees and compensation paid to, and indemnity and similar arrangements provided on behalf of, officers, directors or employees of us or any of our Restricted Subsidiaries as determined in good faith by our board of directors or senior management;

     - transactions between or among us or our Restricted Subsidiaries or both;

     - the payment of management fees to any Affiliate of ours not to exceed in the aggregate to all Affiliates, in any twelve-month period, the greater of (a) $1.0 million and (b) an amount equal to 1% of Consolidated Cash Flow and the reimbursement of expenses incurred by Affiliates from time to time in the course of providing management, investment banking, commercial banking, or financial advisory services to, or monitoring their investments in, us;

     - a Restricted Payment or Permitted Investment that is permitted by the provisions of the covenant described above under the caption
       "-- Restricted Payments" and any transaction that is specifically excluded from the definition of "Restricted Payment";

     - loans and advances to the officers, directors, and employees of ours or our Restricted Subsidiaries for bona fide business purposes in the ordinary course of business;

     - transactions between us and any of our Affiliates involving investment banking, commercial banking, financial advisory and related activities;

     - issuances of securities or payments or distributions in connection with employment incentive plans, employee stock plans, employee stock option plans and similar plans and arrangements approved by our board of directors;

     - sales and issuances of our Equity Interests (other than Disqualified Stock);

     - transactions between us or any Restricted Subsidiary (including PCS, or any successor thereto) and Rite Aid or its affiliates with respect to services provided by Rite Aid to us or any Restricted Subsidiary or by us or any Restricted Subsidiary to Rite Aid, in each case, in the ordinary course of business;

     - transactions between us or any Restricted Subsidiary and JLL or any Affiliate of JLL entered into in the ordinary course of business and in compliance with the provisions of the prior paragraph of this covenant (other than the final subclause relating to a fairness opinion);

     - any agreements or arrangements in effect on, or entered into on or prior to, the Issue Date, or any amendment, modification, or supplement thereto or any replacement thereof, so long as that amendment, modification, supplement or replacement agreement is not materially more disadvantageous to the holders of the notes than the original agreements as in effect on the Issue Date, and any transactions contemplated by any of the foregoing agreements or arrangements;

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     - the existence of, or the performance by us or any of our Restricted
       Subsidiaries of its obligations under the terms of, any stockholders agreement, partnership agreement or limited liability company members agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter, in each case subject to compliance with the other provisions of the indenture; provided, however, that the existence of, or the performance by us or any of our Restricted Subsidiaries of obligations under the terms of any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause to the extent that the terms (taken as a whole) of any such amendment or new agreement are not otherwise materially more disadvantageous to the holders of the notes than those agreements that were in effect on the Issue Date; and

     - transactions in connection with a Qualified Receivables Transaction between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment.

  Additional Subsidiary Guarantees

     If we or any of our Restricted Subsidiaries acquire or create another Domestic Subsidiary or if any Restricted Subsidiary becomes a Domestic Subsidiary of ours after the Issue Date, or if any Restricted Subsidiary becomes a guarantor under the Credit Agreement, then that newly acquired or created Domestic Subsidiary or that Restricted Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel to the trustee; provided that Subsidiaries that are (a) obligors with respect to less than $5.0 million of Indebtedness and Preferred Stock, individually, and $30.0 million in the aggregate and (b) Receivables Subsidiaries, will not be required to guarantee the notes.

     Any Subsidiary that is not required to be or remain a Guarantor under this covenant shall be entitled to be released from its obligations under the indenture. Upon delivery by us to the trustee of an officers' certificate setting forth the basis for such release and that such release is in compliance with the requirements of this covenant, the trustee will execute any documents reasonably required in order to evidence the release of such Guarantor from its obligations under the indenture, including without limitation, its Subsidiary Guarantee.

     A Guarantor may also be released in the event of a sale or other disposition (other than to us or any Subsidiary) of all or substantially all of its assets, or of all of its Capital Stock that is owned by us and our Restricted Subsidiaries, if the Net Proceeds of the sale are applied in accordance with the applicable provisions described above under the caption
"-- Repurchase at the Option of Holders -- Asset Sales".

  Designation of Restricted and Unrestricted Subsidiaries

     Our board of directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if at the time of and after giving effect to such designation, no Default or Event of Default shall have occurred or be continuing. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments of ours and our Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either:

     - reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption
       "-- Restricted Payments";

     - reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as we determine; or

     - a combination of the foregoing.

That designation will only be permitted if the Investment would be permitted at that time under the first paragraph of the covenant described above under the caption "-- Restricted Payments" and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

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     Subject to the last paragraph of the definition of "Unrestricted
Subsidiaries," the board of directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if at the time of and after giving effect to such redesignation, no Default or Event of Default shall have occurred or be continuing.

  Business Activities

     We will not, and will not permit any of our Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to us and our Restricted Subsidiaries taken as a whole. Any Receivables Subsidiary and any Subsidiary of a Receivables Subsidiary may engage in a business related or ancillary to a Qualified Receivables Transaction.

  Additional Covenants

     The indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest and Liquidated Damages;
(ii) maintenance of an office or agency in the City of New York; (iii) payment of taxes and other claims; and (iv) waiver of stay, extension and usury laws.

MERGER, CONSOLIDATION, OR SALE OF ASSETS

     We will not, directly or indirectly: (a) consolidate or merge with or into another Person (whether or not we are the surviving corporation); or (b) sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of ours and of our Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

          (1) either we are the surviving corporation, or the Person formed by or surviving any such consolidation or merger (if other than AdvancePCS) or to which such sale, assignment, lease, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (2) the Person formed by or surviving any such consolidation or merger (if other than AdvancePCS) or the Person to which such sale, assignment, lease, transfer, conveyance or other disposition shall have been made assumes all of our obligations under the notes, the indenture and the registration rights agreement pursuant to a supplemental indenture and any other required agreements reasonably satisfactory to the trustee;

          (3) immediately after such transaction no Default or Event of Default has occurred and is continuing; and

          (4) either (a) we or the Person formed by or surviving any such consolidation or merger (if other than AdvancePCS), or to which such sale, assignment, lease, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described above in the summary of the covenant regarding "Incurrence of Indebtedness and Issuance of Preferred Stock"; or (b) the Fixed Charge Coverage Ratio of such surviving Person is not less than the Fixed Charge Coverage Ratio immediately prior to such transaction.

     This covenant shall not apply to a merger, consolidation, sale, assignment, lease, transfer, conveyance or other disposition of assets between or among us and any of our Restricted Subsidiaries, or to transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction.

     Notwithstanding the foregoing clause (4), we may merge with an Affiliate incorporated or organized either for the purpose of reincorporating or reorganizing AdvancePCS in another jurisdiction or to realize

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tax benefits without complying with the foregoing clause (4) provided, that, at the time of and after giving effect to such transaction, no Default or Event of Default shall have occurred or be continuing or would result from such merger.

     Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of our assets in accordance with this covenant, the successor company formed by such consolidation or into or with which we are merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, AdvancePCS under the indenture; provided, however, that we will not be relieved from the obligation to pay the principal of and interest on the notes except in the case of a sale, assignment, transfer, conveyance or other disposition (other than a lease) of all of our assets that meets the requirements of this covenant.

REPORTS

     Whether or not required by the Securities and Exchange Commission, or SEC, so long as any notes are outstanding, we will furnish to the trustee (for provision to the holders of notes) within the time periods specified in the SEC's rules and regulations:

     - all quarterly and annual financial and other information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and

     - all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

     In addition, whether or not required by the SEC, we will file a copy of all the information and reports referred to in the preceding paragraph with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, we and the Guarantors (for so long as any notes remain outstanding) will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The following are Events of Default under the indenture with respect to any series of notes that we may issue:

     - default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

     - default in payment when due of the principal of or premium, if any, on the notes;

     - failure by us or any of our Subsidiaries to comply with the provisions set forth in the indenture described above under the captions
       "-- Repurchase at the Option of Holders -- Asset Sales," "-- Repurchase at the Option of Holders -- Change of Control" or "-- Merger, Consolidation, or Sale of Assets";

     - failure by us or any of our Subsidiaries for 45 days after notice by the trustee or the holders of at least 25% in principal amount of the notes then outstanding to comply with any of the other covenants in the indenture;

     - default under any mortgage, indenture or instrument under which there is issued and outstanding any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or Indebtedness of an Unrestricted Subsidiary that is Guaranteed by us or any of our Restricted Subsidiaries)
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       whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

      - is caused by a Payment Default; or

      - results in the acceleration of such Indebtedness prior to its Stated Maturity, but only if the principal amount of any such Indebtedness, together with the principal amount of any other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

     - failure by us or any of our Subsidiaries to pay final judgments aggregating in excess of $10.0 million, or any judgments aggregating in excess of $20.0 million for the last event listed on Schedule 4.01(f) to the Credit Agreement, as in effect on the Issue Date (net of any amounts covered by insurance or indemnity arrangements provided by a reputable and creditworthy insurance company or other Person), which judgments are not paid, discharged or stayed for a period of 60 consecutive days after the judgments become final and non-appealable;

     - certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our Significant Subsidiaries which is a Restricted Subsidiary ("Material Subsidiary") or any Restricted Subsidiaries that, if taken together, would constitute a Material Subsidiary; and

     - any Subsidiary Guarantee by a Guarantor that is a Material Subsidiary or Restricted Subsidiaries that if taken together would constitute a Material Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid, or after the expiration of any applicable notice period under the indenture, shall cease for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any Guarantor that is a Significant Subsidiary, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to us, any Material Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary, all outstanding notes will become due and payable immediately including accrued and unpaid interest and Liquidated Damages thereon without further action or notice. If any other Event of Default occurs and is continuing, the trustee, or the holders of at least 25% in principal amount of the then outstanding notes, may declare all the notes to be due and payable including accrued and unpaid interest and Liquidated Damages thereon by written notice in accordance with the indenture and the notes will (a) become immediately due and payable or (b) if there are any amounts outstanding under the Credit Agreement, become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or five business days after that notice is received by us and the Representative under the Credit Agreement, but only if that Event of Default is then continuing.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest, or premium, or Liquidated Damages, if any.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of or premium on, or Liquidated Damages on, the notes.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying that Default or Event of Default.

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NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of ours or any Guarantor, as such, shall have any liability for any obligations of ours or the Guarantors under the notes, the indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1) either:

             (a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

             (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and we or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

          (2) as to clause (1)(b) above, no Default or Event of Default shall have occurred and be continuing on the date of such deposit, or shall occur as a result of such deposit (other than Defaults and Events of Default related to or arising out of incurrences of Indebtedness and Liens and customary documentation related thereto) and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we or any Guarantor is a party or by which we or any Guarantor is bound;

          (3) we or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

          (4) we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, we must deliver an officers' certificate and an opinion of counsel to the trustee together stating that all conditions precedent to satisfaction and discharge have been satisfied.

DEFEASANCE

     We may, at our option and at any time, elect to have all of our Obligations discharged with respect to the outstanding notes and all Obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

     - the rights of holders of outstanding notes to receive solely from the trust fund described below, and as more fully described below, payments in respect of the principal of and premium, interest and Liquidated Damages, if any, on such notes when such payments are due;

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     - our obligations concerning issuing temporary notes, registration of notes, mutilated, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     - the rights, powers, trusts, duties and immunities of the trustee and our obligations in connection therewith; and

     - the Defeasance provisions of the indenture.

     In addition, we may, at our option and at any time, elect to have our obligations and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

     - we must irrevocably deposit or cause to be deposited, with the trustee, in trust, for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, interest and premium and Liquidated Damages, if any, on the outstanding notes on the Stated Maturity thereof or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

     - in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based on that change the opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     - in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     - no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than Defaults or Events of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     - any Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

     - we must deliver to the trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of us or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no holder is an "insider" of ours under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable

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       bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights and remedies generally;

     - we must deliver to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders over other creditors of ours, or with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

     - we must deliver to the trustee an officers' certificate and an opinion of counsel, stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The following summary of the material provisions of the registration rights agreement does not purport to be complete and is subject in all respects to, and qualified in its entirety by reference to, the registration rights agreement, copies of which are available from us upon request. The registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus.

     We and the Guarantors entered into a registration rights agreement with the initial purchasers upon the closing of the offering of the old notes. Pursuant to the registration rights agreement, we and the Guarantors agreed to file with the Securities and Exchange Commission this exchange offer registration statement. Upon the effectiveness of this exchange offer registration statement, we and the Guarantors will offer to holders of old notes who are able to make certain representations the opportunity to exchange their old notes for exchange notes pursuant to an exchange offer.

     If:

          (1) we and the Guarantors are not permitted to consummate this exchange offer because the exchange offer is not permitted by applicable law or Securities and Exchange Commission policy; or

          (2) any holder of notes notifies us prior to the 20th day following the consummation of the exchange offer that:

             (a) it is prohibited by law or Securities and Exchange Commission policy from participating in the exchange offer;

             (b) it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

             (c) it is a broker-dealer and owns notes acquired directly from us or our Affiliate,

we and the Guarantors will file with the Securities and Exchange Commission a shelf registration statement to cover resales of the old notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

     We and the Guarantors will use our reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Securities and Exchange Commission.

     The registration rights agreement provides:

          (1) we and the Guarantors will use our reasonable best efforts to file an exchange offer registration statement with the Securities and Exchange Commission on or prior to 90 days after the closing of this offering;

          (2) we and the Guarantors will use our reasonable best efforts to have the exchange offer registration statement declared effective by the Securities and Exchange Commission on or prior to 150 days after the closing of this offering;

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

          (3) unless the exchange offer would not be permitted by applicable law or Securities and Exchange Commission policy, we and the Guarantors will

             (a) commence the exchange offer; and

             (b) issue on or prior to 30 days, or longer, if required by the federal securities laws, after the date on which the exchange offer registration statement was declared effective by the Securities and Exchange Commission, exchange notes in exchange for all notes tendered prior thereto in the exchange offer; and

          (4) if obligated to file the shelf registration statement, we and the Guarantors will use our reasonable best efforts to file the shelf registration statement with the Securities and Exchange Commission on or prior to 60 days after such filing obligation arises and to cause the shelf registration to be declared effective by the Securities and Exchange Commission on or prior to 120 days after such obligation arises.

     If:

          (1) we and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

          (2) any of such registration statements is not declared effective by the Securities and Exchange Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

          (3) we and the Guarantors fail to consummate the Exchange Offer within 30 days of the Effectiveness Target Date with respect to the exchange offer registration statement; or

          (4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of notes during the periods specified in the registration rights agreement, then we and the Guarantors will pay Liquidated Damages to each holder of notes, equal to one-half of one percent (0.50%) per annum of Liquidated Damages on the principal amounts of the notes for the first 90 day period immediately following any event listed above, and such Liquidated Damages will increase by one-quarter of one percent (0.25%) per annum for each subsequent 90 day period, up to a maximum aggregate amount of Liquidated Damages of two percent (2.00%) per annum.

     The accrual of Liquidated Damages will cease following the cure of all events requiring the payment of such damages.

     Holders of old notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their old notes included in the shelf registration statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring the old notes, a holder will be deemed to have agreed to indemnify us and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of old notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

CORPORATE EXISTENCE

     Subject to the provisions of the indenture described under the caption
"-- Merger, Consolidation, or Sale of Assets" above, we will do or cause to be done all things necessary to preserve and keep in full force and effect (a) our corporate existence, and the corporate, partnership or other existence of each of our Subsidiaries, in accordance with the respective organizational documents (as the same may be
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amended from time to time) of ours or any such Subsidiary and (b) our rights
(charter and statutory), licenses and franchises and that of our Subsidiaries; provided, however, that we will not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of our Subsidiaries, if the board of directors shall determine that the preservation thereof is no longer desirable in the conduct of our business and the business of our Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the holders of the notes.

MODIFICATION OF INDENTURE; WAIVER

     Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the written consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

     - reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

     - reduce the principal of or change the fixed maturity of any note or alter or waive the provisions with respect to the redemption of the notes (other than provisions described under "-- Repurchase at the Option of Holders -- Asset Sales" and "-- Repurchase at the Option of
       Holders -- Change of Control" above);

     - reduce the rate of or change the time for payment of interest on any note;

     - waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

     - make any note payable in money other than that stated in the notes;

     - make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, interest or Liquidated Damages, if any, on the notes;

     - waive a redemption payment with respect to any note (other than a payment required as described under "-- Repurchase at the Option of Holders -- Asset Sales" and "-- Repurchase at the Option of
       Holders -- Change of Control" above);

     - make any change in the foregoing amendment and waiver provisions; or

     - release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture.

     Notwithstanding the foregoing, together with the trustee, we may change the indenture or notes without the consent of any holders with respect to certain matters, including:

     - to cure any ambiguity, defect, error or inconsistency;

     - to provide for uncertificated notes in addition to or in place of certificated notes;

     - to provide for the assumption by certain authorized successors of ours or the Guarantor's obligations to the holders; or

     - to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939.

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

CONCERNING THE TRUSTEE

     U.S. Trust Company of Texas, N.A., is the trustee under the indenture. The indenture and the provisions of the Trust Indenture Act of 1939 incorporated by reference into the indenture will contain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims or to realize on certain property received by it in respect of any such claims, as security or otherwise. The indenture will permit the trustee to engage in other transactions. If the trustee acquires any conflicting interest as defined in the Trust Indenture Act of 1939, the trustee must eliminate the conflict or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the same degree of care and skill in its exercise as a prudent person in the conduct of such person's own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to AdvancePCS, Attn:
Legal Department, 5215 North O'Connor Boulevard, Suite 1600, Irving, Texas
75039.

GOVERNING LAW

     The indenture, notes and Subsidiary Guarantees are governed by the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM

     The exchange notes will be issued in the form of one or more notes in registered, global form without interest coupons (the "Global Exchange Notes"). The Global Exchange Notes will be deposited upon consummation of the exchange offer with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Exchange Notes may not be exchanged for notes in certificated form except in the limited circumstances described below under the caption "Exchange of Global Exchange Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Exchange Notes will not be entitled to receive physical delivery of notes in certificated form. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream"), which may change from time to time.

     Except as set forth below, exchange notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

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

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised us that, pursuant to procedures established by it:

          (1) upon deposit of the Global Exchange Notes, DTC will credit the portions of the principal amount of the exchange notes represented by the Global Exchange Notes to the accounts of Participants; and

          (2) ownership of these interests in the Global Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Exchange Notes).

     Investors in the Global Exchange Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Exchange Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Investors in exchange notes issued in exchange for old notes offered and sold in reliance on Regulation S of the Securities Act (the "Global Offshore Exchange Notes") may also hold interests in the Global Offshore Exchange Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Global Offshore Exchange Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., its operator of Clearstream. All interests in a Global Exchange Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Exchange Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

  EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL EXCHANGE NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, and interest and premium, if any, on a Global Exchange Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the Persons in whose names the notes, including the Global Exchange Notes, are registered as the owners thereof for the

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

purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Exchange Notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Exchange Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Exchange Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Exchange Notes for notes in certificated form, and to distribute such notes to its Participants.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

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EXCHANGE OF GLOBAL EXCHANGE NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Exchange Notes and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

          (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

          (3) there shall have occurred and be continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Exchange Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Exchange Note or beneficial interests in Global Exchange Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL EXCHANGE NOTES

     Certificated Notes may not be exchanged for beneficial interests in any Global Exchange Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

SAME DAY SETTLEMENT AND PAYMENT

     We will make payments in respect of the notes represented by the Global Exchange Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Exchange Note holder. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof if the holder of at least $1.0 million in aggregate principal amount of notes has given wire transfer instructions to us prior to the record date for such payment, and otherwise at the office or agency of the paying agent and registrar for the notes within the City and State of New York or by mailing a check to each holder's registered address. The notes represented by the Global Exchange Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Exchange Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Exchange Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

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CERTAIN DEFINITIONS

     "Acquired Debt" means, with respect to any specified Person:

          (i) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings. No Person (other than us or any Subsidiary of ours) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of ours or any of its Subsidiaries solely by reason of such Investment.

     "Asset Sale" means:

          (i) the sale, lease, conveyance or other disposition (together with any issuance or sale pursuant to clause (ii) below, a "disposition") of any assets or rights; provided that the disposition of all or substantially all assets of ours and our Restricted Subsidiaries taken as a whole shall be governed by the provisions of the indenture described above under the caption "-- Offer to Repurchase Upon Change of Control" and/or the provisions described above under the caption "-- Merger, Consolidation or Sale of Assets" and not by the provision of the Asset Sale covenant; and

          (ii) the issuance of Equity Interests by any of our Restricted Subsidiaries or the sale of Equity Interests in any of our Subsidiaries.

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

          (a) any single transaction or series of related transactions that involves assets, rights or Equity Interests having a fair market value of less than the greater of (x) $1.5 million and (y) 1% of Consolidated Cash Flow;

          (b) a disposition of assets, rights or Equity Interests between or among us and any Restricted Subsidiary;

          (c) an issuance of Equity Interests by a Restricted Subsidiary to us or to another Restricted Subsidiary;

          (d) the disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

          (e) the disposition of cash or Cash Equivalents;

          (f) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Restricted Payments" or any transaction that is specifically excluded from the definition of "Restricted Payment" set forth in the first three bullet points listed in the first paragraph of the covenant described above under the caption
     "-- Restricted Payments";

          (g) the disposition of (a) the Capital Stock of or any Investment in any Unrestricted Subsidiary or (b) Permitted Investments made pursuant to clause (xiii) of the definition of Permitted Investment;

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

          (h) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

          (i) the licensing of intellectual property in the ordinary course of business;

          (j) granting of Liens not otherwise prohibited by the indenture and exercises of rights thereunder and transfers in lieu of foreclosures in connection therewith;

          (k) leases or subleases to third Persons in the ordinary course of business that do not interfere in any material respect with our business or any of our Restricted Subsidiaries;

          (l) dispositions of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction to a Receivables Subsidiary for the fair market value of those accounts receivable and related assets, less amounts required to be established as reserves and customary discounts pursuant to contractual agreements with entities that are not our Affiliates entered into as part of a Qualified Receivables Transaction;

          (m) dispositions of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction;

          (n) the substantially contemporaneous sale and leaseback of an asset acquired after the Issue Date; provided that the sale and leaseback occurs within 180 days after the date of the acquisition of the asset by us and our Restricted Subsidiaries;

          (o) the disposition of our headquarters and related real estate acquired as part of our acquisition of PCS;

          (p) the disposition of the Richardson, Texas mail service facility;

          (q) leases and subleases (and licenses and sublicenses) of assets in the ordinary course of business that are not treated as capitalized leases on our books and records and those of our Restricted Subsidiaries;

          (r) any disposition of defaulted receivables that arose in the ordinary course of business for collection; and

          (s) the disposition of assets received in settlement of obligations (including, without limitation, under any bankruptcy or similar proceeding) owing to us or any Restricted Subsidiary, which obligations were incurred in the ordinary course of business.

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, except that, in the case of Principals or any of their Related Parties, in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition, and the term Beneficial Owner shall not include any Person acting in the capacity of an underwriter or a placement agent in connection with any offering of our Capital Stock. For purposes of this definition, the terms "Beneficially Owns," "Beneficially Owned" and "Beneficial Ownership" shall have corresponding meanings.

     "Business Guarantee" means any manufacturer rebate or reimbursement or similar agreement, any managed pharmaceutical benefit agreement, any retail pharmacy network contract or any customer contract under which we or any of our Subsidiaries assumes a portion of the risk associated with claims experience or guarantees a specific savings level, or any similar or related agreement, in the case of each of the foregoing, entered into the ordinary course of business.

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     "Capital Lease Obligation" means, at the time any determination of Capital
Lease Obligations is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

          (i) in the case of a corporation, corporate stock;

          (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock;

          (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

          (i) United States dollars;

          (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support of the securities) having maturities of not more than one year from the date of acquisition;

          (iii) certificates of deposit, demand and time deposits (or with respect to foreign banks, similar instruments), eurodollar time deposits, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank or any U.S. branch of a foreign bank having capital and surplus in excess of $500.0 million or any commercial bank organized under the laws of any other country having total assets in excess of $500.0 million with a maturity date not more than two years from the date of acquisition;

          (iv) repurchase obligations with a term of not more than one year for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

          (v) commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Rating Services ("S&P") and in each case maturing within one year after the date of acquisition;

          (vi) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having one of the two highest ratings obtainable from Moody's and S&P and maturing within one year from the date of acquisition thereof; and

          (vii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through
     (vi) of this definition.

     "Change of Control" means the occurrence of any of the following:

          (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of ours and our Restricted Subsidiaries taken as a whole to any "person" or "group" (as such terms are used in Section 13(d)(3) and 14(d) of the Securities Exchange Act of 1934) other than to a Principal or a Related Party of a Principal;

          (ii) the adoption of a plan relating to our liquidation or dissolution;

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

          (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 40% of our Capital Stock or Voting Stock, measured by voting power rather than number of shares; or

          (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Non-Class B Directors (together with any new Non-Class B Directors whose election by the board of directors or whose nomination for election by our stockholders was approved by a vote of a majority of the Non-Class B Directors then still in office who were either Non-Class B Directors at the beginning of such period or whose election or nomination for election was previously approved) cease to constitute a majority of the Non-Class B Directors then in office.

     "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

          (i) an amount equal to any extraordinary gain or loss and any net gain or loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent that such gains or losses were utilized in computing such Consolidated Net Income; plus

          (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that provision for taxes was deducted in computing such Consolidated Net Income; plus

          (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment Obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance or Receivables financings and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (iv) fees, costs, charges and expenses incurred in connection with our acquisition of PCS, to the extent deducted in computing such Consolidated Net Income; plus

          (v) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses and items (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses and items were deducted in computing such Consolidated Net Income; minus

          (vi) non-cash items increasing the Consolidated Net Income for the period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the interest expense of, and the depreciation and amortization and other non-cash items of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent and in the same proportion that Net Income of that Restricted Subsidiary was included in calculating the Consolidated Net Income of that Person.

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     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for the period, on a consolidated basis, determined in accordance with GAAP (before dividends on Preferred Stock); provided that:

          (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions that were paid in cash to the specified Person or a Restricted Subsidiary thereof;

          (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

          (iii) solely for purposes of determining the aggregate amount available for Restricted Payments under the covenant described above under the caption "-- Restricted Payments," the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

          (iv) the cumulative effect of a change in accounting principles shall be excluded;

          (v) the fees, costs and expenses of our acquisition of PCS, the other Transactions, this offering of the notes, and the registered secondary offering by Rite Aid of shares of our Class A common stock shall be excluded;

          (vi) income or losses attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded;

          (vii) all extraordinary gains and losses and, without duplication, non-recurring or unusual gains and losses and all restructuring charges shall be excluded;

          (viii) any non-cash charges attributable to applying the purchase method of accounting in accordance with GAAP shall be excluded;

          (ix) non-cash charges relating to employee benefit or other management compensation plans of ours or a Restricted Subsidiary (excluding any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) to the extent that such non-cash charges are deducted in computing such Consolidated Net Income shall be excluded; provided, further that if we or any Restricted Subsidiary of ours make a cash payment in respect of such non-cash charge in any period, such cash payment shall (without duplication) be deducted from our Consolidated Net Income for that period;

          (x) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness shall be excluded;

          (xi) any unrealized gains or losses in respect of Hedging Obligations shall be excluded;

          (xii) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person shall be excluded; and

          (xiii) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards shall be excluded.

     "Credit Agreement" means the $825 million Credit Agreement, dated as of October 2, 2000, as amended, among us, as borrower thereunder, the Guarantors from time to time parties thereto, and Bank

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of America, N.A., as administrative agent on behalf of itself and the other agents and lenders named therein, and any one or more deferrals, renewals, extensions, replacements, refinancings or refundings thereof from time to time, in whole or in part, or amendments, modifications or supplements thereto or replacements thereof from time to time, in whole or in part (including, without limitation, any amendments increasing the amount that may be borrowed thereunder), and any agreements providing therefor whether by or with the same or any other agents, lenders, creditors, or group of creditors (or any combination thereof) and including related notes, guarantee agreements, security agreements and other instruments and agreements executed in connection therewith.

     "Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced, or refinanced in whole or in part from time to time.

     "Debt Securities" means any debt securities issued in a public offering or in a private placement to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or pursuant to Rule 144A or Regulation S under the Securities Act.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Designated Preferred Stock" means our Preferred Stock (not constituting Disqualified Stock) (excluding any Preferred Stock issued prior to the Issue Date and any Preferred Stock issued in exchange or substitution therefor) that is designated as Designated Preferred Stock on or after the date of issuance thereof pursuant to an officers' certificate delivered to the trustee on the designation thereof, the cash proceeds of which are excluded from the calculation for authorized Restricted Payments set forth in the second section of the covenant described above under the caption "-- Restricted Payments."

     "Disinterested Director" means, with respect to any Affiliate Transaction, a member of our Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall not be deemed to have such a financial interest solely by reason of any member's holding our Capital Stock or any options, warrants or other rights in respect of such Capital Stock.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature (other than for Capital Stock which is not Disqualified Stock). Notwithstanding the preceding sentence, (a) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require us to repurchase such Capital Stock upon the occurrence of a change of control or an Asset Sale shall not constitute Disqualified Stock if the terms of that Capital Stock provide that we may not repurchase or redeem any Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "Restricted Payments," and (b) any Capital Stock that would constitute Disqualified Stock solely because such Capital Stock is issued pursuant to any plan for the benefit of employees of us or our Subsidiaries or by any such plan to such employees and may be required to be repurchased by us in order to satisfy applicable statutory or regulatory Obligations shall not constitute Disqualified Stock. The amount of Disqualified Stock shall be its mandatory maximum redemption price or liquidation preference, as applicable, plus accrued dividends.

     "Domestic Subsidiary" means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia or that Guarantees or otherwise provides direct credit support for any Indebtedness of ours or any Guarantor.

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     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means a sale by us of shares of our Capital Stock (however designated and whether voting or non-voting) (other than Disqualified Stock) and any and all rights, warrants or options to acquire such Capital Stock.

     "Existing Indebtedness" means Indebtedness of ours and our Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date.

     "Existing Registration Rights Agreement" means the registration rights agreement, dated as of October 2, 2000, by and among us, the guarantors party thereto and Rite Aid.

     "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment Obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings and net of interest income and of the effect of all payments made or received pursuant to Hedging Obligations and excluding amortization of deferred financing costs; plus

          (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of that Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon, provided, that such interest expense has been paid or accrued in accordance with GAAP; plus

          (iv) all dividends paid (whether or not in cash), on any series of Disqualified Stock or Designated Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in our Equity Interests (other than Disqualified Stock) or to us or a Restricted Subsidiary of ours, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (i) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day

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     of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income;

          (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

          (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the Obligations giving rise to such Fixed Charges will not be Obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness. The term "Guarantee" used as a verb shall have a corresponding meaning.

     "Guarantors" means each Restricted Subsidiary that makes a Subsidiary Guarantee in accordance with the provisions of the indenture and their respective successors and assigns; provided that upon the release of such Subsidiary Guarantee pursuant to the indenture, such Person shall cease to be a Guarantor.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of that Person under:

          (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

          (ii) other agreements or arrangements designed to protect that Person against fluctuations in interest rates, currency exchange rates or commodity prices.

     "Indebtedness" means, without duplication with respect to any specified Person, any indebtedness of that Person, whether or not contingent:

          (i) in respect of borrowed money;

          (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect of letters of credit or banker's acceptances), provided that, solely with respect to us or any of our Subsidiaries, any obligations, the sole obligees of which are the United States or any state government, or any agency or instrumentality thereof in settlement of, or fines or other obligations imposed under, any governmental proceedings existing on the Issue Date or arising therefrom or related thereto, shall not be deemed Indebtedness for so long as the United States or any state government, or any agency or instrumentality thereof are the sole obligees with respect to such obligations. If any such obligation is sold, disposed or otherwise transferred to any Person that is not the United States or any state government, or any agency or instrumentality thereof, then such obligation shall be deemed in each case, to constitute an incurrence of Indebtedness by us or the Restricted Subsidiary, as the case may be to the extent such obligation would otherwise constitute Indebtedness under the indenture;

          (iii) representing Capital Lease Obligations;

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          (iv) representing the balance deferred and unpaid of the purchase price of any property (which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto), except any balance that constitutes an accrued expense or trade payable; or

          (v) representing the net obligations under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

     In addition, the term "Indebtedness" includes (a) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) (provided, that the amount of Indebtedness of that Person shall be the lesser of (1) the fair market value of such asset at such date of determination, and if the fair market value is in excess of $5.0 million, such value shall be determined by the board of directors and (2) the amount of such Indebtedness of such other Person) and (b) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person, but excluding any Business Guarantee.

     The amount of any Indebtedness outstanding as of any date shall be:

          (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; or

          (ii) the principal amount thereof in the case of all other
     Indebtedness.

     "Insurance Subsidiary" means any Subsidiary established by us or any of our Subsidiaries, the sole function and purpose of which is to provide insurance or reinsurance to us and/or any of our Subsidiaries or assume insurance related risk of us or any of our Subsidiaries.

     "Investments" means, with respect to any Person, all direct or indirect investments by a Person in other Persons (including Affiliates) in the forms of loans, including Guarantees or other obligations, advances or capital contributions (but excluding commission, travel, relocation, payroll, entertainment and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, but excluding any Business Guarantee.

     If we or any Subsidiary of ours directly or indirectly sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of ours so that, after giving effect to such sale or disposition, that Person is no longer a Restricted Subsidiary of ours, we shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Person not sold or disposed of in an amount determined as provided in the last paragraph of the covenant described above under the caption "Restricted Payments." The outstanding amount of any Investment shall be the original cost of the Investment, reduced by all returns on the Investment (including dividends, interest, distributions, returns of principal and profits on sale).

     "Issue Date" means the date on which the notes are initially issued to the initial purchasers.

     "JLL" means Joseph Littlejohn & Levy, Inc., investment funds managed, sponsored or advised by Joseph Littlejohn & Levy, Inc., general and limited partners of Joseph Littlejohn & Levy, Inc. and co-investors with Joseph Littlejohn & Levy, Inc. in us.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified

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Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Liquidated Damages" means, at any time of determination, all liquidated damages then owing pursuant to the registration rights agreement.

     "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

          (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

     "Net Proceeds" means the aggregate cash proceeds received by us or any Restricted Subsidiary of ours in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of (without duplication) (a) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, (b) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and any reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and (d) provision for amounts required to be paid to minority interest holders in any Restricted Subsidiary or in any asset subject to such Asset Sale as a result of such Asset Sale.

     "Non-Class B Director" means any director who is not designated or elected solely by the holders of our Class B-1 common stock, Class B-2 common stock, Series A-2 Preferred Stock or Series B Preferred Stock.

     "Non-Recourse Debt" means Indebtedness:

          (i) as to which neither we nor any of our Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) (other than the pledge of stock of an Unrestricted Subsidiary; provided that such pledge otherwise constitutes Non-Recourse Debt), (B) is directly or indirectly liable as a guarantor or otherwise, or (C) constitutes the lender;

          (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the notes) of us or any of our Restricted Subsidiaries to declare a default on other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (iii) as to which the lenders of such Indebtedness have been notified in writing or have agreed in writing (in the agreement relating to the Indebtedness or otherwise) that they will not have any recourse to the stock or assets of us or any of our Restricted Subsidiaries (other than as permitted by clause (i)(A) above).

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
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     "Old Notes" means our $200 million aggregate principal amount of senior subordinated notes due 2010, issued pursuant to the indenture, dated as of October 2, 2000, entered into among us, U.S. Trust Company of Texas, N.A., as trustee, and the guarantors party thereto.

     "Payment Default" means any failure to pay principal on the final Stated Maturity of such Indebtedness.

     "Permitted Business" means any line of business (a) which is the same or similar, ancillary or related to any of the businesses that we and our Restricted Subsidiaries are engaged in on the Issue Date, including, without limitation, the providing of health benefit management services; (b) in the healthcare industry; or (c) constituting a logical extension of any of the foregoing, including without limitation, lines of business utilizing our marketing, distribution, delivery, customer information and information systems infrastructure.

     "Permitted Investments" means:

          (i) any Investment in (including Guarantees of the obligations of) us or a Restricted Subsidiary of ours;

          (ii) any Investment in Cash Equivalents;

          (iii) any Investment by us or any Restricted Subsidiary of ours in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of ours or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Restricted Subsidiary of ours;

          (iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales";

          (v) any acquisition of assets (including Equity Interests) solely in exchange for Equity Interests (other than our Disqualified Stock);

          (vi) Hedging Obligations;

          (vii) loans and advances made to and Guarantees provided for the benefit of officers, directors and employees of ours and our Restricted Subsidiaries in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding;

          (viii) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

          (ix) Investments in securities of trade debtors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade debtors or customers or in good faith settlement of delinquent obligations of such trade debtors or customers and securities or other Investments received in settlement of delinquent obligations or other disputes with respect to debts created in the ordinary course of business, or as a result of foreclosure, perfection or enforcement of any Lien or in satisfaction of judgments (including in connection with any bankruptcy proceedings);

          (x) monetary obligations of one or more officers or other employees of ours or any of our Restricted Subsidiaries owing to us in consideration of such officer's or employee's acquisition of shares of our common stock so long as no cash or other assets are paid by us or any of our Restricted Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

          (xi) Investments in any of the notes or exchange notes;

          (xii) Receivables owing to us or any Restricted Subsidiary created in the ordinary course of business;

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          (xiii) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by us or a Subsidiary of ours in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction customary for the transactions;

          (xiv) any Investment in an Insurance Subsidiary;

          (xv) any Investment in existence, or made pursuant to legally binding written commitments in existence, on the Issue Date;

          (xvi) any Investment in a joint venture or similar entity that is not a Restricted Subsidiary and that is engaged in a Permitted Business, in an aggregate amount not to exceed $50.0 million; and

          (xvii) other Investments in any Person having an aggregate fair market value (as measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (xvii) that are at the time outstanding not to exceed an amount equal to $50.0 million, which amount will increase to $62.5 million 12 months after the October 2, 2000, which amount will increase to $75.0 million 24 months after the October 2, 2000, which amount will increase to $87.5 million 36 months after the October 2, 2000, which amount will increase to $100.0 million 48 months after the October 2, 2000, and which amount will increase to $112.5 million 60 months after the October 2, 2000.

     "Permitted Liens" means:

          (i) Liens to secure Indebtedness permitted under Credit Facilities, provided that such Indebtedness shall not be construed to include any Indebtedness incurred pursuant to an offering or issuance of Debt Securities;

          (ii) Liens in favor of us or any Restricted Subsidiary;

          (iii) Liens on property or Equity Interests of a Person existing at the time such Person is merged with or into or consolidated with, or is acquired by, us or any of our Subsidiaries or such Person is designated to be a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, consolidation, acquisition or designation and do not extend to any assets other than those of the Person merged into, consolidated with or acquired by us or the Subsidiary or so designated;

          (iv) Liens on property existing at the time of acquisition of such property by us or any of our Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause 4 of the second paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired, constructed or improved with such Indebtedness;

          (vii) Liens existing on the Issue Date;

          (viii) Liens for taxes, assessments or governmental charges or claims that (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that in the case of clause (b) any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made;

          (ix) Liens incurred in the ordinary course of business of us or any of our Subsidiaries with respect to obligations that do not exceed $5.0 million at any one time outstanding;

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          (x) security for the payment of workers' compensation, unemployment insurance, other social security benefits or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments to those amounts) entered into in the ordinary course of business;

          (xi) deposits or pledges in connection with bids, tenders, leases and contracts (other than contracts for the payment of money) entered into in the ordinary course of business;

          (xii) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which interferes in any material respect with the ordinary conduct of the business of us or any of our Subsidiaries or materially impairs the use of any parcel of property;

          (xiii) deposits or pledges to secure public or statutory obligations, progress payments, surety and appeal bonds or other obligations of like nature incurred in the ordinary course of business;

          (xiv) survey title exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not materially interfering with the ordinary conduct of the business of us and our Subsidiaries taken as a whole;

          (xv) Liens arising by operation of law or reasonable and customary Liens arising by contract in favor of landlords, mechanics, carriers, warehousemen, materialmen, laborers, employees, suppliers or the like, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

          (xvi) leases, subleases, licenses or sublicenses to third parties entered into in the ordinary course of business;

          (xvii) Liens securing any Permitted Refinancing Indebtedness so long as the Lien securing such Permitted Refinancing Indebtedness is limited to all or part of the same property or assets that secured (or under such written arrangements could secure) the original Indebtedness; or incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) and related costs of any other obligation secured by, any other Permitted Liens, provided that any new Lien of this type is limited to all or part of the same property or assets that secured (or, under the written arrangements under which the original Lien arose could secure) the obligations to which such Liens of this type relate;

          (xviii) Liens securing Hedging Obligations;

          (xix) Liens arising out of judgments, decrees, orders or awards not constituting an Event of Default;

          (xx) Liens on Equity Interests of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

          (xxi) Liens incurred in connection with a Qualified Receivables Transaction (which in the case of us and our Restricted Subsidiaries (other than Receivables Subsidiaries) shall be limited to Receivables and related assets referred to in the definition of Qualified Receivables Transaction);

          (xxii) Liens securing reimbursement obligations under commercial letters of credit, but only in or upon the goods the purchase of which was financed by such letters of credit;

          (xxiii) Liens arising under the indenture in favor of the trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing

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     Indebtedness permitted to be incurred under the indenture, provided, that such Liens are solely for the benefit of the trustees, agents, or representatives, in their capacities as such and not for the benefit of the holders of such Indebtedness;

          (xxiv) set-off, chargeback and other rights of depositary and collection banks and other regulated financial institutions with respect to money or instruments of ours or our Restricted Subsidiaries on deposit with or in the possession of such institutions; and

          (xxv) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the provisions of the covenant described above under the caption "-- Restricted Payments."

     In each case set forth above, notwithstanding any stated limitation on the properties or assets that may be subject to such Lien, a Permitted Lien on a specified property or asset or group or type of properties or assets may include Liens on all improvements, additions and accessions thereto and all products, proceeds, dividends, distributions and increases in respect thereof.

     "Permitted Refinancing Indebtedness" means any Indebtedness of ours or any of our Restricted Subsidiaries issued in exchange for, or the Net Proceeds of which are used to refinance other Indebtedness of ours or any of our Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced (plus all accrued interest thereon and the amount of all fees, commissions, discounts, costs, expenses and premiums incurred in connection with such Indebtedness);

          (ii) if such Indebtedness is Subordinated Indebtedness, either (a) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced or (b) all scheduled payments on or in respect of such Permitted Refinancing Indebtedness (other than interest payments) shall be on or after the date that is 91 days after the date on which the notes mature; and if such Indebtedness is not Subordinated Indebtedness and has a final Stated Maturity later than the final Stated Maturity of the notes, such Permitted Refinancing Indebtedness has a final Stated Maturity later than the final Stated Maturity of the notes;

          (iii) if such Indebtedness being refinanced is subordinated in right of payment to the notes or any Subsidiary Guarantee, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes or such Subsidiary Guarantee, as applicable, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being refinanced; and

          (iv) such Indebtedness is incurred either by us or any Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness being refinanced.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Preferred Stock" means any Equity Interests of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions, or liquidation proceeds of such Person over the holders of any other Equity Interests of such Person.

     "Principals" means JLL, any entity controlled by JLL and/or by a trust of the type described in the next subclause, and/or a trust for the benefit of any of the foregoing, and (solely for purposes of clause (iii) of the "Change of Control" definition and so long as it does not increase its Beneficial Ownership of our Capital Stock or Voting Stock over that Beneficially Owned as of October 2, 2000, measured by voting power rather than number of shares), Rite Aid.

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     "Qualified Receivables Transaction" means any transaction or series of transactions entered into by us or any of our Subsidiaries under which we or any of our Subsidiaries sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by us or any of our Subsidiaries, which transfer may be effected through us or one or more Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable, instruments, chattel paper, general intangibles and similar assets (whether now existing or arising in the future, the "Receivables") of ours or any of our Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts, contract rights and all guarantees or other obligations in respect of the Receivables, proceeds of the Receivables and any other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions of this type; provided that a Receivables Subsidiary participating in a Qualified Receivables Transaction shall meet the requirements set forth in the definition of "Receivables Subsidiary."

     "Receivables Subsidiary" means a Subsidiary of ours which engages in no activities other than in connection with the financing of accounts receivable and that is designated by our board of directors (as provided below) as a Receivables Subsidiary, no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

          (i) is guaranteed by us or any Subsidiary of ours (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction);

          (ii) is recourse to or obligates us or any Subsidiary of ours in any way other than pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with a Qualified Receivables Transaction;

          (iii) subjects any property or asset of ours or any Subsidiary of ours (other than accounts receivable and related assets as provided in the definition of "Qualified Receivables Transaction"), directly or indirectly, contingently or otherwise, to the satisfaction of such Indebtedness, other than pursuant to the representations, warranties, covenants and indemnities customarily entered into in connection with a Qualified Receivables Transaction; or

          (iv) with which neither we nor any Subsidiary of ours have any material contract, agreement, arrangement or understanding other than on terms no less favorable to us or such Subsidiary than those that might be obtained at the time from Persons who are not our Affiliates, other than as may be customary in a Qualified Receivables Transaction including for fees payable in the ordinary course of business in connection with servicing accounts receivable; and with which neither we nor any Subsidiary of ours have any obligation to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results.

     "refinance" means extend, refinance, renew, replace, defease or refund, pay, purchase, redeem or otherwise acquire or retire for value.

     "Refinancing Disqualified Stock" means any of our Disqualified Stock issued in exchange for, upon conversion of, or the Net Proceeds of which are used to, refinance, our other Disqualified Stock; provided that:

          (i) the amount of such Refinancing Disqualified Stock does not exceed the amount of the Disqualified Stock so refinanced (plus all accrued dividends thereon and the amount of all fees, commissions, discounts, costs, expenses and premiums incurred in connection therewith); and

          (ii) either (a) such Refinancing Disqualified Stock by its terms, or upon the happening of any event, does not mature and is not mandatorily redeemable pursuant to a sinking fund obligation or otherwise at the option of the holder thereof, in whole or in part, prior to the corresponding maturity or redemption date, of the Disqualified Stock being refinanced or
     (b) all scheduled payments on or in
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

     respect of such Refinancing Disqualified Stock (other than dividend payments) shall be on or after the date that is 91 days after the date on which the notes mature.

     "Refinancing Subsidiary Preferred Stock" means any Preferred Stock of any Restricted Subsidiary of ours issued in exchange for, upon conversion of, or the Net Proceeds of which are used to refinance other Preferred Stock of the Restricted Subsidiary; provided that:

          (i) the amount of such Refinancing Subsidiary Preferred Stock does not exceed the amount of the Preferred Stock so refinanced (plus all accrued dividends thereon and the amount of all fees, commissions, discounts, costs, expenses and premiums incurred in connection therewith); and

          (ii) such Refinancing Subsidiary Preferred Stock is not Disqualified Stock.

     "Related Party" means:

          (i) any controlling stockholder, 80% (or more) owned Subsidiary or immediate family member (in the case of an individual) of any Principal; or

          (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (i).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the Person referred to that is not an Unrestricted Subsidiary.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such regulation is in effect on the Issue Date.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment of principal or interest.

     "Subordinated Indebtedness" means any Indebtedness of ours or a Guarantor that is subordinated to the notes or the Subsidiary Guarantee of such Guarantor, as applicable.

     "Subsidiary" means, with respect to any specified Person:

          (i) any corporation, association, partnership, or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other Equity Interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (ii) without in any way limiting clause (i) of this definition, any partnership (a) the sole general partner or the managing general partner of which is that Person or a Subsidiary of that Person or (b) the only general partners of which is that Person or one or more Subsidiaries of that Person (or any combination thereof).

     "Subsidiary Guarantee" means the guarantee of the notes by a Guarantor.

     "Tangible Assets" means the total amount of assets (less applicable reserves and other properly deductible items), which under GAAP would be included on a consolidated balance sheet of AdvancePCS and our Restricted Subsidiaries after deducting therefrom (a) copyrights, patents, trademarks, trade names, licenses, computer programs, (b) goodwill, (c) capitalized advertising costs, research and
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

development costs, amortization of capital assets, organization costs, leases, franchises, exploration permits or import and export permits, and (d) any other assets deemed intangible on our balance sheet.

     "Transactions" means our acquisition of PCS Holding Corporation, or PCS, any merger effected in connection therewith, the initial equity investment by the Principals, the exchange of common stock issued to the Principals for Series B Preferred Stock and the subsequent conversion thereof into Class B common stock, the issuance of the Old Notes and the Warrants and the performance of the obligations set forth therein, and the execution and performance of the Existing Registration Rights Agreement, and all other transactions relating to our acquisition of PCS or the financing thereof.

     "Unrestricted Subsidiary" means any Subsidiary of ours that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (i) has no Indebtedness other than Non-Recourse Debt;

          (ii) is not party to any agreement, contract, arrangement or understanding with us or any Restricted Subsidiary of ours unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of ours;

          (iii) is a Person with respect to which neither we nor any of our Restricted Subsidiaries have any direct or indirect obligation (a) to subscribe for additional Equity Interests; (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; or (c) on any guarantee of any obligation of such Person; and

          (iv) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of ours or any of our Restricted Subsidiaries;

except in the case of clause (i), (iii) or (iv), to the extent

          (A) that we or such Restricted Subsidiary could otherwise provide such guarantee or incur such Indebtedness pursuant to the provisions of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," and

          (B) the provision of such guarantee, the incurrence of such Indebtedness, the making of such loan or the acquisition of additional Equity Interests and any other Investment would otherwise would be permitted under the provisions of the covenant described above under the caption "-- Restricted Payments" and the other provisions contained herein.

     Any designation of a Subsidiary of ours as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to the designation and an officers' certificate certifying that the designation complied with the preceding conditions and was permitted under the provisions of the covenant described above under the caption "-- Restricted Payments."

     If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by our Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the provisions of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" (calculated on a pro forma basis as if such Unrestricted Subsidiary had been designated a Restricted Subsidiary as of the first day of the applicable four-quarter reference period), we shall be in default of such covenant.

     Our board of directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by our Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (a) such Indebtedness is permitted under the provisions of the
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

covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro formabasis as if such designation had occurred at the beginning of the four-quarter reference period and (b) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of the Person that is at the time entitled to vote in the election of the board of directors of the Person.

     "Warrants" means the warrants to purchase shares of our Class A Common Stock issued in connection with the offering of the Old Notes.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of the payment; by

          (ii) the then outstanding principal amount of the Indebtedness.

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                     U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of material U.S. federal income tax consequences generally applicable to the initial beneficial owners of the exchange notes offered by this prospectus. The U.S. federal income tax considerations discussed below are based upon currently existing provisions of the Internal Revenue Code of 1986, applicable Treasury Regulations, judicial authority and current administrative rulings and pronouncements of the IRS. We can give you no assurance that the IRS will not take a contrary view, and we have not asked, and do not intend to ask, for a ruling from the IRS on these issues. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions made below. Any changes or interpretations may or may not be retroactive and could affect the tax consequences discussed below.

     As used in this summary, the term "U.S. holder" means the beneficial owner of a note that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state or political subdivision of a state, unless, in the case of a partnership, Treasury Regulations provide otherwise, (3) an estate the income of which may be taxable under U.S. federal income tax laws regardless of its source, (4) a trust whose administration is under the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (5) specified electing trusts that were in existence on August 20, 1996 and treated as domestic trusts on that date. As used in this summary, the term "non-U.S. holder" means the beneficial owner of a note that is, for U.S. federal income tax purposes, not a U.S. holder.

     This summary is not a complete analysis or description of all potential U.S. federal tax considerations that may be relevant to, or of the actual tax effect that any of the matters described in this prospectus will have on, particular U.S. holders and non-U.S. holders and does not address foreign, state, local or other tax consequences. This summary does not address the U.S. federal income tax consequences to (1) special classes of taxpayers, such as S corporations, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, broker-dealers and tax-exempt organizations, who are treated differently under U.S. federal income tax laws, (2) holders that hold notes as part of a position in a "straddle," or as part of a "hedging," "conversion," or other integrated investment transaction for U.S. federal income tax purposes, (3) holders that do not hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code or (4) holders whose functional currency is not the U.S. dollar. Furthermore, estate and gift tax consequences generally are not discussed in this prospectus. This discussion applies only to those holders of notes who receive the exchange notes pursuant to the exchange offer.

     Because individual circumstances may differ, we strongly urge each prospective holder of the exchange notes to consult his or her own tax advisor with respect to his or her particular tax situation and as to any federal, foreign, state, local or other tax considerations, including any possible changes in tax law, affecting the purchase, holding and disposition of the notes.

U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

     Interest. Generally, interest paid on the notes will be taxable to a U.S. holder as ordinary income at the time it accrues or is received as determined by the U.S. holder's method of accounting for U.S. federal income tax purposes. If additional interest is paid as a result of a failure to consummate the exchange offer, although not free from doubt, such payment should be treated as additional ordinary income taxable in the manner set forth in the preceding sentence.

     We do not intend to treat the possibility of an optional redemption or repurchase of the notes as giving rise to any accrual of original issue discount or recognition of ordinary income upon the redemption, sale or exchange of a note, except as provided below.

     Exchange Offer. The exchange of old notes for the exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. As a result, there will be no U.S. federal income tax

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

consequences to U.S. holders exchanging the old notes for the exchange notes in the exchange offer, and a U.S. holder will continue to include interest in gross income as described above and will have the same tax basis and holding period in the exchange notes as in the old notes.

     Disposition of the Notes. Upon the sale, exchange or retirement of a note, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (except to the extent attributable to accrued interest that has not been included in income, which will be taxable as ordinary income) and the U.S. holder's adjusted tax basis in the note. Prospective investors should consult their tax advisors regarding the treatment of capital gains and losses.

     Backup Withholding. A non-corporate U.S. holder of the notes may be required to comply with backup withholding rules with respect to reportable payments, which include interest paid on or the proceeds of a sale, exchange or redemption of, the notes. We will be required to deduct and withhold 31% of payments made to a non-corporate or otherwise exempt U.S. holder if (1) the payee fails to furnish a taxpayer identification number to us in the manner required, (2) the IRS notifies us that the taxpayer identification number furnished by the payee is incorrect, (3) there has been a "notified payee underreporting" described in Section 3406(c) of the Internal Revenue Code or (4) there has been a failure of the payee to certify under penalty of perjury that the payee is not required to comply with the withholding provisions of Section 3406(a)(1)(C) of the Internal Revenue Code. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the U.S. holder's federal income tax liability, so long as the required information is provided to the IRS. We generally will report to the U.S. holders of the notes and to the IRS the amount of any reportable payments for each calendar year and the amount of tax withheld, if any, with respect to payments on the notes.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

     Interest paid by us to a non-U.S. holder will not be subject to U.S. federal income or withholding tax if the interest is not effectively connected with the conduct of a trade or business within the United States (or a permanent establishment in the United States, if certain tax treaty provisions apply) by the non-U.S. holder and the non-U.S. holder (1) does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock; (2) is not a controlled foreign corporation, as defined in
Section 957 of the Internal Revenue Code, with respect to which we are a "related person;" (3) is not a bank receiving the interest on an extension of credit made under a loan agreement entered into in the ordinary course of its trade or business; and (4) certifies, under penalties of perjury, on a Form W-8 BEN that the holder is not a United States person and provides us or any other person who otherwise would be required to withhold tax with the holder's name and address, or a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business and that holds a note on behalf of the owner of a note certifies, under penalties of perjury, that the certification and information has been received by it or a qualifying intermediary from the non-U.S. holder, furnishes us with a copy of the certification and information, and otherwise complies with the applicable Internal Revenue Service Requirements. In the case of interest on a note that does not satisfy requirements of (1) through (4) above, the non-U.S. holder's interest on the note would generally be taxed at the United States withholding tax rate of 30% (or a lower applicable treaty rate).

     If a non-U.S. holder of a note is engaged in a trade or business in the United States, and if interest on the note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of the trade or business (or attributable to a permanent establishment in the United States, if certain treaty provisions apply), the non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be required to pay regular U.S. federal income tax on the effectively connected income in the same manner as if it were a U.S. holder. See "-- U.S. Federal Income Tax Consequences to U.S. Holders" above. These holders will be required to provide to the withholding agent a properly executed IRS Form W-8ECI to claim an exemption from withholding tax. In addition, if a non-U.S. holder is a corporation, it may be required to pay a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its effectively connected earnings and profits for the taxable year, although the taxable amount may be adjusted.
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

     Gain on Disposition. A non-U.S. holder will generally not pay U.S. federal income tax on gain recognized on a sale, redemption or other disposition of a note unless (1) the gain is effectively connected with the conduct of a trade or business within the United States (or attributable to a permanent establishment in the United States, if certain tax treaty provisions apply) by the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, the holder is present in the United States for 183 or more days in the taxable year and other specified requirements are met or (3) the holder is liable for tax under the provisions of the Internal Revenue Code applicable to specified United States expatriates.

     Federal Estate Taxes. A note held by an individual who is a non-U.S. holder at the time of death will not be includable in the decedent's gross estate for U.S. federal estate tax purposes, provided that the holder did not at the time of death actually or constructively own 10% or more of the total combined voting power of all of our classes of stock, and provided that, at the time of death, payments with respect to the note would not have been effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States. For U.S. federal estate tax purposes, a "non-U.S. holder" is an individual who is neither a citizen nor a domiciliary of the United States. Whether an individual is considered a "domiciliary" of the United States for estate tax purposes is generally determined on the basis of all of the facts and circumstances.

     Information Reporting and Backup Withholding. We will, when required, report to the non-U.S. holders of notes and the IRS the amount of any interest paid on the notes in each calendar year and the amounts of tax withheld, if any, with respect to the payments.

     In the case of payments of interest to non-U.S. holders, Treasury Regulations provide that the 31% backup withholding tax and information reporting requirements will not apply to payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established, provided that neither we nor our payment agent has actual knowledge that the non-U.S. holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied. Under Treasury Regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a non-U.S. holder on the disposition of the notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements will apply to a payment of the proceeds of a disposition of the notes by or through a foreign office of a United States or foreign broker with specified types of relationships to the United States unless the broker has documentary evidence in its file that the non-U.S. holder of the notes is not a United States person, and the broker has no actual knowledge to the contrary, or the non-U.S. holder otherwise establishes an exemption. Backup withholding may also apply if the broker has actual knowledge that the payee is a United States person. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the notes by or through a foreign office of a foreign broker not described in the preceding two sentences. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of exchange notes. In addition, until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sales of the exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the exchange offer is completed we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay the expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and the fees of any advisors or experts retained by the holders of old notes, and will indemnify the holders of the old notes (including any broker-dealers) against related liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The legality of the exchange notes being offered hereby will be passed upon for AdvancePCS by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                              INDEPENDENT AUDITORS

     The financial statements and schedules (included or incorporated by reference) of AdvancePCS in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of PCS and subsidiaries included in our Form 8-K/A dated October 26, 2000, as set forth in their report, which is incorporated by reference in this prospectus. Such financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                          ADVANCEPCS AND SUBSIDIARIES

Condensed Consolidated Balance Sheets as of March 31, 2000
  and December 31, 2000 (Unaudited).........................   F-2
Condensed Consolidated Statements of Operations for the
  three and nine months ended December 31, 1999 and 2000
  (Unaudited)...............................................   F-3
Condensed Consolidated Statements of Cash Flows for the nine
  months ended December 31, 1999 and 2000 (Unaudited).......   F-4
Notes to Condensed Consolidated Financial Statements
  (Unaudited)...............................................   F-5

Report of Independent Public Accountants....................  F-10
Consolidated Balance Sheets as of March 31, 1999 and 2000...  F-11
Consolidated Statements of Operations for the years ended
  March 31, 1998, 1999 and 2000.............................  F-12
Consolidated Statements of Stockholders' Equity for the
  years ended March 31, 1998, 1999 and 2000.................  F-13
Consolidated Statements of Cash Flows for the years ended
  March 31, 1998, 1999 and 2000.............................  F-14
Notes to Consolidated Financial Statements..................  F-15

Unaudited Pro Forma Condensed Consolidated Financial
  Information...............................................  F-29

             PCS HOLDING CORPORATION AND SUBSIDIARIES

Report of Independent Auditors..............................  F-34
Consolidated Balance Sheets as of February 27, 1999 and
  February 26, 2000.........................................  F-35
Consolidated Statements of Operations for the thirty-six
  days ended February 27, 1999 and the year ended February
  26, 2000..................................................  F-36
Consolidated Statements of Shareholder's Equity for the
  thirty-six days ended February 27, 1999 and the year ended
  February 26, 2000.........................................  F-37
Consolidated Statements of Cash Flows for the thirty-six
  days ended February 27, 1999 and the year ended February
  26, 2000..................................................  F-38
Notes to Consolidated Financial Statements..................  F-39

Report of Independent Auditors..............................  F-49
Consolidated Balance Sheets as of December 31, 1997 and
  1998......................................................  F-50
Consolidated Statements of Operations for the years ended
  December 31, 1996, 1997 and 1998..........................  F-51
Consolidated Statements of Shareholders' Equity for the
  years ended December 31, 1996, 1997 and 1998..............  F-52
Consolidated Statements of Cash Flows for the years ended
  December 31, 1996, 1997 and 1998..........................  F-53
Notes to Consolidated Financial Statements..................  F-54

                          ADVANCEPCS AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                               MARCH 31,      DECEMBER 31,
                                                                  2000            2000
                                                              ------------   --------------
                                          ASSETS

Current Assets:
  Cash and cash equivalents.................................  $ 55,243,000   $  141,350,000
  Accounts receivable, net of allowance for doubtful
     accounts of $1,248,000 and $12,564,000, respectively...   200,288,000    1,023,963,000
  Inventories...............................................     5,965,000       29,980,000
  Prepaid expenses and other................................     3,241,000        7,919,000
                                                              ------------   --------------
          Total current assets..............................   264,737,000    1,203,212,000
Property and Equipment, net of accumulated depreciation and
  amortization of $14,311,000 and $18,275,000,
  respectively..............................................    33,107,000       92,714,000
Intangible Assets, net of accumulated amortization of
  $6,078,000 and $23,499,000, respectively..................   101,154,000    1,824,395,000
Other Assets................................................     7,740,000       22,274,000
                                                              ------------   --------------
          Total assets......................................  $406,738,000   $3,142,595,000
                                                              ============   ==============

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Current portion of long-term debt.........................  $         --   $   11,438,000
  Accounts payable..........................................   242,440,000    1,381,670,000
  Accrued salaries and benefits.............................     5,386,000       25,069,000
  Other accrued expenses....................................     4,803,000      130,327,000
                                                              ------------   --------------
          Total current liabilities.........................   252,629,000    1,548,504,000
Noncurrent Liabilities:
  Long-term debt............................................    50,000,000      798,562,000
  Deferred income taxes.....................................     3,904,000      380,195,000
  Other noncurrent liabilities..............................     2,161,000       21,428,000
                                                              ------------   --------------
          Total liabilities.................................   308,694,000    2,748,689,000
                                                              ------------   --------------
Commitments and Contingencies Stockholders' Equity:
  Preferred stock, $.01 par value; 5,000,000 shares
     authorized:
     Series A-1 convertible preferred stock, $.01 par value;
       0 and 65,854 shares issued and outstanding...........            --            1,000
     Series A-2 convertible preferred stock, $.01 par value;
       0 and 125,000 shares issued and outstanding,.........            --            1,000
  Common stock, $.01 par value; 100,000,000 shares
     authorized:
     Class A common stock, $.01 par value; 25,017,154 and
       25,705,723 issued and outstanding....................       250,000          257,000
     Class B-1 common stock, $.01 par value; 0 and 4,207,300
       issued and outstanding...............................            --           42,000
  Additional paid-in capital................................    58,927,000      339,444,000
  Retained earnings.........................................    38,867,000       54,161,000
                                                              ------------   --------------
          Total stockholders' equity........................    98,044,000      393,906,000
                                                              ------------   --------------
          Total liabilities and stockholders' equity........  $406,738,000   $3,142,595,000
                                                              ============   ==============

                See accompanying notes to financial statements.

                          ADVANCEPCS AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                       THREE MONTHS ENDED                NINE MONTHS ENDED
                                          DECEMBER 31,                     DECEMBER 31,
                                  -----------------------------   -------------------------------
                                      1999            2000             1999             2000
                                  ------------   --------------   --------------   --------------
Revenues........................  $519,858,000   $2,916,471,000   $1,312,881,000   $4,032,904,000
                                  ------------   --------------   --------------   --------------
Cost of operations:
  Cost of revenues..............   499,917,000    2,824,629,000    1,257,864,000    3,897,830,000
  Selling, general and
     administrative expenses....    10,362,000       55,072,000       28,593,000       75,568,000
  Non-recurring charges.........            --          680,000               --          680,000
                                  ------------   --------------   --------------   --------------
          Total cost of
            operations..........   510,279,000    2,880,381,000    1,286,457,000    3,974,078,000
                                  ------------   --------------   --------------   --------------
Operating income................     9,579,000       36,090,000       26,424,000       58,826,000
Interest income.................       240,000        1,587,000          801,000        2,297,000
Interest expense................      (974,000)     (22,114,000)      (2,853,000)     (24,250,000)
Merger costs....................            --               --               --       (1,200,000)
                                  ------------   --------------   --------------   --------------
Income before income taxes......     8,845,000       15,563,000       24,372,000       35,673,000
Provision for income taxes......    (3,361,000)      (8,585,000)      (9,261,000)     (16,409,000)
                                  ------------   --------------   --------------   --------------
          Net income............  $  5,484,000   $    6,978,000   $   15,111,000   $   19,264,000
                                  ============   ==============   ==============   ==============
Basic
  Net income per share..........  $       0.22   $         0.23   $         0.61   $         0.72
                                  ============   ==============   ==============   ==============
  Weighted average shares
     outstanding................    24,714,000       29,913,000       24,674,000       26,697,000
                                  ============   ==============   ==============   ==============
Diluted
  Net income per share..........  $       0.20   $         0.16   $         0.54   $         0.58
                                  ============   ==============   ==============   ==============
  Weighted average shares
     outstanding................    27,657,000       44,507,000       27,868,000       33,305,000
                                  ============   ==============   ==============   ==============

                See accompanying notes to financial statements.

                          ADVANCEPCS AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              NINE MONTHS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                  1999            2000
                                                              ------------   ---------------
                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net income................................................  $ 15,111,000   $    19,264,000
  Adjustments to reconcile net income to net cash provided
     by operating activities --
     Depreciation and amortization..........................     6,528,000        28,358,000
     Provision for doubtful accounts........................        18,000         2,912,000
  Change in certain assets and liabilities --
     Accounts receivable....................................   (70,064,000)     (240,301,000)
     Inventories............................................    (2,782,000)        2,765,000
     Prepaid expenses and other assets......................    (2,662,000)     (404,693,000)
     Accounts payable, accrued expenses and other noncurrent
       liabilities..........................................    76,236,000       711,482,000
                                                              ------------   ---------------
          Net cash provided by operating activities.........    22,385,000       119,787,000
                                                              ------------   ---------------
Cash flows from investing activities:
  Purchase of property and equipment........................   (14,601,000)      (23,232,000)
  Purchase of subsidiaries, net of cash acquired............            --    (1,047,045,000)
                                                              ------------   ---------------
          Net cash used in investing activities.............   (14,601,000)   (1,070,277,000)
                                                              ------------   ---------------
Cash flows from financing activities:
  Distribution to FFI owners................................            --        (3,970,000)
  Net proceeds from issuance of common stock................       836,000         5,567,000
  Stock issued to fund acquisition..........................            --       275,000,000
  Debt issued to fund acquisition...........................            --       820,000,000
  Proceeds from long-term obligations.......................    18,000,000        87,000,000
  Payments on long-term obligations.........................   (18,000,000)     (147,000,000)
                                                              ------------   ---------------
          Net cash provided by financing activities.........       836,000     1,036,597,000
                                                              ------------   ---------------
Increase in cash............................................     8,620,000        86,107,000
Cash and cash equivalents, beginning of period..............    45,895,000        55,243,000
                                                              ------------   ---------------
Cash and cash equivalents, end of period....................  $ 54,515,000   $   141,350,000
                                                              ============   ===============

                See accompanying notes to financial statements.

                          ADVANCEPCS AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying unaudited condensed consolidated financial statements have been prepared by AdvancePCS in accordance with generally accepted accounting principles for interim financial information in the form prescribed by the Securities and Exchange Commission, or Commission, in instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of AdvancePCS's management, the December 31, 2000 and 1999 unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of results for this interim period. In the opinion of AdvancePCS's management, the disclosures contained in this prospectus are adequate to make the information presented not misleading when read in conjunction with the Notes to Consolidated Financial Statements included in Form 10-K of AdvancePCS for the year ended March 31, 2000 and the Form 8-K subsequently filed December 14, 2000. The results of operations for the three month and nine month periods ended December 31, 2000 are not necessarily indicative of the results to be expected for the full year or for any future period.

     The accompanying condensed consolidated financial statements have been restated, in accordance with APB Opinion No. 16, to give retroactive effect, for all periods presented, to the combination of AdvancePCS and First Florida International Holdings, Inc. and its affiliated companies on July 5, 2000, which has been accounted for as a pooling of interests. See Note 3.

     In June 1998, Financial Accounting Standards Board Statement 133 "Accounting for Derivative Instruments and Hedging Activities" was issued. SFAS 133 requires all derivatives to be recognized as either assets or liabilities in the statement of financial position and measured at fair value. In addition, SFAS 133 specifies the accounting for changes in the fair value of a derivative based on the intended use of the derivative and the resulting designation. SFAS 133, as amended by SFAS 137 and SFAS 138, is effective beginning in fiscal year March 31, 2002. We have entered into interest rate protection agreements that have fixed the LIBOR rate as of November 7, 2000 at 6.60% for $400 million of our variable rate debt under our credit facility. The notional amount drops to $300 million in October 2001 and to $200 million in October 2002. We will declare these agreements hedges in accordance with SFAS 133, as amended, and will recognize the fair value of these financial instruments on the balance sheet effective April 1, 2001 upon adoption of SFAS 133. These instruments will be marked to market at each reporting date with the adjustment recognized as a component of other comprehensive income (loss) in stockholders' equity.

  Changes in Revenue Recognition

     We purchased PCS Holding Corporation, or PCS, on October 2, 2000 and have included this business in our consolidated results of operations since that time. We made changes in our revenue recognition presentation to conform the different policies used by us and PCS. These changes are reflected in all periods presented. These changes are as follows.

     The historical PCS amounts have been reclassified to reflect the change in presentation of data services revenues. In cases in which we have assumed an independent obligation to pay our network pharmacy providers, we include payments from our plan sponsors for these benefits as revenues and payments to our pharmacy providers as cost of revenues (i.e. gross reporting). Historically, PCS recorded only claims processing fees as revenues (i.e. net reporting). The change results in higher revenues and an equal increase in cost of revenues. This change had no effect on gross profit or operating income.

     In addition, the historical financial statements of AdvancePCS have been revised to reflect a change in recognition of clinical and other services revenues. We receive funds from pharmaceutical manufacturers for formulary rebate programs that we administer on behalf of our health plan sponsors. We record

                          ADVANCEPCS AND SUBSIDIARIES
revenues in the amount of the administration fees we charge for our services (i.e. net reporting) and include the cost of such services in cost of revenues. Previously, we recognized the entire amount of the rebate, including our administration fee, in revenues and the portion of the rebate paid to our client in cost of revenues (i.e. gross reporting). This revision resulted in lower revenues and an equal decrease in cost of revenues. This change had no effect on gross profit or operating income.

     In December 1999, the Commission staff issued SAB 101 "Revenue Recognition in Financial Statements." SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. In addition, the Emerging Issues Task Force ("EITF") issued a consensus in EITF 99-19 "Reporting Gross Revenue as a Principal vs. Net as an agent. SAB 101 and the EITF are effective in our fourth fiscal quarter of 2001. In connection with our recent acquisitions and the issuance of these pronouncements, we are evaluating certain aspects of SAB 101 and the EITF, including gross versus net reporting of data and clinical revenues. We can provide no assurance that we may not need to report on a net basis in future periods. Net reporting of these revenues would have no effect on gross profit or operating income. If we had reported our data services revenues using net reporting, revenues and cost of revenues would have decreased by $435 million and $2.5 billion, respectively, for the three months ended December 31, 1999 and 2000 and $1.1 billion and $3.4 billion, respectively, for the nine months ended December 31, 1999 and 2000.

     The EITF also has issued EITF 00-22 "Accounting for Other Volume Based Sales Incentive Offers." This pronouncement provides accounting guidance for certain volume rebate programs. We are currently evaluating the impact, if any, of this EITF. This pronouncement is expected to be effective in our fourth quarter of 2001.

  Use of Estimates

     Preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. As of December 31, 2000 and the three month and nine month periods then ended the Company had made significant estimates of the purchase price, fair market value of the assets acquired and liabilities assumed in the PCS acquisition and the value of its senior subordinated notes. The Company continually evaluates the appropriateness of the amounts recorded and revises these estimates regularly. Actual results could differ from those estimates.

2. PCS ACQUISITION

     Effective October 2, 2000, we acquired all of the equity of PCS. The aggregate purchase price paid by us was approximately $1.0 billion, of which we paid Rite Aid Corporation, or Rite Aid, the seller, $675 million in cash, and issued to Rite Aid $200 million in senior subordinated notes and $125 million in our convertible preferred stock. The cash portion of the purchase price was financed with the proceeds of an $825 million senior secured credit facility and $150 million in equity financing committed by Joseph Littlejohn & Levy Fund III, L.P. and certain other investors, collectively referred to as JLL. The acquisition of PCS has been accounted for using the purchase method of accounting.

                          ADVANCEPCS AND SUBSIDIARIES

     The preliminary allocation of the net purchase price is as follows (in thousands):

Assets.................................................   $   667,274
Goodwill and intangibles...............................     1,740,661
Liabilities assumed....................................    (1,030,935)
Deferred income tax liability..........................      (377,000)
                                                          -----------
          Net purchase price...........................   $ 1,000,000
                                                          ===========

     The excess of the purchase price paid over the net identifiable assets and liabilities of PCS has been recorded as goodwill in intangible assets. The purchase price allocated to the assets and liabilities assumed is preliminary and subject to revision following the results of an appraisal and further identification of intangible assets. This revision is expected to be reflected in our financial results for the quarter ended March 31, 2001. Total identifiable intangible assets and goodwill are being amortized over approximately 30 years.

     The following unaudited pro forma information presents our results of operations as if the PCS acquisition had taken place at the beginning of the periods presented:

                                                                  NINE MONTHS ENDED
                                      THREE MONTHS ENDED            DECEMBER 31,
                                         DECEMBER 31,      -------------------------------
                                             1999               1999             2000
                                      ------------------   --------------   --------------
Revenues............................    $2,633,168,000     $7,439,269,000   $8,320,548,000
Net income (loss)...................        (9,116,000)       (19,808,000)      (2,910,000)
Net income (loss) per share:
  Basic.............................    $        (0.32)    $        (0.69)  $        (0.10)
  Diluted...........................                (1)                (1)              (1)

---------------

(1) Potential dilutive securities were not included in the computation of fully diluted earnings per share. Inclusion of such securities would have been anti-dilutive, therefore, fully diluted earnings per share is equal to basic earnings per share.

     In the three months ended December 31, 2000 we recorded a pre-tax, non-recurring charge of $680,000 ($415,000 after taxes or $0.01 per share) for severance of certain management employees that were terminated or resigned, in connection with the PCS acquisition. All of these severance costs were paid prior to December 31, 2000. We expect to consolidate certain operations in connection with the integration of PCS, which will result in additional non-recurring charges consisting primarily of facility closure costs and severance costs in the three months ended March 31, 2001.

3. MERGER WITH FIRST FLORIDA INTERNATIONAL HOLDINGS, INC.

     On July 5, 2000, we completed a merger with First Florida International Holdings, Inc., which is a privately-held health benefit management and direct-to-consumer pharmaceutical marketing services company. First Florida International Holdings, Inc. includes the operations of its affiliated companies, Phoenix Communications International, Inc., Innovative Pharmaceutical Strategies, Inc., HMN Health Services, Inc. and Mature Rx Plus of Nevada, Inc., collectively referred to as FFI. FFI, based in Cleveland, Ohio, offers several pharmacy-related product lines marketed under the names AvidaRx(TM), femScript(R), MatureRx(R) and MatureRx Plus(TM) to under-insured or uninsured individuals, women, and senior citizens. In addition, FFI provides prescription benefit management services to employees and third party administrators. We issued 3.5 million shares of our common stock in exchange for all the outstanding shares of FFI.

                          ADVANCEPCS AND SUBSIDIARIES

     The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests under APB No.16. Total combination related costs and provisions are estimated to be approximately $1,200,000 and are reflected as an expense in the post-combination accounting period, the three-month period ended September 30, 2000.

     The table below presents a reconciliation of revenues and net income, as reported in the consolidated statements of operations, with those previously reported by us. The references to AdvancePCS in this table are to our historical operating results prior to the merger with FFI.

                                                    THREE MONTHS ENDED   NINE MONTHS ENDED
                                                       DECEMBER 31,        DECEMBER 31,
                                                           1999                1999
                                                    ------------------   -----------------
Revenues:
  AdvancePCS......................................     $491,539,000       $1,256,202,000
  FFI.............................................       28,319,000           56,679,000
                                                       ------------       --------------
          Total supplemental consolidated
            revenues..............................     $519,858,000       $1,312,881,000
                                                       ============       ==============
Net income:
  AdvancePCS......................................     $  5,317,000       $   14,944,000
  FFI.............................................          167,000              167,000
                                                       ------------       --------------
          Total supplemental consolidated net
            income................................     $  5,484,000       $   15,111,000
                                                       ============       ==============

4. NET INCOME PER SHARE

     Basic net income per share is computed using the weighted average number of common shares (including both Class A common stock and Class B common stock) outstanding during the periods presented. Diluted net income per share is computed in the same manner as basic net income per share but includes the number of additional common shares that would have been outstanding for the period if the other dilutive securities had been issued. The difference between the number of weighted average shares used in the basic and diluted calculation for all periods are outstanding stock options and stock warrants, all calculated under the "treasury stock" method in accordance with Financial Accounting Standards Board Statement No. 128 "Earnings Per Share." In addition, in the quarter ended December 31, 2000, our preferred stock is convertible at the discretion of the holders into 9,543,000 shares of Class A common stock and are included in the diluted weighted average share calculation.

5. INCOME TAXES

     In the three months and nine months ended December 31, 1999, we recorded income tax expense approximated an effective tax rate of 38%. In the three months and nine months ended December 31, 2000, our effective tax rate was 55% and 46%. The higher rate in 2000 resulted from non-deductible amortization relating to our acquisition of PCS. In connection with the acquisition of PCS we recognized a significant deferred tax liability representing the future tax deductions attributable to the identifiable intangible assets. The realization of this deferred tax liability was recognized, in goodwill, as a cost of the acquisition.

6. DEBT

     In conjunction with our acquisition of PCS, we obtained an $825 million senior secured credit facility that includes a $175.0 million revolving credit facility, $100 million interim revolving credit facility, and two term notes totaling $550.0 million. The revolving credit facility expires on October 2, 2005. The term notes are due on October 2, 2005 and October 2, 2007. The $175 million revolving credit facility accrues interest at LIBOR plus 3%. As of December 31, 2000, $60 million was outstanding under this facility. The

                          ADVANCEPCS AND SUBSIDIARIES
term notes accrue interest at LIBOR plus 3% and LIBOR plus 3.5%. We have entered into interest rate protection agreements that have fixed the LIBOR rate as of November 7, 2000 at 6.60% for $400 million of our variable rate debt under our credit facility. The notional amount drops to $300 million in October 2001 and to $200 million in October 2002.

     We intend to refinance the $100 million interim revolving credit facility with a collateralized accounts receivable facility prior to April 1, 2001. The secured credit facility replaced the $75.0 million, three year revolving credit facility. The senior secured credit facility contains covenants that are typical for this type of document. The senior subordinated notes have been unconditionally guaranteed, jointly or severally, by all of our subsidiaries, which are all 100% owned. There are no restrictions on the ability of the guarantors to pay dividends, make loans or advances to the parent. In addition, we issued to Rite Aid $200 million in senior subordinated notes that accrue interest at 11% through April 2002, 12% from April 2002 to October 2002 and 13% thereafter.

7. EQUITY

     In connection with our acquisition of PCS we issued Rite Aid 125,000 shares of Series A-2 convertible preferred stock that is convertible into Class B-2 common stock for $125 million. In addition, we issued JLL 4,207,300 shares of Class B-1 common stock and 65,854 shares of Series A-1 preferred convertible stock for $150 million. In connection with the issuance of the senior subordinated notes described in Note 6 above, we issued Rite Aid warrants to purchase 780,000 shares of our Class A common stock. The warrants are not exercisable until October 2, 2002 and will terminate if we repay the senior subordinated notes.

     The Series A-1 and Series A-2 convertible preferred stock is convertible into Class B-1 and Class B-2 common stock, respectively, at a conversion ratio of 1:50. The Class B common stock carries certain voting rights to vote as a separate class. The Class B common stock is convertible into Class A common stock at a conversion ratio of 1:1.

     On October 12, 1999, we announced a two-for-one stock split, effected in the form of a stock dividend of our common stock. The record date was November 11, 1999 and the date of payment was November 30, 1999. Financial information and stock prices contained throughout the Form 10-Q have been retroactively adjusted to reflect the impact of the stock split in all periods presented.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Advance Paradigm, Inc.:

     We have audited the accompanying consolidated balance sheets of Advance Paradigm, Inc. (a Delaware corporation) and subsidiaries as of March 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advance Paradigm, Inc. and subsidiaries as of March 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
  October 19, 2000

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                       MARCH 31,
                                                              ---------------------------
                                                                  1999           2000
                                                              ------------   ------------
                                         ASSETS

Current assets:
  Cash and cash equivalents.................................  $ 45,895,000   $ 55,243,000
  Accounts receivable, net of allowance for doubtful
     accounts of $371,000 and $1,248,000, respectively......   130,642,000    200,288,000
  Inventories...............................................     4,015,000      5,965,000
  Prepaid expenses and other................................     1,701,000      3,241,000
                                                              ------------   ------------
          Total current assets..............................   182,253,000    264,737,000
Property and equipment, net of accumulated depreciation and
  amortization of $8,942,000 and $14,311,000,
  respectively..............................................    15,794,000     33,107,000
Intangible assets, net of accumulated amortization of
  $2,191,000 and $6,078,000, respectively...................   105,041,000    101,154,000
Other assets................................................       928,000      7,740,000
                                                              ------------   ------------
          Total assets......................................  $304,016,000   $406,738,000
                                                              ============   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $174,332,000   $242,440,000
  Accrued salaries and benefits.............................     3,780,000      5,386,000
  Other accrued expenses....................................     3,940,000      4,803,000
                                                              ------------   ------------
          Total current liabilities.........................   182,052,000    252,629,000
Noncurrent liabilities:
  Long-term debt............................................    50,000,000     50,000,000
  Deferred income taxes.....................................     2,597,000      3,904,000
  Other noncurrent liabilities..............................       594,000      2,161,000
                                                              ------------   ------------
          Total liabilities.................................   235,243,000    308,694,000
                                                              ------------   ------------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value; 4,995,000 shares
     authorized, none issued and outstanding................            --             --
  Series B convertible preferred stock, $.01 par value;
     5,000 shares authorized, no shares issued and
     outstanding............................................            --             --
  Common stock, $.01 par value; 50,000,000 shares
     authorized, 24,556,898 and 25,017,154, shares issued
     and outstanding at March 31, 1999 and 2000,
     respectively...........................................       246,000        250,000
  Additional paid-in capital................................    48,795,000     58,927,000
  Treasury stock............................................            --             --
  Accumulated earnings......................................    19,732,000     38,867,000
                                                              ------------   ------------
          Total stockholders' equity........................    68,773,000     98,044,000
                                                              ------------   ------------
          Total liabilities and stockholders' equity........  $304,016,000   $406,738,000
                                                              ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEAR ENDED MARCH 31,
                                                   --------------------------------------------
                                                       1998           1999            2000
                                                   ------------   ------------   --------------
Revenues.........................................  $473,761,000   $757,259,000   $1,833,888,000
                                                   ------------   ------------   --------------
Cost of operations:
  Cost of revenues...............................   443,955,000    716,300,000    1,758,386,000
  Selling, general, and administrative
     expenses....................................    18,955,000     21,006,000       38,793,000
                                                   ------------   ------------   --------------
          Total cost of operations...............   462,910,000    737,306,000    1,797,179,000
                                                   ------------   ------------   --------------
  Operating income...............................    10,851,000     19,953,000       36,709,000
Interest income..................................     2,950,000      2,860,000        1,064,000
Loss on disposal of asset........................            --             --         (160,000)
Interest expense.................................       (67,000)            --       (3,943,000)
Merger costs.....................................      (689,000)            --               --
                                                   ------------   ------------   --------------
Income before income taxes.......................    13,045,000     22,813,000       33,670,000
Provision for income taxes.......................     4,957,000      8,669,000       12,794,000
                                                   ------------   ------------   --------------
Net income.......................................  $  8,088,000   $ 14,144,000   $   20,876,000
                                                   ============   ============   ==============
Basic:
  Net income available to common stockholders....  $  7,888,000   $ 14,144,000   $   20,876,000
  Net income per share...........................  $       0.38   $       0.59   $         0.84
  Weighted average shares outstanding............    21,011,508     24,004,290       24,760,163
Diluted:
  Net income available to common stockholders....  $  8,088,000   $ 14,144,000   $   20,876,000
  Net income per share...........................  $       0.31   $       0.53   $         0.75
  Weighted average shares outstanding............    26,201,838     26,876,202       27,737,216

  The accompanying notes are an integral part of these consolidated financial statements.

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
               FOR THE YEARS ENDED MARCH 31, 1998, 1999, AND 2000

                                                            SERIES B
                                     COMMON STOCK        PREFERRED STOCK
                                 ---------------------   ---------------
                                   NUMBER                NUMBER            ADDITIONAL    ACCUMULATED
                                     OF                    OF                PAID-IN      EARNINGS
                                   SHARES      AMOUNT    SHARES   AMOUNT     CAPITAL      (DEFICIT)       TOTAL
                                 ----------   --------   ------   ------   -----------   -----------   -----------
Balance, March 31, 1997
  Giving Effect to the merger
    with FFI...................  20,853,790   $209,000    4,444    $--     $42,788,000   $  (743,000)  $42,254,000
  Comprehensive income and Net
    income.....................          --         --       --     --              --     8,088,000     8,088,000
  Distributions to owners......          --         --       --     --              --       (56,000)      (56,000)
  Issuance of Common Stock in
    connection with the
    exercise of stock options
    and
    warrants...................     455,154      5,000       --     --         251,000            --       256,000
  Dividends on Series B
    Preferred Stock............          --         --       --     --              --      (200,000)     (200,000)
                                 ----------   --------   ------    ---     -----------   -----------   -----------
Balance, March 31, 1998........  21,308,944    214,000    4,444     --      43,039,000     7,089,000    50,342,000
  Comprehensive income and Net
    income.....................          --         --       --     --              --    14,144,000    14,144,000
  Distributions to owners......          --         --       --     --              --    (1,266,000)   (1,266,000)
  Issuance of Common Stock in
    connection with the
    conversion of Series B
    Preferred Stock............   2,222,222     22,000   (4,444)    --         (22,000)           --            --
  Issuance of Common Stock in
    connection with the
    exercise of stock options
    and
    warrants...................   1,025,732     10,000       --     --       2,415,000            --     2,425,000
  Purchase of treasury stock...          --         --       --     --         (14,000)     (236,000)     (250,000)
  Tax benefit relating to
    exercise of employee stock
    options and other..........          --         --       --     --         877,000         1,000       878,000
  Issuance of warrants.........          --         --       --     --       2,500,000            --     2,500,000
                                 ----------   --------   ------    ---     -----------   -----------   -----------
Balance, March 31, 1999........  24,556,898    246,000       --     --      48,795,000    19,732,000    68,773,000
  FFI activity during the
    unreported period (see Note
    2)--
  Comprehensive income and Net
    income.....................          --         --       --     --              --       509,000       509,000
  Distributions to owners......          --         --       --     --              --      (300,000)     (300,000)
                                 ----------   --------   ------    ---     -----------   -----------   -----------
Adjusted balance, March 31,
  1999.........................  24,556,898    246,000       --     --      48,795,000    19,941,000    68,982,000
  Comprehensive income and Net
    income.....................          --         --       --     --              --    20,876,000    20,876,000
  Distributions to owners......          --         --       --     --              --    (1,950,000)   (1,950,000)
  Issuance of Common Stock in
    connection with the
    exercise of stock options
    and
    warrants...................     228,372      2,000       --     --       1,567,000            --     1,569,000
  Tax benefit relating to
    exercise of employee stock
    options and other..........          --         --       --     --       3,323,000            --     3,323,000
  Investment in CHI............     231,884      2,000       --     --       4,998,000            --     5,000,000
  Issuance of common stock in
    connection with the
    creation of Mature Rx and
    HMN........................          --         --       --     --         244,000            --       244,000
                                 ----------   --------   ------    ---     -----------   -----------   -----------
Balance, March 31, 2000........  25,017,154   $250,000       --    $--     $58,927,000   $38,867,000   $98,044,000
                                 ==========   ========   ======    ===     ===========   ===========   ===========

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED MARCH 31,
                                                     ------------------------------------------
                                                         1998           1999           2000
                                                     ------------   ------------   ------------
Cash flows from operating activities:
  Net income.......................................  $  8,088,000   $ 14,144,000   $ 20,876,000
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation and amortization.................     2,469,000      3,836,000      9,110,000
     Loss on disposal of assets....................            --             --        160,000
     Provision for doubtful accounts...............        74,000         24,000        484,000
     Deferred income taxes.........................       441,000      1,312,000      1,307,000
     Change in certain assets and liabilities --
       Accounts receivable.........................   (38,106,000)   (42,973,000)   (75,611,000)
       Inventories.................................    (1,028,000)    (1,128,000)    (1,950,000)
       Prepaid expenses and other assets...........    (1,606,000)      (953,000)      (588,000)
       Accounts payable, accrued expenses and other
          noncurrent liabilities...................    46,930,000     55,298,000     77,401,000
                                                     ------------   ------------   ------------
          Net cash provided by operating
            activities.............................    17,262,000     29,560,000     31,189,000
                                                     ------------   ------------   ------------
Cash flows from investing activities:
  Purchases of property and equipment..............    (6,795,000)    (7,860,000)   (22,807,000)
  Purchase of subsidiaries, net of cash acquired...            --    (89,701,000)            --
                                                     ------------   ------------   ------------
          Net cash used in investing activities....    (6,795,000)   (97,561,000)   (22,807,000)
                                                     ------------   ------------   ------------
Cash flows from financing activities:
  Net proceeds from issuance of Common Stock.......       256,000      2,425,000      1,811,000
  Proceeds from borrowings.........................       709,000     50,000,000     37,000,000
  Payments on long-term obligations................    (1,608,000)       (10,000)   (37,000,000)
  Capital lease obligations........................        36,000        (21,000)        22,000
  Distributions to owners..........................       (56,000)    (1,266,000)    (1,950,000)
  Purchase of treasury shares......................            --       (250,000)            --
  Payment of preferred stock dividend..............      (200,000)            --             --
                                                     ------------   ------------   ------------
          Net cash provided by (used in) financing
            activities.............................      (863,000)    50,878,000       (117,000)
                                                     ------------   ------------   ------------
Net increase in cash during unreported period (see
  Note 2)..........................................            --             --      1,083,000
Net increase (decrease) in cash and cash
  equivalents......................................     9,604,000    (17,123,000)     9,348,000
Cash and cash equivalents, beginning of year.......    53,414,000     63,018,000     45,895,000
                                                     ------------   ------------   ------------
Cash and cash equivalents, end of year.............  $ 63,018,000   $ 45,895,000   $ 55,243,000
                                                     ============   ============   ============
Supplementary information:
  Cash paid for interest...........................  $     67,000   $         --   $  3,943,000
  Cash paid for income taxes.......................  $  5,100,000   $  5,900,000   $  7,000,000

  The accompanying notes are an integral part of these consolidated financial statements.

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

     Advance Paradigm, Inc. and Subsidiaries (the "Company" or "API"), a Delaware corporation, is a leading independent provider of health benefit management services, providing integrated pharmacy benefit management, disease management, clinical trials and research and web-based marketing support and other health related programs. The Company markets its services to managed care organizations, third-party health plan administrators, insurance companies, government agencies, employer groups and labor union-based trusts. In addition, the Company transacts business with pharmaceutical manufacturers as both suppliers and customers. During the year ended March 31, 1999, the Company purchased two companies for cash. Foundation Health Pharmaceutical Services, Inc. ("FHPS") was acquired on March 31, 1999, for $70 million. FHPS was the pharmacy benefit management business of Foundation Health Systems, Inc. ("FHS"). On December 1, 1998, Baumel-Eisner Neuromedical Institute ("Baumel-Eisner") was acquired for $25 million. Baumel-Eisner was a privately held clinical trials company based in South Florida. (See Note 3)

     FFI Health Services, acquired on July 5, 2000, is a privately held health benefit management and direct-to-consumer pharmaceutical marketing services company. FFI Health Services includes the operations of the affiliated companies, First Florida International Holdings, Inc., Phoenix Communications International, Inc., Innovative Pharmaceutical Strategies, Inc., HMN Health Services, and Mature Rx Plus of Nevada, Inc. (collectively "FFI"). FFI, based in Cleveland, Ohio, offers several pharmacy-related product lines marketed under the names AvidaRx(TM), femScript(R), MatureRx(R) and MatureRx Plus(TM) to under-insured or uninsured individuals, women, and senior citizens. In addition, FFI provides prescription benefit management services to employees and third party administrators.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying consolidated financial statements give retroactive effect, for all periods presented, to the combination of API and FFI on July 5, 2000, which has been accounted for as a pooling of interests.

     The consolidated balance sheets include API's historical balance sheets as of March 31, 1999 and 2000, and the corresponding FFI balance sheets at December 31, 1998 and March 31, 2000.

     The consolidated statements of operations, stockholders' equity and cash flows include API's historical statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 2000, and the corresponding historical statements of operations, stockholders' equity, and cash flows of FFI for each of the two years in the period ended December 31, 1998 and the historical statements for the fiscal year ended March 31, 2000. The three month period from January 1, 1999 through March 31, 1999, (the "unreported period"), including $13,330,000 and $509,000 in revenues and net income of FFI, respectively, is not reported in the consolidated financial statements. In accordance with APB Opinion No. 16, "Accounting for Business Combinations," the unreported period is included in the beginning retained earnings of the consolidated balance sheet as of March 31, 2000, to conform the year ends of API and FFI. The consolidated statements of stockholders' equity reflect the exchange of all outstanding FFI common shares for the 3.5 million shares of API Common Stock as if such exchange happened at April 1, 1998. (see Note 3).

  Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES
financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     Cash and cash equivalents include overnight investments, money market accounts, and high-grade commercial paper with original maturities of three months or less.

  Inventories

     Inventories consist of purchased pharmaceuticals stated at the lower of cost or market under the first-in, first-out method.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over estimated useful lives ranging from three to twenty years. Amortization of leasehold improvements is computed over the lives of the assets or the lease terms, whichever is shorter. Major renewals and betterments are added to the property and equipment accounts while costs of repairs and maintenance are charged to operating expenses in the period incurred. The cost of assets retired, sold, or otherwise disposed of and the applicable accumulated depreciation are removed from the accounts, and the resultant gain or loss, if any, is reflected in the statement of operations.

  Intangible Assets

     Intangible assets consist of goodwill, customer contracts acquired, and noncompete agreements. Goodwill represents the excess of cost over the estimated fair value of tangible net assets acquired. Goodwill is amortized on a straight-line basis over periods from 25 to 40 years with a weighted average of 29 years. Customer contracts and noncompete agreements are amortized over 10 to 15 years. Amortization expense was approximately $346,000, $691,000 and $3,887,000 in the years ended March 31, 1998, 1999, and 2000, respectively, and is included in selling, general and administrative expenses.

  Other Assets

     In the year ended March 31, 2000, the Company issued 231,884 shares of its Common Stock to acquire a 19 percent interest in Consumer Health Interactive, Inc. ("CHI"). The $5,000,000 investment is reflected in other assets.

  Impairment of Long-Lived Assets

     The Company evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets, including goodwill, may warrant revision or that the remaining balance of an asset may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying amount of the asset from expected future cash flows on an undiscounted basis. If the assessment indicates that the carrying amount of the asset exceeds the undiscounted cash flows, an impairment has occurred. The impairment is calculated as the total by which the carrying amount of the asset exceeds its fair value. The fair value of long-lived assets and goodwill is estimated based on quoted market prices, if available, or the expected total value of the cash flows on a discounted basis. The Company recorded no impairment charges in fiscal 1998, 1999, or 2000.

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

  Fair Value of Financial Instruments

     The carrying values of cash, receivables, payables, and accrued liabilities approximate the fair values of these instruments because of their short-term maturities. The fair value of the Company's bank debt, which approximates the carrying value, was estimated at current rates for similar debt with similar maturity.

  Other Noncurrent Liabilities

     Other liabilities is comprised of deposits from certain customers in connection with pharmacy benefit contracts.

  Revenue Recognition

     Revenues from the dispensing of pharmaceuticals from the Company's mail service pharmacy are recognized when each prescription is shipped. Revenues from sales of prescription drugs by pharmacies in the Company's nationwide network and claims processing fees are recognized when the claims are adjudicated. At the point-of-sale, the pharmacy claims are adjudicated using the Company's on-line claims processing system. When the Company has an independent obligation to pay its network pharmacy providers, the Company includes payments from plan sponsors for these benefits as revenues and payments to its pharmacy providers (i.e., assumes risk and acts as a principal) as cost of revenues. If the Company is only administering plan sponsors' network pharmacy contracts, the Company records the claims processing service fees as revenues. Rebate revenues are recognized as they are earned in accordance with contractual agreements. Certain of these revenues are based on estimates which are subject to final settlement with the contract party. These estimates are reviewed and revised as settled. Revenues from certain disease management and health benefit management products are reimbursed at predetermined contractual rates based on the achievement of certain milestones.

     The historical financial statements of the Company have been revised to reflect a change in recognition of clinical and other services revenues. We receive funds from pharmaceutical manufacturers for formulary rebate programs that we administer on behalf of our health plan sponsors. We record revenues in the amount of the administration fees we charge for our services (i.e. net reporting) and include the cost of such services in cost of revenues. Previously, we recognized the entire amount of the rebate, including our administration fee, in revenues and the portion of the rebate paid to our client in cost of revenues (i.e. gross reporting). This revision resulted in lower revenues and an equal decrease in cost of revenues. This change had no effect on gross profit or operating income.

  Cost of Revenues

     Cost of revenues includes product costs, pharmacy claims payments, and other direct costs associated with the sale and dispensing of prescriptions. Certain of these expenses are recognized based on estimates which are subject to final settlement with the contract party. These estimates are reviewed and revised as settled.

  Stock Split

     On October 12, 1999, the Company announced a two-for-one stock split, effected in the form of a stock dividend of the Company's common stock. The record date was November 11, 1999, and the date of payment was November 30, 1999. Financial information and stock prices contained throughout the Form 10-K have been retroactively adjusted to reflect the impact of the stock split in all periods presented.

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

  Net Income Per Share

     Net income per share is computed using the weighted average number of common and dilutive shares outstanding during the period. A reconciliation of the numerators and denominators of the basic and diluted per-share computations follows:

                                                         YEAR ENDED MARCH 31,
                                                ---------------------------------------
                                                   1998          1999          2000
                                                -----------   -----------   -----------
Basic
  Numerator:
     Net income...............................  $ 8,088,000   $14,144,000   $20,876,000
     Preferred stock dividends................      200,000            --            --
                                                -----------   -----------   -----------
                                                $ 7,888,000   $14,144,000   $20,876,000
                                                ===========   ===========   ===========
  Denominator:
     Weighted average common stock
       outstanding............................   21,011,508    24,004,290    24,760,163
                                                ===========   ===========   ===========
          Net income per share................  $      0.38   $      0.59   $      0.84
                                                ===========   ===========   ===========
Diluted
  Numerator:
     Net income...............................  $ 8,088,000   $14,144,000   $20,876,000
                                                ===========   ===========   ===========
  Denominator:
     Weighted average common stock
       outstanding............................   21,011,508    24,004,290    24,760,163
  Other Dilutive Securities:
     Series B preferred stock.................    2,222,222        73,260            --
     Options and warrants using the treasury
       stock method...........................    2,968,108     2,798,652     2,977,053
                                                -----------   -----------   -----------
     Weighted average shares outstanding......   26,201,838    26,876,202    27,737,216
                                                ===========   ===========   ===========
          Net income per share................  $      0.31   $      0.53   $      0.75
                                                ===========   ===========   ===========

  Reclassification

     Certain prior year amounts have been reclassified to conform with current year presentation.

  Recent Accounting Pronouncements

     The Company has adopted SFAS 131, "Disclosure about Segments of an Enterprise and Related Information," effective April 1, 1998. This pronouncement changes the requirements under which public businesses must report segment information. The objective of the pronouncement is to provide information about a company's different types of business activities and different economic environments. SFAS 131 requires companies to select segments based on their internal reporting system. The Company provides integrated health benefit management services to our customers, and these services account for substantially all of the Company's revenues. Such services are typically negotiated under one contract with the customer; therefore, the Company's operations will continue to be reported in one segment.

     In June 1998, SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS 133 requires all derivatives to be recognized as either assets or liabilities in the statement of financial position and measured at fair value. In addition, SFAS 133 specifies the accounting for changes in the fair value of a derivative based on the intended use of the derivative and the resulting designation. The Company does not have any derivatives and SFAS 133 does not have a material impact on the

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

Company's financial position or disclosures. SFAS 133, as amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of Effective Date -- an Amendment of FASB Statement No. 133," and SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging
Activities -- an Amendment of FASB Statement No. 133," is effective beginning in fiscal year March 31, 2002.

     In December 1999, the Commission staff issued SAB 101 "Revenue Recognition in Financial Statements." SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. In addition, the Emerging Issues Task Force ("EITF") issued a consensus in EITF 99-19 "Reporting Gross Revenue as a Principal vs. Net as an agent." SAB 101 and the EITF are effective in our fourth fiscal quarter of 2001. In connection with our recent acquisitions and the issuance of these pronouncements, we are evaluating certain aspects of SAB 101 and the EITF, including gross versus net reporting of data and clinical revenues. We can provide no assurance that we may not need to report on a net basis in future periods. Net reporting of these revenues would have no effect on gross profit or operating income. If we had reported our data services revenues using net reporting, revenues and cost of revenues would have decreased by $304,876,000, $503,247,000 and $1,516,621,000 respectively, for the years ended March 31,1998, 1999 and 2000.

     The EITF also has issued EITF 00-22 "Accounting for ... Other Volume Based Sales Incentive Offers." This pronouncement provides accounting guidance for certain volume rebate programs. We are currently evaluating the impact, if any, of this EITF. This pronouncement is expected to be effective in our fourth quarter of 2001.

3. ACQUISITIONS

     Effective October 1, 2000, Advance Paradigm, Inc. ("API") acquired all of the equity of PCS Health Systems, Inc. ("PCS"). The aggregate purchase price paid by API was $1.0 billion, of which API paid Rite Aid Corporation ("Rite Aid"), the seller, $675 million in cash, and issued to Rite Aid $200 million in senior subordinated notes and $125 million in API convertible preferred stock. The senior subordinated notes issued to Rite Aid have been guaranteed by all of the subsidiaries of API. Each subsidiary guarantor is 100% owned. The guarantees are full, unconditional, joint and several. There are no restrictions on the ability of the subsidiary guarantors to pay dividends, make loans or advances to the parent. The cash portion of the purchase price was financed with the proceeds of an $825 million senior secured credit facility and $150 million in equity financing committed by Joseph, Littlejohn & Levy, Inc. ("JLL"). The acquisition of PCS will be accounted for using the purchase method of accounting. The excess of the purchase price paid over the net identifiable assets and liabilities of PCS will be recorded as goodwill. The portion of the purchase price allocated to the net identifiable assets and goodwill is preliminary and subject to revision following the results of an appraisal and further identification of intangible assets.

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

     The following unaudited pro forma information presents the results of operations of the Company as if the PCS acquisition had taken place at the beginning of the period presented (in thousands, except per share amounts):

                                                              2000
                                                           ----------
Revenues................................................   $9,960,119
Net income (loss).......................................       (8,060)
Net income (loss) per share:
  Basic.................................................   $    (0.28)
  Diluted...............................................   $    (0.28)
Weight average shares outstanding:
  Basic.................................................       28,967
  Diluted...............................................       28,967

     Pro forma information for fiscal years 1998 and 1999 would indicate a significant loss due to the amortization and interest expense and the size of API during that year. Management has concluded that such information provides little relevance to the historical and ongoing operating results of API.

     On March 31, 1999, the Company acquired the outstanding stock of FHPS for $70 million in cash and warrants to purchase 400,000 shares of its $0.01 par value common stock ("Common Stock"). The Company valued such warrants at fair market value based upon the Black-Scholes valuation model. Such warrants are valued at $2.5 million. The acquisition has been accounted for using the purchase method of accounting. The purchase price was allocated to goodwill, certain customer contracts, and other intangible assets. Goodwill was valued at approximately $61.3 million and is being amortized on a straight-line basis over 30 years. Customer contracts were valued at $7.0 million and are being amortized over 15 years.

     The following unaudited pro forma information presents the results of operations of the Company as if the FHPS acquisition had taken place at the beginning of the periods presented (in thousands, except net income per share amounts):

                                                                1998       1999
                                                              --------   --------
Revenues....................................................  $527,113   $838,247
Net income..................................................  $  4,210   $ 14,000
Net income per share:
  Basic.....................................................  $   0.20   $   0.58
  Diluted...................................................  $   0.16   $   0.52
Weighted average shares outstanding:
  Basic.....................................................    21,011     24,004
  Diluted...................................................    26,202     26,876

     In December 1998, the Company acquired the outstanding stock of Baumel-Eisner for $25 million in cash. The acquisition has been accounted for using the purchase method of accounting. Baumel-Eisner's results have been included in the Company's consolidated statements of operations since December 1998. The purchase price was allocated to the net assets acquired, primarily goodwill, based on their estimated fair values. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was approximately $24.2 million and is being amortized on a straight-line basis over 25 years.

     In February 1998, the Company completed a merger with Innovative Medical Research, Inc. ("IMR"), a privately held clinical trial and survey research firm based in Towson, Maryland. The Company issued 1,752,156 shares and options to purchase 47,844 shares of its Common Stock in exchange for all the outstanding shares and options of IMR. The merger constituted a tax-free reorganization and

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES
has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16 ("APB 16"). Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position, and cash flows of IMR as though it had always been a part of the Company.

     The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements follow.

                                                           YEAR ENDED
                                                         MARCH 31, 1998
                                                         --------------
Revenues:
  API..................................................   $465,384,000
  IMR..................................................      8,377,000
                                                          ------------
          Combined.....................................   $473,761,000
                                                          ============
Net income:
  API..................................................   $  7,322,000
  IMR..................................................        766,000
                                                          ------------
          Combined.....................................   $  8,088,000
                                                          ============

     In connection with the merger, the Company recorded in the fourth quarter of fiscal 1998 a charge to operating expenses of $689,000 ($427,000 after taxes, or $.02 per common share on a dilutive basis) for professional fees and other merger-related costs pertaining to the transaction.

     On July 5, 2000, API completed a merger with FFI (the "Combination"). The Company issued 3.5 million shares of its Common Stock in exchange for all the outstanding shares of FFI. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests under APB 16. Total Combination related costs and provisions are estimated to be approximately $1,000,000 and will be reflected as an expense in the first post-combination accounting period.

     The table below presents a reconciliation of revenues and net income, as reported in the consolidated statements of operations with those previously reported by the Company. The references to API in this table are to the Company's historical operating results prior to the merger with FFI.

                                                        FISCAL YEARS ENDED
                                           --------------------------------------------
                                               1998           1999            2000
                                           ------------   ------------   --------------
Revenues:
  API....................................  $426,900,000   $692,873,000   $1,773,557,000
  FFI....................................    46,861,000     64,386,000       60,331,000
                                           ------------   ------------   --------------
          Total consolidated revenues....  $473,761,000   $757,259,000   $1,833,888,000
                                           ============   ============   ==============
Net income:
  API....................................  $  7,931,000   $ 12,694,000   $   20,555,000
  FFI....................................       157,000      1,450,000          321,000
                                           ------------   ------------   --------------
          Total consolidated net
            income.......................  $  8,088,000   $ 14,144,000   $   20,876,000
                                           ============   ============   ==============

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                    MARCH 31,
                                                            --------------------------
                                                               1999           2000
                                                            -----------   ------------
Machinery and equipment...................................  $ 4,208,000   $  6,332,000
Computer equipment and software...........................   13,391,000     29,468,000
Furniture and equipment...................................    2,676,000      4,915,000
Leasehold improvements....................................    2,903,000      5,029,000
Land and buildings........................................    1,558,000      1,674,000
                                                            -----------   ------------
                                                             24,736,000     47,418,000
Less -- Accumulated depreciation and amortization.........   (8,942,000)   (14,311,000)
                                                            -----------   ------------
                                                            $15,794,000   $ 33,107,000
                                                            ===========   ============

5. DEBT

     On March 31, 1999, the Company entered into a senior credit facility with a group of lenders. The credit facility consists of a $75 million, 3-year revolving credit facility. On March 31, 1999, the Company borrowed $50 million under the credit facility to fund the acquisition of FHPS. As of March 31, 2000, $50 million is outstanding under the credit facility. Outstanding borrowings will mature on March 31, 2002. Each of the Company's subsidiaries has guaranteed the credit facility. The lenders received a first priority security interest in the subsidiaries' capital stock and negative pledges on accounts receivable and other assets.

     Interest on the credit facility accrues at a specified margin above the London Interbank Offered Rate, or "LIBOR," or an alternate base rate. The alternate base rate is the bank's prime rate or the federal funds rate plus 0.5%. For LIBOR loans the applicable margin is 1.375% per annum as of March 31, 2000, and the effective interest rate is 7.435%.

     The credit facility contains usual and customary affirmative and negative covenants, including limitations on liens, debts, dividends, capital expenditures, mergers, acquisitions, and sale of assets. Covenants also include a specified minimum net worth, maximum leverage ratio, and a minimum interest coverage ratio. In fiscal 2000, the Company exceeded the limit for capital expenditures as required by covenant. The Company received a waiver from the lenders for this covenant violation.

     In conjunction with the API acquisition of PCS the Company obtained an $825 million senior secured credit facility which includes a $175.0 million revolving credit facility, $100 million interim revolving credit facility, and two term notes totaling $550.0 million. The term notes are due on October 2, 2005 and October 2, 2007. The $175 million revolving credit facility accrues interest at LIBOR plus 3%. The term notes accrue interest at LIBOR plus 3% and LIBOR plus 3.5%. The Company intends to refinance the $100 million interim revolving credit facility with a collateralized accounts receivable facility by January 2001. The secured credit facility replaced the $75.0 million, three year revolving credit facility. The senior secured credit facility contains covenants which are typical for this type of document. In addition, API issued to Rite Aid $200 million in senior subordinated notes that accrue interest at 11% through April 2002, 12% from April 2002 to October 2002 and 13% thereafter. The senior subordinated notes issued to Rite Aid have been guaranteed by all of the subsidiaries of API. Each subsidiary guarantor is 100% owned. The guarantees are full, unconditional, joint and several. There are no restrictions on the ability of the subsidiary guarantors to pay dividends, make loans or advances to the parent. API also issued Rite Aid $125 million in convertible preferred stock, convertible into a class B common stock. In addition, API issued $150 million in common stock and preferred convertible stock to JLL.

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

6. LEASES

     The Company leases office and dispensing facility space, equipment, and automobiles under various operating leases. The Company was obligated to make future minimum payments under noncancelable operating lease agreements as of March 31, 2000, as follows:

Years Ending March 31,
  2001..................................................  $ 7,541,000
  2002..................................................    7,106,000
  2003..................................................    5,645,000
  2004..................................................    4,558,000
  2005..................................................    3,831,000
                                                          -----------
          Total minimum lease payments..................  $28,681,000
                                                          ===========

     Total rent expense incurred in the years ended March 31, 1998, 1999, and 2000 was approximately $3,518,000, $4,435,000, and $6,302,000, respectively.

7. COMMITMENTS AND CONTINGENCIES

     The Company is a party to routine legal and administrative proceedings arising in the ordinary course of its business. The proceedings currently pending are not, in management's opinion, material either individually or in the aggregate.

     The Company has entered into long-term employment and noncompete agreements with certain management employees. These employment agreements provide for certain minimum payments should the agreements be terminated.

     Various aspects of the Company's businesses are governed by federal and state laws and regulations and compliance is a significant operational requirement for the Company. Management believes that the Company is in substantial compliance with all existing legal requirements material to the operation of its business; however, the application of complex standards to the detailed operation of the business always creates areas of uncertainty. Moreover, regulation of the field is in a state of flux. Numerous health care laws and regulations have been proposed at the state and federal level, many of which could affect the Company's business. Management cannot predict what additional federal or state legislation or regulatory initiatives may be enacted in the future regarding health care, or the business of pharmacy benefit management. It is possible that federal or state governments might impose additional restrictions or adopt interpretations of existing laws that could have a material adverse affect on the Company's business or financial position.

8. CONCENTRATION OF BUSINESS:

     A significant portion of the Company's revenues result from contracts with customers. These contracts normally have terms from one to ten years with renewal options.

     Effective April 1, 1999, the Company entered into a Pharmacy Benefit Services Agreement with FHS. Under the terms of this ten-year Service Agreement the Company provides pharmacy services to FHS' affiliated health plans. FHS accounted for 41% of the Company's revenues for the year ended March 31, 2000. Another customer of the Company accounted for approximately 21%, 18%, and 8% of the Company's revenues for the years ended March 31, 1998, 1999, and 2000, respectively. Another customer accounted for approximately 15% of the Company's revenues for the year ended March 31, 1998, but revenues from this customer did not exceed 10% of the Company's revenues for the year ended March 31,

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

1999, or 2000. No other customer accounted for over 10% of the Company's revenues in fiscal years 1998, 1999, or 2000.

9. STOCK TRANSACTIONS

  Series B Preferred Stock

     On June 25, 1996, the Company issued a total of 4,444 shares of $.01 par value, Series B convertible preferred stock ("Series B Preferred Stock") to a customer at a price of $2,250 per share. Shares of the Series B Preferred Stock could be converted by the holder into 500 fully paid and non-assessable shares of Common Stock. On April 13, 1998, the holder of the Series B Preferred Stock converted all of the shares into 2,222,222 shares of Common Stock.

  Common Stock

     On October 7, 1996, the Company amended and restated its Certificate of Incorporation to, among other things, increase the number of authorized shares of its $.01 par value Common Stock to 25,000,000 and the number of shares of its preferred stock to 5,000,000, of which 5,000 shares are designated as Series B Preferred Stock. On October 8, 1996, the Company effected a 250-for-one stock split of the Company's Common Stock. Accordingly, all share and per share amounts have been adjusted to reflect the stock split as though it had occurred at the beginning of the initial period presented.

     At the 1999 Annual Meeting of Stockholders, the Company amended and restated the Certificate of Incorporation to increase the number of authorized shares of its Common Stock to 50,000,000.

     On October 12, 1999, the Company announced a two-for-one stock split, effected in the form of a stock dividend of our Common Stock. The record date was November 11, 1999, and the date of payment was November 30, 1999. Financial information and stock prices contained throughout the financial statements have been adjusted to retroactively reflect the impact of the stock split.

     On October 8, 1996, the Company completed the offering ("Offering") of its Common Stock. The Company sold 4,794,134 shares of its Common Stock at a price of $4.50 per share, prior to underwriting discount and other offering expenses. In connection with the Offering, the Company's redeemable Series A cumulative convertible preferred stock ("Series A Preferred Stock") automatically converted into 5,000,000 shares of Common Stock.

     In connection with the IMR merger, the Company issued 1,752,156 shares of its Common Stock in exchange for all the outstanding shares of IMR. Under the provisions of APB 16, the shares are reflected as outstanding as though IMR had always been a part of the Company.

     On December 8, 1999 the Company issued 231,884 shares of its Common Stock to acquire a 19 percent interest in CHI.

     In connection with the FFI merger, the Company issued 3,500,000 shares of its Common Stock in exchange for all the outstanding shares of FFI. Under the provisions of APB 16, the shares are reflected as outstanding as though FFI had always been a part of the Company.

  Warrants to Purchase Common Stock

     The Company has issued warrants to four of our key health plan sponsor customers representing the right to purchase up to a total of 691,610 shares of our Common Stock at prices per share ranging from $16.31 to $21.13. The right to exercise each warrant vests in equal installments on the first five anniversaries of the date of grant so long as the customer's service agreement remains in effect. In addition, during the year ended March 31, 1997, the Company agreed to issue warrants to purchase

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

562,500 shares of its Common Stock to one customer contingent upon future expansion of member lives. As of March 31, 2000, none of these warrants have been earned or issued.

     Prior to November of 1997, the Company accounted for these warrant agreements under the provisions of SFAS 123 and the related Emerging Issues Task Force ("EITF") 96-3. These pronouncements require that all stock issued to nonemployees be accounted for based on the fair value of the consideration received or the fair value of equity instruments issued. In addition, they require that the fair value be measured on the date the parties come to a "mutual understanding of the terms of the arrangement and agree to a binding contract" (i.e. the grant date). If the number of equity instruments is contingent upon the outcome of future events, the number of instruments that should be accounted for when determining the fair value of the transaction should be based on the best available estimate of the number of instruments expected to be issued. In management's opinion, the fair value of the warrants at the date of the agreements was not material.

     Subsequent to November 20, 1997, the Company follows the guidance of EITF 96-18, under which the measurement date is the earlier of the performance commitment date or completed performance date. The Company chose not to retroactively apply EITF 96-18 to the eligible warrants, but chose to apply this EITF prospectively to new arrangements and any modifications of existing arrangements.

     The Company has reserved shares of Common Stock at March 31, 2000, for the following:

Exercise of stock options.................................  6,164,658
Exercise of warrants......................................  1,254,110
                                                            ---------
                                                            7,418,768
                                                            =========

10. STOCK OPTION PLAN

     At March 31, 2000, the Company has three stock-based compensation plans:
Incentive Stock Option Plan, Amended and Restated Incentive Stock Option Plan, and the 1997 Nonstatutory Stock Option Plan (the "Plans"). The Plans provide for the granting of qualified stock options and incentive options to officers, directors, advisors and employees of the Company. The options must be granted with exercise prices which equal or exceed the market value of the Common Stock at the date of grant. As of March 31, 2000, the number of shares of Common Stock issuable under the Plans may not exceed 7,675,500 shares. The Plans are administered by a compensation committee appointed by the Board of Directors of the Company.

     The stock options generally vest over 5-year periods. In the event of the sale or merger with an outside corporation gaining 50% or greater ownership, options granted to certain employees become 100% vested. The options are exercisable for a period not to exceed 10 years from the date of grant. As of March 31, 2000, 2,488,092 options were vested at exercise prices of $0.49 to $20.68 per share.

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

     SFAS 123 establishes a fair value-based method of accounting for stock-based compensation. The Company has elected to adopt SFAS 123 through disclosure with respect to employee stock-based compensation. The following table summarizes the Company's stock option activity.

                                             1998                          1999                          2000
                                  ---------------------------   ---------------------------   ---------------------------
                                                    WTD. AVG.                     WTD. AVG.                     WTD. AVG.
                                      SHARES        EX. PRICE       SHARES        EX. PRICE       SHARES        EX. PRICE
                                  ---------------   ---------   ---------------   ---------   ---------------   ---------
Outstanding at beginning of
  year..........................        2,887,500    $ 3.01           4,123,490    $ 5.27           4,553,276    $ 8.61
  Granted.......................        1,304,750     10.63           1,392,300     15.71           1,418,200     20.98
  Transferred from IMR..........           47,844      0.59                  --        --                  --        --
  Exercised.....................          (86,104)     2.63            (726,644)     3.40            (177,734)     6.23
  Canceled......................          (30,500)     4.89            (235,870)    14.51            (233,990)    14.82
                                  ---------------    ------     ---------------    ------     ---------------    ------
Outstanding at end of year......        4,123,490    $ 5.27           4,553,276    $ 8.61           5,559,752    $11.58
                                  ===============    ======     ===============    ======     ===============    ======
Exercisable at end of year......        1,758,764    $ 2.20           1,815,200    $ 3.34           2,488,092    $ 5.42
Price range.....................  $0.33 to $16.57               $0.33 to $20.69               $0.49 to $29.08
Weighted average fair value of
  options granted...............   $         3.97                $         7.32                $        10.58

     The following table reflects the weighted average exercise price and weighted average contractual life of various exercise price ranges of the 5,559,752 options outstanding as of March 31, 2000.

                                               OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                     ---------------------------------------   -------------------------
                                                   WEIGHTED       WTD. AVG.                  WEIGHTED
                                                 AVG. EXERCISE   CONTRACTUAL               AVG. EXERCISE
EXERCISE PRICE RANGE                  SHARES         PRICE       LIFE (YRS.)    SHARES         PRICE
--------------------                 ---------   -------------   -----------   ---------   -------------
$ 0.49 to $ 4.50...................  1,631,272      $ 2.16           3.9       1,437,272      $ 1.84
$ 5.40 to $ 9.38...................    846,100        6.17           6.4         593,500        6.10
$10.38 to $14.69...................    804,800       14.29           8.2         178,000       14.20
$15.44 to $19.50...................  1,630,880       17.63           9.1         266,320       16.63
$20.16 to $24.25...................    375,000       22.43           9.1          13,000       20.68
$25.38 to $29.08...................    271,700       25.70           9.4              --          --
------   ------                      ---------      ------           ---       ---------      ------
$ 0.49 to $29.08                     5,559,752      $11.58           7.0       2,488,092      $ 5.42

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average ranges of assumptions for the years ended March 31, 1998, 1999, and 2000, respectively: risk-free interest rates of 4.8% to 6.3%; expected lives of three to five years; expected volatility of 30% to 60%. The Company continues to account for stock based compensation under APB 25, "Accounting for Stock Issued to Employees," as allowed by SFAS 123. Had compensation cost for these plans been determined consistent with SFAS 123, the Company's net income and net income per share would have been reduced to the following pro forma amounts:

                                                    1998         1999          2000
                                                 ----------   -----------   -----------
Net income:
  As reported..................................  $8,088,000   $14,144,000   $20,876,000
  Pro forma....................................  $7,539,000   $12,571,000   $17,349,000
Basic net income per share:
  As reported..................................  $     0.38   $      0.59   $      0.84
  Pro forma....................................  $     0.36   $      0.52   $      0.70
Diluted net income per share:
  As reported..................................  $     0.31   $      0.53   $      0.75
  Pro forma....................................  $     0.29   $      0.47   $      0.63

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

Because SFAS 123 method of accounting has not been applied to options granted prior to April 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     On July 5, 2000, API granted 180,000 options to purchase shares of the Company's common stock to certain individuals who became employees of the Company in connection with the merger with FFI.

11. RELATED PARTY TRANSACTIONS

     In fiscal 1998, the Company entered into an agreement with Advance Capital Markets ("ACM") pursuant to which ACM agreed to act as financial advisor for the Company. In exchange for these professional services, the Company paid ACM a fee of $150,000 in 1998 in connection with the IMR transaction and $85,000 in connection with the Baumel-Eisner transaction. The fees paid are equivalent to or less than similar fees incurred in arm's-length transactions. The Managing Director of ACM is also a Director of the Company. Also in fiscal 1998, the Company paid approximately $671,000 in consulting fees to FFMC. In fiscal 1999, the Company made rebate payments of approximately $1,529,000 to Health Horizons.

12. RETIREMENT PLAN BENEFITS

     The Company sponsors a retirement plan for all eligible employees, as defined in the plan document. The plan is qualified under Section 401(k) of the Internal Revenue Code. The Company is required to contribute at least 50% of the first 6% of salary deferral contributed by each participant. The Company's contributions to the plan amounted to approximately $177,000, $268,000, and $623,000 for the years ended March 31, 1998, 1999, and 2000, respectively.

13. INCOME TAXES

     The provision for income taxes for the years ended March 31, 1998, 1999, and 2000, differed from the amounts computed by applying the U.S. federal tax rate of 34 percent in 1998 and 1999 and 35 percent in 2000 to pretax earnings as a result of the following:

                                                     1998         1999         2000
                                                  ----------   ----------   -----------
Tax at U.S. federal income tax rate.............  $4,445,000   $7,756,000   $11,800,000
State taxes.....................................     457,000      666,000       540,000
Other, net......................................      55,000      247,000       454,000
                                                  ----------   ----------   -----------
Provision for income taxes......................  $4,957,000   $8,669,000   $12,794,000
                                                  ==========   ==========   ===========

                                                     1998         1999         2000
                                                  ----------   ----------   -----------
Current.........................................  $4,516,000   $7,357,000   $11,487,000
Deferred........................................     441,000    1,312,000     1,307,000
                                                  ----------   ----------   -----------
                                                  $4,957,000   $8,669,000   $12,794,000
                                                  ==========   ==========   ===========

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

     Deferred income taxes reflect the tax consequences on future years of temporary differences between the tax bases of assets and liabilities and their financial reporting bases and the potential benefits of certain tax carryforwards. The significant deferred tax assets and liabilities and the changes in those assets and liabilities are as follows:

                                                 MARCH 31,                   MARCH 31,
                                                   1999         CHANGES        2000
                                                -----------   -----------   -----------
Gross deferred tax assets:
  Accruals....................................  $   153,000   $   168,000   $   321,000
  Other.......................................      126,000        14,000       140,000
                                                -----------   -----------   -----------
                                                    279,000       182,000       461,000
                                                -----------   -----------   -----------
Gross deferred tax liabilities:
  Amortization of goodwill....................   (1,047,000)   (1,118,000)   (2,165,000)
  Depreciation................................     (700,000)     (773,000)   (1,473,000)
  Conversion from cash basis of acquired
     entities.................................   (1,129,000)      402,000      (727,000)
                                                -----------   -----------   -----------
                                                 (2,876,000)   (1,489,000)   (4,365,000)
                                                -----------   -----------   -----------
          Net deferred tax liability..........  $(2,597,000)  $(1,307,000)  $(3,904,000)
                                                ===========   ===========   ===========

                                   ADVANCEPCS

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION

     Effective October 2, 2000, Advance Paradigm, Inc. ("API") acquired all of the equity of PCS Health Systems, Inc. ("PCS"). The aggregate purchase price paid by API was $1.0 billion, of which API paid Rite Aid Corporation ("Rite Aid"), the seller, $675 million in cash, and issued to Rite Aid $200 million in senior subordinated notes and $125 million in API convertible preferred stock. The cash portion of the purchase price was financed with the proceeds of an $825 million senior secured credit facility and $150 million in equity financing committed by Joseph, Littlejohn & Levy, Inc. ("JLL"). The acquisition of PCS will be accounted for using the purchase method of accounting. The excess of the purchase price paid over the net identifiable assets and liabilities of PCS will be recorded as goodwill. The portion of the purchase price allocated to the net identifiable assets and goodwill is preliminary and subject to revision following the results of an appraisal and further identification of intangible assets.

     The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended March 31, 2000 and the nine-month period ended December 31, 2000, give effect to the Combinations as if they occurred on April 1, 1999 and 2000, respectively. The historical financial statements of API are for the year ended March 31, 2000, giving effect for the merger with First Florida International Holdings, Inc., and nine months ended December 31, 2000. The historical financial statements of PCS are for the year ended February 26, 2000, the most recent fiscal year for PCS and six months ended September 23, 2000. The accompanying pro forma adjustments include: (i) the acquisition of PCS; (ii) the establishment by API of a new credit facility; (iii) the payment of certain fees and expenses associated with the PCS acquisitions; (iv) the issuance of equity to JLL; and (v) the reduction of assets to reflect PCS assets not acquired by API.

     API usually implements significant changes to the operations of the entities that it acquires to enhance profitability. In addition, API will consolidate certain operations of PCS and API which is expected to result in costs to exit activities during the fourth quarter of the fiscal year ended March 31, 2001. The expected benefits and cost reductions anticipated by API have not been reflected in the following Unaudited Pro forma Condensed Consolidated Financial Statements because their realization cannot be assured. Accordingly, these Unaudited Condensed Consolidated Pro Forma Financial Statements are not necessarily indicative of the operating results that would have been achieved had the Combinations occurred on April 1, 1999 and 2000, respectively.

     The Unaudited Condensed Consolidated Pro Forma Financial information is based on the historical financial statements of API and the historical financial statements of PCS. The pro forma adjustments are based upon available information. While the pro forma adjustments are based upon certain assumptions that API considers reasonable in the circumstances, final amounts will differ from those set forth. These adjustments are directly attributable to the transactions referenced above and are expected to have a continuing impact on the API business, results of operations, and financial position.

STATEMENT OF OPERATIONS FOR THE FISCAL YEAR ENDED MARCH 31, 2000 (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following tables present selected unaudited pro forma consolidated statement of operations data of AdvancePCS for the periods and dates indicated. The pro forma statement of operations data gives effect to our acquisition of PCS as if it had been consummated at the beginning of the periods presented. The summary unaudited pro forma financial data set forth below is presented for illustrative purposes only and is not necessary indicative of what our actual results of operations would have been had the acquisition been consummated at the beginning of such periods. The summary unaudited pro forma financial data does not purport to be indicative of our results of operations for any future period. Historical revenues for AdvancePCS and PCS have been revised to reflect adoption of consistent revenue recognition policies as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Changes in Revenue Recognition."

     Historical revenues for AdvancePCS and PCS have been revised to reflect adoption of consistent revenue recognition policies as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Changes in Revenue Recognition."

                                         YEAR ENDED        YEAR ENDED
                                       MARCH 31, 2000   FEBRUARY 26, 2000    PURCHASE
                                         HISTORICAL        HISTORICAL        PRO FORMA      ADVANCEPCS/PCS
                                       ADVANCEPCS(1)         PCS(1)         ADJUSTMENTS       PRO FORMA
                                       --------------   -----------------   -----------     --------------
Revenues.............................    $1,833,888        $1,264,694       $6,861,537(9)     $9,960,119
Gross profit.........................        75,502           207,281               --           282,783
Selling, general and administrative
  expenses...........................        38,793           154,116           (1,388)(2)       191,521
Operating income.....................        36,709            53,165            1,388            91,262
Interest income......................         1,064             7,875           (7,875)(3)         1,064
Interest expense.....................        (3,943)           (2,008)         (81,426)(4)       (87,377)
Loss on asset disposal...............          (160)               --               --              (160)
                                         ----------        ----------       ----------        ----------
Income (loss) before income taxes....        33,670            59,032          (87,913)            4,789
Provision for income taxes...........       (12,794)          (37,536)          37,481(5)        (12,849)
                                         ----------        ----------       ----------        ----------
Net income (loss)....................    $   20,876        $   21,496       $  (50,432)       $   (8,060)
                                         ==========        ==========       ==========        ==========
P/S dividends........................            --                --               --                --
Net income (loss) available to common
  shareholders.......................    $   20,876                                               (8,060)
Basic:
  Net income (loss) per share........    $     0.84                                           $    (0.28)
  Weighted average shares
     outstanding.....................        24,760                              4,207(6)         28,967
Diluted:
  Net income (loss) per share........    $     0.75                                                     (7)
  Weighted average shares
     outstanding.....................        27,737                             13,750(6)               (7)
EBITDA...............................    $   45,819        $  125,382       $   (4,200)(8)    $  167,001

STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED DECEMBER 31, 2000 (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Historical revenues for AdvancePCS and PCS have been revised to reflect adoption of consistent revenue recognition policies as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Changes in Revenue Recognition."

                                    NINE MONTHS
                                       ENDED
                                 DECEMBER 31, 2000    SIX MONTHS ENDED      PURCHASE
                                    HISTORICAL       SEPTEMBER 23, 2000     PRO FORMA      ADVANCEPCS/PCS
                                   ADVANCEPCS(1)      HISTORICAL PCS(1)    ADJUSTMENTS       PRO FORMA
                                 -----------------   -------------------   -----------     --------------
Revenues.......................     $4,032,904            $651,205         $3,636,439(9)     $8,320,548
Gross profit...................        135,074             110,298                 --           245,372
Selling, general and
  administrative expenses......         75,568              90,440              2,929(2)        168,937
Non-recurring charges..........            680                  --                 --               680
Operating income...............         58,826              19,858             (2,929)           75,755
Interest income................          2,297               6,780             (6,780)(3)         2,297
Interest expense...............        (24,250)             (1,056)           (40,497)(4)       (65,803)
Other income (expense).........         (1,200)                 --                 --            (1,200)
                                    ----------            --------         ----------        ----------
Income before income taxes.....         35,673              25,582            (50,206)           11,049
Provision for income taxes.....        (16,409)            (16,741)            19,191(5)        (13,959)
                                    ----------            --------         ----------        ----------
Net income.....................     $   19,264            $  8,841         $  (31,015)       $   (2,910)
                                    ==========            ========         ==========        ==========
P/S dividends..................             --                  --                 --                --
Net income (loss) available to
  common shareholders..........     $   19,263                                               $   (2,910)
Basic:
  Net income (loss) per
     share.....................     $     0.72                                               $    (0.10)
  Weighted average shares
     outstanding...............         26,697                                  2,805(6)         29,502
Diluted:
  Net income (loss) per
     share.....................     $     0.58                                                         (7)
  Weighted average shares
     outstanding...............         33,305                                  9,167(6)               (7)
EBITDA.........................     $   87,863            $ 57,231         $   (1,050)(8)    $  144,044

                          ADVANCEPCS AND SUBSIDIARIES

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

DETERMINATION AND ALLOCATION OF PCS PURCHASE PRICE

     At the date of the PCS acquisition, all of the equity of PCS was purchased for $1 billion. The PCS acquisition will be accounted for using the purchase method of accounting for business combinations. The preliminary allocation of the pro forma purchase price is as follows:

                                                        APRIL 1, 1999    APRIL 1, 2000
                                                        --------------   --------------
PCS purchase price....................................  $1,000,000,000   $1,000,000,000
Transaction Costs.....................................       8,700,000        8,700,000
                                                        --------------   --------------
Pro forma purchase price..............................   1,008,700,000    1,008,700,000
Net liabilities assumed (the liabilities assumed
  exceeded the net identifiable assets acquired)......     243,989,000      429,963,000
                                                        --------------   --------------
Excess purchase price.................................  $1,252,689,000   $1,438,663,000
                                                        ==============   ==============
Allocation of excess purchase price:
  Goodwill............................................  $1,091,389,000   $1,251,363,000
  Intangible assets...................................     445,000,000      511,000,000
  Deferred income tax liabilities.....................    (273,000,000)    (313,000,000)
  Accrued liabilities.................................     (10,700,000)     (10,700,000)
                                                        --------------   --------------
Excess purchase price.................................  $1,252,689,000   $1,438,663,000
                                                        ==============   ==============

---------------

(1) Reflects the audited historical combined statement of operations of API for the year ended March 31, 2000, and the unaudited consolidated statement of operations of API for the nine-month period ended December 31, 2000, which includes PCS data since the acquisition on October 2, 2000.

     The historical PCS column reflects the audited historical consolidated statement of operations of PCS for the year ended February 26, 2000, and the unaudited consolidated statement of operations of PCS for the six-month period ended September 23, 2000.

(2) The pro forma adjustment to increase selling, general and administrative expenses results from (i) the elimination of historical PCS amortization of goodwill and intangible assets; (ii) the addition of pro forma goodwill and intangible asset amortization resulting from the preliminary allocation of $1,091,389,000 and $1,251,363,000 at March 31, 1999 and 2000, respectively, to goodwill and $445,000,000 and $511,000,000 at March 31, 1999 and 2000,
     respectively, to intangible assets; (iii) the elimination of historical PCS depreciation expense on the PCS land and building not acquired; and (iv) the addition of lease expense resulting from the lease of land and buildings for the PCS operations. Goodwill is expected to be amortized over 30 years and the intangible assets will be amortized over their estimated useful lives of 5-40 years. These adjustments are as follows:

                                                 MARCH 31, 2000   DECEMBER 31, 2000
                                                 --------------   -----------------
Elimination of historical PCS goodwill
  amortization.................................   $(32,064,000)     $(16,044,000)
Elimination of historical PCS intangible asset
  amortization.................................    (29,653,000)      (14,826,000)
Pro forma goodwill amortization................     36,380,000        21,157,000
Pro forma intangible asset amortization........     21,248,750        11,292,000
Elimination of historical PCS depreciation
  expense......................................     (1,500,000)         (750,000)
Pro forma lease expense........................      4,200,000         2,100,000
                                                  ------------      ------------
Pro forma adjustment...........................   $ (1,388,250)     $  2,929,000
                                                  ============      ============

(3) Reflects the elimination of PCS affiliate interest income earned on a receivable from Rite Aid.

(4) Reflects pro forma interest expense (at assumed rates of interest) for the year ended March 31, 2000, and for the nine months ended December 31, 2000, resulting from pro forma borrowings and the amortization of deferred financing costs paid to obtain the Senior Secured Credit Facility and the elimination of historical interest expense of API and PCS. These adjustments are as follows:

                                                 MARCH 31, 2000   DECEMBER 31, 2000
                                                 --------------   -----------------
Revolver, $70,000,000 @ 9.8%...................   $ 6,860,000        $ 3,430,000
Term Note A, $150,000,000 @ 9.8%...............    14,700,000          7,350,000
Term Note B, $400,000,000 @ 10.3%..............    41,200,000         20,600,000
Senior Subordinate Notes, $200,000,000 @ 11%...    22,000,000         11,000,000
Deferred financing costs (amortized over 5-7
  years).......................................     2,616,667          1,309,000
Less API historical interest expense...........    (3,943,000)        (2,136,000)
Less PCS historical interest expense...........    (2,008,000)*       (1,056,000)**
                                                  -----------        -----------
Pro forma adjustment...........................   $81,425,667        $40,497,000
                                                  ===========        ===========

        * for the year ended February 26, 2000

        ** for the six months ended September 23, 2000

(5) The tax effects of pro forma adjustments were calculated using statutory rates in effect during the year ended March 31, 2000, and for the nine months ended December 31, 2000. The amortization of goodwill and intangible assets are not deductible for income tax purposes. In addition, a portion of the acquisition costs are nondeductible.

(6) Reflects the issuance of 4,207,300 shares of common stock and 3,292,700 shares of convertible Preferred Stock to JLL and 6,250,000 of Convertible Preferred Stock to Rite Aid.

                                                 MARCH 31, 2000   DECEMBER 31, 2000
                                                 --------------   -----------------
Reflects the issuance of Common Shares of
  JLL..........................................      4,207              2,805
Reflects the issuance of Convertible Preferred
  Stock to JLL.................................      3,293              2,195
Reflects the issuance of Convertible Preferred
  Stock to Rite Aid............................      6,250              4,167

(7) Potential dilutive securities were not included in the computation of fully diluted earnings per share. Inclusion of such securities would have been anti-dilutive, therefore, fully diluted earnings per share is equal to basic earnings per share.

(8) Includes pro forma adjustment of $1,050,000 per quarter for additional lease expense for PCS land and building.

(9) Amount reflects the "gross-up" in PCS data services revenues to reflect payments from plan sponsors as revenue and payments to their network pharmacy providers as cost of revenues. The purpose of this adjustment is to conform the PCS revenue policy to the API policy.

SUPPLEMENTAL INFORMATION

     API will consolidate certain operations of PCS and API which is expected to result in costs to exit activities during the fourth quarter of the fiscal year ended March 31, 2001. The consolidation is expected to include a facility closure and other synergistic activities. These events are expected to result in a pretax charge of approximately $18 million to operations.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholder
PCS Holding Corporation

     We have audited the accompanying consolidated balance sheets of PCS Holding Corporation and Subsidiaries (the Company) as of February 27, 1999 and February 26, 2000, and the related consolidated statements of operations, shareholder's equity, and cash flows for the thirty-six days ended February 27, 1999 and the year ended February 26, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PCS Holding Corporation and Subsidiaries at February 27, 1999 and February 26, 2000, and the consolidated results of their operations and their cash flows for the thirty-six days ended February 27, 1999 and the year ended February 26, 2000, in conformity with accounting principles generally accepted in the United States.

                                                  /s/ ERNST & YOUNG LLP

April 21, 2000, except for Note 12
  for which the date is June 15, 2000

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT PAR VALUES)

                                                              FEBRUARY 27,   FEBRUARY 26,
                                                                  1999           2000
                                                              ------------   ------------
                                         ASSETS

Current assets:
  Cash and cash equivalents.................................   $    1,955     $    3,585
  Accounts receivable, less allowances of $9,746 in 1999 and
     $5,494 in 2000.........................................      531,017        613,933
  Other receivables.........................................          674          1,391
  Inventories...............................................       32,464         37,952
  Prepaid expenses..........................................        2,718          4,742
  Deferred income taxes.....................................       10,156             46
                                                               ----------     ----------
          Total current assets..............................      578,984        661,649
Goodwill, net of amortization of $3,171 in 1999 and $35,235
  in 2000...................................................    1,282,918      1,250,854
Other intangibles, net......................................      618,005        607,792
Property and equipment, net.................................       76,882         94,734
                                                               ----------     ----------
          Total assets......................................   $2,556,789     $2,615,029
                                                               ==========     ==========

                          LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
  Claims and rebates payable................................   $  469,497     $  518,246
  Checks outstanding in excess of bank balances.............       93,987        367,419
  Due to Rite Aid Corporation...............................       97,420             --
  Other.....................................................      126,881        185,408
                                                               ----------     ----------
          Total current liabilities.........................      787,785      1,071,073
Noncurrent liabilities:
  Deferred income taxes.....................................      238,127        232,525
  Other liabilities.........................................       11,978         15,181
Shareholder's equity:
  Class A voting common stock, $1 par value; 1,000 shares
     authorized; 565 shares outstanding.....................            1              1
Additional paid-in capital..................................    1,518,472      1,274,327
Retained earnings...........................................          426         21,922
                                                               ----------     ----------
          Total shareholder's equity........................    1,518,899      1,296,250
                                                               ----------     ----------
          Total liabilities and shareholder's equity........   $2,556,789     $2,615,029
                                                               ==========     ==========

                            See accompanying notes.

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                               THIRTY-SIX
                                                               DAYS ENDED     YEAR ENDED
                                                              FEBRUARY 27,   FEBRUARY 26,
                                                                  1999           2000
                                                              ------------   ------------
Revenue
  Mail order programs.......................................    $ 67,368      $  753,125
  Manufacturer programs.....................................      17,797         235,101
  Claims processing.........................................      12,996         199,946
  Other.....................................................       6,165          76,522
                                                                --------      ----------
                                                                 104,326       1,264,694
Expenses
  Cost of goods and services................................      86,599       1,057,413
  Selling, general and administrative.......................      10,967         122,052
  Amortization of goodwill..................................       3,171          32,064
  Interest expense (income), net............................         262          (5,867)
                                                                --------      ----------
                                                                 100,999       1,205,662
                                                                --------      ----------
Income before income taxes..................................       3,327          59,032
Income tax expense..........................................       2,901          37,536
                                                                --------      ----------
          Net income........................................    $    426      $   21,496
                                                                ========      ==========

                            See accompanying notes.

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                             (DOLLARS IN THOUSANDS)

                                              CLASS A STOCK
                                            -----------------   ADDITIONAL
                                            NUMBER OF    PAR     PAID-IN     RETAINED
                                             SHARES     VALUE    CAPITAL     EARNINGS     TOTAL
                                            ---------   -----   ----------   --------   ----------
Initial capitalization on January 23, 1999
  through purchase of Class A shares by
  Rite Aid Corporation....................     565       $ 1    $1,518,472   $    --    $1,518,473
Net income................................      --        --            --       426           426
                                               ---       ---    ----------   -------    ----------
Balance at February 27, 1999..............     565         1     1,518,472       426     1,518,899
  Net income..............................      --        --            --    21,496        21,496
  Due from Rite Aid Corporation...........      --        --      (244,145)       --      (244,145)
                                               ---       ---    ----------   -------    ----------
Balance at February 26, 2000..............     565       $ 1    $1,274,327   $21,922    $1,296,250
                                               ===       ===    ==========   =======    ==========

                            See accompanying notes.

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                              THIRTY-SIX DAYS
                                                                   ENDED         YEAR ENDED
                                                               FEBRUARY 27,     FEBRUARY 26,
                                                                   1999             2000
                                                              ---------------   ------------
Operating activities
  Net income................................................     $     426       $  21,496
  Adjustments to reconcile net income to net cash (used in)
     provided by operating activities:
     Depreciation and amortization..........................         7,064          72,217
     Loss on asset disposal.................................            --             230
     Provision for losses on receivables and other
      allowances............................................         1,591          11,291
     Changes in deferred taxes..............................        (4,627)          4,508
     Changes in operating assets and liabilities:
       Receivables..........................................      (146,518)        (84,771)
       Inventories..........................................        (5,731)         (5,488)
       Prepaid expenses.....................................        (1,346)         (2,024)
       Claims and rebates payable...........................       121,333          48,749
       Checks outstanding in excess of bank balances........      (208,983)        273,432
       Accrued and other liabilities........................        21,863          51,577
                                                                 ---------       ---------
          Net cash (used in) provided by operating
            activities......................................      (214,928)        391,217
Investing activities
  Additions to property and equipment, net..................        (1,555)        (28,581)
  Additions to other intangibles............................        (2,650)        (19,441)
                                                                 ---------       ---------
          Net cash used in investing activities.............        (4,205)        (48,022)
Financing activities
  Change in due to (from) Rite Aid Corporation..............       217,133        (341,565)
                                                                 ---------       ---------
          Net cash provided by (used in) financing
            activities......................................       217,133        (341,565)
                                                                 ---------       ---------
Net (decrease) increase in cash.............................        (2,000)          1,630
Cash at beginning of period.................................         3,955           1,955
                                                                 ---------       ---------
Cash at end of period.......................................     $   1,955       $   3,585
                                                                 =========       =========
Supplemental cash flow information
  Cash paid for interest....................................     $     370       $   1,612
                                                                 =========       =========
  Cash paid for income taxes................................     $      --       $   2,272
                                                                 =========       =========

                            See accompanying notes.

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS

     PCS Holding Corporation and Subsidiaries (the "Company") is an information-driven health solutions company operating in the United States. The Company provides managed pharmaceutical-related programs and services that can directly and positively improve the health of patients, and help reduce health care costs.

     Prior to January 23, 1999, the Company was a wholly owned subsidiary of Eli Lilly and Company ("Lilly"). On January 23, 1999, Rite Aid Corporation ("Rite Aid") purchased all outstanding shares of the Company's stock for $1.5 billion (accounted for under the purchase method), and at February 26, 2000 continues to own all outstanding shares of the Company's stock.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying consolidated financial statements of the Company include PCS Holding Corporation and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

     Rite Aid's purchase of the Company has been accounted for under the purchase method of accounting, with the purchase price and related fees of the acquisition allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of the acquisition. The excess of cost over the fair value of net assets acquired of approximately $1,868,589 was first allocated to identifiable intangible assets, and then to goodwill.

     Management believes that the consolidated statements of operations include an appropriate allocation of all material costs incurred by Rite Aid on the Company's behalf. These consolidated financial statements, however, may not be indicative of the Company's financial position and operations if it were a stand alone company.

  Use of Estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures at the date of the consolidated financial statements and during the reporting period. Actual results could differ from those estimates.

  Concentrations of Credit Risk

     Financial instruments that subject the Company to credit risk consist principally of (i) claims reimbursement receivables and claim fees receivable and (ii) the Company's portion of manufacturer program receivables. The Company monitors the credit worthiness of the customers to which it grants credit terms in the normal course of business and takes deposits from customers when considered necessary to collateralize its position. Concentrations of credit risk associated with these receivables are considered minimal due to a diverse, geographically dispersed customer base, contracts with whom are subject to periodic renewal.

     Manufacturer program receivables (included in accounts receivable) are concentrated in the drug manufacturing industry and had a net balance of $82,717 at February 27, 1999 and $99,356 at February 26, 2000.

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

  Cash and Cash Equivalents

     Cash and cash equivalents include all highly liquid financial instruments purchased with a maturity of three months or less, and the carrying value approximates fair value.

  Accounts Receivable and Claims and Rebates Payable

     Accounts receivable consists primarily of claims reimbursement receivables, claims processing fees receivable and manufacturer program receivables. Because these items are short-term in nature, their carrying amounts approximate fair value.

     Claims reimbursement receivables and claims payables arise from the adjudication of pharmacy claims. These amounts, along with the related claim fees receivable, are recorded when a reimbursement request is received by the Company. Reimbursements for claim payments are not included in revenue, and payments to member pharmacies are not included in expenses, unless they are part of a capitated program for which the Company takes the risk for the pharmaceutical cost. Checks outstanding are classified as liabilities because they are drawn on zero balance accounts.

     Manufacturers' rebates receivable and rebates payable arise from manufacturers' rebate programs and are recorded when a claim eligible for rebate is adjudicated by the Company. Rebates are paid to customers upon collection from manufacturers, and are either contractually limited to actual collections from manufacturers or are, in certain limited circumstances, guaranteed for a certain rebate per claim. The Company generally is paid a portion of rebates collected as a rebate processing fee. The customer portion of rebates collected is not included in revenue, and correspondingly payments of rebates to customers are not included in expenses.

     The Company participates in Rite Aid's accounts receivable securitization program, whereby Rite Aid and certain of its subsidiaries sell, on an ongoing basis, a pool of receivables to a wholly owned bankruptcy-remote special purpose funding subsidiary of Rite Aid. Under the securitization program, new receivables are sold as collections reduce previously sold accounts receivable. The Company services, administers and collects the receivables on behalf of the purchaser. The Company had accounts receivable of approximately $0 at February 27, 1999 and $1,534 at February 26, 2000 which it was servicing but which had been sold under the securitization program (and the proceeds from the sale are included in the balance due from Rite Aid Corporation).

  Due from Rite Aid Corporation

     The Company participates in the daily cash management program of Rite Aid, through which it invests excess cash and has access to short-term borrowings. Under the program, the Company pays or receives interest on its balances in the program at approximately 5.5 percent.

     The due from Rite Aid Corporation balance at February 26, 2000 is reflected as a reduction of additional paid-in capital as it is Rite Aid's intention not to repay the balance to the Company, except to the extent funds are needed for the Company's current operations. The balance due to Rite Aid at February 27, 1999, however, is included in current liabilities as it was repaid to Rite Aid.

  Inventories

     Inventories consist primarily of pharmaceutical products for mail order programs. Inventories are recorded at the lower of cost or market. Cost is determined using the first-in, first-out method.

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

  Deferred Income Taxes

     Deferred income taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting based on enacted tax laws and rates.

  Goodwill

     Goodwill represents the amount of the purchase price of the Company's stock paid by Rite Aid in excess of the identifiable net assets acquired, and is amortized on a straight-line basis over 40 years.

     On a periodic basis, the Company estimates the future undiscounted cash flows of its business to which goodwill relates to assure that the carrying value of goodwill has not been impaired.

  Other Intangibles

     Other intangibles consist of those intangible assets identified at the time of Rite Aid's purchase of the Company's stock. Provisions for amortization are computed by the straight-line method based on the estimated useful lives of the underlying assets as follows:

Trade name..............................................      40 years
Customer base...........................................      30 years
Pharmacy network........................................      30 years
Assembled work force....................................       6 years
Internally developed software...........................       5 years
Capitalized software costs..............................  2 to 8 years

     On a periodic basis, the Company estimates the future undiscounted cash flows of its business to which the other intangibles relate to assure that the carrying value of the other intangibles has not been impaired.

  Property and Equipment

     Property and equipment is stated at cost, less accumulated depreciation. Provisions for depreciation are generally computed by the straight-line method based on the estimated useful lives of the underlying assets as follows:

Buildings and improvements.............................  8 to 30 years
Equipment..............................................   3 to 5 years
Furniture and fixtures.................................       10 years

     When property or equipment is retired or sold, its cost and related accumulated depreciation are written off and the resulting gain or loss is included in net income.

  Revenue

     Revenue includes claims processing fees which are accrued when the related claim is adjudicated and approved for payment. Certain of the Company's agreements require its customers to pay a fee per covered member rather than a fee per claim. The Company records these fees monthly based upon member counts provided by its customers. Revenue from manufacturer programs is recognized when services are performed. Mail order program revenue is recognized when prescriptions are shipped. Other revenue is generally recognized as the related services are performed.

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

3. OTHER INTANGIBLES

     Other intangibles consist of the following:

                                                              FEBRUARY 27,   FEBRUARY 26,
                                                                  1999           2000
                                                              ------------   ------------
Customer base...............................................    $357,400       $357,400
Trade name..................................................     113,100        113,100
Capitalized software costs..................................      38,299         57,739
Internally developed software...............................      21,900         21,900
Pharmacy network............................................      76,700         76,700
Assembled work force........................................      13,400         13,400
                                                                --------       --------
                                                                 620,799        640,239
Accumulated amortization....................................      (2,794)       (32,447)
                                                                --------       --------
                                                                $618,005       $607,792
                                                                ========       ========

     In connection with Rite Aid's acquisition of the Company, intangible assets were identified with an estimated fair value of $582,500. Capitalized software costs represent cash expenditures by the Company.

     Accumulated amortization on the capitalized software costs portion of other intangibles was $436 at February 27, 1999 and $6,244 at February 26, 2000. Amortization expense for other intangibles was $2,794 during the thirty-six days ended February 27, 1999 and $29,653 during the year ended February 26, 2000 (which includes $436 during the thirty-six days ended February 27, 1999 and $5,808 during the year ended February 26, 2000 for capitalized software costs).

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                              FEBRUARY 27,   FEBRUARY 26,
                                                                  1999           2000
                                                              ------------   ------------
Land........................................................    $36,220        $ 36,444
Buildings and improvements..................................     20,094          31,557
Equipment...................................................     10,230          18,777
Furniture and fixtures......................................      6,780          15,135
Construction in progress....................................      4,657           4,419
                                                                -------        --------
                                                                 77,981         106,332
Accumulated depreciation....................................     (1,099)        (11,598)
                                                                -------        --------
                                                                $76,882        $ 94,734
                                                                =======        ========

     Depreciation expense was $1,099 during the thirty-six days ended February 27, 1999 and $10,499 during the year ended February 26, 2000.

5. INCOME TAXES

     The Company is included in Rite Aid's consolidated federal income tax filings, and participates in Rite Aid's tax sharing arrangement. Rite Aid's tax sharing arrangement contemplates each subsidiary computing its federal income tax payable or receivable as if it were filing its own separate federal tax return, and then the subsidiary either owes or is owed the computed amount by Rite Aid (included in the net due to/from Rite Aid Corporation balance). Under Rite Aid's tax sharing arrangement, a subsidiary

                    PCS HOLDING CORPORATION AND SUBSIDIARIES will only receive a benefit for a net operating loss carryforward to the extent it can be utilized in Rite Aid's consolidated tax filing.

     The Company's income tax expense has been computed as if the Company filed separate income tax returns for all periods. However, due to the tax sharing arrangement with Rite Aid, the Company is unable to use any of its net operating loss carryforwards for the year ending February 26, 2000. Instead, the Company is utilizing current year losses generated by Rite Aid and, therefore, must compensate Rite Aid for the use of these losses.

     Following is the composition of income tax expense:

                                                               THIRTY-SIX
                                                               DAYS ENDED     YEAR ENDED
                                                              FEBRUARY 27,   FEBRUARY 26,
                                                                  1999           2000
                                                              ------------   ------------
Current:
  Federal...................................................    $ 9,993        $25,922
  State.....................................................         --          7,102
                                                                -------        -------
                                                                  9,993         33,024
Deferred:
  Federal...................................................     (7,814)         3,538
  State.....................................................        722            974
                                                                -------        -------
                                                                 (7,092)         4,512
                                                                -------        -------
                                                                $ 2,901        $37,536
                                                                =======        =======

     Income tax expense differs from the amount computed by applying the federal statutory rate to the income before income taxes as follows:

                                                               THIRTY-SIX
                                                               DAYS ENDED     YEAR ENDED
                                                              FEBRUARY 27,   FEBRUARY 26,
                                                                  1999           2000
                                                              ------------   ------------
Income tax expense computed at federal statutory rate.......     $1,164        $20,661
State income taxes, net of federal benefit..................        469          5,249
Amortization of goodwill....................................      1,110         11,223
Other, net..................................................        158            403
                                                                 ------        -------
                                                                 $2,901        $37,536
                                                                 ======        =======

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and liabilities are as follows:

                                                              FEBRUARY 27,   FEBRUARY 26,
                                                                  1999           2000
                                                              ------------   ------------
Current deferred income tax assets (liabilities):
  Risk reserves.............................................   $   7,134      $   5,804
  Allowances................................................       7,283          5,980
  Deferred revenue..........................................      (6,722)       (12,852)
  Deferred compensation.....................................         908          1,073
  Other.....................................................       1,553             41
                                                               ---------      ---------
          Net current deferred income tax assets............   $  10,156      $      46
                                                               =========      =========
Long-term deferred income tax assets (liabilities):
  Postemployment plan.......................................   $   1,991      $   2,956
  Deferred compensation.....................................       4,483          4,572
  Net operating loss carryforwards..........................      19,540         19,540
  Other intangible assets...................................    (236,045)      (226,343)
  Capitalized software......................................     (11,174)       (16,935)
  Accelerated depreciation..................................      (6,148)        (6,843)
  Other.....................................................         280          1,582
  Valuation allowance.......................................     (11,054)       (11,054)
                                                               ---------      ---------
          Net long-term deferred income tax liabilities.....   $(238,127)     $(232,525)
                                                               =========      =========

     At February 26, 2000, the Company has federal net operating loss carryforwards of approximately $51,779 which begin to expire in the year 2018. The utilization of these net operating losses could be limited by specific sections of the Internal Revenue Code related to stock ownership changes. The Company has a valuation allowance at February 27, 1999 and February 26, 2000 as it is uncertain, at present, that it will realize the full benefit of the net operating loss carryforwards under Rite Aid's tax sharing arrangement. A valuation allowance has not been established for a portion of the net operating loss carryforwards as it relates to a liability associated with a tax benefit due to Lilly upon being recognized.

6. OTHER CURRENT LIABILITIES

     Other current liabilities consist of the following:

                                                              FEBRUARY 27,   FEBRUARY 26,
                                                                  1999           2000
                                                              ------------   ------------
Accounts payable and accrued expenses.......................    $ 52,452       $ 95,764
Employee compensation.......................................      12,635         23,407
Deposits....................................................      14,713         12,894
Unearned revenue............................................       6,118         22,612
Other.......................................................      40,963         30,731
                                                                --------       --------
                                                                $126,881       $185,408
                                                                ========       ========

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

7. LEASES

     Future minimum operating lease payments for facilities and equipment at February 26, 2000 are as follows:

Fiscal years ended:
  2001....................................................   $11,672
  2002....................................................     9,184
  2003....................................................     5,363
  2004....................................................     1,334
  2005....................................................       555
  Thereafter..............................................       593
                                                             -------
                                                             $28,701
                                                             =======

     Rent expense was $1,343 during the thirty-six days ended February 27, 1999 and $17,045 during the year ended February 26, 2000.

8. COMMITMENTS AND CONTINGENCIES

     The Company enters into risk contracts with certain customers in the ordinary course of business. These contracts provide that the Company assume varying percentages of the risk associated with claims experience differing from fixed fee arrangements under managed care programs. In addition, the Company, in certain limited circumstances, guarantees a specific amount of savings for certain customers. Included in other current liabilities in the accompanying consolidated balance sheets are management's estimates of the amounts required to cover losses incurred under such contracts.

     The Company is subject to various claims, including possible legal actions brought by plan sponsors for alleged errors or omissions arising out of the ordinary course of business. Management believes that it has a combination of adequate insurance coverage and reserves against potential losses and that the outcome of such claims will not have a material adverse effect on the Company's consolidated financial position or results of operations.

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

9. RETIREMENT BENEFITS

     The funded status and amounts recognized in the consolidated balance sheets at February 27, 1999 and February 26, 2000 for the Company's defined benefit pension and retiree health benefit plans, as well as changes in the benefit obligation and plan assets during fiscal 2000, were as follows:

                                                           DEFINED BENEFIT       RETIREE
                                                            PENSION PLAN     HEALTH BENEFITS
                                                           ---------------   ---------------
Change in benefit obligation:
  Benefit obligation at February 27, 1999................      $23,271           $ 3,756
  Service cost...........................................        3,740               693
  Interest cost..........................................        1,567               252
  Actuarial gain.........................................       (4,158)             (706)
  Benefits paid..........................................         (187)              (66)
                                                               -------           -------
          Benefit obligation at February 26, 2000........       24,233             3,929
Change in plan assets:
  Fair value of plan assets at February 27, 1999.........       21,680                --
  Actual return on plan assets...........................        3,595                --
  Employer contribution..................................        2,380                66
  Benefits paid..........................................         (187)              (66)
                                                               -------           -------
          Fair value of plan assets at February 26,
            2000.........................................       27,468                --
Funded status............................................        3,235            (3,929)
Unrecognized net actuarial gain..........................       (5,509)             (383)
                                                               -------           -------
          Net amount recognized..........................      $(2,274)          $(4,312)
                                                               =======           =======
Amounts recognized in consolidated balance sheet
  consisted of:
  Accrued benefit liability..............................      $ 2,274           $ 4,312
                                                               -------           -------
Net amount recognized....................................      $ 2,274           $ 4,312
                                                               =======           =======
Weighted-average assumptions as of February 26, 2000:
  Discount rate..........................................          7.8%              7.8%
  Expected return on plan assets.........................          9.0                --
  Rate of compensation increase..........................          5.9                --

     Health care cost trend rates were assumed to increase at an annual rate of
6.5 percent in 2001 for participants under age 65, and decrease one-half percent per year to 5.5 percent in 2002 and thereafter. For participants over age 65, the annual rate was assumed to be 5.5 percent.

     Net pension and retiree health benefit expense were not computed for the thirty-six days ended February 27, 1999. The amounts for the year ended February 26, 2000 included the following components:

                                                           DEFINED BENEFIT       RETIREE
                                                            PENSION PLAN     HEALTH BENEFITS
                                                           ---------------   ---------------
Components of net periodic benefit cost:
  Service cost...........................................      $ 3,740            $693
  Interest cost..........................................        1,567             252
  Expected return on plan assets.........................       (1,873)             --
                                                               -------            ----
          Net periodic benefit cost......................      $ 3,434            $945
                                                               =======            ====

     The assumed health care cost trend rates have a significant effect on the retiree health benefits amounts reported. If these trend rates were to be increased by one percentage point each future year, the

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

February 26, 2000 accumulated postretirement benefit obligation would increase by 13.4 percent, and the aggregate of the service cost and interest cost components of 2000 annual expense would increase by 17.6 percent. A one percentage point decrease in these rates would decrease the February 26, 2000 accumulated postretirement benefit obligation by 11.7 percent, and the aggregate of the 1999 service cost and interest cost by 14.9 percent.

     The Company also has a defined contribution savings plan that covers its eligible employees. The purpose of the defined contribution plan is generally to provide additional financial security during retirement by providing employees with an incentive to make regular savings. Company contributions to the plan are based on employee contributions and the level of Company match. Expenses under the plan totaled $439 during the thirty-six days ended February 27, 1999 and $5,440 during the year ended February 26, 2000.

     The Company provides certain other postemployment benefits, primarily related to disability benefits, and accrues for the related cost over the service lives of the employees. Expenses associated with these benefit plans during the years ended February 27, 1999 and February 26, 2000 were not significant.

10. RELATED PARTY TRANSACTIONS

  Officer Retention Bonuses

     At the time Rite Aid purchased the Company, certain of the Company's officers were provided with a financial incentive to remain at the Company. Under this retention incentive program, and by remaining at the Company, the participating officers vest annually in the financial benefits through January 22, 2002. The value of the benefits is determined based upon the Rite Aid stock price during the vesting period, but is not to be less than an established floor value. The Company recognized compensation expense under this program of $706 during the thirty-six days ended February 27, 1999 and $7,137 during the year ended February 26, 2000.

     In the event of a change in control of the Company, the participating officers immediately become fully vested in the program's benefits. The occurrence of such an event at February 26, 2000 would have caused approximately $5,178 of additional compensation costs to be recognized during the year ended February 26, 2000.

  Other

     Certain expenses, principally employee benefits and general liability and workers' compensation insurance premiums, are paid on behalf of and charged to the Company by Rite Aid. In addition, the Company has used certain resources and administrative staff of Rite Aid, including financial, legal, tax, internal audit, accounting advice, and other personnel and employee benefit services. Management believes that the consolidated statements of operations include an appropriate allocation of all material costs incurred by Rite Aid during thirty-six days ended February 27, 1999 and the year ended February 26, 2000 on the Company's behalf.

     The Company has not recognized any revenue in connection with transactions with Rite Aid during the thirty-six days ended February 27, 1999 or the year ended February 26, 2000.

     Rite Aid employees have received health insurance coverage from some of the Company's health plan customers. The impact of this on the Company's revenue is not material to the consolidated financial statements.

     The Company recognized net interest income under its cash management programs with Rite Aid of $0 during the thirty-six days ended February 27, 1999 and $7,875 during the year ended February 26, 2000.

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

11. YEAR 2000 (UNAUDITED)

     The Company was required to modify or replace certain portions of its software, hardware and equipment so that its systems and equipment would function properly with respect to dates in the year 2000 and thereafter. The Company utilized both internal and external resources to reprogram or replace, and test the software and equipment for year 2000 readiness. The majority of the Company's business is performed with third parties via interfaced systems. As a result, the Company's Year 2000 project included a review of the third parties to determine the extent the Company would be affected by third party failures to mitigate their own Year 2000 issues.

     For its assessment and efforts on its Year 2000 project, the Company incurred approximately $10.4 million ($10.1 million expensed and $.3 million capitalized for new systems and equipment) through February 27, 1999, and $12.9 million ($12.6 million expensed and $.3 million capitalized for new systems and equipment) through February 26, 2000.

12. SUBSEQUENT EVENTS

     Rite Aid has entered into an agreement with an outside party to sell certain of the Company's real property assets with a book value at February 26, 2000 of approximately $17,995 (primarily including 53.4 acres of land located in Scottsdale, Arizona). It is planned that, subsequent to February 26, 2000, the Company will transfer these real property assets to Rite Aid.

     In June 2000, Rite Aid entered into a new senior credit facility agreement with an outside lender under which all of the assets of the Company are pledged as security.

                         REPORT OF INDEPENDENT AUDITORS

Shareholders
PCS Holding Corporation and Subsidiaries

     We have audited the accompanying consolidated balance sheets of PCS Holding Corporation and Subsidiaries (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PCS Holding Corporation and Subsidiaries at December 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

January 14, 1999

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT PAR VALUES)

                                                                     DECEMBER 31
                                                              -------------------------
                                                                 1997          1998
                                                              -----------   -----------
                                        ASSETS

Current assets:
  Cash and cash equivalents.................................  $     2,157   $     2,956
  Accounts receivable, less allowances of $12,995 in 1997
     and $10,174
     in 1998................................................      374,853       492,416
  Due from Parent...........................................      158,948       256,446
  Other receivables.........................................        1,225           650
  Inventories...............................................       12,146        16,673
  Prepaid expenses..........................................        1,948         2,050
  Deferred income taxes.....................................       16,570        13,965
                                                              -----------   -----------
          Total current assets..............................      567,847       785,156
Goodwill, net of amortization of $279,170 in 1997 and
  $318,102 in 1998..........................................    1,436,289     1,397,357
Property and equipment, net.................................       96,200       105,038
Deferred income taxes.......................................        2,896            --
                                                              -----------   -----------
          Total assets......................................  $ 2,103,232   $ 2,287,551
                                                              ===========   ===========

                         LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Claims and rebates payable................................  $   354,341   $   435,196
  Checks outstanding in excess of bank balances.............      234,131       317,851
  Deposits..................................................       22,713        20,125
  Other.....................................................      103,550       113,118
                                                              -----------   -----------
          Total current liabilities.........................      714,735       886,290
Noncurrent liabilities:
  Deferred income taxes.....................................           --         5,863
  Other liabilities.........................................       14,163        13,061
Shareholders' equity:
  Class A voting common stock, $1 par value; 1,000 shares
     authorized; 565 shares outstanding at December 31, 1997
     and 1998...............................................            1             1
  Class B voting convertible preferred stock, $1 par value;
     160 and 0 shares authorized and outstanding at December
     31, 1997 and 1998,
     respectively...........................................           --            --
                                                              -----------   -----------
Additional paid-in capital..................................    3,953,036     3,957,368
Accumulated deficit.........................................   (2,578,703)   (2,575,032)
                                                              -----------   -----------
          Total shareholders' equity........................    1,374,334     1,382,337
                                                              -----------   -----------
          Total liabilities and shareholders' equity........  $ 2,103,232   $ 2,287,551
                                                              ===========   ===========

                            See accompanying notes.

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31
                                                            ----------------------------------
                                                              1996         1997         1998
                                                            ---------   -----------   --------
Revenue
  Claims processing.......................................  $ 146,929   $   171,371   $141,096
  Manufacturer programs...................................     63,666       119,289    183,758
  Mail order programs.....................................    111,090       224,094    467,202
  Other...................................................     32,814        32,671     48,648
                                                            ---------   -----------   --------
                                                              354,499       547,425    840,704
Expenses
  Cost of goods and services..............................    248,015       428,705    660,305
  Selling, general and administrative.....................    103,822        98,972     95,293
  Goodwill amortization...................................    101,518        65,010     38,933
  Asset impairment........................................         --     2,345,244         --
  Interest, net...........................................      1,164        (1,202)    (2,417)
                                                            ---------   -----------   --------
                                                              454,519     2,936,729    792,114
                                                            ---------   -----------   --------
(Loss) income before income taxes.........................   (100,020)   (2,389,304)    48,590
Income tax expense........................................      6,213         6,264     31,956
                                                            ---------   -----------   --------
          Net (loss) income...............................  $(106,233)  $(2,395,568)  $ 16,634
                                                            =========   ===========   ========

                            See accompanying notes.

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            YEARS ENDED DECEMBER 31
                             (DOLLARS IN THOUSANDS)

                                            CLASS A STOCK    CLASS B STOCK
                          COMMON STOCK      --------------   --------------
                        -----------------   NUMBER           NUMBER           ADDITIONAL
                        NUMBER OF    PAR      OF      PAR      OF      PAR     PAID-IN     ACCUMULATED
                         SHARES     VALUE   SHARES   VALUE   SHARES   VALUE    CAPITAL       DEFICIT        TOTAL
                        ---------   -----   ------   -----   ------   -----   ----------   -----------   -----------
Balance at January 1,
  1996................     100       $--      --      $--       --     $--    $3,953,037   $   (74,847)  $ 3,878,190
Net loss..............      --        --      --       --       --      --            --      (106,233)     (106,233)
                          ----       ---     ---      ---     ----     ---    ----------   -----------   -----------
Balance at December
  31, 1996............     100        --      --       --       --      --     3,953,037      (181,080)    3,771,957
Net loss..............      --        --      --       --       --      --            --    (2,395,568)   (2,395,568)
Recapitalization, on
  October 7, 1997.....    (100)       --     565        1      160      --            (1)           --            --
Dividends to Class B
  shareholder.........      --        --      --       --       --      --            --        (2,055)       (2,055)
                          ----       ---     ---      ---     ----     ---    ----------   -----------   -----------
Balance at December
  31, 1997............      --        --     565        1      160      --     3,953,036    (2,578,703)    1,374,334
Net income............      --        --      --       --       --      --            --        16,634        16,634
Capital contribution
  from Parent.........      --        --      --       --       --      --       177,120            --       177,120
Dividends to Class B
  shareholder.........      --        --      --       --       --      --            --       (12,963)      (12,963)
Repurchase of Class B
  shares..............      --        --      --       --     (160)     --      (172,660)           --      (172,660)
Other equity
  transfers...........      --        --      --       --       --      --          (128)           --          (128)
                          ----       ---     ---      ---     ----     ---    ----------   -----------   -----------
Balance at December
  31, 1998............      --       $--     565      $ 1       --     $--    $3,957,368   $(2,575,032)  $ 1,382,337
                          ====       ===     ===      ===     ====     ===    ==========   ===========   ===========

                            See accompanying notes.

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31
                                                           -----------------------------------
                                                             1996         1997         1998
                                                           ---------   -----------   ---------
Operating Activities
Net (loss) income........................................  $(106,233)  $(2,395,568)  $  16,634
Adjustments to reconcile net (loss) income to net cash
  provided by operating activities:
     Depreciation and amortization.......................    118,163        82,694      55,351
     Loss on asset disposal..............................         --            --       2,967
     Asset impairment....................................         --     2,345,244          --
     Provision for losses on receivables and other
       allowances........................................     13,525        12,091       1,265
     Deferred income tax expense.........................      8,558         5,703      11,364
     Changes in operating assets and liabilities:
       Receivables.......................................    117,619        (9,236)   (110,800)
       Inventories.......................................     (3,649)       (7,468)     (4,527)
       Prepaid expenses..................................        410           353        (102)
       Claims and rebates payable........................    (56,002)       12,789      80,855
       Checks outstanding in excess of bank balances.....    (93,356)       60,712      83,720
       Accrued and other liabilities.....................     (4,946)       14,840      (1,575)
                                                           ---------   -----------   ---------
          Net cash (used in) provided by operating
            activities...................................     (5,911)      122,154     135,152
Investing Activities
  Additions to property and equipment....................    (30,599)      (15,490)    (28,224)
                                                           ---------   -----------   ---------
          Net cash used in investing activities..........    (30,599)      (15,490)    (28,224)
Financing Activities
  Change in due from Parent..............................     36,061      (104,477)    (97,498)
  Dividends to Class B shareholder.......................         --        (2,055)    (12,963)
  Capital contribution from Parent.......................         --            --     177,120
  Repurchase of Class B shares...........................         --            --    (172,660)
  Other equity transfers.................................         --            --        (128)
                                                           ---------   -----------   ---------
          Net cash provided by (used in) financing
            activities...................................     36,061      (106,532)   (106,129)
                                                           ---------   -----------   ---------
Net (decrease) increase in cash..........................       (449)          132         799
Cash at beginning of year................................      2,474         2,025       2,157
                                                           ---------   -----------   ---------
Cash at end of year......................................  $   2,025   $     2,157   $   2,956
                                                           =========   ===========   =========
Supplemental Cash Flow Information
  Cash paid for interest.................................  $     363   $       566   $     622
                                                           =========   ===========   =========
  Cash paid for income taxes.............................  $     645   $     1,706   $  19,366
                                                           =========   ===========   =========

                            See accompanying notes.

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS

     PCS Holding Corporation and Subsidiaries (the "Company") is an information-driven health solutions company operating in the United States. The Company provides managed pharmaceutical-related programs and services that can directly and positively improve the health of patients, and help reduce health care costs.

     On November 21, 1994, the Company was acquired by Eli Lilly and Company (the "Parent") for approximately $4.1 billion. The acquisition was accounted for as a purchase by its Parent, and the resulting goodwill was pushed down to the Company's consolidated balance sheet (see Asset Impairment note). In November 1998, the Parent entered into an agreement with Rite Aid Corporation (Rite Aid) whereby Rite Aid will purchase all outstanding shares of the Company's stock (see Sale of the Company note).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying consolidated financial statements of the Company include PCS Holding Corporation and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

     Management believes that the consolidated statements of operations include an appropriate allocation of all material costs incurred by the Parent on the Company's behalf.

  Reclassifications

     Certain reclassifications have been made to the 1996 and 1997 consolidated financial statements to conform with the classifications of the 1998 consolidated financial statements.

  Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures at the date of the consolidated financial statements and during the reporting period. Actual results could differ from those estimates.

  New Financial Accounting Standard

     In December 1997, Statement of Financial Accounting Standard (SFAS) No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, was issued and, as required, was adopted by the Company in 1998. The statement revises current disclosure requirements for employers' pensions and other retiree benefits. Implementation of this disclosure standard did not affect the Company's consolidated financial position or results of operations.

  Concentrations of Credit Risk

     Financial instruments that subject the Company to credit risk consist principally of (i) claims reimbursement receivables and claim fees receivable and (ii) the Company's portion of manufacturer program receivables. The Company monitors the credit worthiness of the customers to which it grants credit terms in the normal course of business and takes deposits from customers when considered necessary to collateralize its position. Concentrations of credit risk associated with these trade receivables are considered minimal due to a diverse, geographically dispersed customer base.

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

     Manufacturer program receivables (included in accounts receivable) are concentrated in the drug manufacturing industry and had a net balance of $55,053 in 1997 and $78,455 in 1998.

  Cash and Cash Equivalents

     Cash and cash equivalents include all highly liquid financial instruments purchased with a maturity of three months or less, and the carrying value approximates fair value.

  Accounts Receivable and Claims and Rebates Payable

     Accounts receivable consists primarily of claims reimbursement receivables, claims processing fees receivable and manufacturer program receivables. Because these items are short-term in nature, their carrying amounts approximate fair value.

     Claims reimbursement receivables and claims payables arise from the adjudication of pharmacy claims. These amounts, along with the related claims processing fees receivable, are recorded when a reimbursement request is received by the Company. Reimbursements for claim payments are not included in revenues, and payments to member pharmacies are not included in expenses. Checks outstanding are classified as liabilities because they are drawn on zero balance accounts.

     Manufacturers' rebates receivable and rebates payable arise from manufacturers' rebate programs and are recorded when a claim eligible for rebate is processed by the Company. Rebates are paid to customers upon collection from manufacturers and are either contractually limited to actual collections from manufacturers or are guaranteed for a certain rebate per claim. Liabilities associated with the guarantees per claim are included in other liabilities. The Company generally retains a portion of rebates collected as a processing fee. The remainder of rebates collected is not included in revenues, and payments of rebates to customers are not included in expenses.

  Due from Parent

     The Company participates in the daily cash management program of its Parent through which it invests excess cash and has access to short-term borrowings. The Company pays or receives interest on its balances in the program at the per annum interest rate of 90-day dealer placed commercial paper.

  Inventories

     Inventories consist primarily of pharmaceutical products for mail order programs. Inventories are recorded at the lower of cost or market. Cost is determined using the first-in, first-out method.

  Deferred Income Taxes

     Deferred income taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting based on enacted tax laws and rates.

  Goodwill

     Goodwill represents the amount of the purchase price paid in excess of the net tangible assets acquired and is being amortized on a straight-line basis over 40 years. On a periodic basis, the Company estimates the future undiscounted cash flows of its business to which goodwill relates to assure that the carrying value of goodwill has not been impaired (see Asset Impairment note).

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

  Property and Equipment

     Property and equipment is stated at cost, less accumulated depreciation. Provisions for depreciation are generally computed by the straight-line method at rates based on the estimated useful lives of the underlying assets as follows:

Buildings and improvements.............................  5 to 20 years
Equipment..............................................   3 to 5 years
Furniture and fixtures.................................       10 years
Capitalized software...................................   2 to 8 years

     When property or equipment is retired or sold, its cost and related accumulated depreciation are written off and the resulting gain or loss is included in net earnings.

  Revenues

     Revenues include claims processing fees which are accrued when the related claim is processed and approved for payment. Certain of the Company's agreements require its customers to pay a fee per covered member rather than a fee per claim processed. The Company records these fees monthly based upon member counts provided by its customers. Revenues from manufacturer programs are recognized when services are performed. Mail order program revenue is recognized when prescriptions are shipped. Other revenues are generally recognized as the related services are performed.

     Total revenue from unaffiliated customers, all of which are generated in the United States, were approximately $347,000 in 1996, $527,000 in 1997 and $810,000 in 1998.

3. SALE OF THE COMPANY

     In November 1998, the Parent entered into an agreement with Rite Aid whereby Rite Aid will purchase from the Parent all shares of the Company's Class A stock for approximately $1.5 billion, with the Parent retaining $100 million of additional cash. In connection with this transaction, the Company bought back all outstanding Class B shares for $172,660. In addition to dividends paid for first three quarters of 1998 of $7,292, Class B dividends of $5,671 were paid at the time of the buy back of the Class B shares. The buy back of the Class B shares and the payment of the dividends were primarily funded by a $177,120 capital contribution from the Parent.

     The terms of the sale agreement support the future benefit of the Company's carrying value of goodwill and net deferred tax assets. The Company is not aware of any plans or intentions, in connection with the proposed sale, to terminate any of the Company's pension or other postretirement employee benefit plans.

4. ASSET IMPAIRMENT

     The Parent purchased the Company for approximately $4.1 billion in November 1994. Substantially all of the purchase price was allocated to goodwill.

     During 1997, pursuant to SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Parent evaluated the recoverability of long-lived assets, including intangibles, of the Company's health-care-management businesses. While revenues and profits had grown since acquisition and new capabilities were being developed at the Company, the rapidly changing, competitive and highly regulated environment in which the Company operates had prevented the Company from significantly increasing its operating profits from levels that existed prior to the acquisition. In addition, since the acquisition, the healthcare-industry trend toward increased managed care had been

                    PCS HOLDING CORPORATION AND SUBSIDIARIES slower than originally expected and the possibility of selling a portion of the Company's equity to a strategic partner had not been realized. In the second quarter of 1997, concurrent with the Company's annual planning process, the Parent determined that the Company's estimated future undiscounted cash flows were below the carrying value of the Company's long-lived assets. Accordingly, the carrying value of the Company's long-lived assets, primarily goodwill, was adjusted to their estimated fair value of approximately $1.5 billion, resulting in a noncash impairment loss of approximately $2.3 billion during 1997. The estimated fair value was based on anticipated future cash flows discounted at a rate commensurate with the risk involved.

5. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31:

                                                                1997       1998
                                                              --------   ---------
Land........................................................  $ 29,329   $  29,329
Buildings and improvements..................................    31,905      37,592
Equipment...................................................    86,362      79,036
Furniture and fixtures......................................    14,689      15,219
Capitalized software........................................    21,391      43,901
Construction in progress....................................     4,077       4,248
                                                              --------   ---------
                                                               187,753     209,325
Accumulated depreciation....................................   (91,553)   (104,287)
                                                              --------   ---------
                                                              $ 96,200   $ 105,038
                                                              ========   =========

     Depreciation expense during was $16,645 in 1996, $17,692 in 1997 and $16,414 in 1998.

6. INCOME TAXES

     The Company was included in its Parent's consolidated federal income tax returns for periods from January 1, 1995 through October 15, 1997. For the period from October 16, 1997 through December 31, 1997, and for the twelve month period ended December 31, 1998, the Company filed its own separate federal tax returns (see Stockholders' Equity note). The Company's income tax expense has been computed as if the Company filed separate income tax returns for all years.

     Following is the composition of income tax expense for the years ended December 31:

                                                            1996      1997     1998
                                                           -------   ------   -------
Current:
  Federal................................................  $(3,498)  $ (400)  $20,101
  State..................................................    1,153      961       491
                                                           -------   ------   -------
                                                            (2,345)     561    20,592
Deferred:
  Federal................................................    1,523    5,440    11,944
  State..................................................    7,035      263      (580)
                                                           -------   ------   -------
                                                             8,558    5,703    11,364
                                                           -------   ------   -------
                                                           $ 6,213   $6,264   $31,956
                                                           =======   ======   =======

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

     Income tax expense differs from the amount computed by applying the federal statutory rate to the (loss) income before income taxes for the years ended December 31 as follows:

                                                         1996       1997       1998
                                                       --------   ---------   -------
Income tax benefit computed at federal statutory
  rate...............................................  $(35,007)  $(836,975)  $12,469
State income taxes, net of federal benefit...........     5,342         385       319
Amortization of goodwill.............................    35,531      22,754    13,626
Asset impairment.....................................        --     820,835        --
Dividends paid to minority owner.....................        --          --     4,537
Other, net...........................................       347        (735)    1,005
                                                       --------   ---------   -------
                                                       $  6,213   $   6,264   $31,956
                                                       ========   =========   =======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and liabilities at December 31 are as follows:

                                                               1997      1998
                                                              -------   -------
Current deferred income tax assets:
  Risk reserves.............................................  $12,614   $ 8,823
  Allowances................................................    3,634     4,831
  Deferred compensation.....................................      136        --
  Other.....................................................      186       311
                                                              -------   -------
          Net current deferred income tax assets............  $16,570   $13,965
                                                              =======   =======
Long-term deferred income tax assets (liabilities):
  Risk reserves.............................................  $   206   $    --
  Postretirement plan.......................................    1,894     1,484
  Deferred compensation.....................................    2,747     3,845
  Net operating loss carryforward...........................    1,360        --
  Capitalized software......................................   (1,136)   (8,532)
  Accelerated depreciation..................................   (4,324)   (3,129)
  Other.....................................................    2,149       469
                                                              -------   -------
          Net long-term deferred income tax assets
             (liabilities)..................................  $ 2,896   $(5,863)
                                                              =======   =======

     The benefit of the Company's federal net operating loss carryforward for the period ended December 31, 1997 is expected to be realized in connection with the filing of the 1998 federal tax return.

7. OTHER CURRENT LIABILITIES

     Other current liabilities consist of the following at December 31:

                                                                1997       1998
                                                              --------   --------
Accounts payable............................................  $ 31,778   $ 29,763
Employee compensation.......................................    24,905     39,500
Other.......................................................    46,867     43,855
                                                              --------   --------
                                                              $103,550   $113,118
                                                              ========   ========

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

8. LEASES

     Future minimum operating lease payments for facilities and equipment at December 31, 1998 are as follows:

1999......................................................   $ 8,264
2000......................................................     4,203
2001......................................................     3,545
2002......................................................     2,922
2003......................................................     1,236
Thereafter................................................       635
                                                             -------
                                                             $20,805
                                                             =======

     Rent expense was $12,556 in 1996, $14,287 in 1997 and $17,059 in 1998,
respectively.

9. COMMITMENTS AND CONTINGENCIES

     The Company enters into risk contracts with certain customers in the ordinary course of business. These contracts provide that the Company assume varying percentages of the risk associated with claims experience differing from fixed fee arrangements under managed care programs. In addition, the Company guarantees a specific amount of savings for certain customers. Included in other liabilities in the accompanying consolidated balance sheets are management's estimates of the amounts required to cover losses incurred under such contracts.

     The Company is subject to various claims, including possible legal actions brought by plan sponsors for alleged errors or omissions arising out of the ordinary course of business. Management believes that it has a combination of adequate insurance coverage and reserves against potential losses and that the outcome of such claims will not have a material adverse effect on the Company's consolidated financial position or results of operations.

10. SHAREHOLDERS' EQUITY

     At January 1, 1996, the Company's capital structure included one cent par value preferred stock; 10,000,000 shares authorized; no shares outstanding, and one cent par value common stock; 1,000 shares authorized; 100 shares outstanding.

     On October 7, 1997, the Certificate of Incorporation for PCS Holding Corporation was restated. Upon filing the Restated Certificate of Incorporation, the shares of Common Stock of PCS Holding Corporation then outstanding were recapitalized into the aggregate of 565 shares of Class A voting common stock and 160 shares of Class B voting convertible preferred stock of PCS Holding Corporation. Under the Restated Certificate of Incorporation, the Company has authority to issue 1,000 shares of Class A stock, 160 shares of Class B Stock, and 1,000 shares of Class C Stock, par value of one dollar per share, issuable in series.

     In connection with the recapitalization in 1997, the Company issued the 565 shares of Class A stock and 160 shares of Class B stock to the Parent, who then sold the Class B stock to an institutional investor. During 1998, the Company bought back all outstanding Class B shares (see sale of the Company note). The Class B stock was convertible preferred stock and paid dividends on a quarterly basis at 25 basis points above the three-month LIBOR rate. The Class B stock was convertible on a one-to-one basis into the Company's Class A stock at the option of the holder at any time.

     No shares of Class C stock have been issued or are outstanding.

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

11. RETIREMENT BENEFITS

     The funded status and amounts recognized in the consolidated balance sheets at December 31, 1997 and 1998 for the Company's defined benefit pension and retiree health benefit plans, as well as changes in the benefit obligation and plan assets during those years, were as follows:

                                               1997                                1998
                                 ---------------------------------   ---------------------------------
                                 DEFINED BENEFIT       RETIREE       DEFINED BENEFIT       RETIREE
                                  PENSION PLAN     HEALTH BENEFITS    PENSION PLAN     HEALTH BENEFITS
                                 ---------------   ---------------   ---------------   ---------------
Change in benefit obligation:
  Benefit obligation at
     beginning of year.........     $  12,397          $ 1,411           $21,969           $ 2,018
  Service cost.................         2,843              344             2,623               519
  Interest cost................           991              113             1,647               150
  Actuarial loss (gain)........         5,760              150            (5,039)              538
  Benefits paid................           (22)              --               (79)              (51)
                                    ---------          -------           -------           -------
Benefit obligation at end of
  year.........................        21,969            2,018            21,121             3,174
Change in plan assets:
  Fair value of plan assets at
     beginning of year.........         8,861               --            13,978                --
  Actual return on plan
     assets....................         1,452               --             1,365                --
  Employer contribution........         3,687               --             5,154                51
  Benefits paid................           (22)              --               (79)              (51)
                                    ---------          -------           -------           -------
Fair value of plan assets at
  end of year..................        13,978               --            20,418                --
Funded status..................        (7,991)          (2,018)             (703)           (3,174)
Unrecognized net actuarial
  loss.........................         4,886               53                 3               591
Unrecognized prior service
  cost.........................            --              139                --                93
                                    ---------          -------           -------           -------
Net amount recognized..........     $  (3,105)         $(1,826)          $   700           $ 2,490
                                    =========          =======           =======           =======
Amounts recognized in
  consolidated balance sheet
  consisted of:
  Prepaid benefit cost.........     $      --          $    --           $    --           $    --
  Accrued benefit liability....        (3,105)          (1,826)             (700)           (2,490)
  Accumulated other
     comprehensive income,
     before income taxes.......            --               --                --                --
                                    ---------          -------           -------           -------
Net amount recognized..........     $  (3,105)         $(1,826)          $  (700)          $(2,490)
                                    =========          =======           =======           =======
Weighted-average assumptions as
  of December 31:
  Discount rate................           7.5%              --               7.5%               --
  Expected return on plan
     assets....................          10.5               --              10.5                --
  Rate of compensation
     increase..................    4.0 to 8.0               --               5.9                --

     Health care cost trend rates were assumed to increase at an annual rate of
6.5 percent in 1999 for participants under age 65, and decrease one-half percent per year to 5.0 percent in 2002 and thereafter. For participants over age 65, the rate was assumed to increase 5.0 percent in 1999 and thereafter.

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

     Net pension and retiree health benefit expense for the years ended December 31, 1996, 1997 and 1998 included the following components:

                                               DEFINED BENEFIT PENSION PLAN   RETIREE HEALTH BENEFITS
                                               ----------------------------   ------------------------
                                                1996      1997       1998      1996     1997     1998
                                               -------   -------   --------   ------   ------   ------
Components of net periodic benefit cost:
  Service cost...............................  $2,497    $2,843    $ 2,623     $292     $344     $519
  Interest cost..............................     837       991      1,647       85      113      150
  Expected return on plan assets.............    (577)     (971)    (1,700)      --       --       --
  Amortization of prior service cost and net
     obligation at January 1, 1986...........      --        --         --       46       46       46
  Recognized actuarial loss..................      58        --        179       --       --       --
                                               ------    ------    -------     ----     ----     ----
          Net periodic benefit cost..........  $2,815    $2,863    $ 2,749     $423     $503     $715
                                               ======    ======    =======     ====     ====     ====

     The assumed health care cost trend rates have a significant effect on the retiree health benefits amounts reported. If these trend rates were to be increased by one percentage point each future year, the December 31, 1998 accumulated postretirement benefit obligation would increase by 15 percent, and the aggregate of the service cost and interest cost components of 1998 annual expense would increase by 18 percent. A one percentage point decrease in these rates would decrease the December 31, 1998, accumulated postretirement benefit obligation by 13 percent, and the aggregate of the 1998 service cost and interest cost by 15 percent.

     The Company also has a defined contribution savings plan that covers its eligible employees. The purpose of the defined contribution plan is generally to provide additional financial security during retirement by providing employees with an incentive to make regular savings. Company contributions to the plan are based on employee contributions and the level of Company match. Expenses under the plan totaled $3,019 in 1996, $3,352 in 1997 and $4,483 in 1998.

     The Company provides certain other postemployment benefits, primarily related to disability benefits, and accrues for the related cost over the service lives of the employees. Expenses associated with these benefit plans during the years ended December 31, 1996, 1997 and 1998 were not significant.

12. RELATED PARTY TRANSACTIONS

     Certain expenses, principally employee benefits and general liability and workers' compensation insurance premiums, are paid on behalf of and charged to the Company by the Parent. In addition, the Company uses certain resources and administrative staff of its Parent, including financial, legal, tax, internal audit, accounting advice, and other personnel and employee benefit services. Management believes that the consolidated statements of operations include an appropriate allocation of all material costs incurred by the Parent on the Company's behalf.

     Certain of the Company's employees are periodically granted options by the Parent to purchase the Parent's stock. The exercise price of these options is equal to the market value of the stock at the date of grant.

                    PCS HOLDING CORPORATION AND SUBSIDIARIES

     The Company additionally recognized the following transactions with the Parent in its consolidated statements of operations:

                                                            1996     1997      1998
                                                           ------   -------   -------
Revenue:
  Administration fee revenue.............................  $  825   $ 3,147   $ 4,296
  Outcomes research revenue..............................   3,500     3,720     3,500
  RxReview revenue.......................................   2,700     8,100     7,052
  Clinical consulting....................................      --     1,760    14,152
  Other..................................................      --     3,900     1,500
                                                           ------   -------   -------
          Total revenue..................................  $7,025   $20,627   $30,500
                                                           ======   =======   =======

13. IMPACT OF YEAR 2000 (UNAUDITED)

     The Company has determined that it will be required to modify or replace certain portions of its software, hardware and equipment so that its systems and equipment will function properly with respect to dates in the year 2000 and thereafter. The Company is utilizing both internal and external resources to reprogram, or replace, and test the software and equipment for year 2000 readiness. The majority of the Company's business is performed with third parties via interfaced systems. As a result, the Company's Year 2000 project includes a review of the third parties to determine the extent the company will be affected by third party failures to mitigate their own Year 2000 issues.

     The Company anticipates substantially completing the Year 2000 project by June 1999. The total cost of the Year 2000 project is estimated to be approximately $11.3 million, which includes approximately $.3 million for the purchase of new software and equipment that will be capitalized and $11 million that will be expensed as incurred, and is not expected to have a material effect on the results of operations. The Company has incurred approximately $3.4 million ($3.1 million expensed and $.3 million capitalized for new systems and equipment) through December 31, 1997) and $10.1 million ($9.8 million expensed and $.3 million capitalized for new systems and equipment) through December 31, 1998, related to the assessment of, and preliminary efforts on, its Year 2000 project and the development of a modification plan, purchase of new systems and equipment, and systems modifications.

     The costs for the year 2000 project and the date on which the Company believes it will complete the year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources. In the event that the remediation plans are unsuccessful, the Company is developing a contingency plan for continuing operations. The Company's operating results could be materially impacted if actual costs of the Year 2000 project are significantly higher than management estimates or if the systems and equipment of the Company or those of other companies on which it relies are not compliant in a timely manner.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $200,000,000

                               OFFER TO EXCHANGE

                               [ADVANCEPCS LOGO]

                          8 1/2% SENIOR NOTES DUE 2008

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                           , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     AdvancePCS, a Delaware corporation, is empowered by Section 145 of the Delaware General Corporation Law, or DGCL, subject to the procedures and limitations stated therein, to indemnify certain parties. Section 145 of the DGCL provides in part that a corporation shall have the power to indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such Person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such Persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such Person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such Person shall not have been adjudged liable to the corporation. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. Section 145 further provides that any indemnification, unless ordered by a court, shall be made by the corporation only as authorized in each specific case upon a determination that indemnification of such Person is proper because he has met the applicable standard of conduct. Such determination shall be made, with respect to a Person who is a director or officer at the time of such determination, by: (i) the stockholders; (ii) by a majority vote of the directors who are not parties to such action, suit or proceeding even if less than a quorum; (iii) a committee of directors who are not parties to such action, suit or proceeding designated by majority vote by such disinterested directors even if less than a quorum; or (iv) an independent legal counsel in a written opinion, if there are no such disinterested directors, or if such disinterested directors so direct.

     Section 145 provides further that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a Person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Article IX of the Second Amended and Restated Certificate of Incorporation of AdvancePCS, or certificate, eliminates the personal liability of AdvancePCS's directors to the fullest extent permitted by the DGCL, as amended. The DGCL permits a company's certificate of incorporation to eliminate or limit personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (which addresses director liability for unlawful payment of a dividend or unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

     Article X of the certificate provides that AdvancePCS shall indemnify any and all Persons whom it has the power to indemnify under Section 145 of the DGCL to the fullest extent permitted under such section, and such indemnity shall continue as to a Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person.

     The right to indemnification under Article X of the certificate is a contract right which includes, with respect to directors and officers, the right to be paid by AdvancePCS the expenses incurred in defending any such proceeding in advance of its disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to AdvancePCS of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under Article X or otherwise.

     Article VIII of the Second Amended and Restated Bylaws of AdvancePCS, or bylaws, provides that AdvancePCS shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of AdvancePCS) by reason of the fact that he is or was a director, officer, employee or agent of AdvancePCS, or is or was serving at the request of AdvancePCS as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of AdvancePCS, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, to the fullest extent permitted by the DGCL.

     Article VIII of the bylaws further provides AdvancePCS with authority to purchase and maintain insurance with respect to indemnification on behalf of any Person who is or was a director, officer, employee or agent of AdvancePCS or is or was serving at the request of AdvancePCS as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. AdvancePCS maintains directors' and officers' liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
          1*             -- Purchase Agreement dated as of March 13, 2001 by and
                            among AdvancePCS, various guarantors named therein and
                            Banc of America Securities LLC, Merrill Lynch, Pierce,
                            Fenner & Smith Incorporated, Banc One Capital Markets,
                            Inc., Chase Securities, Inc., CIBC World Markets Corp.
                            and Scotia Capital "USA," Inc.
          3.1            -- Second Amended and Restated Certificate of Incorporation
                            of AdvancePCS (incorporated by reference to Exhibit 99.1
                            of AdvancePCS's Current Report on Form 8-K as filed with
                            the Securities and Exchange Commission on December 11,
                            2000).
          3.2            -- Second Amended and Restated Bylaws of AdvancePCS
                            (incorporated by reference to Exhibit 3.1 of AdvancePCS's
                            Current Report on Form 8-K as filed with the Securities
                            and Exchange Commission on October 16, 2000).
          4.1            -- Form of Stock Certificate of Class A Common Stock of
                            AdvancePCS (incorporated by reference to Exhibit 4.1 of
                            AdvancePCS's Registration Statement on Form 8-A/A as
                            filed with the Securities and Exchange Commission on
                            December 14, 2000).
          4.2*           -- Indenture dated as of March 13, 2001 by and among
                            AdvancePCS, various guarantors and U.S. Trust Company of
                            Texas, N.A.

        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
          4.3*           -- Registration Rights Agreement dated as of March 13, 2001 by and among AdvancePCS, various guarantors named therein
                            and Banc of America Securities LLC, Merrill Lynch,
                            Pierce, Fenner & Smith Incorporated, Banc One Capital
                            Markets, Inc., Chase Securities, Inc., CIBC World Markets
                            Corp. and Scotia Capital "USA," Inc.
          5*             -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
         12*             -- Statement regarding Computation of Ratios.
         21*             -- Subsidiaries of AdvancePCS.
         23.1*           -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            (included in Exhibit 5).
         23.2*           -- Consent of Arthur Andersen LLP.
         23.3*           -- Consent of Ernst & Young, LLP.
         24*             -- Power of Attorney (included on the signature pages of
                            this registration statement).
         25*             -- Statement of Eligibility of Trustee.
         99*             -- Form of Letter of Transmittal and Related Documents.

---------------

* Filed herewith.

     (b) Financial Statement Schedules

     None.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrants hereby undertake to respond to requests for information that are incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on April 18, 2001.

                                            ADVANCEPCS
                                            ADVANCEPCS RESEARCH, L.L.C.
                                            AMBULATORY CARE REVIEW SERVICES,
                                            INC.
                                            FFI RX MANAGED CARE, INC.
                                            FIRST FLORIDA INTERNATIONAL
                                            HOLDINGS, INC.
                                            HMN HEALTH SERVICES, INC.

                                            By:    /s/ DAVID D. HALBERT
                                              ----------------------------------
                                                Name: David D. Halbert
                                                Title: Chairman of the Board and
                                                Chief
                                                      Executive Officer

                                            ADVANCEPCS, L.P.
                                            ADVP MANAGEMENT, L.P.
                                            ADVANCERX.COM, L.P.
                                            By: AdvancePCS, its general partner

                                            By:    /s/ DAVID D. HALBERT
                                              ----------------------------------
                                                Name: David D. Halbert
                                                Title: Chairman of the Board and
                                                Chief
                                                      Executive Officer

                                            BAUMEL-EISNER NEUROMEDICAL
                                            INSTITUTE, INC.

                                            By:    /s/ DAVID D. HALBERT
                                              ----------------------------------
                                                Name: David D. Halbert
                                                Title: Chairman of the Board and
                                                President

                                            PCS HOLDING CORPORATION
                                            PCS HEALTH SYSTEMS, INC.

                                            By:    /s/ T. DANNY PHILLIPS
                                              ----------------------------------
                                                Name: T. Danny Phillips
                                                Title: Vice President and
                                                Treasurer

                                            PCS MAIL SERVICES, INC.
                                            PCS SERVICES, INC.
                                            PCS MAIL SERVICES OF BIRMINGHAM,
                                            INC.
                                            PCS MAIL SERVICES OF FT. WORTH, INC.
                                            PCS MAIL SERVICES OF SCOTTSDALE,
                                            INC.

                                            By:    /s/ T. DANNY PHILLIPS
                                              ----------------------------------
                                                Name: T. Danny Phillips
                                                Title: Vice President

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints David D. Halbert and T. Danny Phillips, and each of them, with the power to act without the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any or all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits and other documents relating thereto, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 18, 2001.

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                /s/ DAVID D. HALBERT                   Chairman of the Board and Chief Executive
-----------------------------------------------------    Officer (Principal Executive Officer) of
                  David D. Halbert                       AdvancePCS, AdvancePCS, L.P., AdvanceRX.com,
                                                         L.P., ADVP Management, L.P., AdvancePCS
                                                         Research, L.L.C., Ambulatory Care Review
                                                         Services, Inc., FFI Rx Managed Care, Inc.,
                                                         First Florida International Holdings, Inc.
                                                         and HMN Health Services, Inc., Chairman of
                                                         the Board and President (Principal Executive
                                                         Officer) of Baumel-Eisner Neuromedical
                                                         Institute, Inc., Director of PCS Health
                                                         Systems, Inc. and PCS Holding Corporation

                 /s/ JON S. HALBERT                    Vice Chairman, e-Business and Technology and
-----------------------------------------------------    Director of AdvancePCS, Director of Baumel-
                   Jon S. Halbert                        Eisner Neuromedical Institute, Inc.

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                /s/ T. DANNY PHILLIPS                  Chief Financial Officer and Executive Vice
-----------------------------------------------------    President (Principal Financial and
                  T. Danny Phillips                      Accounting Officer) of AdvancePCS,
                                                         AdvancePCS, L.P., AdvanceRx.com, L.P. and
                                                         ADVP Management, L.P., Vice President,
                                                         Secretary, Treasurer and Director (Principal
                                                         Financial and Accounting Officer) of
                                                         Ambulatory Care Review Services, Inc., First
                                                         Florida International Holdings, Inc. and HMN
                                                         Health Services, Inc., Vice President,
                                                         Treasurer and Director (Principal Financial
                                                         and Accounting Officer) of AdvancePCS
                                                         Research, L.L.C., Senior Vice President,
                                                         Chief Financial Officer, Secretary,
                                                         Treasurer and Director (Principal Financial
                                                         and Accounting Officer) of Baumel-Eisner
                                                         Neuromedical Institute, Inc., Vice President
                                                         and Director (Principal Financial and
                                                         Accounting Officer) of FFI Rx Managed Care,
                                                         Inc., Vice President and Treasurer
                                                         (Principal Financial and Accounting Officer)
                                                         of PCS Health Systems, Inc. and PCS Holding
                                                         Corporation, Vice President and Director of
                                                         PCS Services, Inc., Vice President
                                                         (Principal Financial and Accounting Officer)
                                                         of PCS Mail Services of Birmingham, Inc.,
                                                         PCS Mail Services of Ft. Worth, Inc., PCS
                                                         Mail Services of Scottsdale, Inc. and PCS
                                                         Mail Services, Inc.

                 /s/ DAVID A. GEORGE                   President and Director of AdvancePCS,
-----------------------------------------------------    President and Director (Principal Executive
                   David A. George                       Officer) of PCS Health Systems, Inc., PCS
                                                         Holding Corporation, PCS Services, Inc., and
                                                         PCS Mail Services, Inc., Director of PCS
                                                         Mail Services of Scottsdale, Inc., PCS Mail
                                                         Services of Ft. Worth, Inc. and PCS Mail
                                                         Services of Birmingham, Inc.

                 /s/ RAMSEY A. FRANK                   Director of AdvancePCS
-----------------------------------------------------
                   Ramsey A. Frank

                /s/ STEPHEN L. GREEN                   Director of AdvancePCS
-----------------------------------------------------
                  Stephen L. Green

                /s/ DAVID R. JESSICK                   Director of AdvancePCS
-----------------------------------------------------
                  David R. Jessick

                  /s/ PAUL S. LEVY                     Director of AdvancePCS
-----------------------------------------------------
                    Paul S. Levy

                /s/ ROBERT G. MILLER                   Director of AdvancePCS
-----------------------------------------------------
                  Robert G. Miller

                      SIGNATURE                                            TITLE
                      ---------                                            -----


               /s/ JEAN-PIERRE MILLON                  Director of AdvancePCS
-----------------------------------------------------
                 Jean-Pierre Millon

                 /s/ MICHAEL D. WARE                   Director of AdvancePCS
-----------------------------------------------------
                   Michael D. Ware

                /s/ LAURA I. JOHANSEN                  Vice President, Secretary and Director of
-----------------------------------------------------    AdvancePCS Research, L.L.C.
                  Laura I. Johansen

                   /s/ PHIL PEARCE                     President and Director (Principal Executive
-----------------------------------------------------    Officer) of PCS Mail Services of Birmingham,
                     Phil Pearce                         Inc., PCS Mail Services of Ft. Worth, Inc.
                                                         and PCS Mail Services of Scottsdale, Inc.,
                                                         Vice President and Director of PCS Mail
                                                         Services, Inc.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on April 18, 2001.

                                            ADVP CONSOLIDATION, L.L.C.

                                            By:     /s/ DAVID A. GEORGE
                                              ----------------------------------
                                            Name: David A. George
                                            Title:  President

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints David A. George and Susan S. de Mars, and each of them, with the power to act without the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any or all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits and other documents relating thereto, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 18, 2001.

                      SIGNATURE                                             TITLE
                      ---------                                             -----

                 /s/ DAVID A. GEORGE                    President and Director (Principal Executive
-----------------------------------------------------     Officer) of ADVP Consolidation, L.L.C.
                   David A. George

          /s/ JOSEPH J. FILIPEK, JR., P.D.              Vice President, Treasurer and Director
-----------------------------------------------------     (Principal Financial and Accounting
            Joseph J. Filipek, Jr., P.D.                  Officer) of ADVP Consolidation, L.L.C.

             /s/ HAROLD F. KALBACH, JR.                 Director of ADVP Consolidation, L.L.C.
-----------------------------------------------------
               Harold F. Kalbach, Jr.

                                 EXHIBIT INDEX

        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
          1*             -- Purchase Agreement dated as of March 13, 2001 by and
                            among AdvancePCS, various guarantors named therein and
                            Banc of America Securities LLC, Merrill Lynch, Pierce,
                            Fenner & Smith Incorporated, Banc One Capital Markets,
                            Inc., Chase Securities, Inc., CIBC World Markets Corp.
                            and Scotia Capital "USA," Inc.
          3.1            -- Second Amended and Restated Certificate of Incorporation
                            of AdvancePCS (incorporated by reference to Exhibit 99.1
                            of AdvancePCS's Current Report on Form 8-K as filed with
                            the Securities and Exchange Commission on December 11,
                            2000).
          3.2            -- Second Amended and Restated Bylaws of AdvancePCS
                            (incorporated by reference to Exhibit 3.1 of AdvancePCS's
                            Current Report on Form 8-K as filed with the Securities
                            and Exchange Commission on October 16, 2000).
          4.1            -- Form of Stock Certificate of Class A Common Stock of
                            AdvancePCS (incorporated by reference to Exhibit 4.1 of
                            AdvancePCS's Registration Statement on Form 8-A/A as
                            filed with the Securities and Exchange Commission on
                            December 14, 2000).
          4.2*           -- Indenture dated as of March 13, 2001 by and among
                            AdvancePCS, various guarantors and U.S. Trust Company of
                            Texas, N.A.
          4.3*           -- Registration Rights Agreement dated as of March 13, 2001 by and among AdvancePCS, various guarantors named therein
                            and Banc of America Securities LLC, Merrill Lynch,
                            Pierce, Fenner & Smith Incorporated, Banc One Capital
                            Markets, Inc., Chase Securities, Inc., CIBC World Markets
                            Corp. and Scotia Capital "USA," Inc.
          5*             -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
         12*             -- Statement regarding Computation of Ratios.
         21*             -- Subsidiaries of AdvancePCS.
         23.1*           -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            (included in Exhibit 5).
         23.2*           -- Consent of Arthur Andersen LLP.
         23.3*           -- Consent of Ernst & Young, LLP.
         24*             -- Power of Attorney (included on the signature pages of
                            this registration statement).
         25*             -- Statement of Eligibility of Trustee.
         99*             -- Form of Letter of Transmittal and Related Documents.

---------------

* Filed herewith.